As filed with the Securities and Exchange Commission on December 8, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HDFC Bank Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of India	6029	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

HDFC Bank House

Senapati Bapat Marg
Lower Parel, Mumbai 400 013 India
91-22 5652-1000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Depositary Management Corporation, 570 Lexington Avenue, 44th Floor, New York, NY 10022, 212-319-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Timothy G. Massad, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 212-474-1000	Anthony Root, Esq. Milbank, Tweed, Hadley & McCloy LLP 3007 Alexandra House 16 Chater Road Central Hong Kong 852-2971-4888
         Approximate date of commencement of proposed sale to the public. As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Share	Price(1)(2)	Registration Fee

Equity shares, par value Rs. 10 per share each, represented by [ ] American depositary shares(3)	[ ]	$[ ]	$300,000,000	$38,010

(1)	Includes [ ] equity shares represented by [ ] American depositary shares that the underwriters have the option to purchase to cover over-allotments if any.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the equity shares registered hereby are being registered pursuant to a separate registration statement on Form F-6.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED DECEMBER 8, 2004

SUBJECT TO COMPLETION

[                            ] American Depositary Shares

Representing [              ] Equity Shares

          HDFC Bank Limited is offering [                    ] equity shares in the form of American Depositary Shares or ADSs. Each American Depositary Share represents three equity shares of HDFC Bank Limited.

          Our American Depositary Shares are listed on the New York Stock Exchange under the symbol “HDB.” On December 6, 2004, the closing price of an ADS on the New York Stock Exchange was U.S.$41.75.

PRICE U.S.$              PER AMERICAN DEPOSITARY SHARE

Investing in our American Depositary Shares involves risks.

See “Risk Factors” beginning on page 9.

Underwriting
Discounts and
	Price to Public	Commissions	Proceeds to Us

Per ADS	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          We have granted the underwriters the right to purchase up to an additional [                    ] American Depositary Shares at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.

          The underwriters expect to deliver the ADSs to purchasers on or about                               , 2004.

Joint Global Coordinators and Joint Bookrunners

(listed alphabetically)

Merrill Lynch & Co.	Morgan Stanley

The date of this prospectus is                               , 2004

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

EXCHANGE RATES AND CERTAIN DEFINED TERMS

      In this prospectus, references to the “U.S.” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “U.S.$” or “dollars” or U.S. dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. Our financial statements are presented in Indian rupees and in some cases translated into U.S. dollars. The financial statements and all other financial data, unless otherwise noted, are prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. References to “Indian GAAP” are to Indian generally accepted accounting principles. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year. All references to “we,” “us,” “our,” “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited.

      Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of the equity shares on the Indian stock exchanges and, as a result, will affect the market price of the ADSs in the United States. These fluctuations will also affect the conversion into U.S. dollars by the depositary of any cash dividends paid in Indian rupees on the equity shares represented by ADSs.

      From 1980 until fiscal 2002, the rupee consistently depreciated against the dollar. However, the Indian rupee appreciated in fiscal 2004 compared to fiscal 2003. The rupee’s appreciation has been due to remittances from exporters and non-resident Indians, foreign direct investment and foreign institutional investor inflows, along with the weakening of the U.S. dollar against major currencies.

      The following table sets forth, for the periods indicated, information concerning the exchange rates between Indian rupees and U.S. dollars based on the noon buying rate in the city of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York:

Fiscal Year	Period End	Average(1)(2)	High	Low

2000	43.65	43.40	43.75	42.50
2001	46.85	45.74	47.47	46.63
2002	48.83	47.71	48.91	46.58
2003	47.53	48.43	49.07	47.53
2004	43.40	45.96	47.46	43.40

(1)	The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.

(2)	Represents the average of the noon buying rate for all days during the period.

      The following table sets forth the high and low noon buying rate for the Indian rupee for each of the previous six months.

Month	Period End	Average	High	Low

June (2004)	45.99	45.50	46.21	44.94
July	46.40	46.06	46.45	45.66
August	46.35	46.32	46.40	46.21
September	45.91	46.05	46.35	45.81
October	45.30	45.74	45.87	45.30
November	44.47	45.03	45.40	44.47

      Although we have translated selected Indian rupee amounts in this prospectus into U.S. dollars for convenience, this does not mean that the Indian rupee amounts referred to could have been, or could be, converted to U.S. dollars at any particular rate, the rates stated above, or at all. All translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York for cable transfers in Indian rupees at U.S.$1.00 = Rs. 45.91 on September 30, 2004. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on November 30, 2004, was Rs. 44.47 per U.S.$1.00.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The Securities and Exchange Commission, or the SEC, allows us to incorporate by reference the information we furnish or file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been furnished or filed with the SEC:

•	The Registration Statement on Form 8-A we filed with the SEC on July 16, 2001;

•	The Annual Report on Form 20-F we filed with the SEC on September 28, 2004 for the fiscal year ended March 31, 2004, which we refer to as our Form 20-F;

•	The Report on Form 6-K we furnished to the SEC on October 22, 2004;

•	The Report on Form 6-K we furnished to the SEC on November 2, 2004;

•	The Report on Form 6-K we furnished to the SEC on November 8, 2004;

•	The Report on Form 6-K we furnished to the SEC on November 22, 2004; and

•	The Report on Form 6-K we furnished to the SEC on December 1, 2004.

      We also incorporate by reference into this prospectus any future filings on Form 20-F made with the SEC pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the consummation of this offering, and to the extent designated therein, future reports on Form 6-K furnished to the SEC.

      Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

      We will provide without charge to each person, including any beneficial owner of our common shares or of ADSs, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Sanjay Dongre, 2nd floor, Process House, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India (Telephone: 91-22-2490-2934 or 91-22-2496-1616, Ext. 3473).

      We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Copies of any materials filed with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FORWARD LOOKING STATEMENTS

      We have included statements in this prospectus which contain words or phrases such as “will,” “aim,” “will likely result,” “believe,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “project,” “should,” “will pursue” and similar expressions or variations of these expressions, that are “forward-looking statements.” Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy successfully, the market acceptance of and demand for various banking services, future levels of our non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, volatility in investment income, cash flow projections and our exposure to market and operational risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what may actually occur in the future. As a result, actual future gains, losses or impact on net income could materially differ from those that have been estimated.

      In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic and political conditions in India and the other countries which have an impact on our business activities or investments; the monetary and interest rate policies of the government of India; inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices; the performance of the financial markets in India and globally; changes in Indian and foreign laws and regulations, including tax, accounting and banking regulations; changes in competition and the pricing environment in India; and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see “Risk Factors.”

PROSPECTUS SUMMARY

      You should read the following summary with the more detailed information about us and our financial statements included in this prospectus.

Overview of Business

      We are a leading private sector bank and financial services company in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and leading corporations in India. We have experienced significant growth while maintaining strong asset quality and a low-cost funding structure.

      Our strategy is to provide a wide range of financial products and services to our customers through multiple distribution channels with high quality service and superior execution. For fiscal 2004, we had net income of Rs. 4.8 billion and a return on equity of 16.6%. For the six months ended September 30, 2004, we had net income of Rs. 3.2 billion (U.S.$69.3 million) and an annualized return on equity of 20.1%. As of September 30, 2004, we had total assets of Rs. 439.1 billion (U.S.$9.6 billion).

      We have three principal business activities:

•	Retail banking. We strive to be a one-stop shop that meets the financial needs of our retail customers by offering a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance products and investment advisory services. We aim to provide our customers with high quality service on an “anytime, anywhere, anyhow” basis through our multiple distribution channels, which include a network of 379 branches (including 24 extension counters) and 1,002 ATMs. As of September 30, 2004, we had approximately 5.1 million customer accounts and approximately 2.5 million debit card holders. We are also a leading provider of retail depositary services for holding securities, with approximately 0.6 million operative accounts.

•	Wholesale banking. We provide loans, credit substitutes, deposit products, documentary credits (primarily letters of credit), guarantees and foreign exchange and derivative products primarily to large highly-rated Indian corporations and small and medium sized enterprises meeting our credit requirements. We also provide a broad range of transactional banking services to a wide variety of corporations and financial institutions. Through our cash management services, we provide our clients with physical and electronic payment and collection mechanisms that are faster and more cost effective than traditional Indian payment and clearing systems. We also provide clearing and cash settlement services to eight stock exchanges in India. In addition, we provide custody services to Indian mutual funds and correspondent banking services to more than 20 foreign banks and more than 1,100 cooperative banks. We were also the first of five private sector banks to be appointed by the government of India to collect direct taxes on its behalf.

•	Treasury operations. Our treasury group manages our balance sheet and provides foreign exchange and derivatives products to our clients. Our proprietary securities trading is limited principally to Indian government securities and our proprietary derivatives trading is limited primarily to rupee-based interest rate swaps.

      Since we commenced operations, we have made substantial investments in our technology platform and distribution capabilities. In addition to our growing branch and ATM network, we offer 24-hour automated telephone banking, real-time internet banking and banking services by mobile telephone. These and other resources give us the capability to deliver a broad selection of banking products through multiple delivery channels that are convenient for our customers. We believe this positions us well to grow as the Indian financial services industry evolves.

      Our business has expanded rapidly over the past several years. Net income has grown at a compound annual rate of 30.5% since fiscal 2001 and we have extended our market and geographical penetration from 0.9 million customers in 53 cities as of March 31, 2001 to 5.1 million customers in 182 cities as of September 30, 2004. Our total assets have grown from Rs. 161.1 billion as of March 31, 2001, to

Rs. 426.8 billion and Rs. 439.1 billion as of March 31, 2004 and September 30, 2004, respectively. While our business has grown quickly, we have maintained a disciplined growth strategy and a strong balance sheet. As of September 30, 2004, customer deposits represented 82.3% of our total liabilities and we had an average cost of funds excluding equity for the six months ended September 30, 2004 of 3.2%, which we believe was one of the lowest of all banks in India. As of September 30, 2004, our net non-performing assets constituted 0.2% of our net customer assets, which we also believe is one of the lowest of all banks in India.

Our Competitive Strengths

      We attribute our growth and success to the following competitive strengths:

•	We are a leader among Indian banks in our use of technology. Since our inception, we have made substantial investments in our technology platform and systems. We have built multiple distribution channels, including an electronically linked branch network, automated telephone banking, internet banking and banking by mobile phone, to offer customers convenient access to our products. Our technology platform has also driven the development of innovative new products and reduced our operating costs.

•	We deliver high quality service with superior execution. Through intensive staff training and the use of our technology platform, we deliver efficient service with rapid response times. Our focus on knowledgeable and personalized service draws customers to our products and increases the loyalty of the customers we already have.

•	We offer a wide range of products to our clients to service their banking needs. Whether in retail or wholesale banking, we consider ourselves a “one-stop shop” for our customers’ banking needs. Our broad array of products creates multiple cross-selling opportunities for us and improves our customer retention rates.

•	We have an experienced management team. Most of our senior management team has been with us since our inception, has substantial experience in multinational banking and shares our common vision of excellence in execution. We believe this team is well suited to leverage the competitive strengths we have already developed as well as create new opportunities for our business.

Market Opportunity

      India has had average real GDP growth of 6.1% per annum over the last decade and has liberalized many sectors of its economy. India is also witnessing a favorable shift in its demographic profile, with the upper and middle class constituting an expanding share of the population. We believe that banking in India remains an under-penetrated market with substantial growth opportunities, particularly for a private sector bank in a market traditionally dominated by large public sector banks.

Our Business Strategies

      Our business strategy emphasizes the following elements:

•	Increase our market share in India’s expanding banking and financial services industry. In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing our focus on our competitive strengths. We also aim to increase geographical and market penetration by expanding our branch and ATM network and increasing our efforts to cross-sell our products.

•	Maintain our current high standards for asset quality through disciplined credit risk management. We have maintained high quality loan and investment portfolios through careful targeting of our customer base, a comprehensive risk assessment process and diligent risk monitoring and remediation procedures. We believe we can maintain our asset quality while still achieving growth.

•	Maintain a low cost of funds. We believe we can maintain our low-cost funding base by expanding our base of retail deposits and increasing the free float generated by transaction services such as cash management and stock exchange clearing.

•	Focus on high earnings growth with low volatility. We intend to maintain our focus on earnings growth with low volatility through conservative risk management techniques and low cost funding. In addition, we intend not to rely heavily on revenue derived from trading so as to limit volatility.

The Offering

ADSs offered	[ ] ADSs.

ADS/equity share ratio	One ADS represents three equity shares, par value Rs. 10 per share.

Equity shares outstanding after this offering	[ ] equity shares, not including the equity shares to be issued in the event the underwriters’ over-allotment option is exercised in full. If the underwriters exercise their over-allotment option in full, [ ] equity shares will be outstanding after this offering.

Use of proceeds	The net proceeds from the offering will be used for funding future growth by strengthening our capital base.

Depositary	JPMorgan Chase Bank NA

Voting rights	The ADSs will have no voting rights. Under the deposit agreement, the depositary will abstain from voting the equity shares. See “Description of the American Depositary Shares — Voting Rights.”

Corporate Information

      We were incorporated in August 1994 as a public limited company under the laws of India. Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India, our telephone number is 91-22-5652-1000 and our web site address is www.hdfcbank.com. Our registered agent in the United States is Depositary Management Corporation, 570 Lexington Avenue, 44th Floor, New York, NY 10022, 212-319-7600. The information on our website is not a part of this prospectus.

Summary Financial and Other Data

      The following table sets forth our summary financial and operating data. Our summary income statement data for the fiscal years ended March 31, 2002, 2003 and 2004 and the six month periods ended September 30, 2003 and 2004 and the summary balance sheet data as of March 31, 2003 and 2004 and September 30, 2004 are derived from our audited financial statements included in this prospectus together with the report of Deloitte Haskins & Sells, independent registered public accounting firm. Our summary balance sheet data as of March 31, 2002 are derived from our audited financial statements not included in this prospectus. For the convenience of the reader, the summary financial data as of and for the six months ended September 30, 2004 have been translated into U.S. dollars at a rate of Rs. 45.91 per U.S.$1.00.

      You should read the following data with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements. Footnotes to the following data appear below the final table.

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions, except per equity share data)
Selected income statement data:
Interest and dividend revenue	Rs. 16,448.0	Rs. 19,424.8	Rs. 24,591.5	Rs. 12,010.9	Rs. 13,592.5	U.S.$	296.1
Interest expense	10,762.5	11,779.2	11,983.1	6,006.8	6,214.9		135.4

Net interest revenue	5,685.5	7,645.6	12,608.4	6,004.1	7,377.6		160.7
Allowance for credit losses, net	451.6	741.5	2,343.4	1,217.5	1,098.3		23.9

Net interest revenue after allowance for credit losses	5,233.9	6,904.1	10,265.0	4,786.6	6,279.3		136.8
Non-interest revenue, net	3,215.1	4,397.3	4,697.6	2,498.8	3,608.5		78.6

Net revenue	8,449.0	11,301.4	14,962.6	7,285.4	9,887.8		215.4
Non-interest expense	4,196.0	6,057.9	8,369.3	3,840.6	5,055.6		110.1

Income before income taxes	4,253.0	5,243.5	6,593.3	3,444.8	4,832.2		105.3
Income tax expense	1,294.6	1,729.7	1,838.8	1,078.1	1,652.7		36.0

Net income	Rs. 2,958.4	Rs. 3,513.8	Rs. 4,754.5	Rs. 2,366.7	Rs. 3,179.5	U.S.$	69.3

Per equity share data:
Earnings per share, basic	Rs. 11.10	Rs. 12.57	Rs. 16.87	Rs. 8.41	Rs. 11.16	U.S.$	0.24
Earnings per share, diluted	11.04	12.51	16.70	8.36	11.11		0.24
Dividends per share	2.50	3.00	3.50	—	—		—
Book value(1)	79.06	93.36	110.36	99.86	113.39		2.47
Equity share data:
Equity shares outstanding at end of period	279.0	279.7	282.8	281.5	286.2		286.2
Weighted average equity shares outstanding — basic	266.6	279.6	281.9	281.3	284.8		284.8
Weighted average equity shares outstanding — diluted	267.9	281.4	284.7	282.9	286.1		286.1

	As of March 31,			As of September 30,

	2002	2003	2004	2004	2004

	(In millions)
Selected balance sheet data:
Total assets	Rs. 243,032.2	Rs. 311,840.7	Rs. 426,835.6	Rs. 439,079.1	U.S.$	9,563.8
Cash and cash equivalents	34,590.6	23,944.9	33,010.4	19,688.2		428.8
Term placements(2)	—	7,747.4	3,565.2	3,053.9		66.5
Loans, net of allowance	71,528.9	118,299.9	177,681.1	210,666.0		4,588.7
Of which:
Non-performing loans, net of specific allowances	536.4	683.3	269.9	433.6		9.4
Investments:
Investments held for trading	3,837.6	3,976.1	6,233.8	3,053.0		66.5
Investments available for sale	80,320.6	98,929.2	133,274.6	167,692.7		3,652.6
Investments held to maturity(3)	35,429.9	38,426.7	36,368.4	—		—
Total	119,588.1	141,332.0	175,876.8	170,745.7		3,719.1
Of which:
Credit substitutes(4)	35,126.0	29,752.8	16,557.9	14,833.3		323.1
Total liabilities	220,971.3	285,727.6	395,619.8	406,623.3		8,856.9
Long-term debt	2,157.9	2,116.0	6,086.0	5,043.4		109.9
Short-term borrowings	21,600.3	21,579.6	24,064.2	30,701.9		668.7
Total deposits	176,538.1	223,760.0	304,062.0	334,657.9		7,289.4
Shareholders’ equity	22,060.9	26,113.1	31,215.8	32,455.8		706.9

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Period average(5)
Total assets	Rs. 202,013.2	Rs. 257,020.8	Rs. 357,123.8	Rs. 320,597.7	Rs. 416,402.4	U.S.$	9,070.0
Interest-earning assets	183,488.8	230,451.9	327,523.4	296,734.8	394,166.9		8,585.6
Loans, net of allowance	59,374.9	82,461.2	136,527.4	120,824.6	185,339.1		4,037.0
Total liabilities	185,512.4	232,933.8	328,458.9	293,066.9	384,923.1		8,384.3
Interest-bearing liabilities	137,681.1	175,598.6	236,551.0	220,481.3	277,556.7		6,045.7
Long-term debt	2,159.7	2,280.3	2,605.9	2,074.4	5,665.4		123.4
Short-term borrowings	18,105.9	15,362.9	33,040.7	31,710.5	35,811.3		780.0
Total deposits	142,854.5	186,847.7	262,707.7	235,473.4	313,275.3		6,823.7
Of which:
Interest-bearing deposits	117,415.5	157,955.4	200,904.4	186,696.4	236,080.0		5,142.2
Shareholders’ equity	16,500.8	24,087.0	28,664.9	27,530.8	31,479.3		685.7

				As of or for the six
	As of or for the years			months ended
	ended March 31,			September 30,

	2002	2003	2004	2003		2004

	(In percentage)
Profitability:
Net income as a percentage of:
Average total assets	1.5	1.4	1.3	1.5	(13)	1.5	(13)
Average shareholders’ equity	17.9	14.6	16.6	17.1	(13)	20.1	(13)
Dividend payout ratio(6)	23.8	24.2	21.0	—		—
Spread(7)	2.4	2.7	3.5	3.6	(13)	3.4	(13)
Net interest margin(8)	3.1	3.3	3.8	4.0	(13)	3.7	(13)
Cost-to-net revenue ratio(9)	49.7	53.6	55.9	52.7		51.1
Cost-to-average assets ratio(10)	2.1	2.4	2.3	2.4	(13)	2.4	(13)
Capital:
Total capital adequacy ratio(11)	13.9	11.1	11.7	10.9		10.9
Tier 1 capital adequacy ratio(11)	10.8	9.5	8.0	9.1		7.8
Tier 2 capital adequacy ratio(11)	3.1	1.6	3.7	1.8		3.1
Average shareholders’ equity as a percentage of average total assets	8.2	9.4	8.0	8.6		7.6
Asset quality:
Gross non-performing loans as a percentage of gross loans	2.7	2.0	1.7	2.2		1.6
Gross non-performing customer assets as a percentage of gross customer assets(12)	1.9	1.6	1.6	2.0		1.6
Net non-performing loans as a percentage of net loans	0.7	0.6	0.2	0.5		0.2
Net non-performing customer assets as a percentage of net customer assets(12)	0.5	0.5	0.2	0.5		0.2
Net non-performing loans as a percentage of total assets	0.2	0.2	0.1	0.2		0.1
Specific allowance for credit losses as a percentage of gross non-performing loans	72.6	71.1	91.0	75.9		87.6
Total allowance for credit losses as a percentage of gross non-performing loans	81.9	78.8	116.8	86.9		121.2
Allowance for credit losses as a percentage of gross total loans	2.2	1.6	1.9	1.9		2.0

(1)	Represents the difference between total assets and total liabilities, divided by the number of shares outstanding at the end of each reporting period.

(2)	Includes placements with banks and financial institutions with original maturities of greater than three months.

(3)	During the six month period ended September 30, 2004 we transferred certain securities classified as held to maturity to the available for sale category for reasons not permitted under U.S. GAAP. As a result we were required to transfer all remaining securities to the available for sale category and we are prevented from establishing a held for maturity portfolio until after March 31, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(4)	Credit substitutes consist of investments in commercial paper, debentures and preference shares issued by our corporate customers. See “Business — Commercial Banking Products — Commercial Loan Products and Credit Substitutes.”

(5)	Average balances are the average of daily outstanding amounts. Average figures are unaudited.

(6)	Represents the ratio of total dividends payable on equity shares relating to each fiscal year, excluding the dividend distribution tax, as a percentage of net income of that year. Dividends of each year are typically paid in the following fiscal year. See “Dividend Policy.”

(7)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest bearing liabilities include non-interest bearing current accounts and cash floats from transactional services.

(8)	Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread. If average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

(9)	Represents the ratio of non-interest expense to the sum of net interest revenue and non-interest revenue.

(10)	Represents the ratio of non-interest expense to average total assets.

(11)	Tier 1 and Tier 2 capital adequacy ratios are computed in accordance with the guidelines of the Reserve Bank of India, based on financial statements prepared in accordance with Indian GAAP. See “Supervision and Regulation.”

(12)	Customer assets consist of loans and credit substitutes.

(13)	Figures are annualized.

RISK FACTORS

      You should carefully consider the following risk factors as well as the other information contained in this prospectus in evaluating us and our business.

Risks Relating to Our Business

If we are unable to manage our rapid growth, our business could be adversely affected.

      Our asset growth rate has been significantly higher than the Indian GDP growth rate and the Indian banking industry growth rate over the last five fiscal years. For example, our total assets in the three-year period ended March 31, 2004 grew at a compound annual growth rate of 52.0%. Our rapid growth has placed, and if it continues will place, significant demands on our operational, credit, financial and other internal risk controls. Such growth has also increased and will continue to increase the challenges involved in:

•	recruiting, training and retaining sufficient skilled personnel;

•	upgrading and expanding our technology platform;

•	developing and improving our products and delivery channels;

•	preserving our asset quality as our geographical presence increases and customer profile changes; and

•	maintaining high levels of customer satisfaction.

      Our inability to manage growth effectively could have a material adverse effect on our business, our future financial performance and the price of our equity shares and ADSs.

Our business is vulnerable to volatility in interest rates.

      Our results of operations depend to a great extent on our net interest revenue. In the six months ended September 30, 2004, net interest revenue before allowances for credit losses represented 67.2% of our net revenue before such allowances. Changes in market interest rates could affect the interest rates charged on our interest-earning assets differently from the interest rates paid on our interest-bearing liabilities and also affect investment values. This difference could result in an increase in interest expense relative to interest revenue, leading to a reduction in our net interest revenue and net interest margin. In addition, a rise in interest rates could negatively affect demand for our retail loans and other products.

      Interest rates are highly sensitive to many factors beyond our control, including the monetary policies of the Reserve Bank of India (the “RBI”), deregulation of the financial sector in India, domestic and international economic and political conditions and other factors. Any volatility in interest rates could adversely affect our business, our future financial performance and the price of our equity shares and ADSs. Yields on the Indian government’s ten-year bonds were 6.2%, 5.2% and 6.2% as of March 31, 2003, March 31, 2004 and September 30, 2004, respectively.

If the level of non-performing loans in our portfolio increases, then our business could suffer.

      Our gross non-performing loans and impaired credit substitutes represented 1.6% of our gross customer assets as of September 30, 2004. Our non-performing loans and impaired credit substitutes net of specific loan loss provisions represented 0.2% of our net customer assets portfolio as of September 30, 2004. As of September 30, 2004, we had provided for 121.2% of our total non-performing loans. We cannot assure you that our provisions will be adequate to cover any further increase in the amount of non-performing loans or any further deterioration in our non-performing loan portfolio. In addition, we are a relatively young bank and we have not experienced a significant and prolonged downturn in the economy.

      A number of factors outside of our control could affect our ability to control and reduce non-performing loans. These factors include developments in the Indian economy, movements in global commodity markets, global competition, changes in interest rates and exchange rates and changes in regulations, including with respect to regulations requiring us to lend to certain sectors identified by the RBI or the Indian government. In addition, the expansion of our business may cause our non-performing loans to increase and the overall quality of our loan portfolio to deteriorate. If our non-performing loans increase, we may be required to increase our provisions, which may affect our earnings and may result in us being unable to execute our business plan as expected, which could adversely affect the price of our equity shares and ADSs.

We have high concentrations of customer exposures to certain customers and sectors and if any of these exposures were to become non-performing, the quality of our portfolio could be adversely affected.

      We calculate customer and industry exposure in accordance with Indian GAAP and the policies established by the RBI. In the case of customer exposure, we aggregate the higher of the outstanding balances of, or limits on, funded and non-funded exposures. Funded exposures include loans and investments (excluding investments in government securities, units of mutual funds and equity shares). As of September 30, 2004, our ten largest customer exposures totaled approximately Rs. 43.2 billion, representing approximately 133.5% of our capital funds, and none of these was classified as non-performing. Our largest single customer exposure as of that date was Rs. 7.9 billion, representing approximately 24.5% of our capital funds. Our largest non-performing exposure as of that date was our 95th largest customer exposure. However, if any of our ten largest customer exposures were to become non-performing, the quality of our portfolio and our business could be adversely affected.

      We monitor concentration of exposures to individual industries as a proportion of funded exposures. As of September 30, 2004, our largest industry concentrations were as follows: land transport operators (including commercial vehicle operators which we otherwise classify as retail) (8.7%), automotive manufacturers (8.2%), housing finance (4.8%) and the telecommunications industry (3.5%). In addition, as of that date, approximately 30% of the concentration of our exposure was retail (excluding commercial vehicle operators). As of that date, our total non-performing loans and investments were concentrated in the following industries: electronics (18.3%), automotive manufacturers (16.9%), textiles (11.7%) and iron and steel (6.5%). Industry specific difficulties in these or other sectors could increase our level of non-performing customer assets and adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

      In addition, we hold bonds issued by several state-sponsored financial institutions to meet directed lending requirements. As of September 30, 2004, these bonds represented 7.4% of funded exposures. If these institutions experienced financial difficulties, as a result of difficulties in the sectors to which they lend (such as agriculture and housing) or otherwise, our business could also be adversely affected.

We face greater credit risks than banks in more developed countries.

      One of our principal activities is providing financing to our clients, almost all of whom are based in India. We are subject to the credit risk that our borrowers may not pay us in a timely fashion or at all. The credit risk of all our borrowers is higher than in other developed countries due to the higher uncertainty in our regulatory, political and economic environment. In addition, unlike several developed countries, India does not have a well-established nationwide credit bureau, which may affect the quality of information available to us about the credit history of our borrowers, especially individuals and small businesses. Higher credit risk may expose us to greater potential losses, which would adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

We may be unable to foreclose on collateral when borrowers default on their obligations to us, which may result in failure to recover the expected value of collateral security.

      Although we typically lend on a cash-flow basis, we take collateral for a large proportion of our loans, consisting of liens on inventory, receivables and other current assets, and in some cases, charges on fixed assets, such as real property, movable assets, such as vehicles, and financial assets, such as marketable securities.

      Although there has been recent legislation which may strengthen the rights of creditors and lead to faster realization of the collateral in the event of default, we cannot guarantee that we will be able to realize the full value of our collateral, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, stock market downturns, defects in the perfection of collateral and fraudulent transfers by borrowers. In the event a specialized regulatory agency gains jurisdiction over the borrower, creditor actions can be further delayed.

      In addition, the RBI has set forth guidelines on corporate debt restructuring. The guidelines envisage that for debt amounts of Rs. 200 million and above, lenders holding greater than 75% of such debt can decide to restructure the debt and such a decision would be binding on the remaining lenders. In situations where we own 25% or less of the debt of a borrower, we could be forced to agree to a long-drawn restructuring of debt, in preference to foreclosure of security or a one-time settlement, which has generally been our practice.

Our success depends in large part upon our management team and skilled personnel and our ability to attract and retain such persons.

      We are highly dependent on our management team, including the continued efforts of our Chairman, our Managing Director, and other executive officers. Our future performance will be affected by the continued service of these persons. We also face a continuing challenge to recruit and retain a sufficient number of skilled personnel, particularly if we continue to grow. Competition for management and other skilled personnel in our industry is intense, and we may not be able to attract and retain the personnel we need in the future. The loss of key personnel may have a material adverse effect on our business, results of operations, financial condition and ability to grow.

In order to sustain our growth, we will need to maintain a minimum capital adequacy ratio. There is no assurance that we will be able to access the capital markets when necessary to do so.

      The RBI requires a minimum capital adequacy ratio of 9% to our total risk weighted assets. We must maintain this minimum capital adequacy level to support our continuous growth. Our capital adequacy ratio was 10.9% on September 30, 2004, ([          ]% on an as adjusted basis to give effect to this offering, assuming an offering price of U.S.$[          ] per ADS and no exercise of the underwriters’ over-allotment option). The implementation of the Basel II capital adequacy standards could also result in a decline in our capital adequacy ratio. Our ability to support and grow our business could be limited by a declining capital adequacy ratio if we are unable to or have difficulty accessing the capital markets.

Material changes in Indian banking regulations could harm our business.

      We operate in a highly regulated environment in which the RBI extensively supervises and regulates all banks. Our business could be directly affected by any changes in policies for banks in respect of directed lending, reserve requirements and other areas. For example, the RBI could change its methods of enforcing directed lending standards so as to require more lending to certain sectors, which could require us to change certain aspects of our business. In addition, we could be subject to other changes in laws and regulations such as those affecting the extent to which we can engage in specific businesses or those affecting foreign investment in the banking industry, as well as changes in other governmental policies and enforcement decisions, income tax laws, foreign investment laws and accounting principles. We cannot assure you that laws and regulations governing the banking sector will not change in the future or that any changes will not adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

We compete directly with banks that are much larger than we are.

      We face strong competition in all areas of our business, and many of our competitors are much larger than we are. We compete directly with the large public sector banks, which generally have much larger customer and deposit bases, larger branch networks and more capital than we do. These banks will become more competitive as they improve their customer services and technology. Some of the other private sector banks in India are also larger than we are, based on such measurements. In addition, we compete directly with foreign banks, some of which are part of the largest multinational financial companies in the world. Due to competitive pressures, we may be unable to successfully execute our growth strategy and offer products and services that generate reasonable returns, which may impact our business and our future financial performance.

Consolidation in the banking industry could adversely affect us.

      The Indian banking industry may experience greater consolidation. Recently, the government has indicated its desire to consolidate certain public sector banks. In addition, there may be mergers and consolidations among private banks. Although the Ministry of Finance of the government of India has indicated that it may liberalize the rules for foreign investment in private sector banks, the RBI has recently proposed guidelines which could restrict such investments. Nevertheless, it is possible that the rules for foreign investment in private sector banks may be liberalized in the future, thus enabling consolidations between foreign banks and private sector banks. Therefore, we may face more competition from larger banks as a result of any such consolidation.

Our funding is primarily short and medium-term and if depositors do not roll over deposited funds upon maturity, our business could be adversely affected.

      Most of our funding requirements are met through short-term and medium-term funding sources, primarily in the form of retail deposits. However, a portion of our assets have long-term maturities, creating a potential for funding mismatches. In our experience, a substantial portion of our customer deposits has been rolled over upon maturity and has been, over time, a stable source of funding. However, if a substantial number of our depositors do not roll over deposited funds upon maturity, our liquidity position could be adversely affected and we may be required to seek more expensive sources of funding to finance our operations, which could have a material adverse effect on our business.

We could be subject to volatility in revenue from our treasury operations.

      Treasury revenue is vulnerable to volatility in the market caused by changes in interest rates, exchange rates, equity prices, commodity prices and other factors. Any increase in interest rates would have an adverse effect on the value of our fixed income securities portfolio and may have an adverse effect on our net revenue. Any decrease in our income due to volatility in revenue from these activities could have a material adverse effect on the price of our equity shares and ADSs.

We could be adversely affected by the development of a nationwide inter-bank settlement system.

      Currently, there is no nationwide payment system in India, and checks must generally be returned to the city from which written in order to be cleared. Because of mail delivery delays and the variation in city-based inter-bank clearing practices, check collections can be slow and unpredictable. Through our electronically linked branch network, correspondent bank arrangements and centralized processing, we effectively provide a nationwide collection and disbursement system for our corporate clients. We enjoy cash float and earn fees from these services. The RBI has recently introduced a new inter-bank settlement system called the Real Time Gross Settlement (“RTGS”) system. The system facilitates real time settlements primarily between banks, initially in select locations. This system is currently not fully operational. Once fully operational, this system could have an adverse impact on the cash float and fees we have enjoyed from some of our cash management services and therefore could adversely affect our future financial performance and the price of our equity shares and ADSs.

Because of our many transactions with stock market participants, our business could suffer if there is a prolonged or significant downturn on the Indian stock exchanges.

      We provide a variety of services and products to participants involved with the Indian stock exchanges. These include working capital funding and margin guarantees to share brokers, personal loans secured by shares and initial public offering finance for retail customers, stock exchange clearing services and depositary accounts. As of September 30, 2004, loans and margin guarantees to Indian and foreign institutional share brokers were Rs. 7.3 billion and personal loans secured by shares were Rs. 5.2 billion. As a result of our exposure to this industry, a significant or prolonged downturn on the Indian stock exchanges could have a material adverse effect on our business and could cause the price of our equity shares and ADSs to go down.

Significant fraud, system failure or calamities could adversely impact our business.

      We seek to protect our computer systems and network infrastructure from physical break-ins as well as fraud and system failures. Computer break-ins and power and communication disruptions could affect the security of information stored in and transmitted through our computer systems and network infrastructure. We employ security systems, including firewalls and password encryption, designed to minimize the risk of security breaches. Although we intend to continue to implement security technology and establish operational procedures to prevent fraud, break-ins, damage and failures, there can be no assurance that these security measures will be adequate. A significant failure of security measures or operational procedures could have a material adverse effect on our business and our future financial performance.

      In addition, both our centralized data center and our back-up systems are separately located in the greater Mumbai area. In the event of a regional disaster such as an earthquake, it is possible that both systems could be simultaneously damaged or destroyed. Although we have established a remote disaster recovery site at Chennai that replicates our network and certain applications currently based in Mumbai, and believe that we will be able to retrieve critical applications within an optimal time-frame, it would still take some time to make the system fully operational.

HDFC Limited controls a significant percentage of our share capital and exercises substantial influence over board decisions.

      Housing Development Finance Corporation Limited (“HDFC Limited”) and its subsidiaries owned 24.1% of our equity as of September 30, 2004 and will continue to own more than 20% of our equity after this offering. So long as HDFC Limited and its subsidiaries hold at least a 20.0% equity stake in us, HDFC Limited is entitled to nominate the directors who are not required to retire by rotation to our board, including the Chairman and our Managing Director, subject to RBI approval. Accordingly, HDFC Limited may be able to exercise substantial control over our board and over matters subject to a shareholder vote.

We may face potential conflicts of interest relating to our principal shareholder, HDFC Limited.

      Although we currently have no agreements with HDFC Limited or any other HDFC group companies that restrict us from offering products and services that are offered by them, our relationship with these companies may cause us not to offer products and services that are already offered by other HDFC group companies or may effectively prevent us from taking advantage of business opportunities. As a result, any conflicts of interest between HDFC Limited and us or any other HDFC group companies and us could adversely affect our business and the price of our equity shares and ADSs.

Recently proposed RBI guidelines relating to ownership in private banks could discourage or prevent a change of control or other business combination involving us and could require HDFC Limited to reduce substantially its equity interest in us.

      The RBI recently issued draft guidelines concerning ownership in private sector banks. If the guidelines are enacted as currently drafted, no entity or group of related entities would be permitted to own or control, directly or indirectly, more than 10% of the paid up capital of a private sector bank without RBI approval. We do not know whether such guidelines will be adopted in their current form or at all. However, the implementation of such a restriction could discourage or prevent a change in control, merger, consolidation, takeover or other business combination involving us which might be beneficial to stockholders. In addition, although the RBI approved the equity interest in us held by HDFC Limited and its subsidiaries when the RBI approved HDFC Limited’s application to promote us, HDFC Limited would have to seek new approval to maintain such interest if such guidelines are adopted in their current form. If it failed to obtain such approval, it may be required to reduce substantially such equity interest, which could adversely affect us. Any such sale of shares by HDFC Limited could also result in a decline in the market price of our equity shares and ADSs.

If we are required to account for employee stock options using the fair value method, it could significantly reduce our net income.

      On March 31, 2004, the Financial Accounting Standard Board issued an Exposure Draft, Share-Based Payment: an amendment of FASB Statements No. 123 and 95. The proposed Statement would eliminate the ability to account for share-based compensation transactions using the intrinsic value approach, which we currently use, and generally would require instead that such transactions be accounted for using a fair-value-based method, with effect from fiscal years beginning after December 15, 2004. If we had used the fair value method of accounting for stock options granted to employees as set out in the Exposure Draft, our net income would have been Rs. 158.2 million less than reported in the year ended March 31, 2004 and Rs. 342.7 million less than reported in the six months ended September 30, 2004. If the Exposure Draft is issued without substantive changes in the future, we would be required to use the fair value method and could have on-going accounting charges significantly greater than those we would have recorded under our current method of accounting for stock options.

Risks Relating to Investments in Indian Companies

A slowdown in economic growth in India could cause our business to suffer.

      Our performance and the quality and growth of our assets are necessarily dependent on the health of the overall Indian economy. A slowdown in the Indian economy could adversely affect our business, including our ability to grow our asset portfolio, the quality of our assets, and our ability to implement our strategy. In particular, because India depends significantly on imported oil for its energy needs, the Indian economy could be adversely affected by the continuing high oil prices. India’s economy could also be adversely affected by a general rise in interest rates, weather conditions adversely affecting agriculture or other factors. In addition, the Indian economy is in a state of transition. The share of the services sector of the economy is rising while that of the industrial, manufacturing and agricultural sectors is declining. It is difficult to gauge the impact of these fundamental economic changes on our business.

Political instability or changes in the government in India could delay the liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our financial results and prospects.

      Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The leadership of India has changed many times since 1996. The current coalition-led central government, which came to power in May 2004, has announced policies and taken initiatives that support the economic liberalization policies that have been pursued by previous central governments. However, we cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting banking and finance companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. Any significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular.

Terrorist attacks, civil unrest and other acts of violence or war involving India and other countries could adversely affect the financial markets and our business.

      Terrorist attacks and other acts of violence or war may negatively affect the Indian markets on which our equity shares trade and also adversely affect the worldwide financial markets. These acts may also result in a loss of business confidence, make travel and other services more difficult and ultimately adversely affect our business. In addition, any deterioration in relations between India and Pakistan might result in investor concern about stability in the region, which could adversely affect the price of our equity shares and ADSs.

      India has also witnessed civil disturbances in recent years and it is possible that future civil unrest as well as other adverse social, economic and political events in India could have an adverse impact on us. Such incidents could also create a greater perception that investment in Indian companies involves a higher degree of risk and could have an adverse impact on our business and the price of our equity shares and ADSs.

Natural calamities could have a negative impact on the Indian economy and cause our business to suffer.

      India has experienced natural calamities such as earthquakes, floods and drought in the past few years. The extent and severity of these natural disasters determines their impact on the Indian economy. For example, as a result of drought conditions in the country during fiscal 2003, the agricultural sector recorded a negative growth of 5.2%. The erratic progress of the monsoon in 2004 has also adversely affected sowing operations for certain crops. Further prolonged spells of below normal rainfall or other natural calamities could have a negative impact on the Indian economy, adversely affecting our business and the price of our equity shares and ADSs.

Any downgrading of India’s debt rating by an international rating agency could have a negative impact on our business.

      Any adverse revisions to India’s credit ratings for domestic and international debt by international rating agencies may adversely impact our ability to raise additional financing and the interest rates and other commercial terms at which such additional financing is available. This could have an adverse effect on our business and future financial performance and our ability to obtain financing and fund our growth.

Risks Relating to the ADSs and Equity Shares

Historically, our ADSs have traded at a significant premium to the trading prices of our underlying equity shares, a situation which may not continue.

      Historically, our ADSs have traded on the New York Stock Exchange at a substantial premium to the trading prices of our underlying equity shares on the Indian stock exchanges. Please see “Price Range of Our American Depositary Shares and Equity Shares” for the underlying data. We believe that this price premium has resulted from the relatively small portion of our market capitalization previously represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs, and an apparent preference for investors to trade dollar-denominated securities. The completion of the transaction described in this prospectus will significantly increase the number of ADSs we have outstanding. Also, over time some of the restrictions on issuance of ADSs imposed by Indian law have been relaxed and we expect that other restrictions may be relaxed in the future. No assurances can be made that the historical premium enjoyed by ADSs compared to equity shares will not be reduced or eliminated as a result of this offering or similar transactions in the future, a change in Indian law permitting further conversion of equity shares into ADSs or changes in investor preferences.

You will not be able to vote your ADSs.

      Investors in ADSs will have no voting rights, unlike holders of the equity shares. Under the deposit agreement, the depositary will abstain from voting the equity shares represented by the ADSs. If you wish, you may withdraw the equity shares underlying the ADSs and seek to vote (subject to Indian restrictions on foreign ownership) the equity shares you obtain upon withdrawal. However, this withdrawal process may be subject to delays and you may not be able to redeposit the equity shares. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see “Restrictions on Foreign Ownership of Indian Securities.”

Your ability to withdraw equity shares from the depositary facility is uncertain and may be subject to delays.

      India’s restrictions on foreign ownership of Indian companies limit the number of equity shares that may be owned by foreign investors and generally require government approval for foreign investments. Investors who withdraw equity shares from the ADS depositary facility for the purpose of selling such equity shares will be subject to Indian regulatory restrictions on foreign ownership upon withdrawal. It is possible that this withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of equity shares from the depositary facility upon surrender of ADSs, see “Restrictions on Foreign Ownership of Indian Securities.”

There is a limited market for the ADSs.

      Although our ADSs are listed and traded on the New York Stock Exchange, we cannot be certain that any trading market for our ADSs will be sustained, or that the present price will correspond to the future price at which our ADSs will trade in the public market. Indian legal restrictions may also limit the supply of ADSs. The only way to add to the supply of ADSs would be through an additional issuance. We cannot guarantee that a market for the ADSs will continue.

Conditions in the Indian securities market may affect the price or liquidity of our equity shares and ADSs.

      The Indian securities markets are smaller and more volatile than securities markets in more developed economies. The Indian stock exchanges have in the past experienced substantial fluctuations in the prices of listed securities. For example, on May 17, 2004, the BSE Sensex fell by 565 points from 5,070 to 4,505. Both The Stock Exchange, Mumbai and The National Stock Exchange of India Limited (the “National Stock Exchange”) halted trading on the exchanges in view of the sharp fall in securities prices. In addition, the governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Although the price of our stock has not been as volatile as the markets generally, future fluctuations could have a material adverse affect on the price of our equity shares and ADSs.

Settlement of trades of equity shares on Indian stock exchanges may be subject to delays.

      The equity shares represented by our ADSs are listed on the National Stock Exchange and The Stock Exchange, Mumbai. Settlement on these stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on these stock exchanges in a timely manner.

You may be unable to exercise preemptive rights available to other shareholders.

      A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75% of the company’s shareholders present and voting at a shareholders’ general meeting. U.S. investors in our ADSs may be unable to exercise preemptive rights for our equity shares underlying our ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any registration statement as well as the perceived benefits of enabling U.S. investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We do not commit to filing a registration statement under those circumstances. If we issue any securities in the future, these securities may be issued to the depositary, which may sell these securities in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurance as to the value, if any, the depositary would receive upon the sale of these securities. To the extent that investors in our ADSs are unable to exercise preemptive rights, their proportional interests in us would be reduced.

Because the equity shares underlying our ADSs are quoted in rupees in India, you may be subject to potential losses arising out of exchange rate risk on the Indian rupee and risks associated with the conversion of rupee proceeds into foreign currency.

      Fluctuations in the exchange rate between the U.S. dollar and the Indian rupee may affect the value of your investment in our ADSs. Specifically, if the relative value of the Indian rupee to the U.S. dollar declines, as it generally has over the past several years, each of the following values will also decline:

•	the U.S. dollar equivalent of the Indian rupee trading price of our equity shares in India and, indirectly, the U.S. dollar trading price of our ADSs in the United States;

•	the U.S. dollar equivalent of the proceeds that you would receive upon the sale in India of any equity shares that you withdraw from the depositary; and

•	the U.S. dollar equivalent of cash dividends, if any, paid in Indian rupees on the equity shares represented by our ADSs.

The future sales of securities by existing shareholders or by us may depress the market price of our ADSs.

      The market price of our ADSs could decline as a result of sales of a large number of our equity shares due to the enactment of the proposed RBI guidelines on ownership in private sector banks or otherwise, or the perception that such sales could occur. These sales might also make it more difficult for us to sell equity shares in the future at a time and at a price we deem appropriate.

Financial instability in other countries, particularly emerging market countries, could disrupt our business and affect the price of our equity shares and ADSs.

      Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the securities of companies in other countries, including India. A loss of investor confidence in the financial systems of other emerging markets may cause increased volatility in Indian financial markets and indirectly, in the Indian economy in general. Any worldwide financial instability could also have a negative impact on the Indian economy, including the movement of exchange rates and interest rates in India, which could adversely affect the Indian financial sector, including us. Any financial disruption could have an adverse effect on our business, our future financial performance, our stockholders’ equity and the price of our equity shares and ADSs.

You may not be able to enforce a judgment of a foreign court against us.

      We are a limited liability company incorporated under the laws of India. All but one of our directors and executive officers and some of the experts named in this prospectus are residents of India and almost all of our assets and the assets of these persons are located in India. It may not be possible for investors in our ADSs to effect service of process outside India upon us or our directors and executive officers and experts named in the prospectus that are residents of India or to enforce judgments obtained against us or these persons in foreign courts predicated upon the liability provisions of foreign countries, including the civil liability provisions of the federal securities laws of the United States. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice. See “Enforcement of Civil Liabilities.”

There may be less company information available on Indian securities markets than securities markets in developed countries.

      There is a difference between the level of regulation and monitoring of the Indian securities markets and the activities of investors, brokers and other participants and that of markets in the United States and other developed economies. The Securities and Exchange Board of India (“SEBI”) and the stock exchanges are responsible for improving disclosure and other regulatory standards for the Indian securities markets. SEBI has issued regulations and guidelines on disclosure requirements, insider trading and other matters. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in developed economies.

USE OF PROCEEDS

      The net proceeds to us from the offering are estimated to be U.S.$[          ] (U.S.$[          ] if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses. The net proceeds from the offering will be used for funding future growth. In particular, by strengthening our capital base, the net proceeds will enhance our ability to make loans and investments and provide other financing products to our customers. In the short term, the net proceeds will reduce our use of overnight call borrowings as a funding source.

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES AND EQUITY SHARES

      Our ADSs, each representing three equity shares, par value Indian Rs. 10 per share, are listed on the New York Stock Exchange under the symbol “HDB.” Our equity shares, including those underlying the ADSs, are listed on the National Stock Exchange under the symbol HDFCBANK and The Stock Exchange, Mumbai under the code 500180. Our fiscal quarters end on June 30 of each year for the first quarter, September 30 for the second quarter, December 31 for the third quarter and March 31 for the fourth quarter.

Trading Prices of Our ADSs on the New York Stock Exchange

      The following table shows:

•	the reported high and low prices for our ADSs in U.S. dollars on the New York Stock Exchange; and

•	the average daily trading volume for our ADSs on the New York Stock Exchange.

	Price per ADS				Average Daily
					ADS Trading
	High		Low		Volume

					(number of ADSs)
Fiscal:
2002
Second Quarter (beginning July 20, 2001)	U.S.$	17.3	U.S.$	12.4	106,942
Third Quarter		17.0		13.6	56,503
Fourth Quarter		17.0		13.5	37,439
2003
First Quarter		15.9		12.7	32,772
Second Quarter		15.2		12.7	40,370
Third Quarter		14.3		11.9	41,419
Fourth Quarter		16.3		13.3	57,205
2004
First Quarter		19.3		15.4	42,013
Second Quarter		23.8		18.8	63,563
Third Quarter		34.4		21.9	79,561
Fourth Quarter		34.9		27.0	87,982
2005
First Quarter		33.1		19.6	103,313
Second Quarter		34.0		25.7	37,966
June		29.8		24.6	100,995
July		27.6		25.7	44,586
August		28.2		26.2	37,114
September		34.0		28.2	32,238
October		35.5		30.5	64,910
November		42.4		33.9	95,262

Trading Prices of Our Equity Shares on the National Stock Exchange

      The following table shows:

•	the reported high and low market prices for our equity shares in rupees on the National Stock Exchange;

•	the imputed high and low closing sales prices for our equity shares translated into U.S. dollars; and

•	the average daily trading volume for our equity shares on the National Stock Exchange.

	Price per Equity Share		Price per Equity Share
							Average Daily Equity
	High	Low	High		Low		Share Trading Volume

							(number of equity shares)
Fiscal:
1999	Rs. 86.1	Rs. 48.0	U.S.$	1.9	U.S.$	1.0	150,201
2000	295.0	58.5		6.4		1.3	175,291
2001	285.0	185.1		6.2		4.0	153,089
2002	255.0	184.1		5.6		4.0	85,109
2003
First Quarter	241.5	198.8		5.3		4.4	83,396
Second Quarter	226.0	200.0		4.9		4.4	57,943
Third Quarter	223.0	186.0		4.9		4.1	124,813
Fourth Quarter	256.0	205.0		5.6		4.5	111,915
2004
First Quarter	267.2	231.0		5.8		5.0	147,219
Second Quarter	303.5	235.1		6.6		5.1	258,724
Third Quarter	385.1	265.5		8.4		5.8	401,645
Fourth Quarter	406.8	300.6		8.9		6.5	365,279
2005
First Quarter	400.0	256.2		8.7		5.6	250,044
Second Quarter	416.7	341.1		9.1		7.4	338,098
June	392.0	346.0		8.5		7.5	277,571
July	379.5	341.1		8.3		7.4	257,662
August	381.9	353.1		8.3		7.7	177,308
September	416.7	366.2		9.1		8.0	579,323
October	425.0	396.2		9.3		8.6	269,239
November	504.4	415.5		11.0		9.1	378,750

      As of September 30, 2004, there were 206,151 holders of record of our equity shares, excluding ADSs, of which 31 had registered addresses in the United States and held an aggregate of 33,584 of our equity shares.

DIVIDEND POLICY

      We have paid dividends every year since fiscal 1997. The following table sets forth, for the periods indicated, the dividend per equity share and the total amount of dividends paid on the equity shares, both exclusive of dividend tax. All dividends were paid in rupees.

				Total Amount of
	Dividend per Equity Share			Dividends Paid[1]

				(In millions)
Relating to Fiscal Year
2000	Rs.1.60	U.S.$	0.035	Rs.323.9	U.S.$	7.1
2001	2.00		0.044	487.2		10.6
2002	2.50		0.054	703.4		15.3
2003	3.00		0.065	850.5		18.5
2004	3.50		0.076	1,000.5		21.8

(1)	Includes dividends paid on shares held by the Employees Welfare Trust.

      Our dividends are generally declared and paid in the fiscal year following the year as to which they relate. Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not to increase the dividend amount recommended by the board of directors.

      Currently, we pay a 12.5% direct tax, a 2.5% surcharge and a 2% add-on tax in respect of dividends paid by us. These are direct taxes paid by us; these taxes are not payable by shareholders and are not withheld or deducted from the dividend payments set forth above. The tax rates imposed on us in respect of dividends paid in prior periods varied, and in fiscal 2003, a dividend tax was payable by shareholders.

      Future dividends will depend on our revenues, cash flows, financial condition (including capital position) and other factors. ADS holders will be entitled to receive dividends payable in respect of the equity shares represented by ADSs. Cash dividends in respect of the equity shares represented by your ADSs will be paid to the depositary in Indian rupees and, except as otherwise described under “Description of American Depositary Shares — Share Dividends and Other Distributions,” will be converted by the depositary into U.S. dollars. The depositary will distribute these proceeds to you. The equity shares represented by ADSs will rank equally with all other equity shares in respect of dividends.

      For a description of regulation of dividends, see “Supervision and Regulation — Requirements of the Banking Regulation Act — Restrictions on Payment of Dividends.”

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2004 prepared in accordance with U.S. GAAP in Indian rupees and, for convenience, in U.S. dollars:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering (assuming an offering price of U.S.$[ ] per ADS and no exercise of the underwriters’ over-allotment option).

      There have been no material changes to our capitalization since September 30, 2004. However, we have raised funds through deposits and borrowings in the ordinary course of business subsequent to September 30, 2004.

      You should read this capitalization table together with “Selected Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Statistical Information” and the audited financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2004

	Actual			As Adjusted

	(In millions)
Indebtedness
Deposits	Rs. 334,657.9	U.S.$	7,289.4	Rs. 334,657.9	U.S.$	7,289.4
Short-term borrowings	30,701.9		668.7	30,701.9		668.7
Subordinated debt	5,000.0		108.9	5,000.0		108.9
Other long-term debt	43.4		1.0	43.4		1.0

Total indebtedness	370,403.2		8,068.0	370,403.2		8,068.0

Shareholders’ equity:(1)
Equity shares(2)	2,862.3		62.3
Additional paid-in capital (3)	13,112.6		285.6
Advance received pending allotment of shares(4)	64.9		1.4
Retained earnings	10,374.6		226.0
Statutory reserve(5)	5,254.4		114.5
Deferred stock-based compensation(6)	(114.3)		(2.5)
Accumulated other comprehensive income(7)	901.3		19.6

Total shareholders’ equity	32,455.8		706.9

Total capitalization	Rs. 402,859.0	U.S.$	8,774.9	Rs.	U.S.$

(1)	We have not issued share capital since our IPO on July 25, 2001, other than through our employee stock option schemes and the Employees Welfare Trust. See Note 20 to our Financial Statements.

(2)	Rs. 10 par value; 450 million shares authorized, 286,232,913 shares issued and outstanding; [ ] shares issued and outstanding, as adjusted. The number of equity shares issued and outstanding and the number of equity shares issued and outstanding as adjusted do not include 309,900 equity shares issued on October 6, 2004 in respect of options exercised and paid for prior to September 30, 2004, or equity shares that are subject to options granted under our stock option plans. The 309,900 equity shares were among 12,765,500 options outstanding as of September 30, 2004.

(3)	Underwriting discounts and commissions and the estimated offering expenses payable by us of U.S.$[ ] have been deducted from the gross proceeds of the sale of ADSs pursuant to the offering.

(4)	Represents the amount received in respect of exercised stock options described in note (1).

(5)	Represents the amounts that are required under Indian law to be appropriated from net income computed as per Indian GAAP and transferred to a statutory reserve, which may not be distributed via dividends.

(6)	Represents the unamortized portion of compensation cost from options granted under our stock option plans which have been deferred. This amount will be fully amortized by fiscal 2007.

(7)	Represents unrealized gains and losses on investments available for sale, net of applicable income taxes.

SELECTED FINANCIAL AND OTHER DATA

      The following table sets forth our selected financial and operating data. Our selected income statement data for the fiscal years ended March 31, 2002, 2003 and 2004 and the six month periods ended September 30, 2003 and 2004 and the selected balance sheet data as of March 31, 2003 and 2004 and September 30, 2004 are derived from our audited financial statements included in this prospectus together with the report of Deloitte Haskins & Sells, independent registered public accounting firm. Our selected balance sheet data as of March 31, 2002 are derived from our audited financial statements not included in this prospectus. For the convenience of the reader, the selected financial data as of and for the six months ended September 30, 2004 have been translated into U.S. dollars at a rate of Rs. 45.91 per U.S.$1.00.

      You should read the following data with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements. Footnotes to the following data appear below the final table.

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions, except per equity share data)
Selected income statement data:
Interest and dividend revenue	Rs. 16,448.0	Rs. 19,424.8	Rs. 24,591.5	Rs. 12,010.9	Rs. 13,592.5	U.S.$	296.1
Interest expense	10,762.5	11,779.2	11,983.1	6,006.8	6,214.9		135.4

Net interest revenue	5,685.5	7,645.6	12,608.4	6,004.1	7,377.6		160.7
Allowance for credit losses, net	451.6	741.5	2,343.4	1,217.5	1,098.3		23.9

Net interest revenue after allowance for credit losses	5,233.9	6,904.1	10,265.0	4,786.6	6,279.3		136.8
Non-interest revenue, net	3,215.1	4,397.3	4,697.6	2,498.8	3,608.5		78.6

Net revenue	8,449.0	11,301.4	14,962.6	7,285.4	9,887.8		215.4
Non-interest expense	4,196.0	6,057.9	8,369.3	3,840.6	5,055.6		110.1

Income before income taxes	4,253.0	5,243.5	6,593.3	3,444.8	4,832.2		105.3
Income tax expense	1,294.6	1,729.7	1,838.8	1,078.1	1,652.7		36.0

Net income	Rs. 2,958.4	Rs. 3,513.8	Rs. 4,754.5	Rs. 2,366.7	Rs. 3,179.5	U.S.$	69.3

Per equity share data:
Earnings per share, basic	Rs. 11.10	Rs. 12.57	Rs. 16.87	Rs. 8.41	Rs. 11.16	U.S.$	0.24
Earnings per share, diluted	11.04	12.51	16.70	8.36	11.11		0.24
Dividends per share	2.50	3.00	3.50	—	—		—
Book value(1)	79.06	93.36	110.36	99.86	113.39		2.47
Equity share data:
Equity shares outstanding at end of period	279.0	279.7	282.8	281.5	286.2		286.2
Weighted average equity shares outstanding — basic	266.6	279.6	281.9	281.3	284.8		284.8
Weighted average equity shares outstanding — diluted	267.9	281.4	284.7	282.9	286.1		286.1

	As of March 31,			As of September 30,

	2002	2003	2004	2004	2004

	(In millions)
Selected balance sheet data:
Total assets	Rs. 243,032.2	Rs. 311,840.7	Rs. 426,835.6	Rs. 439,079.1	U.S.$	9,563.8
Cash and cash equivalents	34,590.6	23,944.9	33,010.4	19,688.2		428.8
Term placements(2)	—	7,747.4	3,565.2	3,053.9		66.5
Loans, net of allowance	71,528.9	118,299.9	177,681.1	210,666.0		4,588.7
Of which:
Non-performing loans, net of specific allowances	536.4	683.3	269.9	433.6		9.4
Investments:
Investments held for trading	3,837.6	3,976.1	6,233.8	3,053.0		66.5
Investments available for sale	80,320.6	98,929.2	133,274.6	167,692.7		3,652.6
Investments held to maturity(3)	35,429.9	38,426.7	36,368.4	—		—
Total	119,588.1	141,332.0	175,876.8	170,745.7		3,719.1
Of which:
Credit substitutes(4)	35,126.0	29,752.8	16,557.9	14,833.3		323.1
Total liabilities	220,971.3	285,727.6	395,619.8	406,623.3		8,856.9
Long-term debt	2,157.9	2,116.0	6,086.0	5,043.4		109.9
Short-term borrowings	21,600.3	21,579.6	24,064.2	30,701.9		668.7
Total deposits	176,538.1	223,760.0	304,062.0	334,657.9		7,289.4
Shareholders’ equity	22,060.9	26,113.1	31,215.8	32,455.8		706.9

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Period average(5)
Total assets	Rs. 202,013.2	Rs. 257,020.8	Rs. 357,123.8	Rs. 320,597.7	Rs. 416,402.4	U.S.$	9,070.0
Interest-earning assets	183,488.8	230,451.9	327,523.4	296,734.8	394,166.9		8,585.6
Loans, net of allowance	59,374.9	82,461.2	136,527.4	120,824.6	185,339.1		4,037.0
Total liabilities	185,512.4	232,933.8	328,458.9	293,066.9	384,923.1		8,384.3
Interest-bearing liabilities	137,681.1	175,598.6	236,551.0	220,481.3	277,556.7		6,045.7
Long-term debt	2,159.7	2,280.3	2,605.9	2,074.4	5,665.4		123.4
Short-term borrowings	18,105.9	15,362.9	33,040.7	31,710.5	35,811.3		780.0
Total deposits	142,854.5	186,847.7	262,707.7	235,473.4	313,275.3		6,823.7
Of which:
Interest-bearing deposits	117,415.5	157,955.4	200,904.4	186,696.4	236,080.0		5,142.2
Shareholders’ equity	16,500.8	24,087.0	28,664.9	27,530.8	31,479.3		685.7

				As of or for the
	As of or for the years			six months ended
	ended March 31,			September 30,

	2002	2003	2004	2003		2004

	(In percentage)
Profitability:
Net income as a percentage of:
Average total assets	1.5	1.4	1.3	1.5	(13)	1.5	(13)
Average shareholders’ equity	17.9	14.6	16.6	17.1	(13)	20.1	(13)
Dividend payout ratio(6)	23.8	24.2	21.0	—		—
Spread(7)	2.4	2.7	3.5	3.6	(13)	3.4	(13)
Net interest margin(8)	3.1	3.3	3.8	4.0	(13)	3.7	(13)
Cost-to-net revenue ratio(9)	49.7	53.6	55.9	52.7		51.1
Cost-to-average assets ratio(10)	2.1	2.4	2.3	2.4	(13)	2.4	(13)
Capital:
Total capital adequacy ratio(11)	13.9	11.1	11.7	10.9		10.9
Tier 1 capital adequacy ratio(11)	10.8	9.5	8.0	9.1		7.8
Tier 2 capital adequacy ratio(11)	3.1	1.6	3.7	1.8		3.1
Average shareholders’ equity as a percentage of average total assets	8.2	9.4	8.0	8.6		7.6
Asset quality:
Gross non-performing loans as a percentage of gross loans	2.7	2.0	1.7	2.2		1.6
Gross non-performing customer assets as a percentage of gross customer assets(12)	1.9	1.6	1.6	2.0		1.6
Net non-performing loans as a percentage of net loans	0.7	0.6	0.2	0.5		0.2
Net non-performing customer assets as a percentage of net customer assets(12)	0.5	0.5	0.2	0.5		0.2
Net non-performing loans as a percentage of total assets	0.2	0.2	0.1	0.2		0.1
Specific allowance for credit losses as a percentage of gross non-performing loans	72.6	71.1	91.0	75.9		87.6
Total allowance for credit losses as a percentage of gross non-performing loans	81.9	78.8	116.8	86.9		121.2
Allowance for credit losses as a percentage of gross total loans	2.2	1.6	1.9	1.9		2.0

(1)	Represents the difference between total assets and total liabilities, divided by the number of shares outstanding at the end of each reporting period.

(2)	Includes placements with banks and financial institutions with original maturities of greater than three months.

(3)	During the six month period ended September 30, 2004 we transferred certain securities classified as held to maturity to the available for sale category for reasons not permitted under U.S. GAAP. As a result we were required to transfer all remaining securities to the available for sale category and we are prevented from establishing a held for maturity portfolio until after March 31, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(4)	Credit substitutes consist of investments in commercial paper, debentures and preference shares issued by our corporate customers. See “Business — Commercial Banking Products — Commercial Loan Products and Credit Substitutes.”

(5)	Average balances are the average of daily outstanding amounts. Average figures are unaudited.

(6)	Represents the ratio of total dividends payable on equity shares relating to each fiscal year, excluding the dividend distribution tax, as a percentage of net income of that year. Dividends of each year are typically paid in the following fiscal year. See “Dividend Policy.”

(7)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest bearing liabilities include non-interest bearing current accounts and cash floats from transactional services.

(8)	Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread. If average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

(9)	Represents the ratio of non-interest expense to the sum of net interest revenue and non-interest revenue.

(10)	Represents the ratio of non-interest expense to average total assets.

(11)	Tier 1 and Tier 2 capital adequacy ratios are computed in accordance with the guidelines of the Reserve Bank of India, based on financial statements prepared in accordance with Indian GAAP. See “Supervision and Regulation.”

(12)	Customer assets consist of loans and credit substitutes.

(13)	Figures are annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements included in this prospectus. The following discussion is based on our audited financial statements, which have been prepared in accordance with U.S. GAAP, and on information publicly available from the RBI and other sources.

Introduction

Overview

      We are a leading private sector bank and financial services company in India. Our principal business activities are retail banking, wholesale banking and treasury operations. Our retail banking division provides a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance, investment advisory services and depositary services. Through our wholesale banking operations we provide loans, deposit products, documentary credits, guarantees, bullion trading and foreign exchange and derivative products. We also provide cash management services, clearing and settlement services for stock exchanges, tax and other collections for the government, custody services for mutual funds and correspondent banking services. Our treasury group manages our balance sheet and our foreign exchange and derivative products.

      Since fiscal 2001, we have experienced significant growth in our customer and geographical base, expanding from 0.9 million customers in 53 cities as of March 31, 2001 to 5.1 million customers in 182 cities as of September 30, 2004. In addition, we have changed our focus and business mix so that retail banking rather than wholesale banking is our more significant area, as net revenue from retail products has grown from 45.3% of total revenue for the fiscal year ended March 31, 2002 to 59.1% of total revenue for the six months ended September 30, 2004. The higher proportion of retail loans in our portfolio has allowed us to maintain our net interest margins even as market yields in the overall economy were falling. However, with this increase in retail loans, we have increased our unallocated and specific loan loss provisions.

      Our revenue consists of interest and dividend revenue as well as non-interest revenue. Our interest and dividend revenue is primarily generated by interest on loans, securities and other activities. We offer a wide range of loans to retail customers and offer primarily working capital loans to corporate customers. The primary components of our securities portfolio are statutory liquidity ratio investments, credit substitutes and other investments. Statutory liquidity ratio investments principally consist of government of India treasury securities. Credit substitutes, principally consisting of our investments in commercial paper, debentures and preference shares issued by corporations, are part of the financing products we provide to our customers. Other investments include investment grade bonds issued by public sector undertakings and public financial institutions principally to meet RBI directed lending requirements, asset backed securities, mortgage backed securities as well as equity securities and mutual funds. Interest revenue from other activities consists primarily of interest from inter-bank loans and interest paid by the RBI on cash deposits to meet our statutory cash reserve ratio requirements.

      Two important measures of our results of operations are net interest revenue, which is equal to our interest and dividend revenue net of interest expense, and net interest revenue after allowance for credit losses. Interest expense includes interest on deposits as well as on borrowings. Our interest revenue and expense are affected by fluctuations in interest rates as well as volume of activity. Our interest expense is also affected by the extent to which we fund our activities with low-interest or non-interest bearing deposits (including the float on transactional services), and the extent to which we rely on borrowings. Our allowance for credit losses includes our loan loss provision. Impairments of credit substitutes are not included in our loan-loss provision, but are included as realized losses on securities.

      We also use net interest margin and spread to measure our results. Net interest margin represents the ratio of net interest revenue to average interest-earning assets. Spread represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities including current accounts which are non-interest bearing.

      Our non-interest revenue includes fee and commission income, realized gains and losses on sales of securities and spread from foreign exchange and derivative transactions. Our principal sources of fee and commission revenue are retail banking services, cash management services, documentary credits and bank guarantees, distribution of third party mutual funds and insurance products and capital market services.

      Our non-interest expense includes expenses for salaries and staff benefits, premises and equipment, depreciation and amortization, and administrative and other expenses. The costs of outsourcing back office and other functions are included in administrative and other expenses.

      Our financial condition and results of operations are affected by general economic conditions prevailing in India. The Indian economy has grown steadily over the past three years. GDP growth was 5.4% in fiscal 2002, 4.4% in fiscal 2003 and 8.1% in fiscal 2004. In addition, interest rates have generally declined during the last three years in line with global trends and due to huge inflows of foreign capital, recent appreciation of the Indian rupee to the U.S. dollar, and the RBI’s general policy during that period of assuring adequate liquidity to the banking system and of generally lowering the rate at which it lent to banks in India.

      In the current fiscal year, the liquidity in the Indian banking system has decreased as the RBI has begun to raise interest rates.

Critical Accounting Policies

      We have set forth below some of our critical accounting policies under U.S. GAAP. Readers should keep in mind that we prepare our general purpose financial statements in accordance with Indian GAAP and also report to the RBI and other regulatory authorities in India in accordance with Indian GAAP. In certain circumstances, as discussed under “Financial Condition — Transfers within Investment Portfolio” below, we may take action that is required or permitted by Indian banking regulations which may have different consequences under Indian and U.S. GAAP.

Allowance for loan losses

      Our allowance for credit losses is based on our best estimate of losses inherent in our loan portfolio and consists of our allowances for retail loans and wholesale loans.

Retail loans

      We establish specific and unallocated allowances for our retail loans. For all retail loans (including credit cards), we establish a 50% specific allowance when the loan is past due for more than 90 days. If the loan remains 120 days past due, we increase our specific allowance to 100% of any uncollected amounts. We write off uncollected credit card balances which are 150 days past due, and write off uncollected balances for all other retail loans when they are 180 days past due. We also establish unallocated allowances for each of our retail loan products. See “Selected Statistical Information — Investment Portfolio — Retail Loans.”

Wholesale

      We establish specific allowances for our wholesale loans.

      We evaluate our wholesale loan portfolio on a periodic basis and grade our accounts considering both qualitative and quantitative criteria. Although we believe our grading and surveillance process is comprehensive, it is inherently subjective as it is based on information we have available and requires us to exercise judgment in determining a borrower’s grading and therefore may not be correct in all cases. Our grading is subject to revision as more information becomes available.

      We consider wholesale loans to be impaired when it is probable that we will be unable to collect scheduled payments of principal or interest when due. In arriving at our estimate, we consider the borrower’s payment status, financial condition and the value of collateral we hold.

      We establish specific allowances for our wholesale loans for each non-performing wholesale loan customer in the aggregate for all funded exposures. This allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of any collateral we hold. Our estimate of future cash flows from a borrower is inherently subjective as it is based on our expectations of the probability and timing of default. Our estimate of the net realizable value of any collateral we hold is also subjective, as the collateral we hold is generally working capital such as book debt or inventory.

      With effect from April 1, 2003, in light of the significant growth in the size and diversity of our wholesale loan portfolio, we started establishing an unallocated allowance for wholesale loans based on an internal credit slippage matrix, which measures our historic losses for our standard loan portfolio.

      For more information on the methodologies we have used to establish our allowance for credit losses, see “Selected Statistical Information — Non-Performing Loans — Recognition of Non-Performing Loans.”

Interest Accrual and Revenue Recognition

      Interest income from loans is recognized on an accrual basis when earned except with respect to loans placed on non-accrual status, for which interest income is recognized when received. Beginning in fiscal 2004, loans have been placed on non-accrual status when they are past due for more than one quarter. Prior to that time, loans were generally placed on non-accrual status when they were past due for more than two quarters. We generally do not charge up-front loan origination fees. Nominal application fees are charged, which offset the related costs incurred.

      Fees and commissions from guarantees issued are amortized over the contractual period of the commitment, provided the amounts are collectible.

      Dividends are recognized when declared.

      Realized gains and losses on sales of securities are recorded on the trade date and are determined using the weighted average cost method.

      Other fees and income are recognized when earned, which is when the service that results in the income has been provided.

  Valuation of Investments

      Investments consist of securities purchased as part of our treasury operations, such as government securities and other debt and equity securities, investments purchased as part of our wholesale banking operations, such as credit substitute securities issued by our wholesale banking customers, which include commercial paper, short term debentures and preference shares and asset and mortgage backed securities.

      Securities that are held principally for resale in the near term are classified as held for trading (“HFT”), with changes in fair value recorded in earnings.

      Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity (“HTM”).

      Securities with fair values that are not classified as held to maturity or held for trading are classified as available for sale (“AFS”). Unrealized gains and losses on such securities, net of applicable taxes, are reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

      We generally report our investments in debt and equity securities at fair value, except for debt securities classified as HTM securities, which are reported at amortized cost. Fair values are based on market quotations where a market quotation is available and otherwise based on present values at current interest rates for such investments.

      For HTM and AFS securities, other than temporary declines in fair values that are below cost will be reflected in earnings as realized losses. We identify other than temporary declines based on an evaluation of all significant factors, including the length of time and extent to which fair value is less than cost and the financial condition and economic prospects of the issuer. We do not recognize an impairment for debt securities if the cause of the decline is related solely to interest rate increases and where we have the ability and intent to hold the security until the fair value is recovered. Estimates of any other than temporary declines in the fair values of credit substitute securities are measured on a case by case basis together with loans under the overall exposure to those customers and recognized as realized losses. As our exposures in respect of such securities are similar to our exposures on the borrower’s loan portfolio, additional disclosures have been provided on impairment status in Note 8 and on concentrations of credit risk in Note 12 of the Financial Statements.

Six Months Ended September 30, 2004 Compared to Six Months Ended September 30, 2003

  Net Interest Revenue After Allowance For Credit Losses

      Our net interest revenue after allowances for credit losses increased by 31.2% from Rs. 4.8 billion in the six months ended September 30, 2003 to Rs. 6.3 billion in the six months ended September 30, 2004. However, our annualized net interest margin decreased from 4.0% in the six months ended September 30, 2003 to 3.7% in the six months ended September 30, 2004. The following table sets out the components of net interest revenue after allowance for credit losses:

	Six months ended September 30,
			Increase/	Increase/
	2003	2004	(decrease)	(decrease)

	(In millions, except percentages)
Interest on loans	Rs.5,182.3	Rs.7,148.7	Rs.1,966.4	37.9%
Interest on trading account and securities, including dividends	6,352.8	5,719.8	(633.0)	(10.0)
Other interest revenue	475.8	724.0	248.2	52.2

Total interest and dividend revenue	12,010.9	13,592.5	1,581.6	13.2

Interest on deposits	5,149.8	5,324.8	175.0	3.4
Interest on short term borrowings	740.3	674.4	(65.9)	(8.9)
Interest on long term debt	116.7	215.7	99.0	84.8

Total interest expense	6,006.8	6,214.9	208.1	3.5

Net interest revenue	6,004.1	7,377.6	1,373.5	22.9
Allowance for credit losses:
Retail	561.6	1,137.0	575.4	102.5
Wholesale	655.9	(38.7)	(694.6)	(105.9)

Total	1,217.5	1,098.3	(119.2)	(9.8)

Net interest revenue after allowance for credit losses	4,786.6	6,279.3	1,492.7	31.2

  Interest and Dividend Revenue

      Interest revenue from loans increased as average volume of loans increased 53.4% from Rs. 120.8 billion in the six months ended September 30, 2003 to Rs. 185.3 billion in the six months ended September 30, 2004. Our average volume of retail loans increased by 66.9% from Rs. 43.1 billion in the six months ended September 30, 2003 to Rs. 71.9 billion in the six months ended September 30, 2004, primarily due to higher penetration of our retail loan products in existing markets and our expansion into new geographical areas. Our average volume of wholesale loans increased by 45.9% from Rs. 77.7 billion in the six months ended September 30, 2003 to Rs. 113.4 billion in the six months ended September 30, 2004 due to increased lending to existing customers as well as new customer acquisitions. However, these volume increases were partially offset by a reduction in yields. Yields on our loans decreased from an average of 8.6% in the six months ended September 30, 2003 to 7.7% in the six months ended September 30, 2004. Loan yields declined as a result of the general decline in interest rates and increased competition.

      Interest and dividend revenue from securities declined principally due to lower receipts of dividends on mutual fund units in the six months ended September 30, 2004 as well as a decline in yields. These decreases were partially offset by an increase in the volume of investments.

      Other interest revenue increased by 52.2% for the six months ended September 30, 2004 compared to the six months ended September 30, 2003 due to an increase in earnings from balances maintained with the RBI. This increase in balances was on account of higher statutory cash reserve maintenance requirements during the six months ended September 30, 2004.

  Interest Expense

      Our interest expense on deposits increased due to an increase in average volume of deposits of 33.0% from Rs. 235.5 billion in the six months ended September 30, 2003 to Rs. 313.3 billion in the six months ended September 30, 2004 primarily as a result of our expanded branch network. Our average cost of deposits decreased from 4.4% in the six months ended September 30, 2003 to 3.4% in the six months ended September 30, 2004 primarily as a result of a decline in the average cost of time deposits from 6.6% to 5.6% and an increase in the proportion of relatively lower cost average current accounts (which are non interest-bearing) and savings account balances to average total deposits from 43.3% in the six months ended September 30, 2003 to 52.5% in the six months ended September 30, 2004.

      Our interest expense on short-term borrowings decreased as a result of a decrease in the average cost of such borrowings from 4.7% to 3.8%, offset partially by an increase in borrowings in the inter-bank call-money market. Our interest expense on long-term debt increased, primarily due to Rs. 4.0 billion of subordinated debt issued in the last quarter of fiscal 2004.

  Allowance for Credit Losses

      Allowances for credit losses decreased by 9.8% for the six months ended September 30, 2004 compared to the six months ended September 30, 2003. During the same period, allowances for credit losses for retail loans increased by 102.5% in line with the growth in the retail loan book. However, allowances for credit losses for the wholesale segment decreased by 105.9%, primarily due to a large number of recoveries during the six months ended September 30, 2004 compared to the six months ended September 30, 2003, and also due to enhanced specific allowances provided for certain impaired large accounts during the six months ended September 30, 2003.

Non-Interest Revenue

      Our non-interest revenue increased by 44.4% from Rs. 2.5 billion in the six months ended September 30, 2003 to Rs. 3.6 billion in the six months ended September 30, 2004. The following table sets forth the components of our non-interest revenue:

	Six months ended
	September 30,
			Increase/	Increase/
	2003	2004	(decrease)	(decrease)

	(In millions, except percentages)
Fees and commissions	Rs.1,325.4	Rs.2,806.3	Rs.1,480.9	111.7%
Realized gains (losses) on sales of AFS securities	372.8	(89.1)	(461.9)	(123.9)
Realized gains (losses) on sales of HFT securities	272.5	(3.4)	(275.9)	(101.2)
Foreign exchange	299.7	374.1	74.4	24.8
Derivative transactions	223.0	47.6	(175.4)	(78.7)
Other	5.4	473.0	467.6	8,659.3

Total non-interest revenue	Rs.2,498.8	Rs.3,608.5	Rs.1,109.7	44.4

      Fees and commissions increased primarily because of growth in service and processing fee income related to retail banking services, which was due largely to an increased volume of ATM, credit card and debit card transactions and other retail loans, and an increase in the standard rates for fees on retail transactions. In addition, our depositary fees increased as a result of increased stock market activity as did fees from the distribution of third party mutual funds and insurance.

      The realized losses from sale of securities were primarily due to trading losses booked on government securities due to a sharp increase in yields in the six months ended September 30, 2004.

      Revenue from foreign exchange increased primarily due to an increase in the volume of foreign exchange transactions with retail and wholesale customers.

      Revenue from derivatives declined primarily due to lower customer volumes on derivatives as well as a decline in fair values on interest rate swaps due to increases in interest rates.

      The increase in other non-interest revenue resulted from the gain on the sale of our portfolio of automobile and commercial vehicle loans.

Non-Interest Expense

      Our non-interest expense was comprised of the following:

					% of net
					revenues
					for six months
	Six months ended				ended
	September 30,				September 30,
			Increase/	Increase/
	2003	2004	(decrease)	(decrease)	2003	2004

	(In millions, except percentages)
Salaries and staff benefits	Rs.999.5	Rs.1,459.4	Rs.459.9	46.0%	13.7%	14.8%
Premises and equipment	873.9	1,041.3	167.4	19.2	12.0	10.5
Depreciation and amortization	600.0	674.7	74.7	12.5	8.2	6.8
Administrative and other	1,367.2	1,880.2	513.0	37.5	18.8	19.0

Total non-interest expense	Rs.3,840.6	Rs.5,055.6	Rs.1,215.0	31.6	52.7	51.1

      Total non-interest expense increased by 31.6% from Rs. 3.8 billion in the six months ended September 30, 2003 to Rs. 5.1 billion in the six months ended September 30, 2004. This was primarily due to increased infrastructure costs related to the expansion of our branch and ATM networks and geographical coverage for our retail loan products. As a percentage of our net revenues, non-interest expense decreased to 51.1% in the six months ended September 30, 2004 compared to 52.7% in the six months ended September 30, 2003.

      Salaries and staff benefits rose in absolute terms and as a percentage of revenue principally due to increased headcount to support our future growth. Our headcount increased from 5,571 employees as of September 30, 2003 to 7,354 employees as of September 30, 2004. Salaries and staff benefits in the six months ended September 30, 2004 also included a charge of Rs. 262.0 million for compensation expense arising out of options granted compared to Rs. 31.5 million in the six months ended September 30, 2003. Our premises and equipment expense increased because we expanded our distribution network from 253 branches and 838 ATMs as of September 30, 2003 to 379 branches and 1,002 ATMs as of September 30, 2004. Depreciation and amortization and administrative and other expenses increased primarily due to an expansion of our branch and ATM networks and higher spending on technology and infrastructure to support growth in our retail loans and credit card business.

  Income Tax

      Our income tax expense increased by 53.3% from Rs. 1.1 billion in the six months ended September 30, 2003 to Rs. 1.7 billion in the six months ended September 30, 2004. Our effective tax rate increased from

31.3% in the six months ended September 30, 2003 to 34.2% in the six months ended September 30, 2004, principally due to an increase of 0.72% in the statutory income tax rate and higher permanent differences in the form of stock based compensation and lower tax-exempt income in the six months ended September 30, 2004. Tax-exempt income consists principally of dividends and investment income from tax-exempt investments such as preference shares, mutual fund units and infrastructure bonds.

  Net Income

      As a result of the foregoing factors, our net income after taxes increased by 34.3% from Rs. 2.4 billion in the six months ended September 30, 2003 to Rs. 3.2 billion in the six months ended September 30, 2004.

Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003

  Net Interest Revenue After Allowance For Credit Losses

      Our net interest revenue after allowances for credit losses increased by 48.7% from Rs. 6.9 billion in fiscal 2003 to Rs. 10.3 billion in fiscal 2004. Our net interest margin increased from 3.3% in fiscal 2003 to 3.8% in fiscal 2004. The following table sets out the components of net interest revenue after allowance for credit losses:

	Year ended March 31,
			Increase/	Increase/
	2003	2004	(decrease)	(decrease)

	(In millions, except percentages)
Interest on loans	Rs. 7,805.3	Rs. 11,705.0	Rs. 3,899.7	50.0%
Interest on trading account and securities, including dividends	10,386.1	11,776.9	1,390.8	13.4
Other interest revenue	1,233.4	1,109.6	(123.8)	(10.0)

Total interest and dividend revenue	19,424.8	24,591.5	5,166.7	26.6

Interest on deposits	10,508.5	10,279.2	(229.3)	(2.2)
Interest on short term borrowings	1,032.9	1,435.9	403.0	39.0
Interest on long term debt	237.8	268.0	30.2	12.7

Total interest expense	11,779.2	11,983.1	203.9	1.7

Net interest revenue	7,645.6	12,608.4	4,962.8	64.9
Allowance for credit losses:
Retail	122.7	918.5	795.8	648.6
Wholesale	618.8	1,424.9	806.1	130.3

Total	741.5	2,343.4	1,601.9	216.0

Net interest revenue after allowance for credit losses	Rs. 6,904.1	Rs. 10,265.0	Rs. 3,360.9	48.7

  Interest and Dividend Revenue

      Interest revenue from loans increased as average volume of loans increased by 65.6% from Rs. 82.5 billion in fiscal 2003 to Rs. 136.5 billion in fiscal 2004. Our average volume of retail loans increased by 153.8% from Rs. 20.9 billion in fiscal 2003 to Rs. 52.9 billion in fiscal 2004, primarily because of the expansion of our core retail loan products and our expansion into new geographical areas. Our average volume of wholesale loans increased by 35.7% from Rs. 61.6 billion in fiscal 2003 to Rs. 83.6 million in fiscal 2004 due to a general increase in business. This growth in volume was partially offset as yields on our loans decreased from an average of 9.5% in fiscal 2003 to 8.6% in fiscal 2004. Loan yields declined in line with the general decline in interest rates and due to increased competition.

      Interest and dividend revenue from securities increased principally due to an increase in the interest revenue from securities held to meet the statutory liquidity ratio. This was due to an increase in the average volume of our statutory liquidity ratio investments, which increased by 55.2% from Rs. 54.8 billion in fiscal 2003 to Rs. 85.1 billion in fiscal 2004, partially offset by a decline in yields. The increase in interest and dividend income was also due to higher dividend income from mutual fund units and additional investments made to comply with our directed lending obligations.

      Other interest revenue decreased due to a smaller number of inter-bank placements in U.S. dollars as the interest differential between the U.S. market and India narrowed.

  Interest Expense

      Our interest expense on deposits decreased as a result of a decrease in interest rates despite the average volume of deposits increasing by 40.6% from Rs. 186.8 billion in fiscal 2003 to Rs. 262.7 billion in fiscal 2004.

      Our average cost of deposits decreased from 5.6% in fiscal 2003 to 3.9% in fiscal 2004 as a result of a decline in the cost of time deposits from 7.7% to 6.2% and an increase in the proportion of relatively lower cost average current and savings account balances to average total deposits from 35.0% in fiscal 2003 to 46.9% in fiscal 2004.

      Our interest expense on short-term borrowings increased as a result of an increase in borrowings in the inter-bank call-money market from Rs. 15.4 billion to Rs. 33.0 billion, offset partly by a drop in the average cost of such borrowings from 6.7% to 4.3%. Our interest expense on long-term debt increased marginally due to the partial impact of the Rs. 4.0 billion of subordinated debt issued in the last quarter of fiscal 2004.

  Allowance for Credit Losses

      The increase in our allowance for credit losses in fiscal 2004 reflected higher gross additions to non-performing loans in both retail and wholesale banking. Also, we made an unallocated allowance of Rs. 589.2 million in fiscal 2004 for performing commercial and retail loans. No such unallocated allowance was created in fiscal 2003.

  Non-Interest Revenue

      Our non-interest revenue increased by 6.8% from Rs. 4.4 billion in fiscal 2003 to Rs. 4.7 billion in fiscal 2004. The following table sets out the components of our non-interest revenue:

	Year ended March 31,
			Increase/	Increase/
	2003	2004	(decrease)	(decrease)

	(In millions, except percentages)
Fees and commissions	Rs.2,306.4	Rs.3,140.7	Rs.834.3	36.2%
Realized gains (losses) on sales of AFS securities	721.7	(48.3)	(770.0)	(106.7)
Realized gains (losses) on sales of HFT securities	507.8	396.8	(111.0)	(21.9)
Foreign exchange	445.3	740.0	294.7	66.2
Derivative transactions	379.1	443.9	64.8	17.1
Other	37.0	24.5	(12.5)	(33.8)

Total non-interest revenue	Rs.4,397.3	Rs.4,697.6	Rs.300.3	6.8

      Fees and commissions grew primarily because of an increase in the volume of ATM transactions for other banks’ customers, debit card transactions, processing fees relating to retail loans, service charges for non-maintenance of minimum balances, depository fees (as there was an increase in activity due to recovery in the stock markets) and fees from the distribution of third party mutual funds.

      The realized losses in the AFS book in 2004 are due to losses on redemption of mutual fund units post receipt of dividends. We made a higher profit in fiscal 2003 compared to fiscal 2004 in the HFT category as we took advantage of a larger decline in interest rates in fiscal 2003 than in fiscal 2004.

      Revenues from foreign exchange increased primarily as the result of the introduction of the sale of foreign exchange products to retail customers and increased volume of transactions with wholesale customers.

      Revenues from derivatives increased principally due to higher customer volumes on interest rate swaps.

  Non-Interest Expense

      Our non-interest expense was comprised of the following:

					% of net
					revenues
					for year ended
	Year ended March 31,				March 31,
			Increase/	Increase/
	2003	2004	(decrease)	(decrease)	2003	2004

	(In millions, except percentages)
Salaries and staff benefits	Rs.1,661.2	Rs.2,154.0	Rs.492.8	29.7%	14.7%	14.4%
Premises and equipment	1,343.6	1,828.5	484.9	36.1	11.9	12.2
Depreciation and amortization	1,052.4	1,254.9	202.5	19.2	9.3	8.4
Administrative and other	2,000.7	3,131.9	1,131.2	56.5	17.7	20.9

Total non-interest expense	Rs.6,057.9	Rs.8,369.3	Rs.2,311.4	38.2	53.6	55.9

      Salaries and staff benefits rose principally due to increased headcount to support our growth. Our headcount increased from 4,791 employees as of March 31, 2003 to 5,673 employees as of March 31, 2004. Our premises and equipment expense, depreciation and amortization expense and administrative and other expenses increased principally because we expanded our distribution network from 231 branches and 732 ATMs as of March 31, 2003 to 312 branches and 910 ATMs as of March 31, 2004 and also as a result of the infrastructure that we implemented to support growth in the retail loan book and credit card business.

  Income Tax

      Our income tax expense increased by 6.3% from Rs. 1.7 billion in fiscal 2003 to Rs. 1.8 billion in fiscal 2004. Our effective rate of tax decreased from 33.0% in fiscal 2003 to 27.9% in fiscal 2004, principally due to a decrease of 0.88% in the statutory income tax rate and higher tax-exempt income. Tax-exempt income consists principally of dividends and investment income from tax-exempt investments such as preference shares, mutual fund units and infrastructure bonds.

  Net Income

      As a result of the foregoing factors, our net income after taxes increased by 35.3% from Rs. 3.5 billion in fiscal 2003 to Rs. 4.8 billion in fiscal 2004.

Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Net Interest Revenue After Allowance For Credit Losses

      Our net interest revenue after allowances for credit losses increased by 31.9% from Rs. 5.2 billion in fiscal 2002 to Rs. 6.9 billion in fiscal 2003. Our net interest margin increased from 3.1% in fiscal 2002 to 3.3% in fiscal 2003 . The following table sets forth the components of net interest revenue after allowance for credit losses:

	Year ended March 31,
			Increase/	Increase/
	2002	2003	(decrease)	(decrease)

	(In millions, except percentages)
Interest on loans	Rs.6,130.7	Rs.7,805.3	Rs.1,674.6	27.3%
Interest on trading account and securities, including dividends	8,166.4	10,386.1	2,219.7	27.2
Other interest revenue	2,150.9	1,233.4	(917.5)	(42.7)

Total interest and dividend revenue	16,448.0	19,424.8	2,976.8	18.1

Interest on deposits	9,158.5	10,508.5	1,350.0	14.7
Interest on short term borrowings	1,328.1	1,032.9	(295.2)	(22.2)
Interest on long term debt	275.9	237.8	(38.1)	(13.8)

Total interest expense	10,762.5	11,779.2	1,016.7	9.4

Net interest revenue	5,685.5	7,645.6	1,960.1	34.5
Allowance for credit losses:
Retail	96.8	122.7	25.9	26.8
Wholesale	354.8	618.8	264.0	74.4

Total	451.6	741.5	289.9	64.2

Net interest revenue after allowance for credit losses	5,233.9	6,904.1	1,670.2	31.9

Interest and Dividend Revenue

      Interest revenue from loans increased as our average volume of loans increased by 38.9% from Rs. 59.4 billion in fiscal 2002 to Rs. 82.5 billion in fiscal 2003. Our average volume of retail loans increased by 115.1% from Rs. 9.7 billion in fiscal 2002 to Rs. 20.9 billion in fiscal 2003, primarily because of the expansion of our core retail loan products and our expansion into new geographical areas. Our average volume of wholesale loans increased by 24.0% from Rs. 49.7 billion in fiscal 2002 to Rs. 61.6 billion in fiscal 2003. Yields on our loans decreased from an average of 10.3% in fiscal 2002 to 9.5% in fiscal 2003. Loan yields declined in line with the general decline in interest rates and due to increased competition.

      Interest and dividend revenue from securities increased primarily because of an increase in the volumes of investments held to meet our statutory liquidity ratio, tax-exempt investments and investments made to comply with our directed lending obligations. These increases were offset in part by declines in yields reflecting the general decline in interest rates.

      Other interest revenue decreased due to a smaller number of inter-bank placements in U.S. dollars as the interest differential between the U.S. market and India narrowed.

Interest Expense

      Our interest expense on deposits increased as our average volume of deposits increased by 30.8% from Rs. 142.8 billion in fiscal 2002 to Rs. 186.8 billion in fiscal 2003 as a result of our expanded branch network. This was offset by a decrease in average cost of deposits from 6.4% in fiscal 2002 to 5.6% in fiscal 2003. This decline was due to a decrease in cost of term deposits from 9.0% to 7.7% and an increase in the proportion of average current and savings account balances to average total deposits from 33.9% in fiscal 2002 to 35.0% in fiscal 2003.

      Our interest expense on short-term borrowings decreased as a result of a decrease in borrowings in the inter-bank call-money market.

  Allowance for Credit Losses

      Allowance for credit losses increased primarily due to the deterioration of some large accounts in the wholesale book.

  Non-Interest Revenue

      Our non-interest revenue increased by 36.8% from Rs. 3.2 billion in fiscal 2002 to Rs. 4.4 billion in fiscal 2003. The following table sets out the components of our non-interest revenue:

	Year ended March 31,
			Increase/	Increase/
	2002	2003	(decrease)	(decrease)

	(In millions, except percentages)
Fees and commissions	Rs. 1,620.5	Rs. 2,306.4	Rs. 685.9	42.3%
Realized gains (losses) on sales of AFS securities	344.4	721.7	377.3	109.6
Realized gains (losses) on sales of HFT securities	600.9	507.8	(93.1)	(15.5)
Foreign exchange	391.4	445.3	53.9	13.8
Derivative transactions	249.7	379.1	129.4	51.8
Other	8.2	37.0	28.8	351.2

Total non-interest revenue	Rs. 3,215.1	Rs. 4,397.3	Rs. 1,182.2	36.8

      Fees and commissions grew primarily because of an increase in the volume of ATM transactions for other banks’ customers, debit card transactions, processing fees relating to retail loans, service charges for non-maintenance of minimum balances, retail transactions through other channels, and depository fees.

      We realized higher aggregate gains on our investment portfolios, mainly on account of increased market values caused by the decline in interest rates in the fiscal year and increased trading activity in the securities market.

      Revenue from foreign exchange increased primarily due to an increase in the volume of customer transactions.

      Revenue from derivatives increased principally as a result of expansion in our range of derivative products as well as profits on unwinding of certain currency swaps by customers.

  Non-Interest Expense

      Our non-interest expense was comprised of the following:

					% of net
					revenues for
					year ended
	Year ended March 31,				March 31,
			Increase/	Increase/
	2002	2003	(decrease)	(decrease)	2002	2003

	(In millions, except percentages)
Salaries and staff benefits	Rs. 1,184.6	Rs. 1,661.2	Rs. 476.6	40.2%	14.0%	14.7%
Premises and equipment	913.8	1,343.6	429.8	47.0	10.8	11.9
Depreciation and amortization	675.7	1,052.4	376.7	55.7	8.0	9.3
Administrative and other	1,421.9	2,000.7	578.8	40.7	16.8	17.7

Total non-interest expense	Rs. 4,196.0	Rs. 6,057.9	Rs.1,861.9	44.4	49.7	53.6

      Salaries and staff benefits rose principally due to increased headcount to support our growth. Our headcount increased from 3,742 employees as of March 31, 2002 to 4,791 employees as of March 31, 2003. Salaries and staff benefits in fiscal 2003 also included a charge of Rs. 136.9 million for compensation expense arising out of options granted compared to Rs. 89.8 million in fiscal 2002.

      Our premises and equipment expense, depreciation and amortization expense and our administrative and other expense increased principally because we expanded our distribution network from 171 branches and 479 ATMs as of March 31, 2002 to 231 branches and 732 ATMs as of March 31, 2003 and also due to infrastructure set up to support new lines of businesses, especially the two wheeler, commercial vehicle and credit card businesses.

Income Tax

      Our income tax expense increased by 33.6% from Rs. 1.3 billion in fiscal 2002 to Rs. 1.7 billion in fiscal 2003. Our effective rate of tax increased from 30.4% in fiscal 2002 to 33.0% in fiscal 2003, principally due to an increase of 1.05% in the statutory income tax rate and less tax-exempt income. Tax-exempt income consists principally of dividends and investment income from tax-exempt investments such as preference shares and infrastructure bonds.

Net Income

      As a result of the foregoing factors, our net income after taxes increased by 18.8% from Rs. 3.0 billion in fiscal 2002 to Rs. 3.5 billion in fiscal 2003.

Liquidity and Capital Resources

      Our growth over the last three years has been financed by a combination of cash generated from operations, increases in our customer deposits, borrowings and new issuances of equity capital.

      The following table sets forth our cash flows from operating activities, investing activities and financing activities in a condensed format. We have aggregated certain line items set forth in the cash flow statement that is part of our financial statements included elsewhere in this prospectus in order to facilitate understanding of significant trends in our business.

	Year ended March 31,			Six month periods ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Cash flows from operating activities:
Net income	Rs.2,958.4	Rs.3,513.8	Rs.4,754.5	Rs.2,366.7	Rs.3,179.5	U.S.$	69.3
Non cash adjustments to net income	1,313.0	1,935.3	4,515.6	1,786.6	2,607.9		56.8

Subtotal	4,271.4	5,449.1	9,270.1	4,153.3	5,787.4		126.1
Net change in other assets and liabilities	299.6	9,038.4	30,985.8	(8,427.1)	(24,507.2)		(533.7)

Net cash provided by/(used in) operating activities	4,571.0	14,487.5	40,255.9	(4,273.8)	(18,719.8)		(407.6)
Cash flows from investing activities:
Net change in term placements	—	(7,747.4)	4,182.2	2,426.7	511.3		11.1
Net change in investments	(45,808.0)	(14,051.0)	(57,535.2)	(22,258.4)	4,190.7		91.3
Proceeds from loans securitized	—	—	5,917.4	—	17,581.1		382.9
Increase in loans originated, net of principal collections	(20,897.3)	(47,512.5)	(67,765.8)	(21,073.8)	(51,358.1)		(1,118.7)
Additions to property and equipment, net of sales	(1,581.6)	(2,517.3)	(2,119.0)	(1,094.4)	(1,145.6)		(25.0)

Net cash used in investing activities	(68,286.9)	(71,828.2)	(117,320.4)	(41,999.9)	(30,220.6)		(658.4)

Cash flows from financing activities:
Net increase in deposits	59,957.0	47,221.9	80,302.0	28,187.0	30,595.9		666.4
Net increase/(decrease) in short-term borrowings	4,929.1	(20.7)	2,484.6	9,463.0	6,637.8		144.6
Net increase/(decrease) in long term debt	(62.7)	(41.9)	3,970.0	(15.1)	(1,042.7)		(22.7)
Proceeds from issuance of equity shares and ADSs	7,890.6	86.7	203.6	72.7	493.7		10.7
Proceeds from applications received for shares pending allotment	—	146.5	125.5	—	64.9		1.4
Payment of dividends and dividend tax	(528.6)	(697.5)	(955.7)	(955.7)	(1,131.4)		(24.6)

Net cash provided by financing activities	72,185.4	46,695.0	86,130.0	36,751.9	35,618.2		775.8

Net change in cash	8,469.5	(10,645.7)	9,065.5	(9,521.8)	(13,322.2)		(290.2)
Cash and cash equivalents, beginning of year	26,121.1	34,590.6	23,944.9	23,944.9	33,010.4		719.0

Cash and cash equivalents, end of year	Rs.34,590.6	Rs.23,944.9	Rs.33,010.4	Rs.14,423.1	Rs.19,688.2	U.S.$	428.8

Cash flows from operations

      Our net cash from operations reflects our net income, adjustments for tax and non-cash charges such as depreciation and amortization, as well as changes in other assets and liabilities. Our net income after adjusting for tax and non-cash adjustments increased in the periods shown. However, movements in other assets and liabilities had a significant impact on our overall position and caused a large part of the overall increase in net cash from operations in fiscal 2003 and 2004, and resulted in our net cash from operations being negative for the two six month periods. These changes arose primarily from our role as a payment bank to corporations that make initial public offerings. In such capacity, we issue demand drafts to persons whose subscriptions for shares are rejected (due to oversubscription or other reasons). The issuer advances funds to us for the payment of such drafts. The delay between the receipt of funds from the issuer and issuance of such demand drafts on the one hand, and the cashing of those drafts by the recipients on the other, can result in significant movements in our accrued expenses and other liabilities from period to period. In particular, during fiscal 2004 we received large amounts of cash against which we issued demand drafts which remained unpaid at

March 31, 2004. Primarily as a result of this activity, our accrued expenses and other liabilities increased by Rs. 31.2 billion in fiscal 2004 compared to fiscal 2003. As these drafts were paid during the six months ended September 30, 2004, our accrued expenses and other liabilities decreased by Rs. 27.1 billion.

Cash flows from financing activities

      Our primary sources of cash flows from financing activities are deposits and, to a lesser extent, borrowings. Deposits have increased over time as our business has expanded. As market yields continued to decline, our overall deposit growth in fiscal 2003 was less than in fiscal 2002. This reflected a slowdown in the rate of growth in time deposits, as customer preferences shifted to other investments. Although this trend continued in fiscal 2004 versus fiscal 2003, the rate of growth in current and savings accounts was greater, which contributed to the significant overall increase in deposits. In addition, the fiscal 2004 increase in deposits reflected the collection of over Rs. 20.0 billion received from applicants for shares in various initial public offerings in the Indian markets. These amounts were outstanding on our books as of March 31, 2004 and were paid out during the six months ended September 30, 2004. Because of the trends in deposits discussed above, we increased our short term borrowings during the six months ended September 30, 2003 in order to fund our growth. Because of the temporary benefit of the funds related to initial public offerings, the increase in borrowings for the fiscal year ended March 31, 2004 was not as great as in the six month period ended September 30, 2003. As such funds were paid out during the six months ended September 30, 2004, short term borrowings increased again.

      As our retail loan book increased, we were required to increase our capital ratios. We privately placed long term subordinated debt of Rs. 4.0 billion in February 2004. Subordinated debt of Rs. 1.0 billion was repaid at maturity during the six months ended September 30, 2004.

      We raised equity capital of Rs. 7.8 billion in July 2001, through an initial public offering of ADSs in the United States. This strengthened our capital position in order to support balance sheet growth.

Cash flows from investing activities

      We used our cash from operations and financing activities primarily to invest in our retail loan book. Our growth in investments reflected primarily an increase in statutory liquidity ratio investments that was required as our business expanded. As the pace of growth of our retail loans was much faster than growth in deposits, our liquidity and capital position were strained. As a result, we sold our automotive and commercial vehicle loan book of Rs. 17.3 billion. During the six months ended September 30, 2004, as yields reversed their downward trend, we substantially closed out our trading positions in investments to insulate any immediate valuation losses due to the downward movement in bond prices.

Financial Condition

  Assets

      The following table sets forth the principal components of our assets as of March 31, 2004 and September 30, 2004:

	As of	As of
	March 31,	September 30,	Increase/	Increase/
	2004	2004	(decrease)	(decrease)

	(In millions, except percentages)
Cash and cash equivalents	Rs.33,010.4	Rs.19,688.2	Rs.(13,322.2)	(40.4)%
Term placements	3,565.2	3,053.9	(511.3)	(14.3)
Investments held for trading	6,233.8	3,053.0	(3,180.8)	(51.0)
Investments available for sale	133,274.6	167,692.7	34,418.1	25.8
Investments held to maturity	36,368.4	—	(36,368.4)	(100.0)
Securities purchased under agreements to resell	19,950.0	15,251.0	(4,699.0)	(23.6)
Loans, net	177,681.1	210,666.0	32,984.9	18.6
Accrued interest receivable	4,178.7	5,219.6	1,040.9	24.9
Property and equipment	6,169.1	6,446.4	277.3	4.5
Other assets	6,404.3	8,008.3	1,604.0	25.0

Total assets	Rs. 426,835.6	Rs. 439,079.1	Rs. 12,243.5	2.9

      Our total assets increased by 2.9% to Rs. 439.1 billion as of September 30, 2004.

      Investments held for trading declined due to lower trading opportunities in view of the rising interest rate environment.

      Investments available for sale increased primarily due to a reclassification of our HTM portfolio to AFS as described below under “— Transfers Within Investment Portfolios.”

      Net loans increased due to increases in both our retail and wholesale products. Our retail loan volume increased by 25.5% to Rs. 92.0 billion in the six months ended September 30, 2004, which reflected our increased focus on retail loans. This increase was net of sales of automobile and commercial vehicle loans aggregating Rs. 17.3 billion in securitization transactions during the six months ended September 30, 2004.

      Our property and equipment increased as we expanded our distribution network from 312 branches and 910 ATMs as of March 31, 2004 to 379 branches and 1,002 ATMs as of September 30, 2004 and invested in other infrastructure to support our growth.

  Transfers Within Investment Portfolio

      In the six months ended September 30, 2004, because interest rates were rising in the Indian market, we elected to transfer investments with a fair value of Rs. 11.2 billion from our HTM portfolio to our AFS portfolio because these investments were yielding higher than prevailing market yields. The transfer thus provided some relief in our Indian GAAP accounts from the effects of losses in the AFS portfolio as a result of further increases in interest rates. This transfer was permitted by RBI regulations. However, because this transfer was not considered acceptable under U.S. GAAP, our HTM portfolio was deemed “tainted” and we were required to re-classify the remaining HTM portfolio as AFS. We are not permitted to establish a new HTM portfolio under U.S. GAAP until after March 31, 2007 and, accordingly, the investment classifications under U.S. GAAP and Indian GAAP could vary materially in the future. This reclassification resulted in an increase to shareholders’ equity of Rs. 507.5 million and had no effect on net income.

  Liabilities and Shareholders’ Equity

      The following table sets forth the principal components of our liabilities and shareholders’ equity as of March 31, 2004 and September 30, 2004:

	As of	As of
	March 31,	September 30,	Increase/	Increase/
	2004	2004	(decrease)	(decrease)

	(In millions, except percentages)
Interest bearing deposits	Rs.215,710.8	Rs.258,240.8	Rs.42,530.0	19.7%
Non-interest bearing deposits	88,351.2	76,417.1	(11,934.1)	(13.5)

Total deposits	304,062.0	334,657.9	30,595.9	10.1
Short-term borrowings	24,064.2	30,701.9	6,637.7	27.6
Accrued interest payable	4,165.4	5,958.8	1,793.4	43.1
Long-term debt	6,086.0	5,043.4	(1,042.6)	(17.1)
Accrued expenses and other liabilities	57,242.2	30,261.3	(26,980.9)	(47.1)

Total liabilities	395,619.8	406,623.3	11,003.5	2.8
Shareholders’ equity	31,215.8	32,455.8	1,240.0	4.0

Total liabilities and shareholders’ equity	Rs.426,835.6	Rs.439,079.1	Rs.12,243.5	2.9

      Our total liabilities increased by 2.8% to Rs. 406.6 billion as of September 30, 2004. The increase in our interest bearing deposits was principally due to new customers acquired as we expanded our branch network and achieved greater penetration of our customer base through cross sales of our products. However, there was a decline in non-interest bearing deposits as we held a substantial amount of temporary initial public offering collection money on March 31, 2004 which subsequently was paid out. Of our total deposits as of September 30, 2004, retail deposits accounted for 72.1% and wholesale deposits accounted for the balance.

      Accrued expenses and other liabilities decreased principally because of a decrease in bills payable as of September 30, 2004 compared to March 31, 2004. Bills payable decreased due to payment of refund orders of unallotted collection monies of those who applied for initial public offerings of companies, which we owed as of March 31, 2004.

      Long term debt decreased due to the repayment at maturity of subordinated debt of Rs. 1.0 billion.

      Most of our funding requirements are met through short term and medium term funding sources. Of our total non-equity sources of funding as of September 30, 2004, deposits accounted for approximately 82.3% (of which retail deposits were 72.1%) with short term borrowings accounting for approximately 7.6% and long-term debt accounting for approximately 1.2%. In our experience, a substantial portion of our deposits are rolled over upon maturity and are, over time, a stable source of funding. However, the continuation of our deposit base could be adversely affected in the event of deterioration in the economy or if the interest rates offered by us differ significantly from those offered by our competitors.

      Shareholders’ equity increased primarily due to an increase in our retained earnings. As of September 30, 2004, our shareholders’ equity included Rs. 0.9 billion of unrealized gains on available for sale securities, net of tax, which includes the effect of the reclassification of the HTM portfolio discussed above.

      We believe that our existing cash balances, funds generated from operations and borrowings will be sufficient for us to meet our liquidity requirements for at least the next twelve months.

  Capital

      We are subject to the capital adequacy requirements of the RBI, which are primarily based on the capital adequacy accord reached by the Basel Committee of the Bank of International Settlements in 1988. For a description of the RBI’s capital adequacy guidelines, see “Supervision and Regulation — Capital Adequacy

Requirements.” We are required to maintain a minimum ratio of total capital to risk adjusted assets as determined by a specified formula of 9.0%, at least half of which must be Tier 1 capital, which is generally shareholders’ equity.

      Our regulatory capital and capital adequacy ratios as measured in accordance with Indian GAAP are as follows:

	As of March 31,	As of September 30,
	2004	2004

	(in millions, except percentages)
Tier 1 capital	Rs.22,297.0	Rs.25,379.7
Tier 2 capital	10,081.2	9,927.2

Total capital	32,378.2	35,306.9

Total risk weighted assets and contingents	Rs.277,738.2	Rs.324,323.1

Capital ratios:
Tier 1	8.03%	7.83%
Total capital	11.66%	10.89%
Minimum capital ratios required by the RBI:
Tier 1	4.50%	4.50%
Total capital	9.00%	9.00%

      As shown above, our Tier 1 capital ratio decreased to 7.83% and our total capital ratio declined to 10.89% as of September 30, 2004. The decrease in our Tier 1 capital ratio was primarily on account of the growth in risk weighted assets due to an increase in our customer assets. The decrease in our Tier 2 capital was primarily due to redemption at maturity of subordinated debt in the six months ended September 30, 2004 and reduction in the portion of subordinated debt eligible to be considered Tier 2 capital.

      Our Indian GAAP financial statements include general provisions (unallocated allowances) of Rs. 1.6 billion and Rs. 1.6 billion as of March 31, 2004 and September 30, 2004, respectively, which qualify for Tier 2 capital subject to a ceiling of 1.25% of risk weighted assets.

      In an effort to create a prudent policy for utilizing gains realized on the sale of investments, the RBI issued guidelines in fiscal 2002 requiring the appropriation of a minimum of 5% of the investment portfolio to an investment fluctuation reserve over the five year period ending March 31, 2006. We currently carry an investment fluctuation reserve of Rs. 4.1 billion in Indian GAAP, which is 3.6% of the investment portfolio, excluding investments held to maturity as per Indian GAAP. This amount is included in retained earnings in U.S. GAAP.

      The RBI Tier 1 capital and total capital ratios are expected to change with the implementation of the Basel II standards in late fiscal 2006 or early fiscal 2007. Under Basel II, there will be three methods for determining the risk weighting of assets for purposes of calculating capital requirements for credit risk, consisting of one “standardized” method in which external ratings are used and two methods in which a bank’s internal ratings are used. The RBI has said that Indian banks should use the standardized method but it may later permit banks to migrate to the internal ratings based approaches. We have been closely following the development of Basel II and have participated in studies conducted by the RBI to analyze the effects of Basel II. Since the publication of the final framework in June 2004, we have been reviewing our systems and procedures, particularly in the areas of credit rating, risk architecture, technology support and process documentation, to ensure that we are in a position to implement the new framework and, in particular, to follow an internal ratings based approach once that is permitted by the RBI. This will supplement the risk management systems that we already have in place.

Capital Expenditures

      Our capital expenditures consist principally of branch network expansion, as well as investments in our technology and communications infrastructure. Since April 1, 2004, we have invested approximately Rs. 1.0 billion in capital expenditures. We have current plans for aggregate capital expenditures of approximately Rs. 2.9 billion in fiscal 2005, of which we intend to invest approximately Rs. 1.7 billion in technology and Rs. 1.2 billion to expand our branch, ATM and Electronic Data Capture terminal networks. As of September 30, 2004, we had entered into capital commitments of Rs. 214 million, which we plan to fund through internal accruals. However, we have no commitments to make the balance of the planned capital expenditures and the foregoing amounts and purposes may change depending on business conditions.

Financial Instruments and Off-Balance Sheet Arrangements

Foreign Exchange and Derivatives

      We enter into foreign exchange and derivative transactions for our customers and for our own account. Our foreign exchange contracts include forward exchange contracts, currency swaps and currency options. Our derivative contracts include rupee-based interest rate swaps, forward rate agreements and cross-currency derivatives primarily for corporate customers. We enter into transactions with our customers and typically lay off exposures in the inter-bank market. We also trade rupee-based interest rate swaps for our own account and enter into foreign exchange contracts to cover our own exposures. We earn profit on customer transactions by way of a margin as a mark-up over the inter-bank exchange or interest rate. We earn profit on inter-bank transactions by way of a spread between the purchase rate and the sale rate. These profits are recorded as income from foreign exchange and derivative transactions. The RBI imposes limits on our ability to hold overnight positions in foreign exchange and derivatives. See “Business — Treasury — Derivatives.”

      The following table presents the aggregate notional principal amounts of our outstanding foreign exchange and derivative contracts as of March 31, 2004 and September 30, 2004, together with the related fair value, which is the mark-to-market impact of the derivative and foreign exchange products on the reporting date. We do not net exposures to the same counterparty in calculating these amounts.

	As of March 31,		As of September 30,
	2004		2004

	Notional	Fair Value	Notional	Fair Value

	(In millions)
Interest rate swaps and forward rate agreements	Rs.343,913.6	Rs.(15.4)	Rs.689,301.3	Rs.106.4
Forward exchange contracts, currency swaps and currency options	439,917.0	496.6	419,658.0	320.2

      Our trading activities for the above derivative instruments are carried out in the inter-bank market, which is a non-exchange informal market. However, these markets generally either provide price discovery or sufficient data to reliably estimate fair values of financial instruments.

  Guarantees and Documentary Credits

      As a part of our commercial banking activities, we issue documentary credits and guarantees. Documentary credits, such as letters of credit, enhance the credit standing of our customers. Guarantees generally represent irrevocable assurances that we will make payments in the event that the customer fails to fulfill its financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation.

      The nominal values of guarantees and documentary credits for the dates set forth below were as follows:

	As of March 31,	As of September 30,
	2004	2004

	(In millions)
Bank guarantees:
Financial guarantees	Rs.7,497.0	Rs.8,257.8
Performance guarantees	8,916.8	10,618.0
Documentary credits	18,921.0	28,988.5

Total	Rs.35,334.8	Rs.47,864.3

      Guarantees and documentary credits outstanding increased by 35.5% to Rs. 47.9 billion as of September 30, 2004, principally due to general growth in our wholesale banking business.

  Loan Sanction Letters

      In some cases we issue sanction letters to customers, indicating our intent to provide new loans. The amount of loans referred to in these letters that have not yet been made increased from Rs. 44.5 billion as of March 31, 2004 to Rs. 61.0 billion as September 30, 2004. If requested, we make these loans subject to the customer’s credit-worthiness at that time and at interest rates in effect on the date the loans are made. We are not obligated to make these loans, and the sanctions are subject to periodic review. See also Note 23 to our Financial Statements.

Contractual Obligations and Commercial Commitments

  Contractual Obligations

	Payments due by period, as of September 30, 2004

		Less than			After
	Total	1 year	1-3 years	4-5 years	5 years

	(In millions)
Subordinated debt	Rs.5,000.0	Rs.—	Rs.1,000.0	Rs.—	Rs.4,000.0
Other long term debt(1)	43.4	24.8	14.9	3.7	—
Operating leases(2)	5,584.4	783.3	1,520.4	1,454.3	1,826.4
Unconditional purchase obligations(3)	213.9	213.9	—	—	—

Total contractual cash obligations	Rs.10,841.7	Rs.1,022.0	Rs.2,535.3	Rs.1,458.0	Rs.5,826.4

(1)	Other long term debt consists of capital lease obligations of Rs. 30.9 million pertaining to assets taken on leases, such as ATMs, VSATs and other equipment, which we assumed at the time of our merger with Times Bank in 2000, and Rs. 12.5 million being a concessional loan from an agency for the purchase of solar power panels.

(2)	Operating leases are principally for the lease of office, branch and ATM premises, and residential premises for executives.

(3)	Unconditional purchase obligations principally constitute the capital expenditure commitments made as of September 30, 2004. See “— Capital Expenditures.”

  Commercial Commitments

      Our commercial commitments consist principally of letters of credit, guarantees, foreign exchange contracts and derivative contracts.

      Based on historical trends, we have recognized a liability of Rs. 121.2 million in respect of guarantees issued or modified after December 31, 2002 as required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees,” issued in November 2002.

      As part of our risk management activities, we continuously monitor the credit worthiness of customers as well as guarantee exposures. However, if a customer fails to perform a specified obligation to a beneficiary, the beneficiary may draw upon the guarantee by presenting documents that are in compliance with the guarantee. In that event, we make payment to the beneficiary on account of the indebtedness of the customer or make payment on account of the default by the customer in the performance of an obligation, up to the full notional amount of the guarantee. The customer is obligated to reimburse us for any such payment. If the customer fails to pay, we would, as applicable, liquidate collateral and/or set off accounts.

      The residual maturities of the above obligations as of September 30, 2004 are set forth in the following table:

	Amount of commitment expiration per period

	Total amounts	Less than
	committed	1 year	1-3 years	4-5 years	Over 5 years

	(in millions)
Documentary Credits	Rs.28,988.5	Rs.28,181.0	Rs.802.4	Rs.5.1	Rs.—
Guarantees	18,875.8	14,791.8	2,861.9	234.5	987.6
Forward exchange contracts	370,716.0	352,224.2	18,491.8	—	—
Derivative contracts*	738,243.3	167,132.8	280,709.3	279,299.8	11,101.4

Total contractual cash obligations	Rs.1,156,823.6	Rs.562,329.8	Rs.302,865.4	Rs.279,539.4	Rs.12,089.0

* Denotes notional principal amounts.

BUSINESS

Overview

      We are a leading private sector bank and financial services company in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and leading corporations in India. Our strategy is to provide a comprehensive range of financial products and services for our customers through multiple distribution channels, with high quality service and superior execution. We have three principal business activities: retail banking, wholesale banking and treasury operations.

      We have grown rapidly since commencing operations in January 1995. In the three years ended March 31, 2004, we expanded our operations from 131 branches and 207 ATMs in 53 cities to 312 branches and 910 ATMs in 163 cities. During the same three years, our customer base grew from 0.9 million customers accounts to 4.4 million customers. As of September 30, 2004, we had 379 branches and 1,002 ATMs in 182 cities, and over 5.1 million customers. As our geographical reach and market penetration have expanded, so too have our assets, which grew from Rs. 161.1 billion as of March 31, 2001 to Rs. 426.8 billion as of March 31, 2004 and to Rs. 439.1 billion as of September 30, 2004. Our net income has increased from Rs. 2.1 billion for fiscal 2001 to Rs. 4.8 billion for fiscal 2004 — a compound annual growth rate of 30.5%.

      Notwithstanding our pace of growth, we have maintained a strong balance sheet and a low cost of funds. As of September 30, 2004, net non-performing customer assets (which consist of loans and credit substitutes) constituted 0.2% of net customer assets. In addition, our total customer assets represented 67.4% of our deposits and customer deposits represented 82.3% of our total liabilities. On average, non-interest bearing current accounts and low-interest savings accounts represented 52.5% of these deposits as of September 30, 2004. These low-cost deposits, which include the cash float associated with our transactional services, led to an average cost of funds excluding equity for the six months ended September 30, 2004 of 3.2%, which we believe is one of the lowest of all banks in India.

      We are part of the HDFC group of companies founded by our parent, HDFC Limited, a public limited company established under the laws of India. HDFC Limited and its subsidiaries own approximately 24.1% of our outstanding equity shares. For more information, please see “Principal Shareholders.”

Our Competitive Strengths

      We attribute our growth and continuing success to the following competitive strengths:

We are a leader among Indian banks in our use of technology.

      Since our inception, we have made substantial investments in our technology platform and systems. We have built multiple distribution channels, including an electronically linked branch network, automated telephone banking, internet banking and banking by mobile phone, to offer customers convenient access to our products. Our technology platform has also driven the development of innovative products and reduced our operating costs.

We deliver high quality service with superior execution.

      Through intensive staff training and the use our technology platform, we deliver efficient service with rapid response times. Our focus on knowledgeable and personalized service draws customers to our products and increases the loyalty of the customers we already have.

We offer a wide range of products to our clients in order to service their banking needs.

      Whether in retail or wholesale banking, we consider ourselves a “one-stop shop” for our customers’ banking needs. Our broad array of products creates multiple cross-selling opportunities for us and improves our customer retention rates.

We have an experienced management team.

      Most of our senior management team has been with us since our inception, has substantial experience in multinational banking and shares our common vision of excellence in execution. We believe this team is well suited to leverage the competitive strengths we have already developed as well as create new opportunities for our business.

Our Business Strategy

      Our business strategy emphasizes the following elements:

Increase our market share in India’s expanding banking and financial services industry.

      In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing to focus on our competitive strengths. We also aim to increase geographical and market penetration by expanding our branch and ATM network and increasing our efforts to cross-sell our products.

Maintain our current high standards for asset quality through disciplined credit risk management.

      We have maintained high quality loan and investment portfolios through careful targeting of our customer base, a comprehensive risk assessment process and diligent risk monitoring and remediation procedures. Our ratio of gross non-performing assets to customer assets was 1.6% as of September 30, 2004 and our net non-performing assets amounted to 0.2% of net customer assets. We believe we can maintain our asset quality while still achieving growth.

Maintain a low cost of funds.

      As of September 30, 2004, our average cost of funds excluding equity was 3.2%. We believe we can maintain this low-cost funding base by expanding our base of retail savings and current deposits and increasing the free float generated by transaction services such as cash management and stock exchange clearing.

Focus on high earnings growth with low volatility.

      Our aggregate earnings have grown at a compound average rate of 30.5% per year during the three year period ending March 31, 2004 and our basic earnings per share grew from Rs. 12.57 for fiscal 2003 to Rs. 16.87 for fiscal 2004. We intend to maintain our focus on earnings growth with low volatility through conservative risk management techniques and low cost funding. In addition, we intend not to rely heavily on revenue derived from trading so as to limit volatility.

Our Principal Business Activities

      Our principal banking activities consist of retail banking, wholesale banking and treasury operations. The following table sets forth our net revenues attributable to each area for the last three years.

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2003	2004	2004		2004

	(In millions, except percentage)
Retail banking	Rs.3,825.4	Rs.6,150.2	Rs.8,847.9	Rs.3,526.5	Rs.5,847.2	U.S.$	127.4	59.1%
Wholesale banking	2,861.0	3,004.0	4,653.2	1,991.5	3,454.3		75.2	34.9%
Treasury operations	1,762.6	2,147.2	1,461.5	1,767.4	586.3		12.8	5.9%

Net revenue	Rs.8,449.0	Rs.11,301.4	Rs.14,962.6	Rs.7,285.4	Rs.9,887.8	U.S.$	215.4	100.0%

Retail Banking

Overview

      We consider ourselves a one-stop shop for the financial needs of upper and middle income individuals. We provide a comprehensive range of financial products including deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. We offer high quality service and greater convenience by leveraging our technology platforms and multiple distribution channels. Our goal is to provide banking and financial services to our retail customers on an “anytime, anywhere, anyhow” basis.

      We market our services aggressively through our branches and direct sales associates, as well as through our relationships with automobile dealers and corporate clients. We seek to establish a relationship with a retail customer and then expand it by offering more products and expanding our distribution channels so as to make it easier for the customer to do business with us. We believe this strategy, together with the general growth of the Indian economy and the Indian upper and middle classes, affords us significant opportunities for growth. We consider upper and middle income individuals to be those with Rs. 100,000 or more per year in income.

      As of September 30, 2004, we had 379 branches, including 24 extension counters, and 1,002 ATMs in 182 cities. We also provide telephone banking in 105 cities as well as internet and mobile banking. We plan to continue to expand our branch and ATM network as well as our other distribution channels.

Retail Loans and Other Asset Products

      We offer a wide range of retail loans, including loans for the purchase of automobiles, two wheelers and commercial vehicles, personal loans, loans against securities, and credit cards. Our retail loans were 42.8% of our gross loans as of September 30, 2004. Because there is no well established credit bureau in India, we perform our own credit analyses of the borrowers or the value of the collateral. See “— Risk Management — Credit Risk — Retail Credit Risk.” We also buy mortgage and other asset backed securities and invest in retail loan portfolios through assignments. In addition to taking collateral in many cases, we generally obtain post-dated checks covering all payments at the time a retail loan is made. It is a criminal offense in India to issue a bad check. We also sometimes obtain irrevocable instructions to debit the customer’s account directly for the making of payments.

      The following table shows the value and share of our retail credit products:

	As of September 30, 2004

					% of Total
	Number of Loans	Value			Value

	(In thousands)	(In millions)
Auto loans(1)	110	Rs. 32,371.1	U.S.$	705.3	25.6%
Commercial vehicles and construction equipment finance(1)	28	14,885.4		324.2	11.8
Personal loans	158	15,030.8		327.4	11.9
Loans against securities	28	8,700.2		189.5	6.9
Two wheeler loans	317	7,516.8		163.7	5.9
Retail business banking	1	5,708.6		124.3	4.5
Credit cards	814 (2)	4,317.4		94.0	3.4
Other retail loans	115	3,429.2		74.7	2.7

Total retail loans	1,571	91,959.5		2,003.1	72.7

Mortgage backed securities (Home loans)(3)		12,090.7		263.4	9.6
Asset backed securities(3)		14,074.1		306.6	11.0
Loan assignments		8,476.8		184.6	6.7

Total retail assets		Rs. 126,601.1	U.S.$	2,757.7	100.0%

(1)	Net of receivables securitized.

(2)	Number of cards in force.

(3)	Reflected at fair value.

Auto Loans

      We offer secured loans at fixed interest rates for financing new and used automobile purchases. In addition to our general marketing efforts for retail loans, we market this product through relationships with car dealers, corporate packages and joint promotion programs with automobile manufacturers in more than 1,000 locations across India.

Commercial Vehicles and Construction Equipment Finance

      We provide secured financing for commercial vehicles and provide working capital, bank guarantees and trade advances to customers who are transportation operators. In addition to the funding of domestic assets, we also finance imported assets for which we open foreign letters of credit and offer treasury services such as forward exchange cover. We co-ordinate with more than 30 manufacturers to jointly promote our financing options to their clients. Prior to fiscal 2004, these loans were classified as part of our wholesale banking division.

Personal Loans

      We offer unsecured personal loans at fixed rates to specific customer segments, including salaried individuals and self-employed professionals.

Loans Against Securities

      We offer loans against equity securities, mutual fund units and bonds issued by the RBI that are on our approved list. We limit our loans against equity securities to Rs. 2.0 million per retail customer in line with regulatory guidelines and limit the amount of our total exposure secured by particular securities. We lend only against shares in book-entry (dematerialized) form, which ensures that we obtain perfected and first priority security interests. The minimum margin for lending against shares is currently 40%.

Two Wheeler Loans

      We offer loans for financing the purchase of new scooters or motorcycles. We market this product in ways similar to auto loans.

Retail Business Banking

      We offer business loans, which we consider a retail product, to address the borrowing needs of the community of small businessmen near our bank branches by offering facilities such as credit lines, term loans for expansion/addition of facilities, discounting of credit card receivables, letters of credit, guarantees and other basic trade finance products and cash management services for their businesses. The lending is typically secured with current assets as well as immovable property and fixed assets in some cases.

Credit Cards

      We have offered gold and silver VISA and Mastercard credit cards since December 2001 and have more than 814,000 cards in force as of September 30, 2004.

Other Retail Loans

      Such loans primarily include over-drafts against time deposits.

Mortgage Backed Securities (Home Loans)

      We have recently entered the home loan business through an arrangement with HDFC Limited. Under this arrangement, we sell home loans provided by HDFC Limited, which approves and disburses the loans. The loans are booked in the books of HDFC Limited, and we are paid a sourcing fee. Under the arrangement, HDFC Limited offers us up to 70% of the fully disbursed home loans sourced under the arrangement through the issue of mortgage-backed pass-through certificates (“PTCs”). We purchase the mortgage backed PTCs at the underlying home loan yields less a fee paid to HDFC Limited for administration and servicing of the loans. A part of the home loans also qualifies for our directed lending requirement. We also invest in mortgage backed securities of other originators. Most of these securities also qualify toward our directed lending obligations.

Asset Backed Securities

      We invest in auto and commercial vehicle backed securities, represented by PTCs. These securities are normally credit enhanced and sometimes qualify for our directed lending requirements.

Loan Assignments

      We purchase loan portfolios from other banks, financial institutions and financial companies, which are similar to asset backed securities, except that such loans are not represented by PTCs. Some of these loans also qualify toward our directed lending obligations.

Securitization of Our Receivables to Others

      From time to time we securitize commercial vehicle and auto loans to special purpose vehicles. Post-securitization, we continue to maintain customer account relationships and service the transferred loans. We provide credit enhancements generally in the form of cash collateral and/or by subordination of cash flows on any equity interest we retain. Otherwise the transferred loans are without recourse to us. During fiscal 2004 and during the six months ended September 30, 2004, we securitized loans with carrying values of Rs. 5.7 billion and Rs. 17.3 billion, respectively.

Retail Deposit Products

      Retail deposits provide us with a low cost, stable funding base and have been a key focus area for us since commencing operations. Retail deposits represented 72.1% of our total deposits as of September 30, 2004. The following chart shows the number of accounts and value of our retail deposits by our various deposit products:

	As of September 30, 2004

				% of	Number of	% of
	Value			Total	Accounts	Total

	(In millions)			(In thousands)
Savings	Rs.98,088.4	U.S.$	2,136.5	40.7%	3,113.5	75.6%
Current	38,498.6		838.6	16.0	282.8	6.9
Time	104,695.4		2,280.5	43.3	721.3	17.5

Total	Rs.241,282.4	U.S.$	5,255.6	100.0%	4,117.6	100.0%

      Our individual retail account holders receive the benefit of a wide range of direct banking services, including debit and ATM cards, access to our growing branch and ATM network, access to our other distribution channels and eligibility for utility bill payments and other services. Our retail deposit products include the following:

•	Savings accounts, which are demand deposits in checking accounts designed primarily for individuals that accrue interest at a fixed rate set by the RBI (currently 3.5% per annum).

•	Current accounts, which are non-interest-bearing checking accounts designed primarily for small businesses.

•	Time deposits, which pay a fixed return over a predetermined time period.

      We also offer special value-added accounts, which offer our customers added value and convenience. These include a time deposit account that allows for automatic transfers from a time deposit account to a savings account, as well as a time deposit account with an automatic overdraft facility of up to 90% of the balance in the account. E-Brokering accounts are offered as current accounts to customers of stock brokers where all transactions are routed electronically between the broker and beneficiaries.

Other Retail Services and Products

Debit Cards

      We believe we are one of the larger debit card issuers in India, with approximately 2.5 million holders. Our debit cards may be used with more than 135,000 merchants in India and more than 13 million merchants worldwide, and at more than 12,000 ATMs in India and more than 850,000 ATMs worldwide. We were the first bank in India to issue international Visa Electron debit cards on a nationwide basis, and currently issue both Visa Electron and MasterCard Maestro cards.

Individual Depositary Accounts

      We provide depositary accounts to individual retail customers in connection with the holding of debt and equity securities. Securities traded on the Indian exchanges are generally not held through a broker’s account or in street name. Instead, an individual will have his own account with a depositary participant for the particular depositary. Depositary participants, including us, provide services through the major depositories established by two major stock exchanges. We provide a complete package of services, including account opening, registration of transfers and other transactions and information reporting.

Mutual Fund Sales

      We offer our retail customers units in most of the large and reputable mutual funds in India. We earn front-end commissions for new sales and in some cases additional fees in subsequent years. We distribute mutual fund products primarily through our branches and our private banking advisors.

Insurance

      We have arranged with HDFC Standard Life Insurance Company and HDFC Chubb Ltd to distribute their life insurance products and general insurance products to our customers. We earn upfront commissions on new premiums collected as well as trailing income in the subsequent years while the policy continues to be in force.

Investment Advice

      We offer our customers a broad range of investment advice including advice regarding the purchase of Indian debt and equity securities and mutual funds. We provide each of our high net worth private banking customers with a personal investment advisor.

Bill Payment Services

      We offer our customers utility bill payment services for more than 55 leading utility companies including electricity, telephone, mobile phone and leading internet service providers. Customers can also review and access their bill details through our direct banking channels. This service is valuable to customers because utility bills must otherwise be paid in person in India. Although other banks offer this service, we believe we are one of the few banks to offer it through multiple distribution channels — ATMs, telephone banking, internet banking and mobile telephone banking.

Corporate Salary Accounts

      We offer Corporate Salary Accounts, which allow employers to make salary payments to a group of employees with one transfer. We then disburse the funds into the employees’ individual accounts, and offer them preferred customer services, such as preferred rates on loans and in some cases lower minimum balance requirements. As of September 30, 2004, these accounts constitute approximately 44.1% of our total savings accounts by number and approximately 25.1% of our retail savings deposits by value.

Non-Resident Indian Services

      Non-resident Indians are an important target market segment for us given their relative affluence and strong links to family members in India. Our non-resident deposits amounted to Rs. 26.0 billion as of September 30, 2004.

Customers and Marketing

      Our target market for our retail services comprises upper and middle income persons and high net worth customers. We also target small businesses, trusts and non-profit corporations. As of September 30, 2004, 1.4% of our retail customers contributed approximately 33% of our retail deposits. We market our products through our branches, telephone sales calls and dedicated sales staff for niche market segments. We also use third-party agents and direct sales associates to market certain products and to identify prospective new customers.

      Additionally, we obtain new customers through joint marketing efforts with our wholesale banking department, such as our Corporate Salary Account package, and through cross-selling our retail products to customers we obtain through our capital markets transactional services. Finally, we market our auto loan and two wheeler loan products through joint efforts with relevant manufacturers and distributors.

      We have programs that target other particular segments of the retail market. For example, our private and preferred banking programs provide customized financial planning to high net worth individuals in order to preserve and enhance their wealth. Private banking customers receive a personal investment advisor who serves as their single-point HDFC Bank contact, and who compiles personalized portfolio tracking products, including mutual fund and equity tracking statements. Our private banking program also offers equity investment advisory products. While not as service intensive as our private banking program, preferred banking offers similar services to a slightly broader target segment. Top revenue-generating customers of our preferred banking program are channeled into our private banking program.

Wholesale Banking

Overview

      We provide our corporate and institutional clients a wide array of commercial banking products and transactional services with an emphasis on high quality customer service and relationship management.

      Our principal commercial banking products include a range of financing products, documentary credits (primarily letters of credit) and bank guarantees, foreign exchange and derivative products and corporate deposit products. Our financing products include loans, bill discounting and credit substitutes, such as commercial paper, debentures and other funded products. Our foreign exchange and derivatives products assist corporations in managing their currency and interest rate exposures.

      For our commercial banking products, we generally target the top end of the Indian corporate sector, including companies that are part of the large private sector business houses, large public sector enterprises and multinational corporations, as well as leading small and mid-sized businesses. We also target suppliers and distributors of top end corporations as a part of a supply chain initiative for both our commercial banking products and transactional services whereby we provide credit facilities to these suppliers and distributors and thereby establish relationships with them. We aim to provide our corporate customers with high quality customized service. We have relationship managers who focus on particular clients and who work with teams that specialize in providing specific products and services, such as cash management and treasury advisory services in order to cross-sell products and expand our relationships with these clients.

      Our principal transactional services include cash management services, capital markets transactional services and correspondent banking services. We provide physical and electronic payment and collection mechanisms to a range of corporations, financial institutions and government entities. Our capital markets transactional services include custodial services for mutual funds and clearing bank services for the major Indian stock exchanges and the newly created commodity exchanges. In addition, we provide correspondent banking services, including cash management services and funds transfers, to more than 20 foreign banks and more than 1,100 cooperative banks.

Commercial Banking Products

Commercial Loan Products and Credit Substitutes

      Our principal financing products are working capital facilities and term loans. Working capital facilities consist of cash credit facilities and bill discounting. Cash credit facilities are revolving credits provided to our customers, that are secured by working capital such as inventory and accounts receivable. Bill discounting consists of short term loans which are secured by bills of exchange that have been accepted by our customers or drawn on another bank. In many cases, we provide a package of working capital financing that may consist of loans and a cash credit facility as well as documentary credits or bank guarantees. Term loans consist of short and medium term loans. More than 90% of our loans are denominated in rupees with the balance being denominated in various foreign currencies, principally the U.S. dollar. All of our commercial loans have been made to customers in India.

      We also purchase credit substitutes, which are typically comprised of commercial paper, short term debentures and preference shares issued by the same customers with whom we have a lending relationship in our wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as loans, and we bear the same customer risk as we do for loans extended to these customers. Additionally, the yield and maturity terms are generally directly negotiated by us with the issuer.

      The following table sets forth the asset allocation of our commercial loans and financing products by asset type. For accounting purposes, we classify cash credit facilities and bill discounting as working capital loans, and classify commercial paper, debentures and preference shares as credit substitutes (which are in turn classified as investments).

	As of March 31,			As of September 30,

	2002	2003	2004	2004	2004

	(In millions)
Gross commercial loans:
Working capital	Rs.28,200.8	Rs.42,739.1	Rs.54,104.5	Rs.58,604.7	U.S.$	1,276.5
Term loans	30,632.7	43,013.3	53,819.3	64,329.2		1,401.2

Total commercial loans	Rs.58,833.5	Rs.85,752.4	Rs.107,923.8	Rs.122,933.9	U.S.$	2,677.7

Credit substitutes:
Commercial paper	12,028.9	6,009.7	906.7	543.4		11.8
Non-convertible debentures	21,874.3	22,898.7	14,852.0	13,859.5		301.9
Preference shares	1,222.8	844.4	848.4	430.4		9.4

Total credit substitutes	Rs.35,126.0	Rs.29,752.8	Rs.16,557.9	Rs.14,833.3	U.S.$	323.1

Customer assets	Rs.93,959.5	Rs.115,505.2	Rs.124,481.7	Rs.137,767.2	U.S.$	3,000.8

      While we generally lend on a cash-flow basis, we also require collateral from the majority of our borrowers. All borrowers must meet our internal credit assessment procedures, regardless of whether the loan is secured. See “— Risk Management — Credit Risk — Wholesale Credit Risk.”

      We price our loans based on a combination of our own cost of funds, market rates and our rating of the customer. An individual loan is priced on a fixed or floating rate based on a margin that depends on the credit assessment of the borrower.

      The RBI requires banks to lend to specific sectors of the economy. For a detailed discussion of these requirements, see “Supervision and Regulation — Regulations Relating to Making Loans — Directed Lending.”

Bill Collection, Documentary Credits and Guarantees

      We provide bill collection, documentary credit facilities and bank guarantees for our corporate customers. Documentary credits and bank guarantees are typically provided on a revolving basis. The following table sets forth, for the periods indicated, the value of transactions processed of our bill collection, documentary credits and bank guarantees:

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2004	2004

	(In millions)
Bill collection	Rs.109,909	Rs.117,809	Rs.172,623.6	Rs. 155,541.1	U.S.$	3,388.0
Documentary credits	22,981	25,721	44,030.0	38,832.3		845.8
Bank guarantees	13,539	9,696	15,197.0	7,612.7		165.8

Total	Rs.146,429	Rs.153,226	Rs.231,850.6	Rs.201,986.1	U.S.$	4,399.6

      Bill collection. We provide bill collection services for our corporate clients in which we collect bills on behalf of a corporate client from the bank of our client’s customer. We do not advance funds to our client until receipt of payment.

      Documentary credits. We issue documentary credit facilities on behalf of our customers for trade financing, sourcing of raw materials and capital equipment purchases.

      Bank guarantees. We provide bank guarantees on behalf of our customers to guarantee their payment or performance obligations. A large part of our guarantee portfolio consists of margin guarantees to brokers issued in favor of stock exchanges.

Foreign Exchange and Derivatives

      We offer our corporate customers foreign exchange and derivative products including spot and forward foreign exchange contracts, interest rate swaps, currency swaps, currency options and other derivatives. We are a leading participant in many of these markets in India and believe we are one of the few Indian banks with significant expertise in derivatives, a market currently dominated by the foreign banks.

Precious Metals

      Last year, we entered into the business of importing gold bullion to leverage our distribution and servicing strengths and cater to the domestic bullion trader segment. We generally import bullion on a consignment basis so as to minimize price risk. Recently, we have also entered into the distribution of silver bullion.

Wholesale Deposit Products

      As of September 30, 2004, we had wholesale deposits totaling Rs. 93.4 billion, which represented 27.9% of our total deposits and 23.0% of our total liabilities, including shareholders’ equity. We offer both non-interest-bearing current accounts and time deposits. Under RBI regulations, we cannot pay interest for periods of less than seven days. We are allowed to vary the interest rates on our wholesale deposits based on the size of the deposit (for deposits greater than Rs. 1.5 million) so long as the rates booked on a day are the same for all customers of that deposit size for that maturity. See “Selected Statistical Information” for further information about our total deposits.

Transactional Services

Cash Management Services

      We are a leading provider of cash management services in India. Our services make it easier for our corporate customers to expedite inter-city check collections, make payments to their suppliers more efficiently, optimize liquidity and reduce interest costs. In addition to benefiting from the cash float, which reduces our overall cost of funds, we also earn commissions for these services.

      Our primary cash management service is check collection and payment. Through our electronically linked branch network, correspondent bank arrangements and centralized processing, we can effectively provide nationwide collection and disbursement systems for our corporate clients. This is especially important because there is no nationwide payment system in India, and checks must generally be returned to the city from which written in order to be cleared. Because of mail delivery delays and the variations in city-based inter-bank clearing practices, check collections can be slow and unpredictable, and can lead to uncertainty and inefficiencies in cash management. We believe we have a strong position in this area relative to most other participants in this market. Although the public sector banks have extensive branch networks, most of their branches typically are still not electronically linked. The foreign banks are also restricted in their ability to expand their branch network.

      As of September 30, 2004, approximately 3,200 wholesale banking clients used our cash management services. These clients include leading Indian private sector companies, public sector undertakings and multinational companies. We also provide these services to most Indian insurance companies, many mutual funds, brokers, financial institutions and various government entities.

      We have also implemented a straight through processing solution to link our wholesale banking and retail banking systems. This has led to reduced manual intervention in transferring funds between the corporate accounts which are in the wholesale banking system and beneficiary accounts residing in retail banking systems. This new initiative will help in reducing transaction costs.

      We have a large number of commercial clients using our corporate internet banking for financial transactions with their vendors, dealers and employees who bank with us.

      The RBI has recently introduced a new inter-bank settlement system called the Real Time Gross Settlement (“RTGS”) system. The system facilitates real time settlements primarily between banks, initially in select locations. This system is currently not fully operational. See “Risk Factors — Risks Relating to Our Business — We could be adversely affected by the development of a nationwide inter-bank settlement system.”

Clearing Bank Services for Stock and Commodity Exchanges

      We serve as a cash-clearing bank for eight major stock exchanges in India, including the National Stock Exchange and The Stock Exchange, Mumbai. In fiscal 2004, we estimate that we handled over 60% of the cash clearing volume on the National Stock Exchange and more than 40% on The Stock Exchange, Mumbai. Recently, we commenced operations as a clearing bank for three newly created Indian commodity exchanges.

      As a clearing bank, we provide the exchanges or their clearing corporations with a means for collecting cash payments due to them from their members or custodians and to make payments to these institutions. We make payments once the funds are deposited by the broker or custodian with us. We benefit from the cash float, which enables us to reduce our cost of funds.

Custodial Services

      We provide custodial services principally to Indian mutual funds, as well as to domestic and international financial institutions. These services include safekeeping of securities and collection of dividend and interest payments on securities. Most of the securities under our custody are in book-entry (dematerialized) form, although we provide custody for securities in physical form as well for our wholesale banking clients. We earn revenue from these services based on the value of assets under safekeeping and the value of transactions handled.

Correspondent Banking Services

      We act as a correspondent bank for more than 1,100 cooperative banks and more than 20 foreign banks. We provide cash management services, funds transfers and services such as letters of credit, foreign exchange transactions and foreign check collection. We earn revenue on a fee-for-service basis and benefit from the cash float, which enables us to reduce our cost of funds.

      We are well positioned to offer this service to cooperative banks and foreign banks in light of the structure of the Indian banking industry and our position within it. Cooperative banks are generally restricted to a particular state, and foreign banks have limited branch networks. The customers of these banks frequently need services in other areas of the country that their own banks cannot provide. Because of our technology platforms, geographical reach and the electronic connectivity of our branch network, we can provide these banks with the ability to provide such services to their customers. By contrast, although the public sector banks have extensive branch networks and also provide correspondent banking services, most of them have not yet created electronically connected networks and their branches typically operate independently of one another.

Tax Collections

      In April 2001, we were the first private sector bank to be appointed by the government of India to collect direct taxes. In fiscal 2004 we collected more than Rs. 125.1 billion of direct taxes for the government of India. We have also been appointed to collect sales, excise and other indirect taxes within certain jurisdictions in India. We earn a fee from each tax collection and benefit from the cash float. We hope to expand our range of transactional services by providing more services to government entities.

Treasury

      Our treasury group manages our balance sheet, including our maintenance of reserve requirements and our management of market and liquidity risk. Our treasury group also provides advice and execution services to our corporate and institutional customers with respect to their foreign exchange and derivatives transac-

tions. In addition, our treasury group seeks to optimize profits from our proprietary trading, which is principally concentrated on Indian government securities.

      Our client-based activities consist primarily of advising corporate and institutional customers and transacting spot and forward foreign exchange contracts and derivatives. We have recently been allowed by the RBI to offer Indian rupee options and interest rate exchange traded futures to our clients. Our primary customers are multinational corporations, large and medium-sized domestic corporations, financial institutions, banks and public sector undertakings. We also advise and enter into foreign exchange contracts with some small companies and non-resident Indians.

      The following describes our activities in the foreign exchange and derivatives markets, domestic money markets and equities market. See also “— Risk Management” for a discussion of our management of market risk including liquidity risk, interest rate risk and foreign exchange risk.

Foreign Exchange

      We trade spot and forward foreign exchange contracts, primarily with maturities of up to three years with our customers. To support our clients’ activities, we are an active participant in the Indian inter-bank foreign exchange market. We also trade, to a more limited extent, for our own account. We believe we are a market maker in the dollar-rupee segment. Although spreads are very narrow, our total volume of trading is significant with U.S.$51.0 billion in foreign exchange traded in fiscal 2004.

Derivatives

      We believe we are one of the few Indian banks that is a significant participant in the derivatives market, which is dominated by foreign banks. We offer rupee-based interest rate swaps, cross-currency swaps, forward rate agreements, options and other products. We also engage in proprietary trades of rupee-based interest rate swaps and use them as part of our asset liability management.

Domestic Money Market and Debt Securities Desk

      Our principal activity in the domestic money market and debt securities market is to ensure that we comply with our reserve requirements. These consist of a cash reserve ratio, which we meet by maintaining balances with the RBI, and a statutory liquidity ratio, which we meet by purchasing Indian government securities. See also “Supervision and Regulation — Legal Reserve Requirements.” Our local currency desk primarily trades Indian government securities for our own account. We also participate in the inter-bank call deposit market and engage in limited trading of other debt instruments.

Equities Market

      We trade a limited amount of equities of Indian companies for our own account. As of September 30, 2004, we had an internal approved limit of Rs. 200 million for secondary market purchases and Rs. 100 million for primary purchases of equity investments for proprietary trading. Our exposure as of September 30, 2004 was approximately Rs. 180.4 million. We set limits on the amount invested in any individual company as well as stop-loss limits.

Distribution Channels

      We deliver our products and services through a variety of distribution channels, including branches, ATMs, telephone and mobile telephone banking and the internet.

Branch Network

      As of September 30, 2004, we had an aggregate of 379 branches, including 24 extension counters. Our branch network covers 182 cities in India, with 115 branches concentrated in the four largest cities, Mumbai, Delhi, Chennai and Kolkata (Calcutta). We centralize our processing of transactions and back office operations in Mumbai and Chennai. This structure enables the branch staff to focus on customer service and selling our products. All of our branches are electronically linked so that our customers can access their accounts from any branch regardless of where they have their accounts.

      Almost all of our branches focus exclusively on providing retail services and products, though a few also provide wholesale services. The range of products and services available at each branch depends in part on the size and location of the branch. Our extension counters are small offices, primarily within office buildings, that provide specific commercial and retail banking services.

      As part of its branch licensing conditions, the RBI requires that at least 25% of our branches (not including extension counters) be located in semi-urban or rural areas. A semi-urban area is defined as a center with a population of greater than 10,000 but less than 100,000 people. A rural area is defined as a center with a population of less than 10,000 people. The population figures relate to the census prevailing at the time the branch is opened. A total of 93 of our branches (not including extension counters) are in such semi-urban or rural areas.

Automated Teller Machines

      As of September 30, 2004, we had a total of 1,002 ATMs, of which 430 were located at our branches or extension counters and 572 were located off-site, including at large residential developments, or on major roads in metropolitan areas.

      Customers can use our ATMs for a variety of functions including withdrawing cash, monitoring bank balances and, at most of our ATMs, making deposits, ordering demand drafts and paying utility bills. Customers can access their accounts from any of our ATMs. Our ATM cards cannot be used in non-HDFC Bank ATMs, although our debit cards can be. ATM cards issued by other banks in the Plus, Cirrus and Amex networks can be used in our ATMs and we receive a fee for each transaction.

Telephone Banking Call Centers

      We provide telephone banking services to our customers in 105 cities. This service covers approximately 65% of our customer base. Customers can access their accounts over the phone through our 24-hour automated voice response system and can order check books, inquire as to balances and order stop payments. In Delhi and Mumbai, customers can also engage in financial transactions (such as cash transfers, opening deposits and ordering demand drafts). In twelve cities, we also have staff available during select hours to assist customers who want to speak directly to one of our telephone bankers.

Internet Banking

      Through our “NetBanking” channel, customers can access account information, track transactions, transfer funds between accounts and to third parties who maintain accounts with us, make fixed deposits, pay bills, request stop payments and make demand draft requests. We encourage use of our internet banking service by offering some key services free or at a lower cost.

Mobile Telephone Banking

      We launched mobile telephone banking services in January 2000, making us the first bank to do so in India. Currently our customers in 75 cities are eligible to sign up for mobile telephone banking, which allows them to access their accounts on their mobile telephone screens and to conduct a variety of banking transactions including balance inquiries, stop payment orders and utility bill payments.

Risk Management

      Risk is inherent in our business and sound risk management is critical to our success. The major types of risk we face are credit risk, market risk (which includes liquidity risk and price risk) and operational risk. We have developed and implemented comprehensive policies and procedures to identify, monitor and manage risk throughout the Bank.

Credit Risk

      Credit risk is the possibility of loss due to the failure of any counterparty to abide by the terms and conditions of any financial contract with us. We identify and manage this risk through (a) our target market definitions, (b) our credit approval process, (c) our post-disbursement monitoring and (d) our remedial management procedures.

Wholesale Credit Risk

      For our commercial banking products, we generally target the top end of the Indian corporate sector, including companies that are part of the large private sector business houses, large public sector enterprises, multinational corporations and leading small and mid-sized businesses. As a result, our wholesale lending is generally concentrated among highly rated customers. In addition to market targeting, the principal means of managing credit risk is the credit approval process. We have policies and procedures to evaluate the potential credit risk of a particular counterparty or transaction and to approve the transaction. For our wholesale clients, we have a risk grading system that is applied to each corporate counterparty on an annual basis. We also have limits for funded exposure to individual industries. In addition, we have limits for exposure to borrowers and groups of borrowers for funded and non-funded exposures. Our credit risk policies for loans also apply to credit substitutes. We also have a review process that ensures the proper level of review and approval depending on the size of the facility and risk grading of the credit.

      Our risk grading system is based on a combination of quantitative, qualitative and capitalization measures. We assign each customer or counterparty a numerical grade, based on an analysis of key ratios such as interest coverage, debt coverage, profit margin and leverage, as well as capitalization or tangible net worth. We also consider qualitative variables such as industry risk, market position, management competence and other factors. This grade may be modified depending on the maturity of the facility being considered.

      We are subject to RBI policies that limit our exposure to particular counterparties and with respect to particular instruments. The RBI provides that without prior approval, not more than 15% of our capital funds (under Indian GAAP) may be extended as credit exposure to an individual borrower (unless the individual borrower falls within the category of infrastructure lending, in which case the limit is 20%), and not more than 40% of our capital funds may be extended as credit exposure to a group of companies under the same management. Effective April 1, 2003, in determining the credit exposure for single and group borrowers, the non-funded exposures are weighted at 100% rather than 50%. We had two exposures to individual companies that were above the general limit as of September 30, 2004, and we had obtained RBI approval for both. On September 30, 2004, our largest exposure to a single borrower was 24.5% of our capital funds, and our largest group exposure was 38.9% of our capital funds. All of these borrowers are current in their payments. (The figures above are calculated in accordance with Indian GAAP).

      The RBI has stated that banks may, in exceptional circumstances and with the approval of their boards of directors, consider enhancement of the exposure to a borrower by a further 5% of the capital funds. See “Supervision and Regulation — Credit Exposure Limits.”

      The RBI prohibits loans to companies with which we have any directors in common. The RBI also requires that a portion of our lending activities be “directed” to specific priority sectors. See “Supervision and Regulation — Regulations Relating to Making Loans — Directed Lending.”

      We follow a policy of portfolio diversification by industry. As of September 30, 2004, our funded exposures in any single industry did not exceed 12% of our total funded exposures.

      While we make our lending decisions largely on a cash-flow basis, we also take collateral for a large number of our loans. Our short and medium-term loans are typically secured by a first charge over inventory and receivables, and in some cases are further supported by a second charge over fixed assets. Longer term loans are usually secured by a charge over fixed assets. For some loans, we also require guarantees or letters of support from corporate parents. We generally do not make project loans or loans to property developers, although we may take a charge over real property as part of the security for a loan to a corporate borrower. Although we take collateral, we may not always be able to realize its value in a default situation. See “Risk

Factors — Risks Relating to Our Business — We may be unable to foreclose on our collateral when borrowers default on their obligations to us which may result in failure to recover the expected value of collateral security.”

      Our credit approval process for wholesale loans requires three different officers to approve the credit. Although the particular level of approval varies depending on the size of the loan and the borrower risk grading, no wholesale loan can be made without all three approvals. All working capital loans are subject to review at annual or shorter intervals.

      Once a loan is made, we undertake ongoing credit analysis and monitoring at several levels. Our policies are designed to promote early detection of exposures that require special monitoring. If a borrower wishes to renew or roll over the loan, we apply substantially the same standards as we would to granting a new loan except that we do not usually perform an entirely new credit review. Typically, we perform an annual credit review of each loan customer and update the review during the course of the year as circumstances warrant. We generally rely on such review in connection with a rollover or renewal.

      See “Selected Statistical Information” for a discussion of our policies regarding classification of loans and advances as non-performing (and certain differences between our policies and the practices of U.S. banks), our policies regarding provisioning for loans and information concerning our non-performing assets and allowance for credit losses.

Retail Credit Risk

      Our retail credit policy and approval process are designed for the fact that we have high volumes of relatively homogeneous, small value transactions in each retail loan category. Because of the nature of retail banking, our credit policies are based primarily on statistical analyses of risks with respect to different products and types of customers. We monitor our own and industry experience to determine and periodically revise product terms and desired customer profiles. We then verify that an individual customer meets our lending criteria. Our retail loans are generally either secured or made against direct debit instructions or delivery of post-dated checks to cover all payments. In India, bouncing checks is a criminal offense. In the case of most automobile and other vehicle loans as well as unsecured personal loans, we require that the borrower provide post-dated checks for a certain number of payments on the loan at the time the loan is made. Automobile and commercial vehicle loans, two wheeler loans and other vehicle loans, as well as loans against securities are all secured loans. We will generally lend up to 60% of the market value of securities in the case of loans against equity shares, 90% of the value of the automobile in case of automobile loans and 85% of the value of the two wheeler in the case of two wheeler loans.

Foreign Exchange, Derivatives and Trading Activities

      The credit risk of our foreign exchange and derivative transactions is managed the same way as we manage our wholesale lending risk. We apply our risk grading system to our corporate counterparties and set individual counterparty limits. With respect to debt securities, we primarily trade government of India securities for our own account.

Market Risk

      Market risk refers to potential losses arising from volatility in interest rates, foreign exchange rates, equity prices and commodity prices. Market risk arises with respect to all market risk sensitive financial instruments, including securities, foreign exchange contracts, equity instruments and derivative instruments, as well as from balance sheet gaps. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce our exposure to the volatility inherent in financial instruments.

      Our board of directors reviews and approves the policies for the management of market risks and dealing authorities and limits. The Risk Management Committee of the board of directors monitors market risk policies and procedures and reviews market risk limits. The board of directors has delegated the responsibility for ongoing general market risk management to the Asset Liability Committee. This committee, which is chaired by the Managing Director and includes the heads of our business groups, meets every alternate week and more often when conditions require. The Asset Liability Committee reviews our product pricing for deposits and assets as well as the maturity profile and mix of our assets and liabilities. It articulates our interest rate view and decides on future business strategy with respect to interest rates. It reviews and sets funding policy and also reviews developments in the markets and the economy and their impact on our balance sheet and business. Finally, it ensures adherence to market risk limits and decides on our inter-segment transfer pricing policy. The market risk department specifies risk valuation methodology of various treasury products, formulates procedures for portfolio risk valuation, assesses market risk factors and assists in monitoring market risks for various treasury desks. Our treasury back-office is responsible for reporting market risks of the treasury desks.

      The financial control department is responsible for collecting data, preparing regulatory and analytical reports and monitoring whether the interest rate and other policies and limits established by the Asset Liability Committee are being observed. Our treasury group also assists in implementing asset liability strategy and in providing information to the Asset Liability Committee.

      The following briefly describes our policies and procedures with respect to asset liability management, liquidity risk, price risk and other risks such as foreign exchange and equities risks.

Asset Liability Management

      We generally fund our core customer assets, consisting of loans and credit substitutes, with our core customer liabilities, consisting principally of deposits. We also borrow in the short-term inter-bank market. We use the majority of our funds to make loans or purchase securities. Most of our liabilities and assets are short and medium term.

      We maintain a substantial portfolio of liquid high-quality Indian government securities. We prepare regular maturity gap analyses to review our liquidity position, and must submit a monthly analysis to the RBI.

      We measure our exposure to fluctuations in interest rates primarily by way of a gap analysis. We classify all rate sensitive assets and liabilities into various time period categories according to contracted residual maturities or anticipated re-pricing dates, whichever is earlier. The difference in the amount of assets and liabilities maturing or being re-priced in any time period category gives us an indication of the extent to which we are exposed to the risk of potential changes in the margins on new or re-priced assets and liabilities. We place limits on the gap between the assets and liabilities that may be reset in any particular period.

      Our Asset Liability Committee addresses the two principal aspects of our asset liability management program as follows:

      First, the Asset Liability Committee monitors the liquidity gap and, at the corporate level, recommends appropriate financing or asset deployment strategies depending on whether the gap is a net asset position or a net liability position, respectively. Operationally, in the short term, our treasury group implements these recommendations through market borrowings or placements.

      Second, the Asset Liability Committee monitors our interest rate gap and, at the corporate level, recommends re-pricing of our asset or liability portfolios. Operationally, in the short term, our treasury group implements these recommendations by entering into interest rate swaps.

      In the longer term, our wholesale banking and retail banking groups implement these recommendations through changes in the interest rates offered by us for different time period categories to either attract or discourage deposits and loans in those time period categories.

      See “Selected Statistical Information” for information on our asset-liability gap and the sensitivity of our assets and liabilities to changes in interest rates.

Liquidity Risk

      The purpose of liquidity management is to ensure sufficient cash flow to meet all financial commitments and to capitalize on opportunities for business expansion. This includes our ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise.

      Liquidity is managed on a daily basis by the treasury group under the direction of the Asset Liability Committee. The treasury group is responsible for ensuring that we have adequate liquidity, ensuring that our funding mix is appropriate so as to avoid maturity mismatches and price and reinvestment rate risk in case of a maturity gap, and monitoring local markets for the adequacy of funding liquidity.

Price Risk

      Price risk is the risk arising from price fluctuations due to market factors, such as changes in interest rates and exchange rates. Our treasury group is responsible for implementing the price risk management process within the limits approved by the board of directors. These limits are independently monitored by the treasury operations group. We measure price risk through a two-stage process, the first part of which is to assess the sensitivity of the value of a position to changes in market factors to which our business is exposed. We then assess the probability of these changes or the volatility of market factors. We manage price risk principally by establishing limits for our money market activities and foreign exchange activities.

      We monitor and manage our exchange rate risk through a variety of limits on our foreign exchange activities. The RBI also limits the extent to which we can deviate from a “near square” position at the end of the day (where sales and purchases of each currency are matched). Our own policies set limits on maximum open positions in any currency during the course of the day as well as on overnight positions. We also have gap limits that address the matching of forward positions in various maturities and for different currencies. In addition, the RBI approves the aggregate gap limit for us. This limit is applied to all currencies. We also have stop-loss limits that require our traders to realize and restrict losses. We evaluate our risk on foreign exchange gap positions on a daily basis using a Value at Risk model applied to all of our outstanding foreign exchange instruments.

      We impose position limits on our trading portfolio of marketable securities. These limits, which vary by tenor, restrict the holding of marketable securities of all kinds depending on our expectations about the yield curve. We also impose trading limits such as stop-loss limits and aggregate contract limits, which require that trading losses be kept below prescribed limits and as a result may require the realization of losses and elimination of positions.

      Our treasury operations department monitors actual positions against the required limits. The treasury operations department is independent of the treasury department and has a separate reporting line to the Managing Director through the head of operations.

      Our derivatives risk is managed by the fact that we do not enter into or maintain unmatched positions with respect to non-rupee-based derivatives. Our proprietary derivatives trading is primarily limited to rupee-based interest rate swaps and rupee currency options.

Operational Risk

      Operational risks are risks arising from matters such as non-adherence to systems and procedures or from frauds resulting in financial or reputational loss. Our internal audit and compliance department plays an essential role in monitoring and limiting our operational risk. The primary focus of the audit department is:

•	to independently evaluate the adequacy of all internal controls;

•	to ensure adherence to the operating guidelines, including regulatory and legal requirements; and

•	to pro-actively recommend operation process improvements.

      The department also performs special investigations and ad hoc reviews. In addition, our internal audit and compliance department liaises with statutory auditors, central bank authorities and other regulatory bodies.

      In order to ensure total independence, the internal audit and compliance departments report directly to the Chairman of the board of directors and the Audit and Compliance Committee of the board of directors as well as indirectly to the Managing Director. The Audit and Compliance Committee meets at least once per quarter to review all procedures, the effectiveness of the controls and compliance with RBI regulations. In addition, the committee conducts a semiannual review of the performance of the department itself.

      Pursuant to RBI guidelines, some activities are required to be audited continuously. More than half of our business, measured by transaction volume, is subject to concurrent auditing, including foreign exchange, derivatives, equities, securities transactions, depositary services, retail liability operations, reversals to the profit and loss account and monitoring of inter-branch routing accounts. All other lines of business, our information technology department, branches, services and products are audited on a set schedule, which is usually quarterly or half-yearly. Our information technology is also subject to audit review and certification of all software, including application software and system controls.

      We are also subject to inspections conducted by the RBI under the Indian Banking Regulation Act. The RBI has adopted the global practice of subjecting banks to examination on the basis of the CAMELS model, a model that assigns confidential ratings to banks based on their capital adequacy, asset quality, management, earnings, liquidity and systems.

Competition

      We face strong competition in all of our principal lines of business. Our primary competitors are large public sector banks, other private sector banks, foreign banks and, in some product areas, non-banking financial institutions.

Retail Banking

      In retail banking, our principal competitors are the large public sector banks, which have much larger deposit bases and branch networks, other new private sector banks and foreign banks in the case of retail loan products. The retail deposit share of the foreign banks is quite small by comparison to the public sector banks, and has also declined in the last five years, which we attribute principally to competition from new private sector banks. However, some of the foreign banks have a significant presence among non-resident Indians and also compete for non-branch-based products such as auto loans and credit cards.

      We face significant competition primarily from foreign banks in the debit and credit card segment. In mutual fund sales and other investment related products, our principal competitors are brokers, foreign banks and new private sector banks.

Wholesale Banking

      Our principal competitors in wholesale banking are public and new private sector banks as well as foreign banks. The large public sector banks have traditionally been the market leaders in commercial lending. Foreign banks have focused primarily on serving the needs of multinational companies and Indian corporations with cross-border financing requirements including trade and transactional services, foreign exchange products and derivatives, while the large public sector banks have extensive branch networks and large local currency funding capabilities.

Treasury

      In our treasury advisory services for corporate clients, we compete principally with foreign banks in foreign exchange and derivatives, as well as public sector banks in the foreign exchange and money markets business.

Employees

      We had 7,354 employees as of September 30, 2004. Approximately 9.1% of our employees were managers or senior managers, and 2.8% were assistant vice presidents, vice presidents or group heads. More than 99% of our employees have university degrees.

      We consider our relations with our employees to be good. Our employees do not belong to any union.

      We use incentives in structuring compensation packages and have established a performance-based bonus scheme under which permanent employees have a variable pay component of their salary.

      In addition to basic compensation, employees are eligible to participate in our provident fund and other employee benefit plans. The provident fund, to which both we and our employees contribute, is a savings scheme, required by government regulation, under which the fund is required to pay to employees a minimum annual return, which at present is 8.5%. If the return is not generated internally by the fund, we are liable for the difference. Our provident fund has generated sufficient funds internally to meet the annual return requirement since inception of the fund. We have also set up a superannuation fund to which we contribute defined amounts. In addition, we contribute specified amounts to a gratuity fund set up pursuant to Indian statutory requirements.

      We focus on training our employees on a continuous basis. We have a training center in Mumbai, where we conduct regular training programs for our employees. Management and executive trainees generally undergo a 8-12 week training module covering every aspect of banking. We offer courses conducted by both internal and external faculty. In addition to ongoing on-the-job training, we provide employees courses in specific areas or specialized operations on an as-needed basis.

Properties

      Our registered office and corporate headquarters is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. These premises were established during the third quarter of fiscal 2004.

      Close to the corporate headquarters is the administrative center at Kamala Mills Compound in Lower Parel, Mumbai. We own our 120,000 square foot operations, training and information technology centers in Chandivili, Mumbai. As of September 30, 2004, we had a network consisting of 379 branches, including 24 extension counters, and 1,002 ATMs, including 572 at non-branch locations. These facilities are located throughout India. Nineteen of these branches are located on properties owned by us; the remaining facilities are located on leased properties. The net book value of all our owned properties, including branches, administrative offices and residential premises as of September 30, 2004 was Rs. 2.1 billion. We also rent property in Chennai to house our disaster recovery site, which in the event of a regional calamity in Mumbai, could replicate our core banking and transaction systems with minimal recovery time.

Legal Proceedings

      We are involved in a number of legal proceedings in the ordinary course of our business. However, we are currently not a party to any proceedings which, if adversely determined, might have a material adverse effect on our financial condition or results of operations.

SELECTED STATISTICAL INFORMATION

      The following information should be read together with our financial statements included in this report as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All amounts presented in this section are in accordance with U.S. GAAP, other than capital adequacy ratios and are audited, except for average amounts. Footnotes appear at the end of each related section of tables.

Average Balance Sheet

      The table below presents the average balances for interest-earning assets and interest-bearing liabilities together with the related interest revenue and expense amounts, resulting in the presentation of the average yields and cost for each period. The average balance is the daily average of balances outstanding. The average yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. The average cost on average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of loans include non-performing loans and are net of allowance for credit losses. We have not recalculated tax-exempt income on a tax-equivalent basis.

	Years ended March 31,

	2002			2003			2004

		Interest	Average		Interest	Average		Interest	Average
	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

				(In millions, except percentages)
Assets:
Interest-earning assets:
Cash equivalents	Rs.32,717.3	Rs.1,942.0	5.9%	Rs.11,857.7	Rs.549.0	4.6%	Rs.24,370.4	Rs.856.8	3.5%
Term placements	2,607.5	208.9	8.0%	9,765.0	684.4	7.0%	5,104.8	252.8	5.0%
Investments available for sale:
Tax free(2)	13,859.8	1,080.9	7.8%	7,779.0	494.5	6.4%	25,286.0	1,475.6	5.8%
Taxable	48,395.9	4,586.5	9.5%	75,867.8	5,649.5	7.4%	99,107.3	7,129.2	7.2%
Investments held to maturity	24,130.9	2,280.3	9.4%	36,775.4	3,763.2	10.2%	31,576.2	2,882.5	9.1%
Investments held for trading	2,402.5	218.7	9.1%	5,945.8	478.9	8.1%	5,551.3	289.6	5.2%
Loans, net:
Retail loans	9,692.7	787.4	8.1%	20,846.5	2,016.2	9.7%	52,903.7	4,829.9	9.1%
Wholesale loans	49,682.2	5,343.3	10.8%	61,614.7	5,789.1	9.4%	83,623.7	6,875.1	8.2%

Total interest-earning assets:	Rs.183,488.8	Rs.16,448.0	9.0%	Rs.230,451.9	Rs.19,424.8	8.4%	Rs.327,523.4	Rs.24,591.5	7.5%

Non-interest-earning assets:
Cash	712.4			848.3			1,631.4
Property and equipment	3,799.0			4,924.5			5,424.2
Other assets	14,013.0			20,796.1			22,544.8

Total non-interest earning assets	18,524.4			26,568.9			29,600.4

Total assets	Rs.202,013.2	Rs.16,448.0	8.1%	Rs.257,020.8	Rs.19,424.8	7.6%	Rs.357,123.8	Rs.24,591.5	6.9%

Liabilities:
Interest-bearing liabilities:
Savings account deposits	Rs.23,005.5	Rs.700.0	3.0%	Rs.36,419.7	1,125.2	3.1%	Rs.61,535.8	Rs.1,633.9	2.7%
Time deposits	94,410.0	8,458.5	9.0%	121,535.7	9,383.3	7.7%	139,368.6	8,645.3	6.2%
Short-term borrowings(3)	18,105.9	1,328.1	7.3%	15,362.9	1,032.9	6.7%	33,040.7	1,435.9	4.3%
Long-term debt	2,159.7	275.9	12.8%	2,280.3	237.8	10.4%	2,605.9	268.0	10.3%

Total interest-bearing liabilities	Rs.137,681.1	Rs.10,762.5	7.8%	Rs.175,598.6	Rs.11,779.2	6.7%	236,551.0	11,983.1	5.1%

Non-interest-bearing liabilities:
Non-interest-bearing deposits (4)	25,439.0			28,892.3			61,803.3
Other liabilities	22,392.3			28,442.9			30,104.6

Total non-interest-bearing liabilities	47,831.3			57,335.2			91,907.9

Total liabilities	Rs.185,512.4	Rs.10,762.5	5.8%	Rs.232,933.8	Rs.11,779.2	5.1%	Rs.328,458.9	Rs.11,983.1	3.6%

Shareholders’ equity	16,500.8			24,087.0			28,664.9

Total liabilities and shareholders’ equity	Rs.202,013.2	Rs.10,762.5	5.3%	Rs.257,020.8	Rs.11,779.2	4.6%	Rs.357,123.8	Rs.11,983.1	3.4%

	Six months ended September 30,

	2003			2004

		Interest	Average		Interest	Average
		Revenue/	Yield/		Revenue/	Yield/
	Average Balance	Expense	Cost(1)	Average Balance	Expense	Cost(1)

	(In millions, except percentages)
Assets:
Interest-earning assets:
Cash equivalents	Rs.18,139.0	Rs.364.3	4.0%	Rs.34,050.5	Rs.609.6	3.6%
Term placements	3,769.4	111.5	5.9%	5,082.3	114.4	4.5%
Investments available for sale:
Tax free(2)	16,375.1	910.2	11.1%	19,368.5	457.3	4.7%
Taxable	94,489.0	3,429.0	7.2%	129,193.8	4,446.9	6.9%
Investments held to maturity	35,656.3	1,764.4	9.9%	20,001.9	793.4	7.9%
Investments held for trading	7,481.4	249.2	6.6%	1,130.8	22.2	3.9%
Loans, net:
Retail loans	43,083.8	2,111.6	9.8%	71,915.2	3,054.4	8.5%
Wholesale loans	77,740.8	3,070.7	7.9%	113,423.9	4,094.3	7.2%

Total interest-earning assets	296,734.8	12,010.9	8.1%	394,166.9	13,592.5	6.9%

Non-interest-earning assets:
Cash	1,610.2			2,494.9
Property and equipment	5,293.4			6,241.6
Other assets	16,959.3			13,499.0
Total non-interest earning assets	23,862.9			22,235.5

Total assets	Rs.320,597.7	Rs.12,010.9	7.5%	Rs.416,402.4	Rs.13,592.5	6.5%

Liabilities:
Interest-bearing liabilities:
Savings account deposits	53,197.3	713.8	2.7%	87,275.6	1,149.0	2.6%
Time deposits	133,499.1	4,436.0	6.6%	148,804.4	4,175.8	5.6%
Short-term borrowings(3)	31,710.5	740.3	4.7%	35,811.3	674.4	3.8%
Long-term debt	2,074.4	116.7	11.2%	5,665.4	215.7	7.6%

Total interest-bearing liabilities	Rs.220,481.3	Rs.6,006.8	5.4%	Rs.277,556.7	Rs.6,214.9	4.5%

Non-interest-bearing liabilities:
Non-interest-bearing deposits (4)	48,777.0			77,195.3
Other liabilities	23,808.6			30,171.1

Total non-interest-bearing liabilities	72,585.6			107,366.4

Total liabilities	Rs.293,066.9	Rs.6,006.8	4.1%	Rs.384,923.1	Rs.6,214.9	3.2%

Shareholders’ equity	27,530.8			31,479.3

Total liabilities and shareholders’ equity	Rs.320,597.7	Rs.6,006.8	3.7%	Rs.416,402.4	Rs.6,214.9	3.0%

(1)	Average yield/cost figures for the six months ended September 30, 2003 and September 30, 2004 are annualized.

(2)	Yield on tax free securities are not on a tax equivalent basis.

(3)	Includes securities sold under repurchase agreements.

(4)	Includes current accounts and cash floats from transactional services.

Analysis of Changes in Interest Revenue and Interest Expense By Volume and Rate

      The following tables set forth, for the periods indicated, the allocation of the changes in our interest revenue and interest expense between average volume and changes in average rates:

	Fiscal 2003 vs. Fiscal 2002			Fiscal 2004 vs. Fiscal 2003

	Increase (Decrease)(1) Due to			Increase (Decrease)(1) Due to

		Change in			Change in
		Average	Change in		Average	Change in
	Net Change	Volume	Average Rate	Net Change	Volume	Average Rate

	(In millions)
Interest revenue:
Cash equivalents	Rs.(1,393.0)	Rs.(1,238.2)	Rs.(154.8)	Rs.307.8	Rs.579.3	Rs.(271.5)
Term placements	475.5	573.4	(97.9)	(431.6)	(326.6)	(105.0)
Investments available for sale:
Tax free	(586.4)	(474.2)	(112.2)	981.1	1,112.9	(131.8)
Taxable	1,063.0	2,603.5	(1,540.5)	1,479.7	1,730.5	(250.8)
Investments held to maturity	1,482.9	1,194.9	288.0	(880.7)	(532.0)	(348.7)
Investments held for trading	260.2	322.5	(62.3)	(189.3)	(31.8)	(157.5)
Loans, net:
Retail loans	1,228.8	906.1	322.7	2,813.7	3,100.5	(286.8)
Wholesale loans	445.8	1,283.3	(837.5)	1,086.0	2,067.9	(981.9)

Total interest-earning assets	Rs.2,976.8	Rs.5,171.3	Rs.(2,194.5)	Rs.5,166.7	Rs.7,700.7	Rs.(2,534.0)

Interest expense:
Savings account deposits	Rs.425.2	Rs.408.2	Rs.17.0	Rs.508.7	Rs.776.0	Rs.(267.3)
Time deposits	924.8	2,430.3	(1,505.5)	(738.0)	1,376.8	(2,114.8)
Short-term borrowings	(295.2)	(201.2)	(94.0)	403.0	1,188.5	(785.5)
Long-term debt	(38.1)	15.4	(53.5)	30.2	34.0	(3.8)

Total interest-bearing liabilities	Rs.1,016.7	Rs.2,652.7	Rs.(1,636.0)	Rs.203.9	Rs.3,375.3	Rs.(3,171.4)

Net interest revenue	Rs.1,960.1	Rs.2,518.6	Rs.(558.5)	Rs.4,962.8	Rs.4,325.4	Rs.637.4

	Six months ended September 30, 2004 vs.
	Six months ended September 30, 2003

	Increase (Decrease)(1) Due to

		Change in
	Net	Average	Change in
	Change	Volume	Average Rate

	(In millions)
Interest revenue:
Cash equivalents	Rs.245.3	Rs.319.6	Rs.(74.3)
Term placements	2.9	38.8	(35.9)
Investments available for sale:
Tax free	(452.9)	166.4	(619.3)
Taxable	1,017.9	1,259.4	(241.5)
Investments held to maturity	(971.0)	(774.6)	(196.4)
Investments held for trading	(227.0)	(211.5)	(15.5)

	Six months ended September 30, 2004 vs.
	Six months ended September 30, 2003

	Increase (Decrease)(1) Due to

		Change in
	Net	Average	Change in
	Change	Volume	Average Rate

	(In millions)
Loans, net:
Retail loans	942.8	1,413.1	(470.3)
Wholesale loans	1,023.6	1,409.5	(385.9)

Total interest-earning assets	1,581.6	3,620.7	(2,039.1)

Interest expense:
Savings account deposits	435.2	457.3	(22.1)
Time deposits	(260.2)	508.6	(768.8)
Short-term borrowings	(65.9)	95.7	(161.6)
Long-term debt	99.0	202.0	(103.0)

Total interest-bearing liabilities	208.1	1,263.6	(1,055.5)

Net interest revenue	1,373.5	2,357.1	(983.6)

(1)	The changes in net interest revenue between periods have been reflected as attributed either to volume or rate changes. For purposes of this table, changes which are due to both volume and rate have been allocated solely to changes in rate.

Yields, Spreads and Margins

      The following table sets forth, for the periods indicated, the yields, spreads and interest margins on our interest-earning assets:

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003	2004

	(In millions, except percentages)
Interest revenue	Rs.16,448.0	Rs.19,424.8	Rs.24,591.5	Rs.12,010.9	Rs.13,592.5
Average interest-earning assets	183,488.8	230,451.9	327,523.4	296,734.8	394,166.9
Interest expense	10,762.5	11,779.2	11,983.1	6,006.8	6,214.9
Average interest-bearing liabilities	137,681.1	175,598.6	236,551.0	220,481.3	277,556.7
Average total assets	202,013.2	257,020.8	357,123.8	320,597.7	416,402.4
Average interest-earning assets as a percentage of average total assets	90.8%	89.7%	91.7%	92.6%	94.7%
Average interest-bearing liabilities as a percentage of average total assets	68.2%	68.3%	66.2%	68.8%	66.7%
Average interest-earning assets as a percentage of average interest-bearing liabilities	133.3%	131.2%	138.5%	134.6%	142.0%

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003		2004

	(In millions, except percentages)
Yield	9.0%	8.4%	7.5%	8.1	%(4)	6.9	%(4)
Cost of funds(1)	5.8%	5.1%	3.6%	4.1	%(4)	3.2	%(4)
Spread(2)	2.4%	2.7%	3.5%	3.6	%(4)	3.4	%(4)
Net interest margin(3)	3.1%	3.3%	3.8%	4.0	%(4)	3.7	%(4)

(1)	Excludes equity.

(2)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest bearing liabilities include non-interest bearing current accounts and cash floats from transactional services.

(3)	Net interest margin is the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread. If average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

(4)	Figures are annualized.

Return on Equity and Assets

      The following table presents selected financial ratios for the periods indicated:

	Years ended March 31,			Six months ended September 30,

	2002	2003	2004	2003		2004

	(In millions, except percentages)
Net income	Rs.2,958.4	Rs.3,513.8	Rs.4,754.5	Rs.2,366.7		Rs.3,179.5
Average total assets	202,013.2	257,020.8	357,123.8	320,597.7		416,402.4
Average shareholders’ equity	16,500.8	24,087.0	28,664.9	27,530.8		31,479.3
Net income as a percentage of average total assets	1.5%	1.4%	1.3%	1.5	%(1)	1.5	%(1)
Net income as a percentage of average shareholders’ equity	17.9%	14.6%	16.6%	17.1	%(1)	20.1	%(1)
Average shareholders’ equity as a percentage of average total assets	8.2%	9.4%	8.0%	8.6%		7.6%

(1)	Figures are annualized.

Investment Portfolio

Available for Sale Investments

      The following tables set forth, as of the dates indicated, information related to our investments available for sale:

	As of March 31,

	2002				2003				2004

		Gross	Gross			Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value

	(In millions)
Government securities	Rs.34,322.1	Rs.752.8	Rs.4.7	Rs.35,070.2	Rs.45,149.6	Rs.784.8	Rs.19.1	Rs.45,915.3	Rs.63,535.0	Rs.1,426.9	Rs.37.4	Rs.64,924.5
Other debt securities	33,752.7	505.9	141.7	34,116.9	29,357.8	1,802.3	186.7	30,973.4	30,554.7	2,106.7	101.1	32,560.3

Total debt securities	68,074.8	1,258.7	146.4	69,187.1	74,507.4	2,587.1	205.8	76,888.7	94,089.7	3,533.6	138.5	97,484.8
Non-debt securities	11,051.4	151.3	69.2	11,133.5	21,649.8	493.0	102.3	22,040.5	35,083.4	907.4	201.0	35,789.8

Total	Rs.79,126.2	Rs.1,410.0	Rs.215.6	Rs.80,320.6	Rs.96,157.2	Rs.3,080.1	Rs.308.1	Rs.98,929.2	Rs.129,173.1	Rs.4,441.0	Rs.339.5	Rs.133,274.6

	As of September 30, 2004

		Gross	Gross
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

	(In millions)
Government securities	Rs.92,418.9	Rs.1,110.5	Rs.790.4	Rs.92,739.0
Other debt securities	34,590.2	1,184.8	280.5	35,494.5

Total debt securities	127,009.1	2,295.3	1,070.9	128,233.5
Non-debt securities	39,332.8	313.0	186.6	39,459.2

Total	Rs.166,341.9	Rs.2,608.3	Rs.1,257.5	Rs.167,692.7

Held to Maturity Investments

      The following table sets forth, as of the dates indicated, information related to our investments held to maturity:

	As of March 31,

	2002				2003				2004

		Gross	Gross			Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Amortized		Unrealized	Unrealized	Amortized		Unrealized	Unrealized	Amortized
	Fair Value	Gain	Loss	Cost	Fair Value	Gain	Loss	Cost	Fair Value	Gain	Loss	Cost

	(In millions)
Government securities	Rs.14,597.3	Rs.1,209.8	Rs.—	Rs.13,387.5	Rs.20,392.6	Rs.1,145.5	Rs.7.3	Rs.19,254.4	Rs.28,424.2	Rs.1,180.1	Rs.1.1	Rs.27,245.2
Other debt securities	22,292.0	460.1	210.5	22,042.4	19,715.7	580.9	37.5	19,172.3	9,633.4	511.1	0.9	9,123.2

Total debt securities	36,889.3	1,669.9	210.5	35,429.9	40,108.3	1,726.4	44.8	38,426.7	38,057.6	1,691.2	2.0	36,368.4
Non-debt securities	—	—	—	—	—	—	—	—	—	—	—	—

Total	Rs.36,889.3	Rs.1,669.9	Rs.210.5	Rs.35,429.9	Rs.40,108.3	Rs.1,726.4	Rs.44.8	Rs.38,426.7	Rs.38,057.6	Rs.1,691.2	Rs.2.0	Rs.36,368.4

      As of September 30, 2004, we had no investments held to maturity.

Held for Trading Investments

      The following tables set forth, as of the dates indicated, information related to our investments held for trading:

	As of March 31,

	2002				2003				2004

		Gross	Gross			Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value

	(In millions)
Government securities	Rs.3,247.3	Rs.9.0	Rs.0.7	Rs.3,255.6	Rs.3,783.4	Rs.—	Rs.36.6	Rs.3,746.8	Rs.4,244.2	Rs.25.0	Rs.—	Rs.4,269.2
Other debt securities	585.0	2.9	5.9	582.0	244.4	—	15.1	229.3	1,986.6	1.1	23.1	1,964.6

Total debt securities	3,832.3	11.9	6.6	3,837.6	4,027.8	—	51.7	3,976.1	6,230.8	26.1	23.1	6,233.8
Non-debt securities	—	—	—	—	—	—	—	—	—	—	—	—

Total	Rs.3,832.3	Rs.11.9	Rs.6.6	Rs.3,837.6	Rs.4,027.8	Rs.—	Rs.51.7	Rs.3,976.1	Rs.6,230.8	Rs.26.1	Rs.23.1	Rs.6,233.8

As of September 30, 2004

		Gross	Gross
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

(In millions)
Government securities	Rs.3,068.4	—	Rs.15.4	Rs.3,053.0
Other debt securities	—	—	—	—

Total debt securities	3,068.4	—	15.4	3,053.0
Non-debt securities	—	—	—	—

Total	Rs.3,068.4	—	Rs.15.4	Rs.3,053.0

Residual Maturity Profile

      The following table sets forth, as of the date indicated, an analysis of the residual maturity profile of our investments in government and corporate debt securities classified as available for sale securities and their weighted average market yields:

	As of September 30, 2004

	Up to One Year		One to Five Years		Five to Ten Years		More Than Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(In millions, except percentages)
Government securities	Rs.14,472.3	5.1%	Rs.34,156.3	5.8%	Rs.26,166.6	5.5%	Rs.17,943.8	4.5%
Other debt securities	5,228.1	5.9%	21,577.0	6.6%	8,689.4	7.6%	—	—

Total debt securities, market value	19,700.4	5.3%	55,733.3	6.1%	34,856.0	6.0%	17,943.8	4.5%

Total amortized cost	Rs.19,548.3		Rs.55,465.5		Rs.34,662.1		Rs.17,333.2

      The following table sets forth, as of the date indicated, an analysis of the residual maturity profile of our investments in government and corporate debt securities classified as held for trading securities and their weighted average market yields:

	As of September 30, 2004

	Up to One Year		One to Five Years		Five to Ten Years		More Than Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(In millions, except percentages)
Government securities	Rs.—	—	Rs.2,135.5	5.8%	Rs.461.5	6.5%	Rs.456.0	7.0%
Other debt securities	—	—	—	—	—	—	—	—

Total debt securities, market value	—	—	2,135.5	5.8%	461.5	6.5%	456.0	7.0%

Total amortized cost	Rs.—		Rs.2,143.0		Rs.464.6		Rs.460.8

      As of September 30, 2004, we held debt securities in excess of 10% of shareholders’ equity in three government sponsored financial institutions. The aggregate book values of our investments in these securities were Rs. 5.3 billion, Rs. 7.9 billion and Rs. 3.3 billion respectively. The aggregate market values were Rs. 5.6 billion, 7.9 billion and 3.5 billion respectively.

Funding

      Our funding operations are designed to ensure stability, low cost of funding and effective liquidity management. The primary source of funding is deposits raised from retail customers, which were 65.9% and 72.1% of total deposits as of March 31, 2004 and September 30, 2004, respectively. Wholesale banking deposits represented 34.1% and 27.9% of total deposits as of March 31, 2004 and September 30, 2004, respectively.

Total Deposits

      The following table sets forth, for the periods indicated, our average outstanding deposits and the percentage composition by each category of deposits. The average cost (interest expense divided by the average of daily balance for the relevant period) of savings deposits was 3.0% in fiscal 2002, 3.1% in fiscal 2003 and 2.7% in fiscal 2004. The average annualized cost of savings deposits was 2.7% in the six months ended September 30, 2003 and 2.6% in the six months ended September 30, 2004. The average cost of time deposits was 9.0% in fiscal 2002, 7.7% in fiscal 2003 and 6.2% in fiscal 2004. The average annualized cost of time deposits was 6.6% in the six months ended September 30, 2003 and 5.6% in the six months ended September 30, 2004. The average deposits for the periods set forth are as follows:

	Years ended March 31,
							Six months ended
							September 30,
	2002		2003		2004		2004

	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

	(In millions, except percentages)
Current deposits(1)	Rs.25,439.0	17.8%	Rs.28,892.3	15.5%	Rs.61,803.3	23.5%	Rs.77,195.3	24.6%
Savings deposits	23,005.5	16.1%	36,419.7	19.5%	61,535.8	23.4%	87,275.6	27.9%
Time deposits	94,410.0	66.1%	121,535.7	65.0%	139,368.6	53.1%	148,804.4	47.5%

Total	Rs.142,854.5	100.0%	Rs.186,847.7	100.0%	Rs.262,707.7	100.0%	Rs.313,275.3	100.0%

(1)	Includes current accounts and cash floats from transactional services.

      As of March 31, 2004 and September 30, 2004, individual time deposits in excess of Rs. 4.5 million (approximately U.S.$100,000) have a balance to maturity profile as follows:

As of September 30, 2004

	Up to	3 to	6 to	9 to	More Than
	3 Months	6 Months	9 Months	12 Months	1 Year

(In millions)
Balance to maturity for deposits exceeding Rs. 4.5 million each	Rs.34,999.1	Rs.13,239.9	Rs.13,871.9	Rs.10,076.7	Rs.12,052.6

Short-term Borrowings

      The following table sets forth, for the periods indicated, information related to our short-term borrowings, which are comprised primarily of money-market borrowings. Short term borrowings exclude deposits and securities sold under repurchase agreements.

	Years ended March 31,			Six months ended
				September 30,
	2002	2003	2004	2004

	(In millions, except percentages)
Period end balance	Rs.21,600.3	Rs.21,579.6	Rs.24,064.2	Rs.30,701.9
Average balance during the period(1)	17,270.6	14,138.5	27,255.3	29,046.0
Maximum outstanding	29,857.9	32,221.7	52,274.3	41,727.2
Average interest rate during the period (2)	7.4%	6.3%	4.3%	4.2%
Average interest at period end(3)	6.5%	6.9%	4.1%	4.3%

(1)	Average of daily balances outstanding.

(2)	Represents the ratio of interest expense on short-term borrowings to the average of daily balances of short-term borrowings.

(3)	Represents the weighted average rate of short-term borrowings outstanding as of March 31, 2002, 2003 and 2004 and September 30, 2004.

Subordinated Debt

      We also obtain funds from the issuance of unsecured non-convertible subordinated debt securities, which qualify as Tier 2 risk-based capital under the RBI’s guidelines for assessing capital adequacy. We issued three tranches of subordinated debt securities during calendar years 1998, 1999 and 2001 at coupon rates of 13.0%, 13.75% and 11.00% respectively. The 1998 tranche was repaid at maturity in fiscal 2004. The 1999 and 2001 tranches are repayable in fiscal 2007. On February 4, 2004, we issued subordinated debt securities aggregating Rs. 4.0 billion, of which Rs. 3.95 billion carries a coupon rate of 5.90% and matures in May 2013 and Rs. 50 million carries a coupon rate of 6.0% and matures in May 2016. We currently have Rs. 5.0 billion aggregate principal amount of subordinated debt outstanding, of which Rs. 4.2 billion qualified as Tier 2 capital.

Asset Liability Gap and Interest Sensitivity Data

      The following table sets forth, for the periods indicated, our asset-liability gap position:

	As of September 30, 2004(1)

						Greater Than	Greater Than
						One Year and	Three Years	Greater
				6-12	Total Within	up to	and up to	Than
	0-28 Days	29-90 Days	91-180 Days	Months	One Year	Three Years	Five Years	Five Years	Total

	(In millions, except percentages)
Cash and cash equivalents(2)(3)	Rs.4,287.0	Rs.750.7	Rs.784.8	Rs.2,334.3	Rs.8,156.8	Rs.11,374.0	Rs.157.4		Rs.19,688.2
Term placements		367.2	468.0	476.9	1,312.1	847.8	182.9	711.1	3,053.9
Investments held for trading(4)	2,839.3	213.7			3,053.0				3,053.0
Investments available for sale(5)(6)	23,167.6	5,385.9	6,821.4	17,164.1	52,539.0	80,224.1	13,030.8	21,898.8	167,692.7
Securities purchased under agreement to resell	15,251.0				15,251.0				15,251.0
Loans, net(7)(8)	36,892.3	52,007.3	17,313.6	18,424.7	124,637.9	67,742.5	15,723.4	2,562.2	210,666.0
Accrued interest receivable	5,219.6				5,219.6				5,219.6
Other assets	14,454.7				14,454.7				14,454.7

Total financial assets	102,111.5	58,724.8	25,387.8	38,400.0	224,624.1	160,188.4	29,094.5	25,172.1	439,079.1

Deposits(9)	43,694.0	14,332.6	14,982.8	44,569.5	117,578.9	214,074.3	3,004.7		334,657.9
Debt(10)	14,321.0	10,213.2	5,582.1	611.9	30,728.2	1,017.1		4,000.0	35,745.3
Other liabilities	36,220.1				36,220.1				36,220.1

Total financial liabilities	94,235.1	24,545.8	20,564.9	45,181.4	184,527.2	215,091.4	3,004.7	4,000.0	406,623.3
Asset/(liability) gap	Rs.7,876.4	Rs.34,179.0	Rs.4,822.9	Rs.(6,781.4)	Rs.40,096.9	Rs.(54,903.0)	Rs.26,089.8	Rs.21,172.1	Rs.32,455.8

Cumulative gap	Rs.7,876.4	Rs.42,055.4	Rs.46,878.3	Rs.40,096.9	Rs.40,096.9	Rs.(14,806.1)	Rs.11,283.7	Rs.32,455.8	Rs.32,455.8
Cumulative gap as a percentage of total assets	7.7%	71.6%	184.6%	104.4%	17.9%	(9.2)	38.8%	128.9%	7.4%

(1)	Assets and liabilities are classified into the applicable maturity categories based on residual maturity unless specifically mentioned.

(2)	Cash on hand is classified in the “0-28” days category.

(3)	Cash and cash equivalents include balances with the RBI to satisfy its cash reserve ratio requirements. These balances are held in the form of overnight cash deposits but we classify these balances to the applicable maturity categories on a basis proportionate to the classification of related deposits.

(4)	Securities in the trading book are classified in the “0-28” days or “29-90” days maturity categories based on the expected time of realization for such investments.

(5)	Securities held towards satisfying the statutory liquidity requirement (“SLR”) prescribed by the RBI are classified based on the applicable maturity categories on a basis proportionate to the classification of related deposits.

(6)	Shares are classified in the “greater than five years” category and units of open ended mutual fund are classified in the “0-28” days category.

(7)	Includes net non-performing loans which are classified in the “greater than five years” category.

(8)	Ambiguous maturity overdrafts are classified under various maturity categories based on historical behavioral analyses that we have performed to determine the appropriate maturity categorization of such advances.

(9)	Non-maturity deposits are classified under various maturity categories based on the historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such deposits.

(10)	Includes short-term borrowings and long-term debt.

      For further information on how we manage our asset liability risk, see “Business — Market Risk.”

Loan Portfolio and Credit Substitutes

      As of September 30, 2004, our gross loan portfolio was Rs. 214.9 billion and represented approximately 1.6 million contracts outstanding. As of that date, our gross credit substitutes outstanding were Rs. 14.8 billion and represented approximately 100 credit substitutes outstanding. Almost all of our gross loans and credit substitutes are to borrowers in India and over 90% are denominated in rupees. For a description of our retail and wholesale loan products, see “Business — Retail Banking — Retail Loan Products” and “Business — Wholesale Banking — Commercial Banking Products — Commercial Loan Products and Credit Substitutes.”

      The following table sets forth, for the periods indicated, our gross loan portfolio classified by product group:

	As of March 31,			As of
				September 30,
	2002	2003	2004	2004

	(In millions)
Retail loans	Rs.14,301.3	Rs.34,414.2	Rs.73,251.6	Rs.91,959.5
Wholesale loans	58,833.5	85,752.4	107,923.8	122,933.9

Gross loans	Rs.73,134.8	Rs.120,166.6	Rs.181,175.4	Rs.214,893.4
Credit substitutes (at fair value)	35,329.9	30,255.5	17,041.5	14,833.3

Gross loans plus credit substitutes	Rs.108,464.7	Rs.150,422.1	Rs.198,216.9	Rs.229,726.7

Maturity and Interest Rate Sensitivity of Loans and Credit Substitutes

      The following tables set forth, for the periods indicated, the maturity and interest rate sensitivity of our loans and credit substitutes (at fair value):

As of September 30, 2004

	Due in One	Due in One	Due after
	Year or Less	to Five Years	Five Years	Total

(In millions)
Retail loans	Rs.30,256.0	Rs.60,992.2	Rs.711.3	Rs.91,959.5
Wholesale loans	95,012.7	22,992.7	4,928.5	122,933.9

Gross loans	Rs.125,268.7	Rs.83,984.9	Rs.5,639.8	Rs.214,893.4
Credit substitutes	2,967.7	9,239.9	2,625.7	14,833.3

Gross loans plus credit substitutes	Rs.128,236.4	Rs.93,224.8	Rs.8,265.5	Rs.229,726.7

	As of September 30, 2004

	Due in One	Due in One	Due after
	Year or Less	to Five Years	Five Years	Total

	(In millions)
Interest rate classification of loans by maturity:
Variable rates	Rs.2,029.9	Rs.—	Rs.—	Rs.2,029.9
Fixed rates	132,523.7	75,034.8	5,305.0	212,863.5

Gross loans	134,553.6	75,034.8	5,305.0	214,893.4

Interest rate classification of credit substitutes by maturity:
Variable rates	250.0	—	—	250.0
Fixed rates	2,717.7	9,239.9	2,625.7	14,583.3

Gross credit substitutes	2,967.7	9,239.9	2,625.7	14,833.3

Interest rate classification of loans and credit substitutes by maturity:
Variable rates	2,279.9	—	—	2,279.9
Fixed rates	135,241.4	84,274.7	7,930.7	227,446.8

Gross loans and credit substitutes	Rs.137,521.3	Rs.84,274.7	Rs.7,930.7	Rs.229,726.7

Concentration of Loans and Credit Substitutes

      Pursuant to the guidelines of the RBI, our exposure to individual borrowers generally may not exceed 15% of our capital funds calculated under Indian GAAP without the prior approval of the RBI. We had two exposures to companies that were above the general limit as of September 30, 2004, for which we obtained approval from the RBI. Our exposure to a group of companies under the same management control generally may not exceed 40% of our capital funds without the prior approval of the RBI. An additional exposure of up to 5% of capital funds is allowed by the RBI in the case of exposures relating to infrastructure projects. We are in compliance with all such RBI group exposure limits. For further information, see “Supervision and Regulation.”

      The following table sets forth, for the periods indicated, our gross loans and fair value of credit substitutes outstanding by the borrower’s industry or economic activity and as a percentage of our gross loans and fair value of credit substitutes (where such percentage exceeds 2.0% of the total). We do not consider retail loans a specific industry for this purpose. However, retail business banking loans are classified in the appropriate categories below and loans to commercial vehicle operators are included in land transport below.

	As of March 31,

							As of September 30,
	2002		2003		2004		2004

	(In millions, except percentages)
Automotive manufacturers	Rs.9,999.2	9.2%	Rs.13,393.2	8.9%	Rs.19,370.2	9.8%	Rs.23,048.9	10.0%
Land transport	1,298.5	1.2	5,202.9	3.5	15,396.2	7.8	17,984.9	7.8
Telecommunications	2,490.1	2.3	921.0	0.6	4,054.0	2.0	9,546.5	4.2
Cement manufacturers	2,990.6	2.8	4,171.9	2.8	6,348.3	3.2	4,894.8	2.1
Drugs and pharmaceuticals	1,853.4	1.7	2,358.0	1.6	4,014.0	2.0	4,663.9	2.0
Others (including unclassified retail)	89,832.9	82.8	124,375.1	82.6	149,034.2	75.2	169,587.7	73.9

	Rs.108,464.7	100.0%	Rs.150,422.1	100.0%	Rs.198,216.9	100.0%	Rs.229,726.7	100.0%

      As of September 30, 2004, our ten largest exposures totaled approximately Rs. 43.2 billion and represented approximately 133.5% of our capital funds as per Indian GAAP. The largest group of companies under the same management control accounted for approximately 38.9% of our capital funds as per Indian GAAP.

Directed Lending

      The RBI has established guidelines requiring Indian banks to lend 40% of their net bank credit to certain sectors called “priority sectors.” Priority sectors include small-scale industries, agricultural and agriculture based sectors, food, housing, small business enterprises and certain other priority sectors deemed “weaker” by the RBI. See “Supervision and Regulation.”

      We are required to comply with the priority sector lending requirements as of the last reporting Friday of each fiscal year, a date specified by the RBI for reporting. Apart from our loans to the sectors outlined above, we may invest in bonds of specified institutions and mortgage backed securitized paper to meet our mandated lending requirements. Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with Indian development banks like the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits have a maturity of up to seven years and carry interest rates lower than market rates.

      The following table sets forth, for the periods indicated, our directed lending broken down by sector:

	As of March 31,			As of
				September 30,
	2002	2003	2004	2004

	(In millions)
Directed lending:
Agriculture	Rs.1,493.4	Rs.8,858.8	Rs.13,220.2	Rs.7,445.0
Small scale industries	2,730.5	2,949.6	4,370.6	4,387.6
Other	3,509.2	2,372.6	7,633.3	16,020.6

Total directed lending	Rs.7,733.1	Rs.14,181.0	Rs.25,224.1	Rs.27,853.2

Non-Performing Loans

      The following discussion of non-performing loans is based on U.S. GAAP. For classification of non-performing loans under Indian regulatory requirements, see “Supervision and Regulation.”

      The Indian economy has expanded steadily during the past three years with GDP growth of 5.4% in fiscal 2002, 4.4% in fiscal 2003 and 8.1% in fiscal 2004. Since 1991, the government of India has pursued a policy of gradual liberalization and deregulation. Indian corporations have had to respond to these pressures through a process of restructuring and repositioning. This restructuring process is taking place in several industries, primarily in sectors where many small, unprofitable manufacturing facilities have existed, such as the iron and steel and textiles industries. This led to a decline in the operating performance of some Indian corporations and the impairment of related loan assets in the financial system, including some of our assets. The decline in certain sectors of the Indian economy has been offset by growth in segments such as financial services and information technology.

      As of September 30, 2004, our gross non-performing loans as a percentage of gross loan assets was 1.6% and our gross non-performing loans net of valuation allowances as a percentage of net loan assets was 0.2%. We have made total specific valuation allowances for 87.6% of gross non-performing loans. These allowances are based on the expected realization of cash flows from these assets and from the underlying collateral. All of our non-performing loans are rupee-denominated. As of September 30, 2004, we had three non-performing loans in the directed lending sector. Non-performing loans to the directed lending sector were 0.1% of gross loans.

      The following table sets forth, for the periods indicated, information about our gross non-performing loan portfolio:

	As of March 31,			As of
				September 30,
	2002	2003	2004	2004

	(In millions, except percentages)
Non-performing loans:
Retail loans	Rs.140.7	Rs.74.9	Rs.403.5	Rs.1,082.4
Wholesale loans	1,819.2	2,292.7	2,589.1	2,406.8

Gross non-performing loans	Rs.1,959.9	Rs.2,367.6	Rs.2,992.6	Rs.3,489.2

Specific valuation allowances	Rs.1,423.5	Rs.1,684.3	Rs.2,722.7	Rs.3,055.6
Unallocated valuation allowances	182.4	182.4	771.6	1,171.8
Non-performing loans net of specific valuation allowance	536.4	683.3	269.9	433.6
Gross loan assets	73,134.8	120,166.6	181,175.4	214,893.4
Net loan assets	Rs.71,528.9	Rs.118,299.9	Rs.177,681.1	Rs.210,666.0
Gross non-performing loans as a percentage of gross loans	2.68%	1.97%	1.65%	1.62%
Non-performing loans net of specific valuation allowance as a percentage of net loan assets	0.74%	0.58%	0.15%	0.21%
Specific valuation allowance as a percentage of gross non-performing loans	72.63%	71.14%	90.98%	87.57%
Total valuation allowance as a percentage of gross non-performing loans	81.94%	78.84%	116.76%	121.16%

Recognition of Non-Performing Loans

      We classify our loan portfolio into loans that are performing and loans that are non-performing or impaired.

      We consider a loan to be performing when no principal or interest payment is one quarter or more past due and where we expect to recover all amounts due to us. Prior to April 1, 2003, we considered a loan to be performing when no principal or interest was two or more quarters past due and where we expected to recover all amounts due to us. We have not restated figures from periods prior to April 1, 2003 to reflect the change.

      We have analyzed our gross loans into their performance status as follows:

	As of March 31,			As of
				September 30,
	2002	2003	2004	2004

	(In millions)
Performing	Rs.71,174.9	Rs.117,799.0	Rs.178,182.8	Rs.211,404.2
Non-performing or impaired:
On accrual status	61.6	51.9	—	—
On non-accrual status	1,898.3	2,315.7	2,992.6	3,489.2

Total non-performing or impaired	1,959.9	2,367.6	2,992.6	3,489.2

Total	Rs.73,134.8	Rs.120,166.6	Rs.181,175.4	Rs.214,893.4

      Non-performing or impaired loans consist of loans that are on accrual status as well as loans that have been placed on non-accrual status.

      We place loans on non-accrual status when interest or principal payments are one quarter past due, at which time no further interest is accrued and overdue interest not collected is reversed. We make specific allowances for all loans on non-accrual status based on the loss we expect to incur for each such loan.

      In the case of wholesale loans, we also identify loans as non-performing or impaired even when principal or interest payments are less than one quarter past due but where we believe recovery of all principal and interest amounts is doubtful. We make specific and unallocated allowances for these loans based on our estimate of losses inherent in the loan portfolio.

      Our methodology for determining specific and unallocated allowances is discussed separately below for each category of loans.

Retail Loans

      For our retail loans, we establish a specific allowance equal to 50% of the outstanding amount when the loan is past due for more than 90 days. If the loan remains 120 days past due, we increase the allowance to 100% of the outstanding amount. We write off outstanding credit card balances which are 150 days past due, and outstanding amounts for all other retail loans which are 180 days past due.

      We also make unallocated allowances for retail loans by product type. Our retail loan portfolio comprises groups of large numbers of small value homogeneous loans. We establish an unallocated allowance for loans in each product group based on our estimate of the expected amount of losses inherent in such product. In making such estimates, among other factors considered, we stratify such loans based on the number of days past due and take into account historical losses for such product. Where the loans are secured, our loss estimates also take into account the estimated net realizable value of the collateral. We do not identify individual retail loans for impairment disclosures if such loans are on accrual status.

      In the case of our retail loans against securities (“LAS”), our procedures differ slightly because we hold marketable securities as collateral. We monitor margin positions of customers based on the market prices of the underlying collateral, and calls for additional margin as necessary to maintain an acceptable loan to value ratio. In the event the customer does not meet the margin call within the required time, we liquidate the collateral and recognizes a loss equal to any shortfall between the proceeds realized and the carrying value of the loan. At each reporting date, we stratify the LAS portfolio based on loan to value ratios and establish a specific allowance for the shortfall in collateral for all loans where the loan to value ratio exceeds 100% and it is probable that the borrower will not repay the full amount of the loan. We also establish an unallocated allowance for the LAS portfolio based on historical losses and a stratification analysis based on loan to value ratios that exceed approved levels, as well as other factors.

Wholesale Loans

      We make specific allowances for credit losses for all wholesale loans on non-accrual status. We also make specific allowances for wholesale loans that are on accrual status when we consider these loans to be impaired despite being less than one quarter past due.

      We identify wholesale loans on accrual status as being impaired based on our assessment of each wholesale banking customer, taking into account quantitative and qualitative factors such as payment status, adverse situations that may affect the borrower’s ability to repay, the value of any collateral held, our view of the industry and general economic conditions.

      Impairment is measured for each non-performing wholesale banking customer for the aggregate of all wholesale loans made to that customer. We establish a specific allowance for the difference between the carrying value of the loan and the present value of expected future cash flows including the net realizable value of any collateral, discounted at the loan’s effective interest rate. We do not establish a specific allowance for loans where the fair value of any collateral we hold exceeds the outstanding loan balance.

      Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Beginning April 1, 2003, the Bank also established an unallocated allowance for performing loans, based on the overall portfolio quality, asset growth, economic conditions and other risk factors.

Analysis of Non-Performing Loans by Industry Sector

      The following table sets forth, for the periods indicated, our non-performing loans by borrowers’ industry or economic activity and as a percentage of our loans in the respective industry or economic activity sector. These figures do not include credit substitutes, which we include for purposes of calculating our industry concentration for RBI reporting. See “Risk Factors — We have high concentrations of customer exposures to certain customers and sectors and if any of these exposures were to become non-performing, the quality of our portfolio could be adversely affected.”

	As of March 31,

										As of September 30,
	2002			2003			2004			2004

			% of			% of			% of			% of
		Non-	Loans		Non-	Loans		Non-	Loans		Non-	Loans
		performing	in		performing	in		performing	in		performing	in
	Gross Loans	Loans	Industry	Gross Loans	Loans	Industry	Gross Loans	Loans	Industry	Gross Loans	Loans	Industry

	(In millions, except percentages)
Consumer electronics	Rs.960.8	Rs.23.5	2.5	Rs.1,754.6	Rs.207.8	11.9	Rs.2,261.1	Rs.639.1	28.3	Rs.3,566.4	Rs.688.3	19.3
Textiles	457.3	396.0	86.6	698.5	372.0	53.3	1,327.6	356.2	26.8	1,623.2	290.7	17.9
Construction	67.6	23.5	34.8	207.5	23.4	11.3	27.5	21.9	79.6	106.5	11.6	10.9
Iron and steel	937.6	440.1	46.9	1,141.8	437.3	38.3	3,616.6	440.4	12.2	2,423.3	213.0	8.8
Diamond, gems and jewelry exports	1,029.4	131.5	12.8	1,343.4	130.9	9.8	1,473.8	129.1	8.8	1,577.6	129.1	8.2
Fertilizers	1,706.2	72.8	4.3	3,760.4	30.2	0.8	1,974.7	22.6	1.2	1,922.6	135.6	7.1
Electrical machinery	1,853.4	66.2	3.6	1,430.8	76.1	5.3	1,376.6	76.1	5.5	1,950.1	76.1	3.9
Paper and paper products	—	—	—	—	—	—	806.6	70.3	8.7	1,017.1	36.7	3.6
Automotive manufacturers	8,856.0	41.9	0.5	12,096.3	642.9	5.3	18,541.1	653.7	3.5	22,133.9	654.0	3.0
Heavy engineering	1,640.2	147.9	9.0	2,581.3	56.1	2.2	6,050.0	56.1	0.9	3,262.3	56.1	1.7
Electricity generation	486.0	26.8	5.5	1,577.1	26.8	1.7	759.5	26.8	3.5	1,555.9	26.8	1.7
Other wholesale trade	1,174.2	46.2	3.9	1,882.8	43.4	2.3	2,526.6	40.9	1.6	3,495.0	40.9	1.2
Land transport	—	—	—	—	—	—	15,396.2	21.4	0.1	17,984.9	220.4	1.2
Retail advances not otherwise classified	14,273.1	134.1	0.9	28,848.6	74.9	0.3	63,207.8	382.1	0.6	77,021.2	862.0	1.1
Drugs and pharmaceuticals	1,442.1	133.8	9.3	—	—	—	3,039.5	40.0	1.3	3,758.3	32.3	0.9
Glass and glass products	—	—	—	135.9	11.0	8.1	419.8	9.1	2.2	1,158.6	9.1	0.8
Manufacture of dairy products	—	—	—	3,091.0	3.4	0.1	3,144.4	3.4	0.1	784.4	3.4	0.4
Traders	—	—	—	2,484.8	2.1	0.1	200.1	3.4	1.7	5,471.0	3.1	0.1
Manufacture of metal products	—	—	—	897.9	3.4	0.4	—	—	—	—	—	—
Miscellaneous industries	—	—	—	675.7	5.6	0.8	—	—	—	—	—	—
Share brokers	639.5	7.4	1.2	823.9	6.7	0.8	—	—	—	—	—	—
Investment and finance and leasing	79.2	40.7	51.4	—	—	—	—	—	—	—	—	—
Other chemicals	455.2	61.6	13.5	469.1	51.9	11.1	—	—	—	—	—	—
Activities allied to agriculture	15.2	15.2	100	216.5	16.4	7.6	—	—	—	—	—	—
Plastic and plastic products	15.9	3.1	19.5	26.9	3.2	11.9	—	—	—	—	—	—
Distilleries	147.6	147.6	100.0	191.0	142.1	74.4	—	—	—	—	—	—

Total		Rs.1,959.9			Rs.2,367.6			Rs.2,992.6			Rs.3,489.2

Specific allowance for credit losses		Rs.1,423.5			Rs.1,684.3			Rs.2,722.7			Rs.3,055.6
Non-performing loans, net		Rs.536.4			Rs.683.3			Rs.269.9			Rs.433.6

      Our gross non-performing loans as a percentage of gross loans in the respective industries was the highest in the electronics, textile and construction industries.

      Consumer electronics. The consumer electronics industry has been exposed to severe competition during the last few years due to an increase in foreign competition. Competition has intensified the pressure on profit margins and inflated selling and distribution costs. This has resulted in marginalization of the weaker players and consolidation of the stronger ones.

      Textiles. The textile industry had a difficult year in fiscal 2004 due to high cotton prices. Cotton prices have softened during the current year. The Indian government has passed certain ameliorative measures in recent years to assist the industry.

      Construction. In India, construction is the largest economic activity after agriculture, accounting for 11% of GDP. The industry continues to grow at rates exceeding 10% per annum from government and private spending. Despite such growth, certain construction borrowers have suffered as a result of fluctuations in real estate prices.

Top Ten Non-Performing Loans

      As of September 30, 2004, we had 32 wholesale non-performing loans outstanding, of which the top ten represented 58.2% of our gross non-performing loans, 33.9% of our net non-performing loans and 0.9% of our gross loan portfolio.

      The following table sets forth, for the period indicated, information regarding our ten largest non-performing loans. The table also sets forth the value (as set forth on the borrower’s books) of collateral securing the loan. However, the net realizable value of such collateral may be substantially less, if anything.

	As of September 30, 2004

				Principal		Currently
		Type of	Gross	Outstanding Net		Servicing All
		Banking	Principal	of Allowance for	Collateral	Interest
	Industry	Arrangement	Outstanding	Credit Losses	Our Share	Payments(1)

			(In millions)
Borrower A	Automotive manufacturers	Multiple	Rs.642.9	Rs.—	Rs.—	No
Borrower B	Consumer electronics	Multiple	639.1	16.6	17.9	No
Borrower C	Diamond gems and jewelry export	Consortium	129.1	—	—	No
Borrower D	Textiles	Consortium	120.8	—	—	No
Borrower E	Fertilisers	Consortium	112.9	90.6	127.1	No
Borrower F	Iron and steel	Sole	109.7	—	—	No
Borrower G	Iron and steel	Consortium	93.9	—	—	No
Borrower H	Cotton textiles	Sole	73.0	—	—	No
Borrower I	Electrical machinery	Consortium	59.9	—	—	No
Borrower J	Electrical machinery	Consortium	49.2	39.9	40.0	No

Total			Rs.2,030.5	Rs.147.1	Rs.185.0

(1)	We classify loans as non-performing once we determine that the payment of interest or principal is doubtful. Since the classification may occur even before the borrower defaults, some of our non-performing loans other than our ten largest non performing loans are currently servicing all interest payments.

Interest Foregone

      Interest foregone is the interest due on non-performing loans that has not been accrued in our books of accounts. The following table sets forth the outstanding amount of interest foregone on existing non-performing loans as of the respective dates.

Interest Foregone

(In millions)
March 31, 2002	Rs.325.5
March 31, 2003	334.0
March 31, 2004	274.2
September 30, 2004	202.3

Restructuring of Non-Performing Loans

      Our non-performing loans are restructured on a case-by-case basis after our management has determined that restructuring is the best means of maximizing realization of the loan. These loans continue to be on a non-accrual basis and are reclassified as performing loans only after sustained performance under the loan’s renegotiated terms for at least a period of one year.

      Pursuant to recently enacted regulations creating a system of “Corporate Debt Restructuring,” we may also be involuntarily required to restructure loans if decided by: 75% of the other lenders in a consortium in which we participate.

      The following table sets forth, as of the dates indicated, our non-performing loans that have been restructured through rescheduling of principal repayments and deferral or waiver of interest:

	As of March 31,			As of
				September 30,
	2002	2003	2004	2004

	(In millions, except percentages)
Gross restructured loans	Rs.172.2	Rs.2.7	Rs.—	Rs.116.0
Allowance for credit losses	119.3	2.7	—	22.3

Net restructured loans	Rs.52.9	Rs.—	Rs.—	Rs.93.7
Gross restructured loans as a percentage of gross non-performing loans	8.8%	0.1%	—	3.3%
Net restructured loans as a percentage of net non-performing loans	9.8%	—	—	21.6%

      If there is a failure to meet payment or other terms of a restructured loan, it may be considered a failed restructuring, in which case it is no longer classified as a restructured loan. Our restructured loans declined from March 31, 2002 until March 31, 2004 principally due to failed restructurings.

Non-Performing Loan Strategy

      Our non-performing loan strategy is focused on early problem recognition and active remedial management efforts. Because we are involved primarily in working capital finance with respect to wholesale loans, we track our borrowers’ performance and liquidity on an ongoing basis. This enables us to define remedial strategies proactively and manage our exposures to industries or customers that we believe are displaying deteriorating credit trends. Relationship managers drive the recovery effort together with strong support from the credit group in the corporate office in Mumbai. Recovery is pursued vigorously through the legal process, enforcement of collateral, negotiated one-time settlements and other similar strategies. The particular strategy pursued depends upon the level of cooperation of the borrower and on our assessment of the borrower’s management integrity and long-term viability.

Allowance for Credit Losses on Loans

      The following table sets forth, for the periods indicated, movements in our allowance for credit losses:

				For the
				six months
	For the years ended March 31,			ended
				September 30,
	2002	2003	2004	2004

	(In millions)
Specific allowance for credit losses at the beginning of the period	Rs.1,010.8	Rs.1,423.5	Rs.1,684.3	Rs.2,722.7

Additions to allowance for credit losses for the period:
Retail	107.1	156.3	775.8	913.9
Wholesale	513.2	786.8	1,278.7	64.3
Less allowances no longer required on account of recoveries	(207.6)	(201.6)	(300.3)	(280.1)

Net expense for additions to specific allowance for credit	412.7	741.5	1,754.2	698.1

Allowance no longer required on account of write offs	—	(480.7)	(715.8)	(365.2)

Specific allowance for credit losses at the end of period	1,423.5	1,684.3	2,722.7	3,055.6

Unallocated allowance for credit losses at the beginning of the period	143.5	182.4	182.4	771.6
Additions during the period	38.9	—	589.2	400.2

Unallocated allowance for credit losses at the end of the period	182.4	182.4	771.6	1,171.8

Total allowance for credit losses at the beginning of the period	1,154.3	1,605.9	1,866.7	3,494.3
Allowance no longer required on account of writeoffs	—	(480.7)	(715.8)	(365.2)
Net addition to total allowance for the period charged to expense	451.6	741.5	2,343.4	1,098.3

Total allowance for credit losses at the end of the period	Rs.1,605.9	Rs.1,866.7	Rs.3,494.3	Rs.4,227.4

      The following table sets forth, for the periods indicated, the allocation of the total allowance for credit losses:

	As of March 31,			As of
				September 30,
	2002	2003	2004	2004

	(In millions)
Wholesale
Allocated	Rs.1,289.7	Rs.1,609.4	Rs.2,379.8	Rs.2,247.0
Unallocated	—	—	269.8	307.2

Subtotal	1,289.7	1,609.4	2,649.6	2,554.2

Retail
Allocated	133.8	74.9	342.9	808.6
Unallocated	182.4	182.4	501.8	864.6

Subtotal	316.2	257.3	844.7	1,673.2

Allowance for credit losses	Rs.1,605.9	Rs.1,866.7	Rs.3,494.3	Rs.4,227.4

MANAGEMENT

Directors and Executive Officers

      Our Memorandum and Articles of Association (the “Articles”) provide that until otherwise determined by a general meeting of shareholders, the number of our directors shall not be less than three or more than 15 directors, excluding directors appointed pursuant to the terms of issued debt. Our board of directors currently consists of eleven members.

      As per the Indian Companies Act, 1956, two-thirds of our directors are required to retire by rotation, with one third of these retiring at each annual general meeting. However, any retiring director may be re-appointed by resolution of the shareholders.

      Under the terms of our organizational documents, HDFC Limited has a right to nominate two directors who are not required to retire by rotation, so long as HDFC Limited, its subsidiaries or any other company promoted by HDFC Limited either singly or in the aggregate holds not less than 20% of our paid up equity share capital. The two directors so nominated by HDFC Limited are the Chairman and the Managing Director. The India Private Equity Fund (Mauritius) and Indocean Financial Holding Limited, two funds advised by J.P. Morgan Partners Advisors, Singapore (collectively the “Strategic Investors”) have the right to appoint two directors so long as their combined equity share holding is 10% or greater and one director if less than 10% but at least 7%. Since the shareholding of the Strategic Investors has declined to less than 7% of our share capital, there is no longer a nominee of the Strategic Investors on the board of directors. The Bennett Coleman Group has the right to appoint one director so long as its equity holdings do not fall below 5%. Mr. Vineet Jain has been nominated by the Bennett Coleman Group.

      The Banking Regulation Act requires that not less than 51% of the board members shall have special knowledge or practical experience in one or more of the following areas: accounting, finance, agriculture and rural economy, banking, co-operation, economics, law, small scale industry and any other matter the RBI may specify. Out of these, not less than two directors shall have specialized knowledge or practical experience in respect of agriculture and rural economy, co-operation or small scale industry. Dr. Gadwal has specialized knowledge and experience in the agricultural sector and Mr. Ashim Samanta has specialized knowledge and experience in small scale industry.

      Interested directors may not vote at board proceedings, except where the interest is based solely on a contract of indemnity for which the director is a surety, the interest is based on the director’s involvement as director of another company and holder of shares of that company, or where a proper notification has been given under the Companies Act, 1956.

      None of our directors or executive officers holds 1% or more of our shares.

      Our board of directors as of December 1, 2004 was comprised of:

Name	Position	Age

Mr. Jagdish Capoor	Chairman	65
Mr. Aditya Puri	Managing Director	54
Mr. Anil Ahuja	Non-Executive Director	43
Dr. V. R. Gadwal	Non-Executive Director	66
Mr. Vineet Jain	Non-Executive Director	38
Mr. K. M. Mistry	Non-Executive Director	50
Mrs. Renu Karnad	Non-Executive Director	52
Mr. Arvind Pande	Non-Executive Director	62
Mr. Bobby Parikh	Non-Executive Director	40
Mr. Ranjan Kapur	Non-Executive Director	62
Mr. Ashim Samanta	Non-Executive Director	50

      Our executive officers as of December 1, 2004 were as follows:

Name	Position	Age

Mr. Aditya Puri	Managing Director	54
Mr. Vinod G. Yennemadi	Head, Finance, Administration, Legal and Secretarial	63
Mr. Samir Bhatia	Head, Corporate Banking	41
Mr. Harish Engineer	Head, Wholesale Banking	56
Mr. Sudhir Joshi	Head, Treasury	57
Mr. C. N. Ram	Head, Information Technology	47
Mr. Bharat Shah	Head, Depository Services and Merchant Services	57
Mr. G. Subramanian	Head, Audit, Compliance, Vigilance and Service Quality	57
Mr. Paresh Sukthankar	Head, Credit and Market Risk and Human Resources	42
Mr. Neeraj Swaroop	Head, Retail Banking	46
Mr. A. Rajan	Head, Operations	53
Mr. Abhay Aima	Head, Equities and Private Banking	42

      The business address for our directors and officers is HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai — 400 013, India.

      The following are brief biographies of our existing directors:

      Mr. Jagdish Capoor holds a Master of Commerce degree and is a Certified Associate of the Indian Institute of Bankers. Mr. Capoor was appointed as part-time Chairman for a period of 3 years with effect from July 6, 2001. At the Annual General Meeting held on May 26, 2004, the shareholders approved the re-appointment of Mr. Capoor as Chairman on a part-time basis for three years beginning July 6, 2004 upon revised terms and conditions. Prior to joining us, Mr. Capoor was a Deputy Governor of the RBI. Mr. Capoor was Chairman of the Deposit Insurance & Credit Guarantee Corporation of India and Bharatiya Reserve Bank Note Mudran Ltd. and served as a director on the boards of the State Bank of India, the National Bank for Agriculture and Rural Development and the National Housing Bank. Presently, Mr. Capoor is a director of The Indian Hotels Co. Ltd, Assets Care Enterprise Ltd and Agricultural Finance Corporation Ltd. He is also a member of the Board of Governors of the Indian Institute of Management, Indore and The Stock Exchange, Mumbai.

      Mr. Aditya Puri holds a Bachelor’s degree in Commerce from Punjab University and is an associate member of the Institute of Chartered Accountants of India. Mr. Puri has been our Managing Director since September 1994. Mr. Puri has over 27 years of experience in both domestic and international banking. Prior to joining us, Mr. Puri was chief executive officer of Citibank Malaysia from 1992 to 1994. At the Annual General Meeting held on May 26, 2004, the shareholders approved, subject to RBI approval, the re-appointment of Mr. Puri as Managing Director from September 30, 2005 to March 31, 2007 upon revised terms and conditions. The RBI has approved the Managing Director’s remuneration through March 31, 2005.

      Mr. Anil Ahuja holds a Bachelor of Technology degree from the Indian Institute of Technology, New Delhi and a Post-Graduate Diploma in Business Management from the Indian Institute of Management, Ahmedabad. Mr. Ahuja has served as a non-executive director since July 16, 1999. Presently, he is the CEO of J.P. Morgan Partners Advisors, Singapore. He also serves as a director on the boards of the following Indian companies: HDFC Securities Ltd, MTR Foods Ltd and Domino’s Pizza India Private Ltd. In the past, he served as an executive director to Indocean Chase Capital Advisors and as a Vice President of Citibank N.A. Mr. Ahuja was a nominee of the Strategic Investors, but since the shareholding of the Strategic Investors has declined to less than 7% of our share capital, Mr. Ahuja serves on our board of directors only in his individual capacity.

      Dr. V. R. Gadwal holds a Bachelor and a Master of Science degree from Osmania University, Hyderabad and a doctorate in agriculture from the Indian Agricultural Research Institute, New Delhi. He is also a Fellow Member of the Botanical Society of India and the Indian Society of Genetics and Plant Breeding. Dr. Gadwal has been one of our non-executive directors since March 15, 1999. Dr. Gadwal also serves as consultant and advisor to agricultural research and development institutions such as Maharashtra Hybrid Seeds Co. Ltd (“MAHYCO”) and MAHYCO Research Foundation. Presently, Dr. Gadwal is the President of the Indian Society for Cotton Improvement.

      Mr. Vineet Jain holds a Bachelor of Science degree and a degree in International Business Administration — Marketing. Mr. Jain has been a non-executive director since April 14, 2001. He also serves as the Managing Director of Bennett, Coleman & Co. Ltd, and as director, inter alia, of Times Internet Ltd, Times Online Money Ltd, Times Infotainment Media Ltd, The Press Trust of India Ltd, Bharat Nidhi Ltd and Worldwide Media Limited. Mr. Jain is a nominee of the Bennett Coleman Group.

      Mr. K. M. Mistry holds a Bachelor of Commerce degree in Advanced Accountancy and Auditing and is also a Chartered Accountant. He was actively involved in setting up several HDFC group companies, including HDFC Bank. Mr. Mistry has been sent on consultancy assignments for the Commonwealth Development Corporation to Thailand, Mauritius, the Caribbean Islands and Jamaica. He has also worked as a consultant for the Mauritius Housing Company and for the Asian Development Bank. Mr. Mistry is the Managing Director of HDFC Limited and Chairman of GRUH Finance Limited and Intelenet Global Services Ltd. He serves as director of, inter alia, HDFC Developers Ltd, HDFC Chubb General Insurance Company Ltd, HDFC Trustee Company Ltd, HDFC Standard Life Insurance Co. Ltd, Credit Information Bureau (India) Ltd, Infrastructure Leasing & Financial Services Ltd, Mahindra Holidays & Resorts India Ltd, The Great Eastern Shipping Co. Ltd and Sun Pharmaceuticals Ltd.

      Mrs. Renu Karnad is a law graduate and also holds a Master’s degree in Economics from Delhi University. Mrs. Karnad has been with HDFC Limited since 1978 and was appointed as the executive director of HDFC Limited in 2000. She is in charge of overall business activities for HDFC Limited in the North India region and state of Gujarat and oversees all aspects of lending operations on an all-India basis. She is a director, inter alia, of HDFC Asset Management Co. Ltd, GRUH Finance Ltd, HDFC Realty Ltd, Credit Information Bureau (India ) Ltd, Feedback Ventures Ltd, HDFC Chubb General Insurance Company Ltd and ICI India Ltd.

      Mr. Arvind Pande holds a Bachelor of Science degree from Allahabad University and a Bachelor and Master of Arts in Economics from Cambridge University. He started his career in the Indian Administrative Services and has held various positions in the government of India. He was a Joint Secretary to the Prime Minister of India for Economics, Science and Technology issues. He was a director of the department of Economic Affairs in the Ministry of Finance for the government of India and has dealt with World Bank aided projects. He was the Chairman and Chief Executive Officer of The Steel Authority of India Ltd. Mr. Pande is a director, inter alia, of Sandhar Locking Devices Ltd, IVRCL Infrastructure & Projects Ltd, Visa Industries Ltd, Bharatiya Co-operative General Insurance Ltd and Asset Care Enterprise Ltd.

      Mr. Bobby Parikh is a Chartered Accountant and has specialized in the areas of Tax and Business Advisory Services with extensive experience advising clients across a range of industries. Mr. Parikh is a member of various trade and business associations and their committees. He is also on the advisory/executive boards of certain non-government and non-profit organizations. Mr. Parikh was the Country Managing Partner of Arthur Anderson & Co. and until recently, the Chief Executive Officer of Ernst & Young Private Ltd in India. He is currently the Managing Partner of M/s BMR & Associates. Mr. Bobby Parikh is an “audit committee financial expert” under U.S. regulations.

      Mr. Ranjan Kapur holds a Master of Arts in English from St. Stephens College, New Delhi. He started his career with Citibank, N.A. Mr. Kapur has served in senior positions at Ogilvy & Mather India Private Ltd (“O&M”). He was nominated to the world wide board of directors of O&M in 1998 and was elevated to the position of Executive Chairman, India and Vice-Chairman, Asia Pacific, a year later. He retired from O&M on December 31, 2003. Mr. Kapur is a director of Pidilite Industries Ltd, Mirc Electronics, Equus Advertising Company Ltd, Meridian Communication Private Ltd, Group M Media India Private Ltd, Bates India Private

Ltd, Rediffusion-Dentsu, Young & Rubicam Private Ltd and Everest Integrated Communications Private Ltd.

      Mr. Ashim Samanta holds a degree in Commerce from Bombay University. He has over 25 years of experience in the management of small scale industries. For the last several years, Mr. Samanta has been the director of a small scale pharmaceuticals company.

      The following are brief biographies of our executive officers:

      Mr. Vinod G. Yennemadi holds a Bachelor of Commerce degree and is also a Fellow of the Institute of Chartered Accountants of India and an Associate of the Institute of Chartered Accountants in England and Wales. Mr. Yennemadi has been the Head, Finance, Administration, Legal, and Secretarial since April 1994. In addition, Mr. Yennemadi serves as a director of Softcell Technologies Ltd, HDFC Securities Ltd, SolutionNET India Private Ltd, Atlas Documentary Facilitators Company Private Ltd and Flexcel International Private Ltd.

      Mr. Samir Bhatia holds a Bachelor of Commerce degree from the University of Bombay, a cost accountancy qualification from the Institute of Cost and Works Accountants of India and a chartered accountancy qualification from the Institute of Chartered Accountants of India. He is currently our Head, Corporate Banking, and previously served as our Regional Head, Corporate Banking in various regions of India since September 1994.

      Mr. Harish Engineer holds a Bachelor of Science degree in Physics and Chemistry and a diploma in Business Management. Mr. Engineer has served as Head, Financial Institution Group since November 1999, and previously served as Head, Corporate Banking since July 1994.

      Mr. Sudhir Joshi holds a Bachelor of Science degree in Chemistry from the University of Pune and is a Certified Associate of the Indian Institute of Bankers. Mr. Joshi has held the position of Head, Treasury since April 2000. He was Head, Financial Investment Group for a brief period between February 2000 and March 2000. From June 1995 until joining us, Mr. Joshi served as executive vice president, treasury, of Times Bank Ltd. At present, he is the Chairman of the Fixed Income Money Market and Derivatives Association of India and on the Board of the Clearing Corporation of India Ltd.

      Mr. C. N. Ram holds a Bachelor of Technology degree in Electrical Engineering from the Indian Institute of Technology and a Post Graduate Diploma in Management from the Indian Institute of Management. Mr. Ram has served as Head, Information Technology since July 1994. In addition, he also serves as a director on the boards of a number of companies, including our affiliates SolutionNET India Private Ltd, Flexcel International Private Ltd, Softcell Technologies Ltd and HDFC Securities Ltd.

      Mr. Bharat Shah holds a Bachelor of Science degree from Bombay University and a Higher National Diploma in Applied Chemistry from London University. He serves as our Head, Depositary Services and Merchant Services. Mr. Shah also serves as a non-executive director of Computer Age Management Services Private Ltd, HDFC Securities Ltd and Atlas Documentary Facilitators Company Private Ltd.

      Mr. G. Subramanian holds a Bachelor of Science degree in Chemistry from Madras Christian College and is a Certified Associate of the Indian Institute of Bankers. Mr. Subramanian has been the Head, Audit, Compliance, Vigilance and Service Quality since January 1995. Prior to that Mr. Subramanian was deputy general manager of the RBI. Mr. Subramanian also serves as a director on the board of directors of Computer Age Management Services Private Ltd.

      Mr. Paresh Sukthankar holds a Bachelor of Commerce degree and Master in Management Studies from Bombay University. Mr. Sukthankar has held the position of Head, Credit and Market Risk since September 1994 and since December 1999 also supervises the Human Resources function.

      Mr. Neeraj Swaroop holds a Bachelor of Technology degree from the Indian Institute of Technology, a Master of Business Administration from the Indian Institute of Management, and a Diploma in Retail Bank Management from the Graduate School of Retail Bank Management, University of Virginia. He has held the position of Head, Marketing and Retail Assets since April 1999 and is currently Country Head, Retail Banking. Mr. Swaroop also serves as a director on the board of SolutionNET India Private Ltd.

      Mr. A. Rajan holds a Bachelor of Science degree. He has over 26 years of experience in various aspects of operations in banking. He was part of the core management team that set up the Bank, as its Head of Operations, and was responsible for creating the Operations team and detailed Operating Procedures. Afterwards, he was also the CEO of Flexcel International Private Ltd for three years. He is now once again the Country Head — Operations.

      Mr. Abhay Aima is a graduate of the National Defence Academy. Mr. Aima is currently our Head, Equities, Private Banking and Third Party Products.

Compensation of Directors and Executive Officers

      The compensation packages of our Chairman and Managing Director are approved by the shareholders and the RBI on the recommendation of the board of directors. In fiscal 2004, none of our executive officers earned a salary plus bonus in excess of U.S.$200,000. During fiscal 2004, our Chairman received a salary of Rs. 600,000 per annum. At our Annual General Meeting held on May 26, 2004, the shareholders approved the revised remuneration payable to Mr. Capoor with effect from July 6, 2004 at Rs. 900,000 per annum plus Bank leased accommodation. Effective April 1, 2004, our Managing Director receives a monthly salary of Rs. 600,000 and other emoluments as have been approved by the shareholders and the RBI. At our 10th Annual General Meeting held on May 26, 2004, the shareholders also approved the reappointment of our Managing Director for a further three year period, commencing upon the expiration of the current term on September 30, 2005, which reappointment, and the terms and conditions thereof, are subject to RBI consent. For the fiscal year ended March 31, 2004, the aggregate amount of compensation paid to all of our executive officers was approximately Rs. 80.1 million. For the fiscal year ended March 31, 2004, the aggregate amount accrued by us to provide pension, retirement or similar benefits for our Managing Director and executive officers was approximately Rs. 6.0 million.

      Under our organizational documents, each director, except the Managing Director, is entitled to remuneration for attending each meeting of the board of directors or of a board committee. The amount of remuneration is set by the board from time to time in accordance with limitations prescribed by the Indian Companies Act or the government of India. Remuneration for attending board meetings and committee meetings is Rs. 10,000 per meeting, except in case of meetings of the Share Committee, for which the remuneration is Rs. 5,000 per meeting. We reimburse directors for travel and related expenses in connection with board and committee meetings and related matters.

      Other than our Chairman and Managing Director, none of our directors has a service contract with us.

Loans to Executive Officers

	Largest amount	Amount
	outstanding since	outstanding as of	Interest rate as of
Name	March 31, 2001	September 30, 2004	September 30, 2004	Nature of Loan

	(In millions)	(In millions)
Abhay Aima	Rs. 1.6	Rs. 1.6	8.5%	Housing loan
	0.4	0.1	5.0%	Personal loan
Aditya Puri	5.0	5.0	8.5%	Housing loan
A. Rajan	0.5	0.5	5.0%	Personal Loan
Bharat Shah	4.7	4.0	8.5%	Housing loan
	0.1	—	—	Personal loan
C.N. Ram	2.0	—	—	Housing loan
	0.1	—	—	Personal loan
	1.5	1.4	6.8%	Auto loan
G. Subramanian	4.5	4.2	8.5%	Housing loan
	0.4	0.1	5.0%	Personal loan
H. Srikrishnan(1)	5.0	—	—	Housing loan
	0.5	—	—	Personal loan
Harish Engineer	2.3	2.3	8.5%	Housing loan
	0.3	0.0	5.1%	Personal loan
Neeraj Swaroop	3.2	3.0	8.5%	Housing loan
	0.4	0.2	5.0%	Personal loan
Paresh Sukthankar	4.0	4.0	8.5%	Housing loan
Samir Bhatia	4.6	4.5	8.5%	Housing loan
	0.4	0.1	5.0%	Personal loan
Uma Krishnan(1)	4.1	—	—	Housing loan
	0.4	—	—	Personal loan
	0.1	—	—	Consumer loan
Vinod Yennemadi	2.1	2.1	8.5%	Housing loan
	0.4	—	—	Personal loan

Total	48.6	33.1

(1)	No longer an executive officer of the Bank.

Employees Stock Option Scheme

      Our shareholders approved plans in January of 2000 and June of 2003 for the issuance of stock options to employees and, under the latter plan, directors of the Bank. Under the 2000 plan, the option price is set as the average of the daily closing prices on The Stock Exchange, Mumbai during the 60 days preceding the grant date. Under the 2003 plan, the option price is set as the closing price on the business day preceding the grant date on whichever stock exchange in India has the highest trading volume for our shares during the two weeks preceding the date of grant. Our Compensation Committee has issued options under these plans on six separate occasions since January 2000. The options granted on those occasions vest at the rate of 30%, 30% and 40% on each of the three successive anniversaries following the date of grant, subject to standard vesting conditions. In fiscal 2004, 2.8 million options were exercised, resulting in an increase in our paid-up capital of Rs. 27.5 million and share premium by Rs. 476.8 million. As of September 30, 2004, 12.8 million options were outstanding.

Other Compensation

      All employees, including our Managing Director and officers, receive the benefit of our gratuity and provident fund retirement schemes. Our superannuation fund covers all employees at manager level or above, including our Managing Director. Our gratuity fund, required under Indian law, is a defined benefit plan that, upon retirement, death while employed, or termination of employment, pays a lump sum equivalent to 15 days’ salary for each completed year of service. The superannuation fund is a retirement plan under which we annually contribute 13% (15% for the Managing Director) of the eligible employee’s annual salary to the administrator of the fund. Under the provident fund, required by Indian law, both we and the employee contribute monthly at a determined rate (currently 12% of the employee’s salary) to a fund set up by us, which is administered by a board of trustees. For employees whose basic salary is less than Rs. 6,500 per month, a portion (currently 8.33% of the employee’s salary) of the employer’s contribution is transferred to a fund administered by the government in accordance with the Provident Fund Act. We retain liability for future payments under the gratuity fund, but not under the superannuation or provident funds.

Memorandum and Articles of Association

      Our main objects are to carry on banking activity and other related activities. Our objects and purposes can be found in clauses A and B of the Articles.

      Under the Articles, a director may not vote, participate in discussions or be counted for purposes of a quorum with respect to any decision relating to whether we will enter into any contract or arrangement if the director is directly or indirectly interested in such contract or arrangement. The board of directors may not hold meetings in the absence of a quorum. Pursuant to the Indian Companies Act, 1956, our directors have the power to borrow money for business purposes only with the consent of the shareholders (with certain limited exceptions).

      Sections 172 through 187 of the Articles set forth certain rights and restrictions relating to dividend distributions. One of these restrictions is that dividends may be approved only at a general meeting of shareholders, but in no event in an amount greater than the amount recommended by the board of directors.

      Subject to the Indian Companies Act, profits of a company are divisible among shareholders in proportion to the amount of capital paid-up on the shares held by them respectively. In the event of liquidation, surplus will be distributed in proportion to the capital paid up or which ought to have been paid up on the shares held by shareholders respectively at the time of commencement of the winding up. The board of directors may make calls on shareholders in respect of all moneys unpaid on the shares held by them and not by the conditions of allotment thereof.

      The rights and privileges of any class of shareholders may not be modified without the approval of three-fourths of the issued shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class.

      The annual general meeting shall be called for a time during business hours at our registered office or at some other place within Mumbai as the board of directors may determine. The notice of the meeting shall specify it as the annual general meeting. The board may also call an extraordinary meeting, and if there is not a quorum of directors within India, any director or two shareholders may call such a meeting. The board of directors is required to call an extraordinary meeting upon the requisition of a set number of shareholders, as set forth in the Indian Companies Act.

PRINCIPAL SHAREHOLDERS

      The following table contains information relating to the beneficial ownership of our equity shares as of September 30, 2004:

•	Each person or group of affiliated persons known by us to beneficially own 5.0% or more of our equity shares; and

•	All of our directors and officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to equity shares. Unless otherwise indicated, the persons in the table have sole voting and sole investment control with respect to all equity shares beneficially owned.

      We were founded by HDFC Limited, the leading housing finance company in India. As of September 30, 2004, HDFC Limited, together with its subsidiaries, held an aggregate of 24.1% of our equity shares. Under the Indian Banking Regulation Act, no person holding equity shares in a banking company can vote more than 10.0% of the outstanding equity shares.

			Percentage of
			Total Equity
	Number of		Shares
	Equity Shares		Outstanding

HDFC group	68,861,000	(1)	24.1
Life Insurance Corporation of India	16,291,214		5.7
Bennett Coleman group	16,192,408	(2)	5.7
Funds advised by J.P. Morgan Partners Advisors, Singapore (4)	15,603,638	(3)	5.5
Directors and executive officers			*

(1)	Includes: 38,860,000 equity shares held directly by HDFC Limited, 30,000,000 equity shares held by HDFC Investments Limited and 1,000 equity shares held by HDFC Holdings Limited. HDFC Investments Limited and HDFC Holdings Limited are controlled by HDFC Limited.

(2)	Includes: 8,849,929 equity shares held by Bennett Coleman & Company Limited, 2,486,956 equity shares held by Dharmayug Investments Limited and 4,855,523 equity shares held by other Bennett Coleman group entities.

(3)	Includes: 11,620,886 equity shares held by The India Private Equity Fund (Mauritius) and 3,982,752 equity shares held by Indocean Financial Holding Limited.

(4)	JPMorgan Chase Bank NA, an indirectly related entity, acts as depositary for the ADSs.

(*) None of our directors or executive officers individually holds 1% or more of our total equity shares outstanding.

      As of September 30, 2004, we had 12,765,500 options outstanding under our employee stock option plans, of which 309,900 equity shares were issued on October 6, 2004 in respect of options exercised and paid for prior to September 30, 2004.

RELATED PARTY TRANSACTIONS

      The following is a summary of transactions we have engaged in with our promoter and principal shareholder, HDFC Limited and its subsidiaries and other related parties, including those in which we or our management have a significant equity interest. Figures herein reflecting our equity interests exclude shares held by our Employees Welfare Trust, an independent trust established for the benefit of our employees.

      All transactions with HDFC group companies and the other related parties listed below are on terms that we believe are as favorable to us as those that could be obtained from a non-affiliated third party in an arm’s-length transaction. In addition, our banking license from the RBI stipulates that we can only transact business with HDFC Limited and its affiliates on an arm’s-length basis.

HDFC Securities Ltd (“HSL”)

      We acquired an equity stake in HSL, which provides brokering services through the internet and other channels. We own 29.5% of the equity shares and HDFC group companies (including us) own an aggregate of 68.5%. The Strategic Investors also own 28.5%. Recently, our board of directors have approved, subject to RBI consent, the acquisition from HDFC Limited of an additional 29.5% of the equity shares of HSL. Upon consummation of this acquisition, we will consolidate HSL, which had revenue of Rs. 258.3 million and net income of Rs. 66.9 million for the fiscal 2004 and had total assets of Rs. 484.1 million as of March 31, 2004. In fiscal 2004, we paid Rs. 3.7 million for sales assistance provided by HSL, paid Rs. 3.3 million as rent and maintenance charges and received Rs. 1.7 million as recovery of costs incurred by us on behalf of HSL. In the six months ended September 30, 2004, we paid Rs. 0.7 million towards fixed assets acquired from it.

HDFC Limited

Housing Loans

      We have recently commenced a home loan business in which we sell loans provided by HDFC Limited. Under this arrangement HDFC Limited approves and disburses the loans, which are booked in the books of HDFC Limited, and we are paid a sourcing fee. Under the arrangement, HDFC Limited offer us up to 70% of the fully disbursed home loans sourced under the arrangement through the issue of mortgage-backed PTCs; the balance is retained by HDFC Limited. We purchase the mortgage backed PTCs at the underlying home loan yields less a fee paid to HDFC Limited for administration and servicing of the loans. A portion of the home loans also qualifies for our directed lending requirement. We earned Rs. 9.1 million from HDFC Limited in fiscal 2004 as fees for selling these loans.

Property

      We have facilities located on three properties owned or leased by HDFC Limited. In fiscal 2004, we paid an aggregate of Rs. 5.2 million per annum in rental fees to HDFC Limited for use of these properties. We believe that we pay market rates for these properties. As of September 30, 2004, HDFC Limited held a deposit of Rs. 0.2 million that we have paid to secure these leased properties. In fiscal 2004, we paid Rs. 2.5 million to HDFC Limited as maintenance and service charges.

HDFC Realty Ltd (“HDFC Realty”)

      In fiscal 2004, we paid Rs. 1.2 million to HDFC Realty towards property related services.

HDFC Standard Life Insurance Company Ltd (“HDFC Standard Life”)

      In fiscal 2004, we paid Rs. 0.1 million to HDFC Standard Life in premiums for life insurance for our employees covered under superannuation. In the same period, we received fees and commissions from HDFC Standard Life aggregating Rs. 29.9 million for the sale of insurance policies to our customers.

HDFC Asset Management Company Ltd (“HDFC AMC”)

      In fiscal 2004, we paid Rs. 3.5 million as rent and maintenance charges to HDFC AMC. We have placed a security deposit of Rs. 1.7 million with HDFC AMC to secure leased property. During fiscal 2004, we received Rs. 58.6 million in fees from HDFC AMC for distribution of units of mutual funds. We have retained HDFC AMC to invest our funds primarily in debt instruments up to an amount approved by our board of directors. The amount of investment outstanding as of September 30, 2004 was Rs. 3.3 billion. We paid Rs. 0.6 million to HDFC AMC for professional fees during fiscal 2004.

HDFC Chubb General Insurance Company Ltd (“HDFC Chubb”)

      We paid Rs. 7.5 million to HDFC Chubb towards insurance premiums in fiscal 2004.

Intelenet Global Services Limited (“Intelenet”)

      Intelenet, a subsidiary of HDFC Limited, specializes in business process outsourcing. As of September 30, 2004, our total exposure limit to Intelenet was Rs. 220.0 million and we had issued letters of credit and guarantees aggregating Rs. 130.5 million.

Atlas Documentary Facilitators Company Private Ltd (“ADFC”)

      ADFC specializes in back-office processing. We regularly transact business with ADFC. In fiscal 2004, we paid ADFC approximately Rs. 205.6 million for back-office processing services at unit rates in line with the market. We earned Rs. 19.3 million from ADFC as rent for premises leased in fiscal 2004. As of September 30, 2004, we had provided a security deposit amounting to Rs. 6.0 million to ADFC for the various services provided by ADFC and an amount of Rs. 13.9 million was payable for such services. As of that date, we had made an equity investment of Rs. 0.2 million in ADFC which represents 29.0% of the share capital of ADFC. Members of our management team as well as other employees own an aggregate of 50.5% of the equity shares of ADFC.

HBL Global Private Ltd (“HBL Global”)

      HBL Global is a subsidiary of ADFC and provides us with direct sales support for certain of our products. HBL Global was paid a net fee of Rs. 591.7 million in the year ended March 31, 2004, which is in line with market rates. As of September 30, 2004 we had provided a security deposit of Rs. 40.0 million for the services provided by HBL Global. An amount of Rs. 30.1 million was payable to HBL Global as of that date. We do not presently have any direct investment in HBL Global.

Flexcel International Private Ltd (“Flexcel”)

      Flexcel, a company in which we have invested Rs. 15.3 million, for a 29.5% equity stake, provides application services to smaller banks. Because our share of total accumulated losses incurred by Flexcel exceeds the investment value, we have written off our investment. A loan amount of Rs. 3.8 million was outstanding in our books as of September 30, 2004. Flexcel was paid Rs. 1.1 million for services received in fiscal 2004.

Salisbury Investments Private Ltd

      We have paid a security deposit of Rs. 21.0 million and, in fiscal 2004, we paid rent of Rs. 1.1 million for the residential accommodation of our Managing Director, to Salisbury Investments Private Limited, in which the relatives of the Managing Director hold a stake. The value of the security deposit and rent is based on an independent assessment by a professional property valuation expert.

Other Strategic Investments

      We frequently partner with other HDFC group companies when making strategic investments. We currently have three strategic investments in which HDFC group companies are co-investors. Without the prior approval of the RBI, we cannot hold more than a 30% equity stake in another company. The following is a list of strategic investments made by us and HDFC group companies:

		HDFC Bank	HDFC Bank	Total HDFC
Company	Type of Business	Investment	Ownership	Group Ownership

		(In millions)
Computer Age Management Services Private Limited (“CAMS”)	Unit capital accounting and transfer agency services	Rs.6.1	19.0%	49.0%
SolutionNET India Private Limited	Information technology consulting and services	Rs.7.6	19.0%	50.0%
Softcell Technologies Limited (“Softcell”)	Business-to-business software services	Rs.26.0	12.0%	26.0%

      We routinely conduct business with some of the companies in which we have made strategic investments. In fiscal 2004, we paid CAMS Rs. 0.7 million and Softcell Rs. 6.3 million for providing software-related services to us. Since fiscal 2004, we have paid Rs. 23.2 million to Softcell towards purchase of fixed assets.

      We have entered into normal banking transactions with some of the above parties and we believe all such transactions to be at arm’s-length.

SUPERVISION AND REGULATION

      The main legislation governing commercial banks in India is the Banking Regulation Act, 1949. Other important legislation includes the Reserve Bank of India Act, the Negotiable Instruments Act, the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act (“SARFESI”) and the Banker’s Books Evidence Act. Additionally, the RBI, from time to time, issues guidelines to be followed by the banks, under the various provisions of the Banking Regulation Act.

RBI Regulations

      The RBI is the central banking and monetary authority in India. Commercial banks in India are required under the Banking Regulation Act to obtain a license from the RBI to carry on a banking business in India. Before granting the license, the RBI must be satisfied that specific conditions are complied with, including that (a) the bank has the ability to pay its present and future depositors in full as their claims accrue; (b) the affairs of the bank will not be or are not likely to be conducted in a manner detrimental to the interests of present or future depositors; (c) the bank has adequate capital and earnings prospects; and (d) the public interest will be served if the license is granted to the bank. The RBI can cancel the license if the bank fails to meet the above conditions or if the bank ceases to carry on banking operations in India.

      As a licensed banking company, we are regulated and supervised by the RBI. The RBI requires us to furnish statements and information relating to our business. It has issued guidelines for commercial banks on recognition of income, classification of assets, maintenance of capital adequacy and provisioning for non-performing assets. The RBI has set up a Board for Financial Supervision, under the chairmanship of the Governor of the RBI. This Board is assisted by the Department of Financial Supervision of the RBI in supervising commercial banks and financial institutions. The appointment of the auditors of the banks is subject to the approval of the RBI. The RBI can direct a special audit in the interest of the depositors or in the public interest.

Regulations Relating to the Opening of Branches

      Banks are required to obtain licenses from the RBI to open new branches. Permission is granted based on factors such as the financial condition and history of the bank, its management, adequacy of its capital structure and earning prospects and the public interest. The RBI may cancel a license for violations of the conditions under which it was granted. Under the banking license granted to us by the RBI, we are required to have at least 25% of our branches (excluding extension counters) located in rural/semi-urban areas (which is a requirement typical for new private banks). A rural area is defined as having a population of less than 10,000. A semi-urban area is defined as having a population of greater than 10,000 but less than 100,000. These population figures relate to the latest census conducted by the government of India at the time the branch is opened.

Capital Adequacy Requirements

      The RBI has promulgated minimum capital adequacy standards for banks based on the guidelines of the Basel Committee on Banking Regulations and Supervisory Practices. Under these guidelines, we are required to maintain a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 9.0%, at least half of which must be Tier 1 capital.

      The capital funds of a bank are classified into Tier 1 and Tier 2 capital. Tier 1 capital, the core capital, provides the most permanent and readily available support against unexpected losses. It comprises paid-up capital and reserves consisting of any statutory reserves, free reserves and capital reserve as defined in the Indian Income Tax Act, as reduced by equity investments in subsidiaries, intangible assets, deferred tax assets, gaps in provisioning and losses in the current period and those brought forward from the previous period.

      Tier 2 capital consists of undisclosed reserves, revaluation reserves (at a discount of 55%), general provisions and loss reserves (allowed up to a maximum of 1.25% of weighted risk assets), investment fluctuation reserve, hybrid debt capital instruments (which combine features of both equity and debt securities), cumulative perpetual preference shares (which should be fully paid up and should not contain clauses that permit redemption by the holder) and subordinated debt with an initial maturity of not less than five years. Any subordinated debt is subject to progressive discounts each year for inclusion in Tier 2 capital and total subordinated debt considered Tier 2 capital cannot exceed 50% of Tier 1 capital. The Banking Regulation Act does not allow banks established on or after January 15, 1937 to issue preferred equity.

      Risk adjusted assets and off-balance sheet items considered for determining the capital adequacy ratio are the risk weighted total of certain funded and non-funded exposures. Degrees of credit risk expressed as percentage weighting have been assigned to various balance sheet asset items and conversion factors to off-balance sheet items. The value of each item is multiplied by the relevant weight or conversion factor to produce risk-adjusted values of assets and off-balance-sheet items. Financial guarantees are treated as similar to funded exposure and are subject to similar risk weighting. The credit conversion factor for certain off-balance sheet items such as performance bonds, bid bonds and standby letters of credit related to particular transactions is 50% while that for short-term self liquidating trade-related contingencies such as documentary credits collateralized by the underlying shipments is 20%. All open position limits on foreign exchange and gold carry a 100% risk weight. Investment in government and approved securities are also assigned a risk weight for market risk. The aggregate risk weighted assets are taken into account for determining the capital adequacy ratio.

      In order to ensure that the internationally accepted norms for capital charge for market risk under Basel I are adopted, banks were advised by the RBI in June 2004 to maintain an explicit capital charge for market risks on the lines of the standardized duration method prescribed under the 1996 Amendment to the Capital Accord issued by the Basel Committee on Banking Supervision. This would apply to the trading book, excluding securities under the AFS category, by March 2005, and to the entire trading book, including securities under the AFS category, by March 2006.

      The trading book for the purpose of these guidelines will include:

•	securities included under the HFT category;

•	securities included under the AFS category;

•	open positions in bullion;

•	open foreign exchange position limits;

•	trading positions in derivatives; and

•	derivatives entered into for hedging trading book exposures.

      The RBI has advised banks in its annual policy statement for 2004-2005 that banks should begin an in-depth examination of the options that will be available under Basel II, draw a road map by the end of December 2004 for migration to Basel II and review the progress made thereof at quarterly intervals.

Loan Loss Provisions and Non-Performing Assets

      The RBI has issued formal guidelines on recognition of income, classification of assets, provisioning against assets and valuation of investments applicable to banks. These guidelines are applied for the calculation of non-performing assets under Indian GAAP. The discussion of asset quality in this prospectus is generally under U.S. GAAP and the U.S. GAAP standards applied are set forth in “Selected Statistical Information.”

      The principal features of these RBI guidelines, which have been implemented with respect to our loans, debentures, lease assets, bills and other credit substitutes, are set forth below.

Non-Performing Assets

      A non-performing asset is an asset in respect of which any amount of interest or principal has remained past due for more than one quarter, or in respect of which we believe that it will otherwise not be able to collect such interest or principal. Prior to March 31, 2004, RBI regulations classified a loan as non-performing if interest or principal payments remained overdue for more than two quarters. Interest in respect of non-performing assets is not recognized or credited to the income account unless collected.

Asset Classification

      Assets are classified as described below:

•	Standard Assets. Assets that do not have any problems or do not carry more than the normal risk attached to the business.

•	Sub-Standard Assets. Assets that are non-performing assets for a period not exceeding 18 months (12 months with effect from March 31, 2005).

•	Doubtful Assets. Assets that are non-performing assets for more than 18 months and have not been written off, either wholly or partially (12 months with effect from March 31, 2005).

•	Loss Assets. Assets that are considered uncollectible and identified as a loss by us, the RBI or our external auditors.

      Renegotiated or rescheduled loans must have no past due amounts for one year after renegotiation or rescheduling for the loan to be upgraded.

Provisioning and Write-Offs

      Provisions are based on guidelines specific to the classification of the assets. The following guidelines apply to the various asset classifications:

•	Standard Assets. A general provision of 0.25% of loans and advances is required.

•	Sub-Standard Assets. A specific provision of 10% of the loan outstanding is required.

•	Doubtful Assets. A 100% specific provision is required to be taken against the unsecured portion of the doubtful asset and charged against income. The value assigned to the collateral securing a loan is the amount reflected on the borrower’s books or the realizable value determined by third-party appraisers. In cases where there is a secured portion of the asset, depending upon the period for which the asset remains doubtful, an additional 20% to 50% provision of the loan outstanding is required to be made against the secured asset as follows:

•	Up to one year: 20% provision.

•	One to three years: 30% provision.

•	More than three years: 50% provision (100% effective April 1, 2004).

•	Loss Assets. The entire asset is required to be written off or provided for.

      While the provisions as indicated above are mandatory, a higher provision in a loan account would be required if the auditors considered it necessary.

Act Relating to Recovery of Non-Performing Assets

      As a part of the financial sector reforms, the government of India promulgated SARFESI in 2002. SARFESI provides banks and other lenders increased powers in the recovery of the collateral underlying non-performing assets.

Regulations Relating to Making Loans

      The provisions of the Banking Regulation Act govern the making of loans by banks in India. The RBI issues guidelines covering the loan activities of banks. Some of the more important guidelines of the RBI, which are now in effect, are as follows:

•	The RBI has prescribed norms for bank lending to non-bank financial companies.

•	Banks are free to determine their own lending rates but each bank must declare its prime lending rate as approved by its board of directors. The prime lending rate is a reference or benchmark rate for banks and banks can offer loans at below prime lending rates. The interest charged by banks on advances of up to Rs. 200,000 to any one entity (other than most consumer banking loans) must not exceed the prime lending rate. Interest rates in specified categories of advances are regulated by the RBI. The benchmark prime lending rate must take into account the bank’s actual cost of funds, operating expenses, a minimum margin to cover regulatory requirements of provisioning, capital charge and profit margin. The pricing for borrowers would be arrived at by adding time-varying term premiums, risk premiums and other cost elements.

•	There are guidelines on loans against shares in respect of amount, margin and purpose.

Directed Lending

Priority Sector Lending

      The RBI has established guidelines requiring banks to lend a minimum of 40% of their net bank credit (i.e. total domestic loans less marketable debt instruments and exemptions permitted by the RBI from time to time) to specified sectors called priority sectors. Priority sectors include small-scale industries, agricultural and agriculture based sectors, food, housing, small business enterprises and certain other priority sectors deemed “weaker” by the RBI.

      The RBI also has set forth the minimum percentage of net bank credit that banks must direct to specific priority sectors. The minimum percentage of net bank credit banks must direct to the agriculture sector is 18% and to weaker sectors is 10%. The balance can be:

•	credit to small scale industrial units which are entities engaged in manufacturing, processing and providing services and whose investment in plant and machinery does not exceed Rs. 10.0 million;

•	credit to small businesses including small road and water transport operators, retail traders and professional and other self-employed persons;

•	educational and other loans to the weaker sections of society;

•	direct home loans of up to Rs. 1.0 million, disbursed in urban and metropolitan areas and investment in bonds of the National Housing Bank and Housing and Urban Development Corporation exclusively for the financing of housing; and

•	other bonds and debentures which qualify for priority sector status, as set forth by the government and the RBI.

      Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with developmental banks such as the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits can be for a period of one to five years.

      The RBI requires banks to lend up to 3.0% of their incremental deposits in the previous fiscal year towards housing finance as part of their directed lending requirement. This can be in the form of home loans to individuals or subscription to the debentures and bonds of the National Housing Bank and housing development institutions recognized by the government of India, as well as certain other bonds and debentures as set forth by the RBI.

Export Credit

      The RBI also requires us to make loans to exporters at concessional rates of interest. This enables exporters to have access to an internationally competitive financing option. Pursuant to existing guidelines, 12% of our net bank credit is required to be in the form of export credit. We provide export credit for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies. For certain tenors of rupee export credit, the RBI has prescribed ceiling rates linked to the prime lending rate.

Credit Exposure Limits

      As a measure aimed at better risk management and avoidance of concentration of credit risk, the RBI has prescribed credit exposure limits for banks in respect of their lending to individual borrowers and borrower groups.

      The RBI limits exposure to individual borrowers to not more than 15% of the capital funds of the bank and limits exposure to a borrower group to not more than 40% of the capital funds of the bank. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of up to 5% of capital funds is allowed.

      Exposure is the aggregate of:

•	all approved fund-based limits or outstandings (whichever are higher);

•	investments in shares, debentures and commercial papers of companies and public sector undertakings;

•	approved non-fund-based limits, underwriting and similar commitments or outstandings, whichever is higher; and

•	foreign exchange and derivative contracts at their replacement cost value.

Capital funds for determining the exposure ceilings comprise both Tier 1 and Tier 2 capital.

      Our loan exposures to individual borrowers and borrower groups are within the above limits, except in some cases where we have obtained the approval of the RBI for exceeding the above limits. See “Business — Risk Management — Credit Risk — Wholesale Credit Risk.”

      In its annual policy statement for 2004-05, the RBI decided to discontinue the practice of giving case by case approvals for exceeding the above limits. Banks may, in exceptional circumstances, with the approval of their boards of directors, consider enhancement of exposure to a borrower by a further 5% of capital funds. Banks would need to make appropriate disclosures in their annual financial statements in respect of exposures where the banks had exceeded the prudential exposure limits during the year. Excess exposures beyond the prescribed limits would need to be phased out either by increasing capital funds or reducing exposures by March 31, 2005.

      To ensure that exposures are evenly spread, the RBI requires banks to fix internal limits of exposure to specific sectors. These limits are subject to periodic review by the banks. We have fixed a ceiling of 12% on our exposure to any one industry and monitor our exposures accordingly.

Regulation Relating to Country Risk Management

      The RBI has issued detailed guidelines on country risk management that cover banks’ exposures to those countries to which they have a net funded exposure of 2% of their total assets (1% with effect from March 31, 2005). Banks are required to address the issues of identifying, measuring, monitoring and controlling country exposure risks. Provisions are required to be maintained by banks on these exposures on a graded scale ranging from 0.25% to 100% relating to the level of risk in respect of such countries.

Regulation Relating to Capital Markets Exposure

      The RBI has issued revised guidelines on financing by banks of equities and investments in shares. The revised guidelines place a ceiling on the overall exposure of a bank to the capital markets. The following exposures are subject to the ceiling:

•	direct investment by a bank in equity shares, convertible bonds and debentures and units of equity-oriented mutual funds;

•	advances against shares to individuals for investments in equity shares (including initial public offerings), bonds and debentures, units of equity-oriented mutual funds and similar securities; and

•	secured and unsecured advances to stockbrokers and guarantees issued on behalf of stockbrokers and market makers.

      The ceiling is equal to 5% of the bank’s total outstanding advances (including commercial paper) as reduced by the amount of bills rediscounted as of March 31 of the previous year. Within this ceiling, the total investment in shares, convertible bonds and debentures and units of equity oriented mutual funds by a bank should not exceed 20% of its net worth. Non-fund based facilities and investment by banks in non-convertible debentures and other similar instruments (excluding commercial paper) should not be included in computing the total outstanding advances of the bank. Further, for purposes of computing the ceiling, direct investment in shares by banks will be calculated at the historical cost of such shares.

      Exposures subject to the ceiling will not include collateral consisting of equity shares, bonds and debentures pledged to a bank by a corporate customer, other than non-banking financial companies, to secure a loan for working capital or other productive purposes which do not involve stock brokering or investment in capital markets. Advances made by banks to individuals for personal purposes, such as education, housing, consumption etc., will also be outside the 5% ceiling.

      The bank’s capital market exposure was 4.9% as of September 30, 2004, within the stipulated norm of 5%.

Regulations Relating to Investments

Exposure Limits

      Credit exposure limits specified by the RBI in respect of a bank’s lending to individual borrowers and borrower groups apply in respect of non-convertible debt instruments. Further, investments in equity securities, convertible bonds and debentures and units of equity oriented mutual funds are subject to the ceiling of 5% of the bank’s total advances (including commercial paper) as of March 31 of the previous year. Within this ceiling, such investments by a bank should not exceed 20% of its net worth.

      Banks’ aggregate investment in bonds eligible for Tier 2 capital status issued by other banks/financial institutions are restricted to up to 10% of the investing bank’s capital funds (Tier 1 plus Tier 2 capital). The RBI has recently stated that the ceiling of 10% would be applicable to investments made by banks/financial institutions in equity shares, preference shares, subordinated debt instruments, hybrid debt capital instruments and any other instruments approved as being in the nature of capital issued by other banks/financial institutions. Investments in the instruments issued by banks/financial institutions that are eligible for capital status will attract 100% risk weight for credit risk for capital adequacy purposes.

      In order to contain the risks arising out of investment by banks in non-statutory liquidity ratio (“non-SLR”) securities, and in particular the risks arising out of investment in bonds through private placement, the RBI issued detailed guidelines in November 2003. Banks have been advised to restrict their new investments in unlisted securities to 10% of their total non-SLR investments as of March 31 of the previous year. Banks are permitted to invest in unlisted non-SLR securities within this limit, provided that such securities comply with prescribed disclosure requirements for listed companies. A transition time to comply with these guidelines has been prescribed by the RBI. With effect from January 1, 2005, only banks whose investment in unlisted non-SLR securities is within the limit of 10% may make fresh investment in such securities up to the prudential limit. Investment in security receipts issued by securitization companies/reconstruction companies registered with the RBI, and in asset backed securities/mortgage backed securities carrying the minimum investment grade, are excluded from this limit. The guidelines do not cover investments in venture capital funds, commercial paper, certificates of deposit and in mutual fund schemes where any part of the corpus can be invested in equity.

Non-Performing Investments

      The RBI has recently defined non-performing investments as those where the principal/interest is unpaid for more than 90 days (until March 31, 2004, it was 180 days), including preference shares where the fixed dividend is not paid. In the event of the non-availability of the latest balance sheet of a company in which a bank has investment in equity shares, those equity shares would also be classified as non-performing investments.

Restrictions on Investments in a Single Company

      No bank may, without prior RBI approval, hold shares in any company exceeding 30% of the paid up share capital of that company or 30% of its own paid up share capital and reserves, whichever is less.

Prohibition on Short Selling

      The RBI does not permit short selling of securities by banks.

Valuation of Investments

      The RBI has issued guidelines for the valuation of investments. These guidelines require banks to classify their entire portfolio of approved securities under three categories namely “held for trading,” “available for sale” and “held to maturity.” However, for disclosure and valuation purpose as per Indian GAAP, the investments are classified under six groups (hereafter called “groups”) — government securities, other approved securities, shares, debentures and bonds, investments in subsidiaries and joint ventures and other investments.

      The held to maturity category cannot exceed 25% of the total investments of the Bank, excluding investments classified as exceptions by the RBI and debentures in the nature of deemed advances. Securities held in the “held to maturity” category would have to be valued at cost and any premium paid over face value would be amortized over the period of maturity of the instrument. Investment held under the “held for trading” category cannot be held for more than 90 days.

      In September 2004, the RBI issued revised guidelines on the classification of investment portfolios by banks. Banks have been allowed to exceed the present limit of 25% of total investments under the “held to maturity” category provided that this excess comprises only securities held towards satisfying the statutory liquidity requirement of the RBI (“SLR securities”), and that the total SLR securities held in this category are not more than 25% of their total demand and time liabilities. Consequently, banks have been allowed as a one time measure, to shift SLR securities to the “held to maturity” category any time, once more, during fiscal 2005. Such shifting should be done at the acquisition cost/book value/fair value on the date of transfer, whichever is the least, and the depreciation, if any, on such transfer should be fully provided for. The non-SLR securities held as part of the “held to maturity” category may remain in that category. No fresh non-SLR securities are permitted to be included in this category after this one time transfer.

      Investments in the available for sale and held for trading categories are required to be marked to market based on market quotes or on the basis of the yield curve provided by the Fixed Income Money Market Dealers Association of India and Primary Dealers Association of India. Any net loss on the revaluation of investments of each group in the “held for trading” and “available for sale” category would have to be recognized in the income account. Net gain on revaluation of investments may not be recognized in the income account. Banks may shift investments from one category to another category only with the approval of the board of directors.

      With a view to building up adequate reserves to guard against any possible reversal of the interest rate environment in the future due to unexpected developments, banks were advised by the RBI in January 2002 to build up an Investment Fluctuation Reserve (“IFR”) of a minimum of 5% of the investment portfolio within a period of 5 years. IFR is computed with reference to investments in the “held for trading” and “available for sale” category. However, banks are free to build up a higher percentage of IFR to 10% of the portfolio depending on the size and composition of their portfolio, with the approval of their boards of directors. Banks should transfer the maximum amount of the gains realized on the sale of investment in securities to the IFR. The IFR, consisting of realized gains from the sale of investments from the two categories, viz., “held for trading” and “available for sale,” is eligible for inclusion in Tier 2 capital. Transfer to IFR is an appropriation of net profit after appropriation to statutory reserve.

Regulations Relating to Deposits

      The RBI has permitted banks to independently determine rates of interest offered on fixed deposits. However, no bank is permitted to pay interest on current account deposits. Further, banks can pay interest of up to 3.5% per annum on savings deposits. In respect of savings and time deposits accepted from employees, we are permitted by the RBI to pay an additional interest of 1% over the interest payable on deposits from the public.

      Domestic time deposits can have a minimum maturity of seven days and maximum maturity of ten years. Time deposits from non-resident Indians denominated in foreign currency can have a minimum maturity of one year and maximum maturity of three years. Rupee time deposits from non-resident Indians can have a minimum maturity of six months and maximum maturity of three years.

      Starting in April 1998, the RBI permitted banks the flexibility to offer varying rates of interest on domestic deposits of the same maturity subject to the following conditions:

•	Time deposits are of Rs. 1.5 million and above; and

•	Interest is paid in accordance with a schedule of interest rates disclosed in advance by the bank and not pursuant to negotiation between the depositor and the bank.

      The RBI regulates the interest rates offered on deposits accepted from non-residents.

Insurance of Deposits

      Demand and time deposits of up to Rs. 100,000 accepted by banks licensed in India must be insured with the Deposit Insurance and Credit Guarantee Corporation, a wholly owned subsidiary of the RBI. Banks are required to pay the insurance premium for the eligible amount to the Deposit Insurance and Credit Guarantee Corporation on a semi-annual basis. The cost of the insurance premium cannot be passed on to the customer.

Regulations Relating to Knowing the Customer

      The RBI requires banks to open accounts only after verifying the customer’s name, residence and other details to ensure that the account is being opened by the customer in his own name. To open an account, a prospective customer requires an introduction by:

•	an existing customer who has had his own account with the bank for at least six months and has satisfactorily conducted that account; or

•	a well known person in the local area where the prospective customer is residing.

      If the prospective customer does not have an introducer, documents of the prospective customer, such as his identity card, passport or details of bank accounts with other banks, are required to be submitted.

      With a view to safeguarding banks from being unwittingly used for the transfer or deposit of funds derived from criminal activities (both in respect of deposits and loans), the RBI has reinforced its earlier instructions/guidelines on “Know Your Customer” norms and “Instructions on Cash Transactions.” The guidelines are also applicable to foreign currency accounts/transactions. The guidelines have been issued under section 35(A) of the Banking Regulation Act and the steps initiated in compliance with the various guidelines are required to be reported to the RBI. The guidelines also envisage that the boards of directors of banks should have in place adequate policies that establish procedures to verify the bona fide identification of individuals/corporations opening accounts.

      To further restrain money laundering activities, the Income Tax authorities have required that banks accept cash deposits of over Rs. 50,000 only against evidence of a permanent account number. Banks must provide information to the revenue authorities on a periodic basis on all cash deposits of over Rs. 50,000.

Legal Reserve Requirements

Cash Reserve Ratio

      Each bank is required to maintain a specific percentage of its demand and time liabilities by way of a balance in a current account with the RBI. This is to maintain the solvency of the banking system. The cash reserve ratio was 4.5% as of March 31, 2004 and increased to 5.0% with effect from October 2, 2004. For this purpose, the following liabilities are not considered:

•	inter-bank liabilities; and

•	refinancing from the RBI and other institutions permitted to offer refinancing to banks.

      The RBI pays no interest on cash reserves of up to 3.0% of the demand and time liabilities and, until September 18, 2004, paid interest at the prevailing Bank Rate (6.0% per annum) on the balance. With effect from September 18, 2004, banks are paid interest at the rate of 3.5% per annum on their cash reserves.

      The cash reserve ratio has to be maintained on an average basis for a two-week period and should not fall below 70% of the required cash reserve ratio on any particular day.

Statutory Liquidity Ratio

      In addition to the cash reserve ratio, each bank is required to maintain in India a specified percentage of its total demand and time liabilities by way of liquid assets such as cash, gold or approved securities, such as government of India securities and state government securities. This is to maintain liquidity in the banking system. The percentage of this liquidity ratio is fixed by the RBI from time to time. Currently, the RBI requires banks to maintain a liquidity ratio of 25% on their total demand and time liabilities. For this purpose the following liabilities are not considered:

•	any advance taken from the RBI or from certain other financial institutions; and

•	inter-bank liabilities to the extent of inter-bank assets.

Regulations for Asset Liability Management

      At present, RBI regulations for asset liability management require banks to draw up two types of asset-liability gap statements separately for the rupee and for four major foreign currencies. These gap statements are prepared by scheduling all assets and liabilities according to the stated or anticipated re-pricing date, or maturity date. These statements have to be submitted to the RBI on a quarterly basis. The RBI has announced that banks should actively monitor the difference in the amount of assets and liabilities maturing or being re-priced in a particular period and place internal prudential limits on the gaps in each time period, as a risk control mechanism. Additionally, the RBI requires each bank to manage its asset-liability structure so that the negative liquidity gap in the one to 14 day and 15 to 28 day time periods does not exceed 20% of the cash outflows in those time periods.

Foreign Currency Dealership

      The RBI has granted us a fully authorized dealers’ license to deal in foreign exchange through our designated branches. Under this license, we have been granted permission to: engage in foreign exchange transactions in all currencies; open and maintain foreign currency accounts abroad; raise foreign currency and rupee-denominated deposits from non-resident Indians; grant foreign currency loans to on-shore and off-shore corporations; open documentary credits; grant import and export loans; handle collection of bills and funds transfer services; issue foreign currency guarantees; and enter into derivative transactions and risk management activities that are incidental to our normal functions authorized under our organizational documents.

      Our foreign exchange operations are subject to the guidelines specified by the RBI in its exchange control manual. As an authorized dealer, we are required to enroll as a member of the Foreign Exchange Dealers Association of India, which prescribes the ground rules relating to foreign exchange business in India.

      Authorized dealers are required to determine their limits on open positions and maturity gaps in accordance with RBI guidelines and these limits are approved by the RBI. Further, we are permitted to hedge foreign currency loan exposures of Indian corporations in the form of interest rate swaps, currency swaps and forward rate agreements, subject to certain conditions.

Statutes Governing Foreign Exchange and Cross Border Business Transactions

      The foreign exchange and cross border transactions undertaken by banks are subject to the provisions of the Foreign Exchange Management Act, 1999 (the “Foreign Exchange Management Act”). All branches should monitor all non-resident accounts to prevent money laundering. These transactions are regulated by the Foreign Exchange Management Act and will be regulated by the Prevention of Money Laundering Act once it becomes effective.

Requirements of the Banking Regulation Act

Reserve Fund

      Any bank incorporated in India is required to create a reserve fund to which not less than 25% of the profits of each year, before dividends, must be transferred. If there is an appropriation from this account, the bank is required to report such an appropriation to the RBI within 21 days, explaining the circumstances leading to the appropriation.

Restrictions on Payment of Dividends

      The Banking Regulation Act requires that a bank pay dividends on its shares only after all of its expenses capitalized under Indian GAAP (including preliminary expenses, organization expenses, share selling commission, brokerage on public offerings, amounts of losses and any other items of expenditure not represented by tangible assets) have been written off.

      The government of India may, upon the recommendation of the RBI, exempt a bank from requirements relating to its reserve fund and the restrictions on dividend payments.

      The RBI issued new guidelines in April 2004 regarding declaration and payment of dividends (including interim dividends) by banks, with effect from fiscal 2004. Banks which comply with the following prudential requirements would be eligible to declare dividends without the prior approval of the RBI:

•	Capital adequacy ratio must be at least 11% for the preceding two completed years and the fiscal year for which the bank proposes to declare a dividend;

•	Net non-performing assets are less than 3% of gross loans;

•	The bank has complied with the provisions of Sections 15 and 17 of the Banking Regulation Act;

•	The bank has complied with the prevailing regulations/guidelines issued by the RBI, including creating adequate provisions for impairment of assets and staff retirement benefits, transfer of profits to Statutory Reserves and IFR, etc.; and

•	The RBI has not placed any explicit restrictions on the bank for declarations of dividends.

Banks which comply with the above prudential requirements can pay dividends without obtaining the prior approval of the RBI, subject to compliance with the following conditions:

•	the dividend payout ratio (calculated as a percentage of “dividend payable in a year” (excluding dividend tax) to “net profit during the year”) should not exceed 33.33%. While calculating the net profit, any extraordinary items should be excluded;

•	the dividend should be payable out of the current year’s profits; and

•	if the financial statements for which the dividend is declared have any audit qualifications which have an adverse bearing on the profits, the same should be adjusted while calculating the dividend payout ratio.

      Prior to the implementation of the above guidelines, a prior approval of the RBI was required for a dividend payment above 25% of par value of a bank’s shares or for an interim dividend payment.

Restriction on Share Capital and Voting Rights

      Banks can issue only ordinary shares. Banks incorporated before January 15, 1937 can also issue preference shares. The Banking Regulation Act specifies that no shareholder in a banking company can exercise voting rights in excess of 10% of the total voting rights of all shareholders of the banking company.

      The RBI recently issued draft guidelines for ownership and governance in private sector banks. The objective of the draft guidelines is to have a regulatory road map for ownership and governance in private sector banks in the interests of the depositors and financial stability. The underlying thread of the draft guidelines is to ensure that the ultimate ownership and control of banks is well diversified, banks are owned and managed by “fit and proper” persons/entities who are well capitalized and that the processes are transparent and fair. The guidelines propose that the minimum capital of all private sector banks should be Rs. 3.0 billion within three years. An investment by any category of investors of greater than 5% in a private sector bank shall have to meet the “fit and proper” criteria prescribed by the RBI. The guidelines propose that no single entity or group of related entities should have shareholding or control, direct or indirect, in excess of 10% of paid up capital of a private sector bank. Any private sector bank or a foreign bank with a presence in India will not be allowed to hold shares of above 5% of the paid up capital of the investee private sector bank.

Restriction on Transfer of Shares

      RBI approval is required before a bank can register the transfer of shares to an individual or group which acquires 5.0% or more of its total paid up capital.

Regulatory Reporting and Examination Procedures

      The RBI is empowered under the Banking Regulation Act to inspect a bank. The RBI monitors prudential parameters at quarterly intervals. The results of these inspections are provided to the bank, but are required by law to be kept confidential. To this end and to enable off-site monitoring and surveillance by the RBI, banks are required to report to the RBI on financial and operating measures such as:

•	assets, liabilities and off-balance sheet exposures;

•	the risk weighting of these exposures, the capital base and the capital adequacy ratio;

•	the unaudited balance sheet/statement of income;

•	asset quality;

•	concentration of exposures;

•	connected and related lending and the profile of ownership, control and management; and

•	other prudential parameters.

      The RBI also conducts periodic on-site inspections of matters relating to the bank’s portfolio, risk management systems, internal controls, credit allocation and regulatory compliance, at intervals ranging from one to three years. We have been subject to on-site inspection by the RBI at yearly intervals. The inspection report, along with the report on actions taken by us, has to be placed before our board of directors. On approval by our board of directors, we are required to submit the report on actions taken by us to the RBI. The RBI also discusses the report with our management team including our chief executive officer.

      The RBI also conducts on-site supervision of selected branches with respect to their general operations and foreign exchange related transactions.

      Keeping in view the emerging scenario under the Basel II accord and the need to allocate supervisory resources in accordance with the risk profile of banks, the RBI intends to switch over from micro-regulation to Risk Based Supervision (“RBS”). The RBI has recently conducted a pilot study of select banks under RBS and has developed and circulated to banks detailed standardized risk profile templates for different business areas to be used by banks for undertaking self-assessment of the risks to which they are exposed.

Penalties

      The RBI can impose penalties on banks and their employees in case of infringement of regulations under the Banking Regulation Act. The penalty can be a fixed amount or can be related to the amount involved in any contravention of the regulations. The penalty may also include imprisonment.

Assets to be Maintained in India

      Every bank is required to ensure that its assets in India (including import-export bills drawn in India and RBI approved securities, even if the bills and the securities are held outside India) are not less than 75% of its demand and time liabilities in India.

Secrecy Obligations

      Our obligations relating to maintaining secrecy arise out of common law principles governing our relationship with our customers. We cannot disclose any information to third parties except under certain limited and clearly defined circumstances.

Appointment and Remuneration of Our Chairman, Managing Director and Other Directors

      We require the prior approval of the RBI to appoint our Chairman and Managing Director and any other directors and to fix their remuneration. The RBI is empowered to remove the appointee on the grounds of the public interest or the interest of depositors or to ensure the proper management of the bank. Further, the RBI may order meetings of the bank’s board of directors to discuss any matter in relation to the bank, appoint observers to these meetings and in general may make changes to the management as it may deem necessary and can also order the convening of a general meeting of the company to elect new directors.

      The RBI has issued guidelines relating to salary and other remuneration payable to the chairman, managing director and whole time directors of new private sector banks. Pursuant to the guidelines, the RBI has permitted banks to fix the performance bonus payable to the managing director/whole time directors on either of two criteria:

      (a) up to a maximum of 25% of the salary; or

      (b) the average bonus paid to officers/employees. The average bonus paid to officers/employees is calculated by dividing the total salary bill by the total bonus paid to them.

Securities and Exchange Board of India Regulations and Guidelines

      SEBI was established to protect the interests of public investors in securities and to promote the development of, and to regulate, the Indian securities market. We are subject to SEBI regulations in respect of certain of our activities, including acting as agent for collecting subscriptions to public offerings of securities made by other companies. These regulations provide for registering with SEBI the functions, responsibilities and the code of conduct applicable for each of these activities.

EXCHANGE CONTROLS

Restrictions on Conversion of Rupees

      There are restrictions on the conversion of rupees into dollars. Before February 29, 1992, the RBI determined the official value of the rupee in relation to a weighted basket of currencies of India’s major trading partners. In the February 1992 budget, a new dual exchange rate mechanism was introduced by allowing conversion of 60% of the foreign exchange received on trade or current account at a market-determined rate and the remaining 40% at the official rate. All importers were, however, required to buy foreign exchange at the market rate except for certain priority imports. In March 1993, the exchange rate was unified and allowed to float. In February 1994 and again in August 1994, the RBI announced relaxations in payment restrictions in the case of a number of transactions. Since August 1994, the government of India has substantially complied with its obligations owed to the International Monetary Fund, under which India is committed to refrain from using exchange restrictions on current international transactions as an instrument in managing the balance of payments. Effective July 1995, the process of current account convertibility was advanced by relaxing restrictions on foreign exchange for various purposes, such as foreign travel and medical treatment. The government has also, since 1999, relaxed restrictions on capital account transactions by resident Indians. For example, resident Indians are now permitted to remit up to U.S.$25,000 for any capital account transaction.

Restrictions on Sale of the Equity Shares Underlying the ADSs and for Repatriation of Sale Proceeds

      Under the laws of India, ADSs issued by Indian companies to non-residents have free transferability outside of India. Similarly, under the recent amendments to Indian regulations, no approval of the RBI is required for the sale of equity shares underlying ADSs by a non-resident of India to a resident of India subject to reporting requirements and to RBI approval of the applicable pricing formula in the case of shares not sold on an exchange. An investor who surrenders an ADS and withdraws equity shares may be entitled to redeposit those equity shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding equity shares purchased by a non-resident on the local stock exchange and issue ADSs representing those equity shares. However, in each case, the aggregate number of equity shares redeposited or deposited by such persons cannot exceed the number represented by ADSs converted into underlying equity shares.

      The RBI has issued a notification inter alia permitting Indian companies to sponsor ADR issues against shares held by their shareholders at a price to be determined by the lead manager. Investors who seek to sell any equity shares in India withdrawn from the depositary facility and to convert the rupee proceeds from the sale into foreign currency and repatriate the foreign currency from India will, subject to the foregoing, not have to obtain RBI approval for each transaction.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

      The government of India regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities is generally regulated by the Foreign Exchange Management Act. The Foreign Exchange Management Act, when read together with a series of regulations issued thereunder by the RBI, permits transactions involving the inflow or outflow of foreign exchange and empowers the RBI to prohibit or regulate such transactions.

      The Foreign Exchange Management Act has eased restrictions on current account transactions. However, the RBI continues to exercise control over capital account transactions (i.e., those that alter the assets or liabilities, including contingent liabilities, of persons). The RBI has issued regulations under the Foreign Exchange Management Act to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies.

      The RBI has issued a notification under the provisions of the Foreign Exchange Management Act relaxing the requirement of prior approval for an Indian company making an ADS issue provided that the issuer is eligible to issue ADSs pursuant to the relevant scheme or notification issued by the Ministry of Finance or has the necessary approval from the Foreign Investment Promotion Board.

      Under the foreign investment rules, the following restrictions are applicable to foreign ownership:

•	Under the foreign direct investment route, foreign investors may own our equity shares only with the approval of the Foreign Investment Promotion Board; this approval is granted on a case-by-case basis;

•	Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up. With a view to liberalizing the operational procedures, the government of India’s Ministry of Finance and the RBI have granted a general approval to ADS issues, subject to certain restrictions; and

•	Under the portfolio investment route, foreign institutional investors, subject to registration with SEBI and the RBI, and non-resident Indians, subject to a resolution of the board of directors and a special resolution of the shareholders, may be permitted to own in the aggregate up to 49% of the total issued capital of the company that are not represented by ADSs; no single foreign institutional investor may own more than 10% of the total issued capital of the company; a corporate/individual sub-account of the foreign institutional investor may not hold more than 5% of the total issued capital of a company; a broad based sub-account may not hold more than 10% of the total issued capital of a company and no single non-resident Indian may own more than 5% of the total issued capital of the company.

      As an investor in ADSs, you do not need to seek the specific approval from the government of India to purchase, hold or dispose of your ADSs. In our ADS offering, we obtained the in-principle approval of the relevant stock exchanges for listing of the equity shares underlying the ADSs. We were not required to obtain the prior approval of the Foreign Investment Promotion Board or the RBI. Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions, including the portfolio investment limitations mentioned above. The application of these limitations, however, is not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require the government of India’s approval on a case-by-case basis. Furthermore, if you withdraw your equity shares from the ADS program and your direct or indirect holding in us is equal to or exceeds 15% of our total equity, you may be required to make a public offer to the remaining shareholders under the Takeover Code.

DESCRIPTION OF EQUITY SHARES

The Company

      We are registered under number 11-80618 of 1994 with the Registrar of Companies, Maharashtra State, India. Our Articles permit us to engage in a wide variety of activities, including all of the activities in which we currently engage or intend to engage, as well as other activities in which we currently have no intention of engaging.

Dividends

      Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends are generally declared as a percentage of par value and distributed and paid to shareholders in proportion to the paid up value of their equity shares. The Indian Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

      These distributions and payments are required to be deposited into a separate bank account and paid to shareholders within 30 days of the annual general meeting where the resolution for declaration of dividends is approved.

      The Indian Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any money that remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund created by the Indian government. No claims for the payment of dividends unpaid or unclaimed for a period of seven years shall lie against the fund of the Indian government or against us.

      Our Articles authorize our board of directors to declare interim dividends, the amount of which must be deposited in a separate bank account within five days and paid to the shareholders within 30 days of the declaration.

      Under the Indian Companies Act, final dividends payable can be paid only in cash to the registered shareholder at a record date fixed prior to the relevant annual general meeting, to his order or to the order of his banker.

      Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). We are permitted to declare dividends of up to 33.33% of net profit without prior RBI approval subject to compliance with certain prescribed requirements. Further, upon compliance with the prescribed requirements, we are also permitted to declare interim dividends subject to the above mentioned cap computed for the relevant accounting period.

      Dividends may only be paid out of our profits for the relevant year and in certain contingencies out of the reserves of the company. Before declaring dividends, we are required, under the Indian Banking Regulation Act, to transfer 25% of the balance of profits of each year to a reserve fund.

Bonus Shares

      In addition to permitting dividends to be paid out of current or retained earnings, the Indian Companies Act permits our board of directors to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the capital surplus reserve or legal reserve to stated capital. Bonus equity shares can be distributed only with the prior approval of the RBI. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Preemptive Rights and Issue of Additional Shares

      The Indian Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Indian Companies Act and our Articles, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

•	the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person;

•	the number of shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer. If the offer is not accepted, it is deemed to have been declined.

      Our board of directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles. Holders of ADSs may not be able to participate in any such offer. See “Description of American Depositary Shares — Share Dividends and Other Distributions.”

General Meetings of Shareholders

      There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal year. We may convene an extraordinary general meeting when necessary or at the request of a shareholder or shareholders holding on the date of the request at least 10% of our paid up capital. A general meeting is generally convened by our secretary in accordance with a resolution of the board of directors. Written notice stating the agenda of the meeting must be given at least 21 days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

      The annual general meeting is held in Mumbai, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our board of directors.

Voting Rights

      A shareholder has one vote for each equity share and voting may be by a show of hands or on a poll. However, under the Indian Banking Regulation Act, on poll, a shareholder cannot exercise voting rights in excess of 10% of the total voting rights of all shareholders. Resolutions are adopted at a general meeting by a majority of the shareholders having voting rights present or represented. The quorum for a general meeting is five members personally present. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, resolutions such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares without preemptive rights and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings.

      The Companies Act has recently been amended to provide for the passing of resolutions in relation to certain matters specified by the government of India, by means of a postal ballot.

      ADS holders have no voting rights with respect to the deposited shares. See “Description of American Depositary Shares — Voting Rights.”

Annual Report

      At least 21 days before an annual general meeting, we must circulate either a detailed or abridged version of our audited financial accounts, together with the Directors’ Report and the Auditor’s Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Indian Companies Act to make available upon the request of any shareholder our complete balance sheet and profit and loss account.

      Under the Companies Act, we must file with the Registrar of Companies our balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Register of Shareholders, Record Dates and Transfer of Shares

      The equity shares are in registered form. We maintain a register of our shareholders in Mumbai. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. These transfer deeds attract stamp duty, which has been fixed at 0.5% of the transfer price.

      For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a period prior to the annual general meeting. The Indian Companies Act and our listing agreements with the stock exchanges permit us, pursuant to a resolution of our board of directors and upon at least 30 days’ advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days’ public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

Transfer of Shares

      Shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by SEBI. These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty.

      SEBI requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositories established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

      The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

      Our equity shares are freely transferable, subject only to the provisions of the Indian Companies Act under which, if a transfer of equity shares contravenes the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or the Sick Industrial Companies (Special Provisions) Act, 1985, or any other similar law, the Indian Company Law Board may, on application made by us, a depositary incorporated in India, an investor, SEBI or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within one month of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Indian Company Law Board seeking to register the transfer of equity shares. The Indian Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. Furthermore, the RBI requires us to obtain its approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

      Our transfer agent is MCS Limited, located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner. See “Restrictions on Foreign Ownership of Indian Securities.”

      We have entered into listing agreements with The Stock Exchange, Mumbai and the National Stock Exchange on which our outstanding equity shares are listed. It is a condition of our listing that if an acquisition of our equity shares results in the acquirer holding any securities beyond 5.0% of our voting capital, we and the acquirer shall be subject to the provisions of the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 1997 (the “Takeover Code”). See “— Takeover Code and Listing Agreements” and “Restrictions on Foreign Ownership of Indian Securities.”

Disclosure of Ownership Interest

      The provisions of the Indian Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company’s ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which this declaration has not been made, but any person who fails to make the required declaration may be liable for a fine of up to Rs. 1.000 for each day this failure continues. However, under the Indian Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

Acquisition by the Issuer of Its Own Shares

      Until recently, the Indian Companies Act did not permit a company to acquire its own equity shares because of the resulting reduction in the company’s capital. However, the government of India amended the Indian Companies Act and consequently this reduction in capital is permitted in certain circumstances. The reduction of capital requires compliance with buy-back provisions specified in the Indian Companies Act and by SEBI.

      ADS holders will be eligible to participate in a buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to us. ADS holders should note that equity shares withdrawn from the depositary facility may only be redeposited into the depositary facility under certain circumstances. See “Description of American Depositary Shares — Deposit, Withdrawal and Cancellation.”

      There can be no assurance that the equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by us. The position regarding regulatory approvals required for ADS holders to participate in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by us, including in relation to any regulatory approvals and tax issues relating to the buy-back.

Liquidation Rights

      Subject to the rights of depositors, creditors and employees, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on these equity shares. All surplus assets remaining belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on these equity shares, respectively, at the commencement of the winding-up.

Acquisition of the Undertaking by the Government

      Under the Indian Banking Regulation Act, the government may, after consultation with the RBI, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking business. The RBI may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the RBI or that our business is being managed in a manner detrimental to the interest of our depositors. Similarly, the government of India may also acquire our business based on a report by the RBI.

Takeover Code and Listing Agreements

      Under the Takeover Code, upon the acquisition of more than 5% of the outstanding shares or voting rights of a publicly listed Indian company, a purchaser is required to notify the company and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. Such notification is also required upon acquisition of 10% and 14% of the outstanding shares or voting rights of a publicly listed Indian company. An ADS holder would be subject to these notification requirements.

      Upon the acquisition of 15%, or more of such shares or voting rights, or a change in control of the company, the purchaser is required to make an open offer to the other shareholders, offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us. However, the Takeover Code provides for a specific exemption from this provision to an ADS holder and states that this provision will apply to an ADS holder only once he or she converts the ADSs into the underlying equity shares.

      We have entered into listing agreements with each of the Indian Stock Exchanges on which our equity shares are listed. Each of the listing agreements provides that if a purchase of a listed company’s shares results in the purchaser and its affiliates holding more than 5% of the company’s outstanding equity shares or voting rights, the purchaser and the company must report its holding to the company and the relevant stock exchanges. The agreements also provide that if an acquisition results in the purchaser and its affiliates holding equity shares representing more than 15% of the voting rights in the company, then the purchaser must, before acquiring such equity shares, make an offer on a uniform basis to all remaining shareholders of the company to acquire equity shares that have at least an additional 20% of the voting rights of the total equity shares of the company at a prescribed price.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

      JPMorgan Chase Bank NA, as depositary, will issue the American Depositary Shares, or ADSs, related to this offering. Each ADS will represent an ownership interest in three equity shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Your ADSs will be evidenced by what are known as American Depositary Receipts or ADRs.

      The depositary’s office is located at 4 New York Plaza, 13th Floor, New York, NY 10004.

      You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

      The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which was filed as an exhibit to the registration statement on Form F-1 we filed on July 12, 2001. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

      We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

      Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

      The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done in a reasonable manner. The depositary will attempt to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares

      In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to Receive Additional Shares

      In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish that evidence or if the depositary determines it is not practical to distribute the rights, the depositary may:

•	sell the rights, if practicable, and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

      We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions

      In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable,

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or

•	hold the distributed property, in which case the ADSs will also represent the distributed property.

      Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

      The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

      We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

      The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

      Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing such shares without prior approval of the government of India. However, an investor who surrenders an ADS and withdraws shares may be permitted to redeposit those shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding shares purchased by a non-resident of India on the local stock exchange and issue ADSs representing those shares. However, in each case, the number of shares redeposited or deposited cannot exceed the number represented by ADSs converted into underlying shares.

      Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. After the closing of the offering to which this prospectus relates, unless otherwise agreed by the depositary and ourselves and permitted by applicable law, only the following may be deposited with the depositary or custodian:

•	shares issued as a free distribution in respect of deposited securities;

•	shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of shares; and

•	securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

      We will inform the depositary if any of the shares permitted to be deposited do not rank pari passu with the shares issued in this offering and the depositary will arrange for the ADSs issuable with respect to such shares to be differentiated from those issued in this offering until such time as they rank pari passu with the shares issued in this offering.

      The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

      Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

      You may not surrender ADRs for withdrawal prior to 45 days after the final closing of the transaction to which this prospectus relates. Thereafter, when you turn in your ADRs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares in dematerialized form, for which the ADS holder will be required to open an account with a depositary participant of the National Securities Depositary Limited or Central Security Depositary Limited to hold and sell the shares in dematerialized form upon payment of customary fees and expenses. See “Description of Equity Shares — Transfer of Shares.”

      The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

      You will have no voting rights with respect to the deposited equity shares. The depositary will abstain from exercising the voting rights of the deposited equity shares.

      Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying shares and vote at such meetings.

Record Dates

      The depositary may fix record dates for the determination of the ADR holders who will be entitled to receive a dividend, distribution or rights, subject to the provisions of the deposit agreement.

Reports and Other Communications

      The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English.

      Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and the depositary or the custodian actually receives those written communications, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

      The depositary will charge ADR holders a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is U.S.$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered. The depositary may also charge ADR holders or persons depositing shares:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars. The fees described above may be amended from time to time.

Payment of Taxes

      ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may

•	deduct the amount thereof from any cash distributions, or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

      In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

      If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	take no action.

      If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

      We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

      No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

      The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

      The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	a change in law or regulation governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

      Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

      The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

      The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

      From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

      You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

      We may restrict transfers of the shares where any such transfer might result in ownership of shares in contravention of, or exceeding the limits under, the governmental approval which we received from the Indian government in connection with this offering, applicable law or our organizational documents. We also may instruct you that we are restricting the transfers of ADSs where such transfer may result in the total number of shares represented by the ADSs beneficially owned by you contravening or exceeding the limits under the applicable law or our organizational documents. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

      We, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

      The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

      The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect the depositary’s designated records at such office during regular business hours.

      The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

      The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

      In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

The Depositary

      JPMorgan Chase Bank NA, a national banking association organized under the laws of the United States, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

TAXATION

Indian Taxation of the ADSs

      The following is a summary of the principal Indian tax consequences for non-resident investors of the ADSs and the equity shares issuable on conversion of the ADSs. The summary is based on the taxation law and practice in force at the time of this Offering Prospectus and is subject to change. Further, it only addresses the tax consequences for persons who are non-resident as defined in the Indian Income Tax Act, who acquire ADSs or equity shares (upon conversion) pursuant to this Prospectus and who hold such ADSs or equity shares (upon conversion) as capital assets, and does not address the tax consequences which may be relevant to other classes of non-resident investors, including dealers. The summary assumes that the person continues to remain a non-resident when income by way of interest, dividends and capital gains is earned.

      EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT ITS TAX ADVISER ABOUT THE PARTICULAR TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE ADSs.

      The following discussion describes the material Indian income tax and stamp duty consequences of the purchase, ownership and disposal of the ADSs.

      This summary is based on the provisions of Section 115AC and other applicable provisions of the Income Tax Act 1961 (43 of 1961) (the “Indian Income Tax Act”) and The Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993 promulgated by the government of India (the “Depositary Receipt Scheme”) (together the “Section 115AC Regime”). The Offering is in accordance with the 115AC Regime, and non-resident investors of the ADSs will therefore have the benefit of tax concessions available under the 115AC Regime subject to the fulfillment of conditions of that section. This summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of the ADSs (or shares upon conversion) by non-resident investors. Potential investors should therefore consult their own tax advisers on the tax consequences of such acquisition, ownership and sale including, specifically, tax consequences under Indian law, the laws of the jurisdiction of their residence, any tax treaty between India and their country of residence or the country of residence of the overseas depositary bank (the “Depositary”) as applicable and, in particular, the applicable of the provisions of the Income Tax Act and the Section 115AC Regime. The Indian Income Tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the 115AC Regime may be modified or amended by future amendments to the Income Tax Act.

Taxation of Distributions

      Upon withdrawal of equity shares from the Depositary facility under the Deposit Agreement, dividends paid to such non-resident holder are not presently taxable. However, the Bank must pay a “dividend distribution tax” at the rate of 12.5% (plus a surcharge of 2.5% and add-on tax at the rate of 2% of the total dividend distribution tax and surcharge) on the total amount distributed as dividend. Dividends are not taxable in India in the hands of the recipient.

      Distribution to non-residents of bonus ADSs or bonus shares or rights to subscribe for equity shares (for the purposes of this Section, “Rights”) made with respect to ADSs or shares are not subject to Indian tax.

Taxation on Acquisition of ADSs or Shares Upon Conversion or in Exchange for ADSs

      The acquisition of shares in exchange for ADSs does not constitute a taxable event for Indian income tax purposes. Such exchange may, however, give rise to stamp duty as described below under “Stamp Duty.”

Taxation of Capital Gains

      The transfer between non-resident investors outside India of ADSs falling within the purview of Section 115AC is not subject to income tax in India on capital gains therefrom. It is unclear whether capital gains derived from the sale of rights by a non-resident investor to another non-resident investor will be subject to tax liability in India. This would depend on the view taken by Indian tax authorities with respect to the status of the rights being offered under the ADSs.

      Capital gains arising to a non-resident investor on the transfer of the equity shares received upon conversion of the ADSs (whether in India or outside India to a non-resident investor) will be subject to income tax under the provisions of the Indian Income Tax Act.

      Effective October 1, 2004 any gain realized on the sale of listed equity shares held for more than 12 months to an Indian resident, or to a non-resident investor in India will not be subject to Indian capital gains tax if the STT has been paid on the transaction. The STT will be levied on and collected by a domestic stock exchange on which shares are sold at the rate of 0.075% from the seller and at the rate of 0.075% from the purchaser on the total price at which the equity shares are sold.

      Any gain realized on the sale of equity shares to an Indian resident whether in India or outside India or to a non-resident in India on which no STT has been paid, will be subject to Indian capital gains tax at the rate of 10% plus applicable surcharge on income tax and add-on tax at the rate of 2.0% of the sale of shares on which no STT is paid. For the purpose of computing capital gains tax on the sale of the equity shares under the Section 115AC Regime, the cost of acquisition of equity shares received in exchange for ADSs will be determined on the basis of the prevailing price of the equity shares on the BSE or NSE as of the date on which the Depository gives notice to its Custodian for the delivery of such equity shares upon redemption of the ADSs, while the cost of acquisition of shares directly converted from the ADSs will be determined on the basis of the price prevailing on the BSE or the NSE on the date of conversion into shares. A non-resident holder’s holding period (for purpose of determining the applicable Indian capital gains tax rate) in respect of equity shares received in exchange for ADSs commences on the date of the advice of withdrawal of such equity shares by the relevant Depository to its custodian.

      Capital gain realized in respect of equity shares held (calculated in the manner set forth in the prior paragraph) for 12 months or less (short term gain) on which STT is paid in the manner and rates set out above, is subject to tax at the rate of 10% plus applicable surcharge on income tax and an add-on tax at the rate of 2.0%. In the event that no STT is paid, short term gain is subject to tax at variable rates with a maximum rate of 40% plus applicable surcharge on income tax and add-on tax at the rate of 2.0%. The actual rate of tax on short term gains depends on a number of factors, including the legal status of the non-resident holder and the type of income chargeable in India. The provisions of the Agreement for Avoidance of Double Taxation entered into by the government of India with the country of residence of the non-resident investor will be applicable to the extent they are more beneficial to the non-resident investor.

Tax Deduction at Source

      Tax on long term and short term capital gains is to be deducted at source by the person paying for equity shares, in accordance with the relevant provisions of the Indian Income Tax Act.

Capital Losses

      Neither Section 115AC nor the Depositary Receipt Scheme deals with capital losses arising on a transfer of equity shares in India. In general terms, losses arising from a transfer of a capital asset in India can only be set off against capital gains. A long-term capital loss can be set off only against a long-term capital gain. To the extent that losses are not absorbed in the year of transfer, they may be carried forward for a period of eight assessment years immediately succeeding the assessment year for which the loss was first determined by the assessing authority and may be set off against the capital gains assessable for such subsequent assessment years. In order to set off capital losses as above, the non-resident investor would be required to file appropriate and timely tax returns in India and undergo the customary assessment procedures.

Tax Treaties

      Divided income is currently not subject to tax in India in the hands of the holder of the equity shares. If any equity shares are held by a non-resident investor following withdrawal thereof from the depositary facility under the Deposit Agreement, the double taxation treaty, if any, entered into by India with the country of residence of such non-resident investor will be applicable to taxation with respect to any capital gain arising from transfer of such equity shares or the ADSs.

      However, during the period of fiduciary ownership of equity shares in the hands of the Depositary, the provisions of the Double Taxation Avoidance Agreement entered into by the government of India with the country of residence of the Depositary will be applicable in the matter of taxation of capital gains, if any, on ADSs.

Stamp Duty

      There is no stamp duty on the sale or transfer of ADSs outside India.

      The transfer of ordinary shares in physical form would be subject to Indian stamp duty at the rate of 0.25% of the market value of the ordinary shares on the trade date, and such stamp duty customarily is borne by the transferee, that is, the purchaser. In order to register a transfer of equity shares in physical form, it is necessary to present a stamped deed of transfer. However, since the Company’s equity shares are compulsorily deliverable in dematerialized form (except for trades of up to 500 equity shares which may be delivered in physical form) there would be no stamp duty payable in India on transfer of these equity shares in dematerialized form.

Other Taxes

      At present, there are no wealth, gift or inheritance taxes, which may apply to the ADSs or the underlying shares.

Service Tax

      Brokerage or commissions paid to stockbrokers in connection with the sale or purchase of shares listed on a recognized stock exchange in India are subject to a service tax of 10.0% (plus add-on tax at the rate of 2.0%) ad valorem. The stockbroker is responsible for collecting the service tax and paying it to the relevant authority.

United States Tax

      The following summary describes the material United States federal income tax consequences relating to an investment in our equity shares or ADSs in this offering as of the date hereof. This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and retroactive rulings and changes. We will not seek a ruling from the Internal Revenue Service with regard to the United States federal income tax treatment relating to investment in our equity shares or ADSs and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

      This summary does not purport to address all United States federal income tax consequences that may be relevant to a particular investor and you are urged to consult your own tax advisor regarding your specific tax situation. The summary applies only to holders who hold equity shares or ADSs as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code, and does not address the tax consequences that may be relevant to investors in special tax situations including, for example:

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	tax-exempt organizations;

•	broker-dealers:

•	traders in securities that elect to mark to market;

•	banks or other financial institutions;

•	investors whose functional currency is not the United States dollar;

•	United States expatriates;

•	investors that hold our equity shares or ADSs as part of a hedge, straddle or conversion transaction;

•	holders that purchase or otherwise acquire equity shares or ADSs other than through this offering; or

•	holders that own, directly, indirectly, or constructively 10.0% or more of our total combined voting stock.

      Further, this summary does not address the alternative minimum tax consequences of an investment in equity shares or ADSs or the indirect consequences to holders of equity interests in entities that own our equity shares or ADSs. In addition, this summary does not address the state, local and foreign tax consequences of an investment in our equity shares or ADSs.

      You should consult your own tax advisor regarding the United States federal, state, local and foreign and other tax consequences of purchasing, owning, and disposing of our equity shares or ADSs in your particular circumstances.

Taxation of U.S. Holders

      You are a “U.S. Holder” if you are a beneficial owner of equity shares or ADSs and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election to be treated as a United States person.

      If a partnership holds equity shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our equity shares or ADSs should consult their own tax advisors.

      A “Non-U.S. Holder” is a beneficial owner of equity shares or ADSs that is not a U.S. Holder.

      For United States federal income tax purposes, a U.S. Holder of an ADS will generally be treated as the owner of the equity shares represented by the ADS. Accordingly, no gain or loss will be recognized upon the exchange of an ADS for equity shares. A U.S. Holder’s tax basis in the equity shares will be the same as the tax basis in the ADS surrendered therefor, and the holding period in the equity shares will include the period during which the holder held the surrendered ADS. However, the United States Treasury has expressed concerns that parties to whom depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of ADSs. Accordingly, the analysis of the creditability of Indian taxes paid with respect to the ADSs could be affected by future actions that may be taken by the United States Treasury.

Distributions on Equity Shares or ADSs

      Cash distributions made by us to a U.S. Holder with respect to equity shares or ADSs (including amounts withheld in respect of any Indian withholding taxes) generally will be taxable to such U.S. Holder as ordinary dividend income when such U.S. Holder receives the distribution, actually or constructively, to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). If these dividends constitute qualified dividend income (“QDI”), individual U.S. Holders of our equity shares or ADSs will generally pay tax on such dividends received before 2009 at a maximum rate of 15%, provided certain holding period requirements and other conditions are satisfied. Assuming we are not a passive foreign investment company (as discussed below), foreign personal holding company or foreign investment company, dividends paid by us will be QDI if we are a qualified foreign corporation (“QFC”) at the time the dividends are paid. We believe that we are currently, and will continue to be, a QFC so as to allow all dividends paid by us to be QDI for United States federal income tax purposes. Distributions in excess of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital reducing such U.S. Holder’s tax basis in the equity shares or ADSs. Any distribution in excess of such tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the equity shares or ADSs for more than one year. Dividends paid by us generally will not be eligible for the dividends-received deduction available to certain United States corporate shareholders.

      Subject to certain limitations, a U.S. Holder may be entitled to a credit or deduction against its U.S. federal income taxes for the amount of any Indian taxes that are withheld from dividend distributions made to such U.S. Holder. The decision to claim either a credit or deduction must be made annually, and will apply to all foreign taxes paid by the U.S. Holder to any foreign country or U.S. possession with respect to the applicable tax year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For tax years beginning before January 1, 2007, income received with respect to the equity shares or ADSs will be treated as foreign source income and generally will constitute “passive income” or, in the case of certain holders, “financial services income” for United States foreign tax credit limitation purposes, and for tax years beginning after December 31, 2006, will be treated as “passive category income” or “general category income” for United States foreign tax credit limitation purposes. The rules regarding the availability of foreign tax credits are complex and U.S. Holders may be subject to various limitations on the amount of foreign tax credits that are available. We therefore urge you to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

      The amount of any cash distribution paid in Indian rupees will equal the U.S. dollar value of the distribution, calculated by reference to the exchange rate in effect at the time the distribution is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of equity shares held directly by such U.S. Holder), regardless of whether the payment is in fact converted to U.S. dollars at that time. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if such Indian rupees are converted into U.S. dollars on the date received. If the Indian rupees are not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Indian rupees. Such foreign currency gain or loss, if any, will be United States source ordinary income or loss.

Sale or Exchange of Equity Shares or ADSs

      A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange or other disposition of the equity shares or ADSs measured by the difference between the U.S. dollar value of the amount received and the U.S. Holder’s tax basis (determined in U.S. dollars) in the equity shares or ADSs. Any gain or loss will be long-term capital gain or loss if the equity shares or ADSs have been held for more than one year and will generally be United States source gain or loss. Your ability to deduct capital losses is subject to limitations. Under certain circumstances described under “Indian Tax — Taxation on Sale of Equity Shares or ADSs,” you may be subject to Indian tax upon the disposition of equity shares or ADSs. In such circumstances and subject to applicable limitations, you may elect to treat the gain as foreign source income and to credit the Indian tax against your United States federal income tax liability with respect to the gain. You should consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

      For cash-basis U.S. Holders who receive foreign currency in connection with a sale or other taxable disposition of equity shares or ADSs, the amount realized will be based upon the United States dollar value of the foreign currency received with respect to such equity shares or ADSs as determined on the settlement date of such sale or other taxable disposition.

      Accrual-basis U.S. Holders may elect the same treatment required of cash-basis taxpayers with respect to a sale or other taxable disposition of equity shares or ADSs, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the United States Internal Revenue Service. Accrual-basis U.S. Holders that do not elect to be treated as cash-basis taxpayers (pursuant to the Treasury Regulations applicable to foreign currency transactions) for this purpose may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the United States dollar value of the foreign currency received prevailing on the date of such sale or other taxable disposition and the value prevailing on the date of payment. Any such currency gain or loss will generally be treated as ordinary income or loss that is United States source, in addition to the gain or loss, if any, recognized on the sale or other taxable disposition of equity shares or ADSs.

Passive Foreign Investment Company Rules

      U.S. Holders generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described above if we are, or were to become, a passive foreign investment company (“PFIC”) for United States federal income tax purposes. Although the determination of whether a corporation is a PFIC is made annually, and thus may be subject to change, we do not believe that we are, nor do we expect to become, a PFIC for United States federal income tax purposes. However, the matter is not free from doubt. We urge you to consult your own tax advisor regarding the adverse tax consequences of owning the equity shares or ADSs of a PFIC and making certain elections designed to lessen those adverse consequences.

Taxation of Non-U.S. Holders

Distributions on Equity Shares or ADSs

      Non-U.S. Holders generally will not be subject to United States federal income or withholding tax on dividends received from us with respect to equity shares or ADSs, unless such income is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States).

Sale or Exchange of Equity Shares or ADSs

      Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange or other disposition of equity shares or ADSs unless:

•	such gain is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States); or

•	if such Non-U.S. Holder is an individual that is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

      In addition, if you are a corporate Non-U.S. Holder, any effectively connected dividend income or gain (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting

      In general, dividends on equity shares or ADSs, and payments of the proceeds of a sale, exchange or other disposition of equity shares or ADSs, paid to a U.S. Holder within the United States or through certain United

States-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate currently equal to 28% unless the holder:

•	is a corporation or other exempt recipient; or

•	provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

      Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, such holders may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

      You generally will be allowed a credit of the amount of any backup withholding against your United States federal income tax liability or you may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

UNDERWRITING

      Under the terms and conditions contained in the underwriting agreement dated the date of this prospectus between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

Underwriters	Number of ADSs

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	[ ]
Morgan Stanley & Co. International Limited	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Total	[ ]

      Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. International Limited are the joint global coordinators and joint book runners for the offering. The underwriting agreement provides that the obligations of the underwriters to purchase and pay for the ADSs offered by this prospectus are subject to certain conditions precedent. The underwriters are committed to purchase all of the ADSs offered by this prospectus (other than those covered by the over-allotment option described below) if they purchase any such ADSs.

      In addition, we have granted the underwriters an option to purchase up to an additional [               ] ADSs, representing up to an additional [               ] equity shares. The underwriters may exercise this option within 30 days of this prospectus to cover over-allotments. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to conditions set out in the underwriting agreement, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

      The underwriters will initially offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of U.S.$[               ] per ADS. After the initial public offering, if all of the ADSs are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

      The public offering price for the ADSs has been determined by us in consultation with the joint global coordinators and joint book runners by reference to the market prices for our equity shares and ADSs and other relevant factors.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase [               ] ADSs, representing up to an additional [               ] equity shares.

	No Exercise of	Full Exercise of
	over-allotment	over-allotment

Per ADS	[ ]	[ ]

Total	[ ]	[ ]

      Our ADSs are quoted on the New York Stock Exchange under the symbol “HDB”. Our equity shares, including those underlying the ADSs, are listed on The National Stock Exchange of India and the Stock Exchange, Mumbai.

      We estimate that the expenses of the offering, not including the underwriting discount, will be U.S.$[                    ].

      These expenses consist of the following:

•	an SEC registration fee of U.S.$38,010,

•	an NASD filing fee of U.S.$30,500,

•	New York Stock Exchange listing fee of U.S.$55,456,

•	estimated printing and engraving expenses of U.S.$[ ],

•	estimated legal fees and expenses of U.S.$[ ],

•	estimated accounting fees and expenses of U.S.$[ ], and

•	estimated miscellaneous fees and expenses of U.S.$[ ].

      The underwriters have agreed, subject to the completion of the offering, to reimburse us for certain expenses incurred in connection with the offering.

      The underwriters reserve the right to withdraw, cancel or modify the offering and to completely or partially reject any orders.

      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

      In order to facilitate the offering of ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. In particular, the underwriters may over-allot, creating a situation where more ADSs are sold than are set forth on the cover page of this prospectus, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing the ADSs in the open market. In determining the source of ADSs, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of our ADSs. They may also cause the price of our ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and if the underwriters commence any of these transactions, they may discontinue them at any time.

      Unless we have obtained the prior written consent of the [ ], we have agreed from the date of this prospectus through and including [ ] days after that date, that we will not (and will not publicly announce any intention to), during the period commencing from the date of this prospectus and ending [ ] days after the date of this prospectus, (1) directly or indirectly offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise transfer or dispose of, directly or indirectly, any ADSs, ADRs, equity shares or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs, equity shares or file any registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ADRs, equity shares, or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares, whether any such transaction described in (1) or (2) above is to be settled by delivery of ADSs, ADRs, equity shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale of any ADSs, ADRs or equity shares to the underwriters pursuant to the underwriting agreement, (B) the issuance by us of equity shares or options to purchase our equity shares pursuant to any stock option, stock bonus or other stock plan or arrangement described in this prospectus or otherwise duly established, or the issuance by us of equity shares upon the exercise of options or warrants under any such plan, or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is described in this prospectus, or (C) transactions by any person other than us relating to our equity shares, ADSs, ADRs or other securities acquired in open market transactions after this offering.

      In addition, certain of our shareholders have agreed that without the prior written consent of [ ], they will not (and will not publicly announce any intention to), during the period commencing from the date of this prospectus and ending [ ] days after the date of this prospectus, (1) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs, ADRs, equity shares or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares or file any registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ADRs, equity shares, or any other securities convertible into or exercisable or exchangeable for ADSs, ADRS or equity shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, ADRs, equity shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to transactions relating to ADSs, ADRs, equity shares or other securities acquired in open market transactions after the completion of this offering.

      From time to time, the underwriters have provided, and continue to provide, commercial and investment banking services to us for which they have received customary compensation.

      We have agreed with the underwriters to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

Selling Restrictions

      No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Canada. Each underwriter will be deemed to have represented and agreed that (1) it has not offered or sold, and will not offer or sell, any ADSs, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of ADSs in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available; and (2) it will send to any dealer who purchases from it any of the ADSs a notice stating in substance that, by purchasing such ADSs, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such ADSs in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of ADSs in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available, and that such dealer will deliver to any other dealer to whom it sells any of such ADSs a notice containing substantially the same statement as is contained in this sentence. Each underwriter has also agreed to comply with all applicable laws and regulations, and make or obtain all necessary filings, consents or approvals, in each Canadian jurisdiction in which it purchases, offers, sells or delivers ADSs (including, without limitation, any applicable requirements relating to the delivery of this prospectus), in each case, at its own expense. In connection with sales of and offers to sell ADSs made by it, each underwriter will either furnish to each Canadian person to whom any such sale or offer is made a copy of the then current prospectus, or inform such person that such prospectus will be made available upon request, and will keep an accurate record of the names and addresses of all persons to whom it gives copies of this prospectus, or any amendment or supplement to this prospectus; and when furnished with any subsequent amendment to this prospectus, any subsequent prospectus or any medium outlining changes in this prospectus, such underwriter will upon request of the representative, promptly forward copies thereof to such persons or inform such persons that such amendment, subsequent prospectus or other medium will be made available upon request.

      United Kingdom. This prospectus has not been approved by an authorized person in the United Kingdom and has not been registered with the Registrar of Companies in the United Kingdom. Each underwriter will be deemed to have represented and agreed that (1) it has not offered or sold and, prior to the expiry of a period of six months from the completion of the global offering, will not offer or sell any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to any ADSs in, from or otherwise involving the United Kingdom; and (3) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to us.

      France. Each underwriter will be deemed to have represented and agreed that (1) neither this prospectus nor any offering material relating to ADSs has been or will be submitted to the “Commission des Opérations de Bourse” for approval (“Visa”) in France; and (2) it has not offered or sold and will not offer or sell any ADSs or distribute or cause to be distributed any copies of this prospectus or any offering material relating to the ADSs, directly or indirectly, in France, except (a) with the prior authorization of the French Ministry for Economy and Finance in accordance with Articles 9 and 10 of the “Décret” of December 29, 1989 regulating financial relations between France and foreign countries, or (b) to qualified investors (“investisseurs qualifiés”) and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret” no. 98-880 dated October 1, 1998.

      Germany. Each underwriter will be deemed to have represented and agreed that (1) this prospectus is not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act of September 8, 1998 and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstlienstleistungsaufsicht) or any other competent German governmental authority under the relevant laws; and (2) it has not offered or sold and will not offer or sell any ADSs or distribute copies of this prospectus or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of section 2 numbers 1 (persons who as part of their profession, occupation or business, purchase or sell securities for their own account or for the account of third parties), 2 (a restricted circle of persons) and 3 (employees by their employer or related group companies) of the German Securities Sales Prospectus Act of September 8, 1998 and by doing so has not taken, and will not take, any steps which would constitute a public offering of the ADSs in Germany.

      Italy. The offering of the ADSs has not been registered with the Commissione Nazionale per le Societa e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, each underwriter will be deemed to have represented and agreed that (1) sales of the ADSs in the Republic of Italy shall be effected in accordance with all Italian securities, tax and other applicable laws and regulations; and (2) it has not offered, sold or delivered, and will not offer, sell or deliver, any ADSs or distribute copies of this prospectus or any other document relating to the ADSs in the Republic of Italy unless such offer, sale or delivery of ADSs or distribution of copies of this prospectus or other documents relating to the ADSs in the Republic of Italy is to qualified investors (operatori qualificati), as defined by Articles 25 and 31(2) of CONSOB Regulation no. 11522 of 1 July 1998 as subsequently modified (Regulation 11522), except for individuals referred to in Article 31(2) of Regulation 11522 who exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Società di Intermediazione Mobiliare, or SIM), management companies (società di gestione del risparmio) authorized to manage individual portfolios on behalf of third parties and fiduciary companies authorized to manage individual portfolios pursuant to Article 60(4) of Legislative Decree no. 415 of 23 July 1996 and may not be reproduced or redistributed or passed on, directly or indirectly, to any other person or published in whole or in part. Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus in Italy must be made solely by entities which are duly authorized to conduct such activities in Italy and must be in full compliance with the provisions contained in Legislative Decree no. 58 of 24 February 1998, Legislative Decree no. 385 of 1 September 1993 and any other applicable laws and regulations and possible requirements or limitations which may be imposed by the Italian competent authorities.

      The Netherlands. Each underwriter will be deemed to have represented and agreed that it has not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any ADSs, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

      Denmark. This prospectus has not been filed with or approved by the Danish Securities Council or any other regulatory authority in the Kingdom of Denmark. Accordingly, each underwriter will be deemed to have represented and agreed that it has not offered or sold, and will not offer, sell or deliver, any ADSs, directly or indirectly, in Denmark, except in compliance with Chapter 12 of the Danish Act on Trading in Securities and the Danish Executive Order No. 166 of 13 March 2003 on the First Public Offer of Certain Securities issued under Chapter 12 of the Danish Act on Trading in Securities.

      Norway. This prospectus has not been approved by or registered with the Oslo Stock Exchange under Chapter 5 of the Norwegian Securities Trading Act 1997. Accordingly, each underwriter will be deemed to have represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 shall be applicable.

      Sweden. This prospectus has not been approved by or registered with the Swedish Financial Supervisory Authority. Accordingly, each underwriter will be deemed to have represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs to persons in Sweden except to a “closed circle” of not more than 200 pre-selected, non-substitutable investors, under the Swedish Financial Instruments Trading Act (“Lag (1991:980) om handel med finansiella instrument”).

      Belgium. Neither this prospectus nor any offering material relating to the ADSs has been or will be submitted to the Belgian Banking, Finance and Insurance Commission (“Commissie voor het Bank-, Financie-en Assurantiewezen/ Commission Bancaire Financière et des Assurances”) for review or approval. Therefore, this prospectus will not constitute a prospectus under Belgium law. Accordingly, each underwriter will be deemed to have represented and agreed that neither this prospectus nor any offering material relating to the ADSs may be distributed or caused to be distributed, directly or indirectly, to the public in Belgium, no steps may be taken which would constitute or result in a public offering in Belgium as defined in the Royal Decree dated July 7, 1999 on the public character of financial transactions, and no securities may be sold or offered for sale to consumers as such term is defined in the Law dated July 14, 1991 on commercial practices and the information and protection of consumers. This prospectus is intended for the confidential use of the offeree it is intended for, and may not be reproduced or used for any other purpose. Any action contrary to these restrictions may cause such named offeree and the Issuer to be in violation of the Belgian securities laws.

      Ireland. Each underwriter will be deemed to have represented and agreed that (1) otherwise than in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Acts 1963 to 2001, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland any application form for ADSs; and (2) it has not made and will not make any offer of ADSs to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations.

      Spain. This prospectus has not been registered with the Comisión National del Mercado de Valores, and therefore a public offer for sale of the ADSs will not be promoted in the Kingdom of Spain. Accordingly, each underwriter will be deemed to have represented and agreed that the ADSs may not be offered or sold in the Kingdom of Spain, except in accordance with the requirements of the Spanish securities market law (ley 24/1998, de 28 de julio, del Mercado de valores), as amended, and Royal Decree 291/1992, on Issues and Public Offerings for the Sale of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores), as amended, and the decrees and regulations issued thereunder.

      Portugal. The offer of ADSs has not been registered with the Portuguese Securities Market Commission. No action has been or will be taken that would permit a public offering of any of the ADSs in Portugal. Accordingly, no ADSs may be offered, sold or delivered except in circumstances that will result in compliance with any applicable laws and regulations. In particular, (1) no offer has been addressed to more than 200 (non-institutional) Portuguese investors, and (2) no offer has been preceded or followed by prospecting or solicitation of investment intentions, by promotion or solicitation to unidentified investors or followed by publication of any promotional material.

      Switzerland. Each underwriter will be deemed to have acknowledged that (1) this prospectus does not constitute a prospectus within the meaning of Article 652a and Article 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (2) neither this offering nor the ADSs has been or will be approved by any Swiss regulatory authority.

      Luxembourg. Each underwriter will be deemed to have represented and agreed that it may not offer the ADSs in the Grand Duchy of Luxembourg except in circumstances where the requirements of Luxembourg law concerning public offerings of securities have been met. In particular, this offer has not been and may not be announced to the public and offering material may not be made available to the public.

      Australia. This prospectus is not a disclosure document under Chapter 6D of the Corporations Act, 2001 (Cth), or the Australian Corporation Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act. Accordingly, each underwriter will be deemed to have represented and agreed that (1) the offer of ADSs under this prospectus is only made to persons to whom it is lawful to offer ADSs without disclosure to investors under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in Section 708 of the Australian Corporations Act, (2) this prospectus is made available in Australia to persons as set forth in clause (1) above, and (3) such underwriter must send the offeree a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (2) above and agrees not to sell or offer for sale within Australia any ADS sold to the offeree within 12 months after their transfer to the offeree under this prospectus.

      New Zealand. Each underwriter will be deemed to have represented and agreed that at the time any ADS is issued, it will not have offered for subscription any ADS or distributed any advertisement in relation to any ADS to the public in New Zealand and will not acquire any ADS with a view to selling it to the public in New Zealand, nor will it sell or offer for sale any ADS to the public in New Zealand within six months after the issue of such ADS (all such conduct to be interpreted in accordance with the Securities Act 1978), and may therefore enter into such conduct only with:

•	persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, and

•	any other person who in all the circumstances can properly be regarded as having been selected otherwise than as a member of the public in New Zealand within the meaning of the Securities Act 1978.

      Hong Kong. Each underwriter will be deemed to have represented and agreed that (1) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any ADSs other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong: and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the ADSs, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap 571) of Hong Kong and any rules made under that Ordinance.

      Japan. The ADSs have not been registered under the Securities and Exchange Law of Japan (Law No. 25 of 1948 as amended), or the SEL, and disclosure under the SEL has not been and will not be made with respect to the ADSs. Accordingly, the underwriters will be deemed to have represented and agreed that they have not, directly or indirectly, offered of sold and will not, directly or indirectly, offer or sell any ADSs in Japan or to, or for the benefit of, any resident of Japan (which term as used in this prospectus means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or resell any ADSs, directly or indirectly in Japan or to, or for the benefit of, any resident of Japan except (1) under an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other relevant laws and regulations of Japan.

      Singapore. This prospectus has not been registered as a prospectus or information memorandum with the Monetary Authority of Singapore. Accordingly, each underwriter will be deemed to have represented and agreed that no advertisement may be made offering or calling attention to an offer or intended offer of the ADSs to the public in Singapore. It will not offer or sell ADSs, nor will it make ADSs the subject of an invitation for subscription or purchase, nor will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs, whether directly or indirectly, to the public or any member of the public in Singapore other than:

•	to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001 of Singapore, or the Securities and Futures Act,

•	to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

      Korea. Each underwriter will be deemed to have represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Korea or to or for the account of any resident of Korea, any of the ADSs acquired in connection with the distribution contemplated by the underwriting agreement except:

•	in accordance with any exemption from the registration requirements of the Korean Securities and Exchange Law, and

•	in compliance with applicable provisions of Korean law, including, without limitation, the Foreign Exchange Transaction Law and Regulations.

      United Arab Emirates. Each underwriter will be deemed to have represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the United Arab Emirates, except:

•	in compliance with all applicable laws and regulations of the United Arab Emirates, and

•	through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

      People’s Republic of China. Each underwriter will be deemed to have represented and agreed that it has not and will not circulate or distribute this prospectus in the People’s Republic of China, or PRC, and it has not offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly, any ADSs to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Hong Kong, Macau and Taiwan.

      India. No prospectus may be distributed directly or indirectly in India to the residents of India and the underwriters may not offer or sell, directly or indirectly any ADSs in India to, or for the account or benefit, of any resident in India.

      The joint global coordinators and joint bookrunners may be contacted at the following address: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 2 World Financial Center, 250 Vesey Street, New York, New York 10281, United States of America and Morgan Stanley & Co. International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.

ENFORCEMENT OF CIVIL LIABILITIES

      We are incorporated under the laws of India. Most of our directors and executive officers, and substantially all experts named in this prospectus, reside outside of the United States. All of our assets are located outside of the United States. In addition, a substantial portion of the assets of our directors and officers and of the non-resident experts are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

      Section 44A of the Indian Code of Civil Procedure provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for the purposes of Section 44A.

      AZB & Partners, our Indian counsel, has advised us that, accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment in terms of Section 13 of the Indian Code of Civil Procedure, and not by proceedings in execution. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which Indian law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

      The suit must be brought in India within three years from the date of the judgment by a court in the United States in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI under the Foreign Exchange Management Act to execute such a judgment or to repatriate any amount recovered. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

LEGAL MATTERS

      Certain legal matters relating to this offering will be passed upon by Cravath, Swaine & Moore LLP, our United States counsel, and for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, counsel to the underwriters. The validity of the equity shares will be passed upon by AZB & Partners, Mumbai, India, our Indian counsel. Certain Indian legal matters relating to this offering will be passed upon by AZB & Partners, Mumbai, India and by Little & Co., Mumbai, India, Indian counsel to the underwriters.

EXPERTS

      Deloitte Haskins & Sells, Chartered Accountants, have audited our financial statements as of March 31, 2003 and 2004 and September 30, 2004, and for each of the three years in the period ended March 31, 2004 and each of the six month periods ended September 30, 2003 and 2004, as set forth in their report herein. We have included our financial statements in this prospectus in reliance upon the report of Deloitte Haskins &

Sells, India, given upon the authority of this firm as experts in accounting and auditing. The partners of Deloitte Haskins & Sells are members of the Institute of Chartered Accountants of India. Deloitte Haskins & Sells is registered with the Public Companies Accounting Oversight Board (United States). Their address is 12, Dr. Annie Besant Road, Worli, Mumbai 400 018, India.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1934, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO FINANCIAL STATEMENTS

Page

Financial Statements of HDFC Bank Limited:
Report of independent registered public accounting firm	F-2
Balance sheets as of March 31, 2003 and 2004 and September 30, 2004	F-3
Statements of income for each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended September 30, 2003 and 2004	F-4
Statements of cash flows for each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended September 30, 2003 and 2004	F-5
Statements of shareholders’ equity for each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended September 30, 2003 and 2004	F-6
Notes to financial statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HDFC Bank Limited:

      We have audited the accompanying balance sheets of HDFC Bank Limited (the “Bank”) as of March 31, 2003 and 2004 and September 30, 2004, and the related statements of income, cash flows and shareholders’ equity for each of the years in the three year period ended March 31, 2004 and each of the six month periods ended September 30, 2003 and 2004. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of HDFC Bank Limited as of March 31, 2003 and 2004 and September 30, 2004, and the results of its operations and its cash flows for each of the years in the three year period ended March 31, 2004 and each of the six month periods ended September 30, 2003 and 2004, in conformity with accounting principles generally accepted in the United States of America.

      As described in Note 2 (a) to the financial statements, these financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain material respects from accounting principles generally accepted for banks in India, which form the basis of the Bank’s general purpose financial statements.

      Our audits also comprehended the translation of Indian rupee amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2 (y). Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

/s/ DELOITTE HASKINS & SELLS

Chartered Accountants

Mumbai, India

November 25, 2004

HDFC BANK LIMITED

BALANCE SHEETS

As of March 31, 2003 and 2004 and September 30, 2004

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions except number of shares)
ASSETS:
Cash and cash equivalents	Rs.23,944.9	Rs.33,010.4	Rs.19,688.2	U.S.$	428.8
Term placements	7,747.4	3,565.2	3,053.9		66.5
Investments held for trading, at market	3,976.1	6,233.8	3,053.0		66.5
Investments available for sale, at market	98,929.2	133,274.6	167,692.7		3,652.6
Investments held to maturity, at amortized cost	38,426.7	36,368.4	—		—
Securities purchased under agreements to resell	—	19,950.0	15,251.0		332.2
Loans (net of allowance of Rs. 1,866.7, Rs. 3,494.3 and Rs. 4,227.4 respectively)	118,299.9	177,681.1	210,666.0		4,588.7
Accrued interest receivable	6,283.8	4,178.7	5,219.6		113.7
Property and equipment, net	5,277.5	6,169.1	6,446.4		140.4
Other assets	8,955.2	6,404.3	8,008.3		174.4

Total assets	Rs.311,840.7	Rs.426,835.6	Rs.439,079.1	U.S.$	9,563.8

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities
Interest-bearing deposits	Rs.174,250.4	Rs.215,710.8	Rs.258,240.8	U.S.$	5,624.9
Non-interest bearing deposits	49,509.6	88,351.2	76,417.1		1,664.5

Total deposits	223,760.0	304,062.0	334,657.9		7,289.4
Securities sold under repurchase agreements	4,600.0	—	—		—
Short-term borrowings	21,579.6	24,064.2	30,701.9		668.7
Accrued interest payable	6,897.3	4,165.4	5,958.8		129.8
Long-term debt	2,116.0	6,086.0	5,043.4		109.9
Accrued expenses and other liabilities	26,774.7	57,242.2	30,261.3		659.1

Total liabilities	Rs.285,727.6	Rs.395,619.8	Rs.406,623.3	U.S.$	8,856.9

Contingencies (See Note 26)	—	—	—		—

Shareholders’ equity:
Equity shares: par value — Rs. 10 each;
authorized 450,000,000 shares; issued and
outstanding 279,718,938 shares, 282,844,438
shares and 286,232,913 shares, respectively	2,797.2	2,828.4	2,862.3		62.3
Additional paid in capital	11,758.9	12,527.3	13,112.6		285.6
Advances received pending allotment of shares	146.5	125.5	64.9		1.4
Retained earnings	6,532.1	9,057.1	10,374.6		226.0
Statutory reserve	3,249.9	4,523.7	5,254.4		114.5
Deferred stock based compensation	(60.2)	(374.6)	(114.3)		(2.5)
Accumulated other comprehensive income	1,688.7	2,528.4	901.3		19.6

Total shareholders’ equity	26,113.1	31,215.8	32,455.8		706.9

Total liabilities and shareholders’ equity	Rs.311,840.7	Rs.426,835.6	Rs.439,079.1	U.S.$	9,563.8

See accompanying notes to financial statements

HDFC BANK LIMITED

STATEMENTS OF INCOME

For each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended
September 30, 2003 and 2004

	Years Ended March 31,			Six Months Ended September 30

	2002	2003	2004	2003	2004	2004

	(In millions, except per share and per ADS amounts)
Interest and dividend revenue:
Loans	Rs.6,130.7	Rs.7,805.3	Rs.11,705.0	Rs.5,182.3	Rs.7,148.7	U.S.$	155.7
Trading account	218.7	478.9	289.6	249.2	22.2		0.5
Securities, including dividend	7,947.7	9,907.2	11,487.3	6,103.6	5,697.6		124.1
Other	2,150.9	1,233.4	1,109.6	475.8	724.0		15.8

Total interest revenue	16,448.0	19,424.8	24,591.5	12,010.9	13,592.5		296.1

Interest expense:
Deposits	9,158.5	10,508.5	10,279.2	5,149.8	5,324.8		116.0
Short-term borrowings	1,328.1	1,032.9	1,435.9	740.3	674.4		14.7
Long-term debt	275.9	237.8	268.0	116.7	215.7		4.7

Total interest expense	10,762.5	11,779.2	11,983.1	6,006.8	6,214.9		135.4

Net interest revenue	5,685.5	7,645.6	12,608.4	6,004.1	7,377.6		160.7
Allowance for credit losses, net	451.6	741.5	2,343.4	1,217.5	1,098.3		23.9

Net interest revenue after allowance for credit losses	5,233.9	6,904.1	10,265.0	4,786.6	6,279.3		136.8

Non-interest revenue, net:
Fees and commissions	1,620.5	2,306.4	3,140.7	1,325.4	2,806.3		61.1
Trading account gains/(losses), net	600.9	507.8	396.8	272.5	(3.4)		(0.1)
Realized (losses)/ gains on sales of available for sale securities, net	344.4	721.7	(48.3)	372.8	(89.1)		(1.9)
Foreign exchange transactions	391.4	445.3	740.0	299.7	374.1		8.1
Derivative transactions	249.7	379.1	443.9	223.0	47.6		1.0
Other, net	8.2	37.0	24.5	5.4	473.0		10.4

Total non-interest revenue, net	3,215.1	4,397.3	4,697.6	2,498.8	3,608.5		78.6

Total revenue, net	8,449.0	11,301.4	14,962.6	7,285.4	9,887.8		215.4

Non-interest expense:
Salaries and staff benefits	1,184.6	1,661.2	2,154.0	999.5	1,459.4		31.8
Premises and equipment	913.8	1,343.6	1,828.5	873.9	1,041.3		22.7
Depreciation and amortization	675.7	1,052.4	1,254.9	600.0	674.7		14.7
Administrative and other	1,421.9	2,000.7	3,131.9	1,367.2	1,880.2		40.9

Total non-interest expense	4,196.0	6,057.9	8,369.3	3,840.6	5,055.6		110.1

Income before income tax	4,253.0	5,243.5	6,593.3	3,444.8	4,832.2		105.3
Income tax	1,294.6	1,729.7	1,838.8	1,078.1	1,652.7		36.0

Net income	Rs.2,958.4	Rs.3,513.8	Rs.4,754.5	Rs.2,366.7	Rs.3,179.5	U.S.$	69.3

Per share information: (see note 29)
Earnings per equity share — basic	Rs.11.10	Rs.12.57	Rs.16.87	Rs.8.41	Rs.11.16	U.S.$	0.24
Earnings per equity share — diluted	Rs.11.04	Rs.12.51	Rs.16.70	Rs.8.36	Rs.11.11	U.S.$	0.24
Per ADS information (where 1 ADS represents 3 shares):
Earnings per ADS — basic	Rs.33.30	Rs.37.71	Rs.50.61	Rs.25.23	Rs.33.48	U.S.$	0.72
Earnings per ADS — diluted	Rs.33.12	Rs.37.53	Rs.50.10	Rs.25.08	Rs.33.33	U.S.$	0.72

See accompanying notes to financial statements

HDFC BANK LIMITED

STATEMENTS OF CASH FLOWS

For each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended
September 30, 2003 and 2004

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Cash flows from operating activities:
Net income	Rs.2,958.4	Rs.3,513.8	Rs.4,754.5	Rs.2,366.7	Rs.3,179.5	U.S.$	69.3
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Allowance for credit losses	451.6	741.5	2,343.4	1,217.5	1,098.3		23.9
Depreciation and amortization	675.7	1,052.4	1,254.9	600.0	674.7		14.7
Amortization of deferred stock based compensation	89.8	138.0	135.1	31.5	260.3		5.7
Amortization of deferred acquisition costs	46.7	66.3	(156.2)	(106.1)	(61.6)		(1.3)
Amortization of premium on investments	499.2	761.6	1,489.6	375.0	742.3		16.2
Provision for deferred income taxes	(105.6)	(102.8)	(588.4)	41.5	102.5		2.2
Liability for guarantees	—	—	112.7	—	8.5		0.2
Gain on securitization of loans	—	—	(123.8)	—	(306.2)		(6.7)
Net realized (gain)/loss on sale of available for sale securities	(344.4)	(721.7)	48.3	(372.8)	89.1		1.9
Loss/(gain) on disposal of property and equipment, net	8.1	(10.8)	4.4	0.2	(1.5)		—
Net change in:
Trading account assets	(3,837.6)	(138.5)	(2,257.7)	(4,273.7)	3,180.8		69.3
Accrued interest receivable	(1,774.1)	(2,199.9)	2,105.1	1,229.0	(1,040.9)		(22.7)
Other assets	347.5	(2,406.2)	2,675.3	(1,022.1)	(1,347.4)		(29.3)
Accrued interest payable	1,214.8	2,718.6	(2,731.9)	(2,426.7)	1,793.4		39.1
Accrued expenses and other liabilities	4,340.9	11,075.2	31,190.6	(1,933.8)	(27,091.6)		(590.1)

Net cash provided by/(used in) operating activities	4,571.0	14,487.5	40,255.9	(4,273.8)	(18,719.8)		(407.6)

Cash flows from investing activities:
Net change in term placements	—	(7,747.4)	4,182.2	2,426.7	511.3		11.1
Activity in available for sale securities:
Purchases	(300,993.8)	(382,916.3)	(265,970.2)	(150,601.2)	(85,373.2)		(1,859.6)
Proceeds from sales	243,462.6	341,254.1	209,229.1	119,381.7	79,647.0		1,734.9
Maturities, prepayments and calls	25,514.1	24,209.6	22,626.0	12,104.8	6,314.7		137.5
Activity in held to maturity securities:
Purchases	(23,281.5)	(56,274.0)	(78,592.0)	(83,642.3)	(11,888.8)		(259.0)
Maturities, prepayments and calls	10,213.3	52,896.0	79,721.9	83,571.1	10,792.0		235.1
Net change in repos and reverse repos	(722.7)	6,779.6	(24,550.0)	(3,072.5)	4,699.0		102.4
Proceeds from loans securitized	—	—	5,917.4	—	17,581.1		382.9
Increase in loans originated, net of principal collections	(20,897.3)	(47,512.5)	(67,765.8)	(21,073.8)	(51,358.1)		(1,118.7)
Additions to property and equipment	(1,682.6)	(2,533.5)	(2,143.9)	(1,085.8)	(1,152.1)		(25.1)
Proceeds from sale or disposal of property and equipment	101.0	16.2	24.9	(8.6)	6.5		0.1

Net cash used in investing activities	(68,286.9)	(71,828.2)	(117,320.4)	(41,999.9)	(30,220.6)		(658.4)

Cash flows from financing activities:
Net increase in deposits	59,957.0	47,221.9	80,302.0	28,187.0	30,595.9		666.4
Net increase/(decrease) in short-term borrowings	4,929.1	(20.7)	2,484.6	9,463.0	6,637.8		144.6
Proceeds from issuance of long-term debt	—	—	4,000.0	—	—		—
Repayments of long-term debt	(62.7)	(41.9)	(30.0)	(15.1)	(1,042.7)		(22.7)
Proceeds from issuance of equity shares and ADSs	7,890.6	86.7	203.6	72.7	493.7		10.7
Proceeds from applications received for shares pending allotment	—	146.5	125.5	—	64.9		1.4
Payment of dividends and dividend tax	(528.6)	(697.5)	(955.7)	(955.7)	(1,131.4)		(24.6)

Net cash provided by financing activities	72,185.4	46,695.0	86,130.0	36,751.9	35,618.2		775.8

Net change in cash	8,469.5	(10,645.7)	9,065.5	(9,521.8)	(13,322.2)		(290.2)
Cash and cash equivalents, beginning of year	26,121.1	34,590.6	23,944.9	23,944.9	33,010.4		719.0

Cash and cash equivalents, end of year	Rs.34,590.6	Rs.23,944.9	Rs.33,010.4	14,423.1	Rs.19,688.2	U.S.$	428.8

Supplementary cash flow information:
Interest paid	Rs.9,547.7	Rs.9,183.4	Rs.14,819.5	Rs.8,433.5	Rs.4,421.5	U.S.$	96.3
Income taxes paid	Rs.1,487.0	Rs.2,374.7	Rs.2,843.9	Rs.1,146.7	Rs.1,691.0	U.S.$	36.8
Supplementary information on non cash transactions:
Investments transferred from available for sale to held to maturity category	Rs.22,627.0	—	—	—	—		—
Investments transferred from held to maturity to available for sale category	—	Rs.450.0	Rs.4.9	—	Rs.37,005.6	U.S.$	806.0
Investments transferred from trading to available for sale category	—	Rs.1,162.3	—	—	—		—

See accompanying notes to financial statements

HDFC BANK LIMITED

STATEMENTS OF SHAREHOLDERS’ EQUITY

For each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended
September 30, 2003 and 2004

				Advances
				Received				Accumulated
			Additional	Pending			Deferred	Other	Total
	Number of	Equity Share	Paid in	Allotment	Retained	Statutory	Stock Based	Comprehensive	Shareholders’
	Equity Shares	Capital	Capital	of Shares	Earnings	Reserve	Compensation	Income (Loss)	Equity

	(In millions, except for numbers of equity shares)
Balance as of April 1, 2001	239,738,286	Rs.2,397.3	Rs.3,957.2	Rs.—	Rs.2,997.6	Rs.1,538.3	Rs.(63.7)	Rs.(66.9)	Rs.10,759.8
Shares issued upon exercise of options	1,875,900	18.8	68.3	—	—	—	—	—	87.1
Shares issued as ADSs upon IPO in the United States (See Note 21)	37,418,652	374.2	7,429.3	—	—	—	—	—	7,803.5
Transfer to statutory reserve	—	—	—	—	(742.6)	742.6	—	—	—
Dividends, including dividend tax	—	—	—	—	(528.6)	—	—	—	(528.6)
Stock options issued	—	—	224.3	—	—	—	(224.3)	—	—
Amortization of deferred stock based compensation	—	—	—	—	—	—	89.8	—	89.8

Sub total	279,032,838	2,790.3	11,679.1	—	1,726.4	2,280.9	(198.2)	(66.9)	18,211.6

Net income	—	—	—	—	2,958.4	—	—	—	2,958.4
Change in unrealized gain on available for sale securities, net	—	—	—	—		—	—	890.9	890.9

Comprehensive income	—	—	—	—	2,958.4	—	—	890.9	3,849.3

Balance as of March 31, 2002	279,032,838	2,790.3	11,679.1	—	4,684.8	2,280.9	(198.2)	824.0	22,060.9

Shares issued upon exercise of options	686,100	6.9	79.8	—	—	—	—	—	86.7
Dividends, including dividend tax	—	—	—	—	(697.5)	—	—	—	(697.5)
Advances received pending allotment of shares	—	—	—	146.5	—	—	—	—	146.5
Amortization of deferred stock based compensation	—	—	—	—	—	—	138.0	—	138.0
Transfer to statutory reserve	—	—	—	—	(969.0)	969.0	—	—	—

Sub total	279,718,938	2,797.2	11,758.9	146.5	3,018.3	3,249.9	(60.2)	824.0	21,734.6

Net income	—	—	—	—	3,513.8	—	—	—	3,513.8
Change in unrealized gain on available for sale securities, net	—	—	—	—	—	—	—	864.7	864.7

Comprehensive income	—	—	—	—	3,513.8	—	—	864.7	4,378.5

Balance as of March 31, 2003	279,718,938	2,797.2	11,758.9	146.5	6,532.1	3,249.9	(60.2)	1,688.7	26,113.1

Shares issued upon exercise of options	3,125,500	31.2	318.9	(146.5)	—	—	—	—	203.6
Stock options granted	—	—	449.5	—	—	—	(449.5)	—	—
Dividends, including dividend tax	—	—	—	—	(955.7)	—	—	—	(955.7)
Advances received pending allotment of shares	—	—	—	125.5	—	—	—	—	125.5
Amortization of deferred stock based compensation	—	—	—	—	—	—	135.1	—	135.1
Transfer to statutory reserve	—	—	—	—	(1,273.8)	1,273.8	—	—	—

Sub total	282,844,438	2,828.4	12,527.3	125.5	4,302.6	4,523.7	(374.6)	1,688.7	25,621.6

Net income	—	—	—	—	4,754.5	—	—	—	4,754.5
Unrealized gains/(losses) reclassified to earnings	—	—	—	—	—	—	—	(582.2)	(582.2)
Change in unrealized gain on available for sale securities, net	—	—	—	—	—	—	—	1,421.9	1,421.9

Comprehensive income	—	—	—	—	4,754.5	—	—	839.7	5,594.2

Balance as of March 31, 2004	282,844,438	Rs.2,828.4	Rs.12,527.3	Rs.125.5	Rs.9,057.1	Rs.4,523.7	Rs.(374.6)	Rs.2,528.4	Rs.31,215.8

HDFC BANK LIMITED

STATEMENTS OF SHAREHOLDERS’ EQUITY (Continued)

For each of the years ended March 31, 2002, 2003 and 2004 and each of the six month periods ended
September 30, 2003 and 2004

				Advances
				Received				Accumulated
			Additional	Pending			Deferred	Other	Total
	Number of	Equity Share	Paid in	Allotment	Retained	Statutory	Stock Based	Comprehensive	Shareholders’
	Equity Shares	Capital	Capital	of Shares	Earnings	Reserve	Compensation	Income (Loss)	Equity

	(In millions, except for numbers of equity shares)
Balance as of April 1, 2003	279,718,938	Rs. 2,797.2	Rs. 11,758.9	Rs. 146.5	Rs. 6,532.1	Rs. 3,249.9	Rs. (60.2)	Rs. 1,688.7	Rs. 26,113.1
Shares issued upon exercise of options	1,814,800	18.1	201.1	(146.5)	—	—	—	—	72.7
Dividends, including dividend tax	—	—	—	—	(955.7)	—	—	—	(955.7)
Amortization of deferred stock based compensation	—	—	—	—	—	—	31.5	—	31.5
Transfer to statutory reserve	—	—	—	—	(561.1)	561.1	—	—	—

Subtotal	281,533,738	2,815.3	11,960.0	—	5,015.3	3,811.0	(28.7)	1,688.7	25,261.6

Net income	—	—	—	—	2,366.7	—	—	—	2,366.7
Change in unrealized gain on available for sale securities, net	—	—	—	—	—	—	—	487.5	487.5

Comprehensive income	—	—	—	—	2,366.7	—	—	487.5	2,854.2

Balance as of September 30, 2003	281,533,738	Rs. 2,815.3	Rs. 11,960.0	—	Rs. 7,382.0	Rs. 3,811.0	Rs. (28.7)	Rs. 2,176.2	Rs. 28,115.8

Balance as of April 1, 2004	282,844,438	Rs. 2,828.4	Rs. 12,527.3	Rs. 125.5	Rs. 9,057.1	Rs. 4,523.7	Rs. (374.6)	Rs. 2,528.4	Rs. 31,215.8
Shares issued upon exercise of options	3,388,475	33.9	585.3	(125.5)	—	—	—	—	493.7
Dividends, including dividend tax	—	—	—	—	(1,131.3)	—	—	—	(1,131.3)
Advances received pending allotment of shares	—	—	—	64.9	—	—	—	—	64.9
Amortization of deferred stock based compensation	—	—	—	—	—	—	260.3	—	260.3
Transfer to statutory reserve	—	—	—	—	(730.7)	730.7	—	—	—

Subtotal	286,232,913	2,862.3	13,112.6	64.9	7,195.1	5,254.4	(114.3)	2,528.4	30,903.4

Net income	—	—	—	—	3,179.5	—	—	—	3,179.5
Unrealized gains (losses) on securities transferred from HTM to AFS	—	—	—	—	—	—	—	229.9	229.9
Unrealized gains (losses) reclassified to earnings	—	—	—	—	—	—	—	(332.0)	(332.0)
Change in unrealized gain (loss) on available for sale securities, net	—	—	—	—	—	—	—	(1,525.0)	(1,525.0)

Comprehensive income (loss)	—	—	—	—	3,179.5	—	—	(1,627.1)	1,552.4

Balance as of September 30, 2004	286,232,913	Rs. 2,862.3	Rs. 13,112.6	Rs. 64.9	Rs. 10,374.6	Rs. 5,254.4	Rs. (114.3)	Rs. 901.3	Rs. 32,455.8

Balance as of September 30, 2004		U.S.$ 62.3	U.S.$ 285.6	U.S.$ 1.4	U.S.$ 226.0	U.S.$ 114.5	U.S.$ (2.5)	U.S.$ 19.6	U.S.$ 706.9

See accompanying notes to financial statements

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS

1.	The Bank

      HDFC Bank Limited (the “Bank”) was incorporated in August 1994 with its registered office in Mumbai, India. The Bank is a banking company governed by India’s Banking Regulation Act, 1949. The Bank’s shares are listed on The Stock Exchange, Mumbai and The National Stock Exchange of India Limited and its ADSs are listed on the New York Stock Exchange.

      The Bank’s largest shareholder is the Housing Development Finance Corporation Limited (“HDFC Limited”), which controls 24.06% of the Bank’s equity. The balance of the Bank’s equity is held by the public and by foreign and Indian institutional investors.

      The Bank’s principal business activities are retail banking, wholesale banking and treasury operations. The Bank’s retail banking division provides a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance, investment advisory services and depositary services. Through its wholesale banking operations, the Bank provides loans, deposit products, documentary credits, guarantees, bullion trading and foreign exchange and derivative products. It also provides cash management services, clearing and settlement services for stock exchanges, tax and other collections for the government, custody services for mutual funds and correspondent banking services. The Bank’s treasury group manages its debt securities and money market operations and its foreign exchange and derivative products.

2.	Summary of Significant Accounting Policies

a. Basis of presentation and consolidation

      The Bank does not have any subsidiaries. Entities where the Bank controls between 20% to 50% of the voting stock of the investee company are considered affiliates and are accounted for using the equity method.

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). U.S. GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulation Act and related regulations issued by the Reserve Bank of India (the “RBI”) (collectively Indian GAAP), which form the basis of the statutory general purpose financial statements of the Bank in India. Principal differences insofar as they relate to the Bank include: determination of the allowance for credit losses; classification and valuation of investments; accounting for deferred income taxes, stock based compensation, retirement benefits, loan origination fees and affiliates; and the presentation and format of the financial statements and related notes.

      The Bank’s interim financial statements have been prepared on the same basis as full year financial statements except for income taxes, see note 2(m).

b. Use of Estimates

      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses for the years presented. Actual results could differ from these estimates. Material estimates included in these financial statements that are susceptible to change include the allowance for credit losses and the valuation of unlisted investments.

c. Cash and cash equivalents

      The Bank considers all highly liquid financial instruments, which are readily convertible into cash and have original maturities of three months or less on the date of purchase, to be cash equivalents. The carrying value of cash equivalents approximates fair value.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

d. Customer acquisition costs

      Customer acquisition costs principally consist of commissions paid to third party referral agents who obtain retail loans and such costs are deferred and amortized as a yield adjustment over the life of the loans. Advertising and marketing expenses incurred to solicit new business are expensed as incurred.

e. Investments in securities

      Investments consist of securities purchased as part of the Bank’s treasury operations, such as government securities and other debt and equity securities, investments purchased as part of the Bank’s wholesale banking operations, such as credit substitute securities issued by the Bank’s wholesale banking customers, which include commercial paper, short term debentures and preference shares and asset and mortgage backed securities.

      Credit substitute securities typically consists of commercial paper, short term debentures and preference shares issued by the same customers with whom the Bank has a lending relationship in its wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as for loans, and the Bank bears the same customer risk as it does for loans extended to those customers. Additionally the yield and maturity terms are generally directly negotiated by the Bank with the issuer. As the Bank’s exposures to such securities are similar to its exposures on its loan portfolio, additional disclosures have been provided on impairment status in Note 8 and on concentrations of credit risk in Note 12.

      All other securities including mortgage and asset backed securities are actively managed as a part of the Bank’s treasury operations. The issuers of such securities are either the government, public financial institutions or private issuers. These investments are typically purchased from the market, and debt securities are generally publicly rated.

      Securities that are held principally for resale in the near term are classified as held for trading (“HFT”), with changes in fair value recorded in earnings.

      Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity (“HTM”).

      Securities with fair values that are not classified as HTM or HFT are classified as available for sale (“AFS”). Unrealized gains and losses on such securities, net of applicable taxes, are reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

      The Bank generally reports its investments in debt and equity securities at fair value, except for debt securities classified as HTM securities, which are reported at amortized cost. Fair values are based on market quotations where a market quotation is available and otherwise based on present values at current interest rates for such investments.

      Where the management makes a determination that an HTM security’s credit rating has been irrevocably downgraded, and continued holding to maturity is likely to result in increased losses, it transfers the security to AFS or sells the security at the best available price. Transfers between categories are recorded at fair value on the date of the transfer.

f. Impairment of securities

      Declines in the fair values of held to maturity and available for sale securities below their cost that are other than temporary are reflected in earnings as realized losses, based on management’s best estimate of the value of the investment. The Bank identifies other than temporary declines based on an evaluation of all significant factors, including the length of time and extent to which fair value is less than cost and the financial condition and economic prospects of the issuer. The Bank does not recognize an impairment for debt securities

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

if the cause of the decline is related solely to interest rate increases and where the Bank has the ability and intent to hold the security until the fair value recovers.

      Estimates of any declines in the fair values of credit substitute securities that are other than temporary are measured on a case by case basis together with loans under the overall program to those customers and recognized as realized losses.

g. Loans

      The Bank grants retail and wholesale loans to customers.

     Retail

      The Bank offers loans at fixed interest rates for financing new and used automobiles and new scooters and motorcycles, which are secured by the vehicles. The Bank also provides secured financing for commercial vehicles and provides working capital, bank guarantees and trade advances to transportation operator customers.

      The Bank also offers unsecured personal loans at fixed rates and overdrafts secured by time deposits.

      The Bank offers loans secured by approved equity securities and mutual fund units and bonds issued by the RBI and limits the amount of exposure secured by particular securities. The Bank lends only against shares in book entry form to ensure perfected and first priority security interests. The minimum margin for lending against shares is currently 40%.

      The Bank offers loans to small businesses located near the Bank’s branches, including credit lines, term loans, discounting of credit card receivables, letters of credit, guarantees and other basic trade finance products and cash management services. The lending is typically secured with current assets as well as immovable property and fixed assets in some cases.

      The Bank also offers gold and silver VISA and Mastercard credit cards, which were introduced in December 2001. Credit card receivables are classified as retail loans.

     Wholesale

      Wholesale loans are made to customers as either short or medium term loans, cash credit facilities or bills discounting. Cash credit facilities are revolving credits provided to customers which are secured by working capital such as inventory or accounts receivable. Bills discounting consists of short term loans that are secured by bills of exchange that have been accepted by the Bank’s customers or drawn on another bank.

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for an allowance for credit losses.

      Interest is accrued on the unpaid principal balance and is included in interest income. Loans are placed on “non-accrual” status when interest or principal payments are past due for a specified period, at which time no further interest is accrued and overdue interest is written off against interest income. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. For the years ended March 31, 2002 and 2003, loans were place on “non-accrual” status when interest or principal payments were two quarters past due, and to the extent that interest was accrued on loans that were more than one quarter overdue but not yet considered for “non accrual” status, the Bank considered the collectibility as a part of the allowance for credit losses. Effective April 1, 2003, loans are placed on “non-accrual” status when interest or principal payments are one quarter overdue in line with evolving international practices.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

h. Allowance for credit losses

      The Bank provides an allowance for credit losses based on management’s best estimate of losses inherent in the loan portfolio. The allowance for credit losses consists of allowances for retail loans and wholesale loans.

Retail

      The Bank’s retail loan loss allowance consists of specific and unallocated allowances.

      For its retail loans, the Bank establishes a specific allowance equal to 50% of the outstanding amount when the loan is past due for more than 90 days. If the loan remains 120 days past due, the Bank increases the allowance to 100% of the outstanding amount. The Bank writes off outstanding credit card balances which are 150 days past due, and outstanding amounts for all other retail loans which are 180 days past due.

      The Bank also makes unallocated allowances for its retail loans by product type. The Bank’s retail loan portfolio comprises groups of large numbers of small value homogeneous loans. The Bank establishes an unallocated allowance for loans in each product group based on its estimate of the expected amount of losses inherent in such product. In making such estimates, among other factors considered, the Bank stratifies such loans based on the number of days past due and takes into account historical losses for such product. Where the loans are secured, the Bank’s loss estimates also take into account the estimated net realizable value of the collateral. The Bank does not identify individual retail loans for impairment disclosures if such loans are on accrual status.

      In the case of the Bank’s retail loans against securities (“LAS”), its procedures differ slightly because it holds readily realizable marketable securities as collateral. The Bank monitors margin positions of customers based on the market prices of the underlying collateral, and calls for additional margin as necessary to maintain an acceptable loan to value ratio. In the event the customer does not meet the margin call within the required time, the Bank liquidates the collateral and recognizes a loss equal to any shortfall between the proceeds realized and the carrying value of the loan. At each reporting date, the Bank stratifies the LAS portfolio based on loan to value ratios and establishes a specific allowance for the shortfall in collateral for all loans where the loan to value ratio exceeds 100% and it is probable that the borrower will not repay the full amount of the loan. The Bank also establishes an unallocated allowance for the LAS portfolio based on historical losses and a stratification analysis based on loan to value ratios that exceed approved levels, as well as other factors.

Wholesale

      The allowance for wholesale loans consists of specific and unallocated components. The allowance for such credit losses is evaluated on a regular basis by management and is based upon management’s view of the probability of recovery of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, factors affecting the industry which the loan exposure relates to and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans losses are charged against the allowance when management believes that the loan balance cannot be recovered. Subsequent recoveries, if any, are credited to the allowance.

      The Bank grades its wholesale loan accounts considering both qualitative and quantitative criteria. Wholesale loans are considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, the financial condition of the borrower, the value of collateral held, and the probability of collecting scheduled principal and interest payments when due.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The Bank establishes specific allowances for each impaired wholesale loan customer in the aggregate for all facilities, including term loans, cash credits, bills discounted and lease finance, based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent.

      Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

      With effect from April 1, 2003, in light of the significant growth in the size and diversity of its wholesale loan portfolio, the Bank also established an unallocated allowance for wholesale standard loans based on the overall portfolio quality, asset growth, economic conditions and other risk factors. The Bank estimated its wholesale unallocated allowance based on an internal credit slippage matrix, which measures the Bank’s historic losses for its standard loan portfolio.

i. Sales of Receivables

      The Bank sells finance receivables to special purpose entities (“SPEs”) in securitization transactions. Recourse is in the form of the Bank’s investment in subordinated securities issued by these SPEs and cash collateral. Securitized receivables are derecognized in the balance sheet when they are sold and consideration has been received by the Bank. Sales and transfers that do not meet the criteria for surrender of control are accounted for as secured borrowings.

      Gains or losses from the sale of receivables are recognized in the period the sale occurs based on the relative fair value of the portion sold and the portion allocated to retained interests, and are reported net of the estimated cost of servicing by the Bank.

      Fair values are determined based on the present value of expected future cash flows, using the best estimates of key assumptions such as prepayment rates and discount rates, commensurate with the risk involved.

      For further information, see note 11.

j. Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of fixed assets on a straight-line basis at the following rates:

Type of Asset	Rate of Depreciation

Buildings	1.63%
Leasehold improvements	Over the period of lease
ATMs	12.50%
Very small aperture terminals (“VSATs”)	10.00%
Office equipment	16.21%
Computer equipment	33.33%
Motor cars	25.00%
Software	25.00%

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

k. Impairment or disposal of tangible long lived assets

      Whenever events or circumstances indicate that the carrying amount of tangible long lived assets may not be recoverable, the Bank subjects such long lived assets to a test of recoverability based on the undiscounted cash flows from use or disposition of the asset. Such events or circumstances would include changes in the market, technology obsolescence, adverse changes in profitability or regulation. If the asset is impaired, the Bank recognizes an impairment loss estimated as the difference between carrying value and the net realizable value.

l. Foreclosed or repossessed assets

      Assets acquired through or in lieu of foreclosure or through repossession are generally held for sale and initially recorded at fair value on the date of foreclosure or repossession. On subsequent dates, such assets are periodically evaluated by management for changes in fair value, and are carried at the lower of the fair value on the date of foreclosure or repossession and the net realizable value on the balance sheet date. Net realizable value represents the anticipated sale price less the estimated costs of disposal. Revenues and expenses from the operation of such assets and changes in the fair value are included in earnings.

m. Income tax

      Income tax consists of the current tax provision and the net change in the deferred tax asset or liability in the year.

      Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and operating loss carry forwards. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income statement in the period of enactment of the change.

      The Bank estimates its income tax expense for interim periods based on its best estimate of the expected effective income tax rate for the full year.

n. Retirement benefits

Gratuity

      In accordance with Indian law, the Bank provides for gratuity, a defined benefit retirement plan, covering all eligible employees. The plan provides for lump sum payments to vested employees at retirement, death while in employment or on termination of employment in an amount equivalent to 15 days’ salary payable for each completed year of service. Vesting occurs upon completion of five years of service. The Bank makes annual contributions to a fund administered by trustees and managed by the Life Insurance Corporation of India (the “LIC”) in an amount determined by the LIC. The Bank accounts for the liability for future gratuity benefits using the projected unit cost method based on an annual actuarial valuation.

Superannuation

      Eligible employees of the Bank are entitled to receive retirement benefits under the Bank’s superannuation fund. The superannuation fund is a defined contribution plan under which the Bank annually contributes a sum equivalent to 13% of the employee’s eligible annual salary (15% for the Managing Director) to the LIC, which administers the fund. The Bank has no liability for future superannuation fund benefits other than its annual contribution, and recognizes such contributions as an expense in the year incurred.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

Provident fund

      In accordance with Indian law, all employees of the Bank are entitled to receive benefits under the provident fund, a defined contribution plan in which both the employee and the Bank contribute monthly at a determined rate (currently 12% of an employee’s salary). These contributions are made to a fund set up by the Bank and administered by a board of trustees, except that for certain lower paid employees the bank contributes 8.33% of the employee’s salary to the Pension Scheme administered by the Regional Provident Fund Commissioner. Employees are credited with interest, which is subject to a government specified minimum rate. The Bank has no liability for future provident fund benefits other than its annual contribution and the shortfall, if any, between the government specified rate and the yield on the fund’s assets, and recognizes such contributions as an expense in the year incurred.

o. Revenue recognition

      Interest income from loans and from investments in finance leases is recognized on an accrual basis when earned except in respect of loans or finance leases placed on non-accrual status, where it is recognized when received. The Bank generally does not charge up front loan origination fees. Nominal application fees are charged which offset the related costs incurred.

      Fees and commissions from guarantees issued are amortized over the contractual period of the commitment, provided the amounts are collectible.

      Dividends are recognized when declared.

      Realized gains and losses on sales of securities are recorded on the trade date and are determined using the weighted average cost method.

      Other fees and income are recognized when earned, which is when the service that results in the income has been provided.

      The Bank amortizes annual fees on credit cards over the contractual period of the fees.

p. Foreign currency transactions

      The Bank’s functional currency is the Indian rupee. Foreign currency transactions are recorded at the exchange rate prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are converted into Indian rupees using exchange rates prevailing on the balance sheet dates. Gains and losses arising on conversion of foreign currency denominated monetary assets and liabilities and on foreign currency transactions are included in the determination of net income.

q. Stock Based Compensation

      The Bank has elected to use the intrinsic value method to account for the compensation cost of stock options and awards granted to employees of the Bank. The Bank uses the fair value approach for any options that are granted to individuals who do not qualify as employees.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Had compensation cost for the Bank’s stock option plans been determined based on the fair value approach, the Bank’s net income and earnings per share would have been as per the pro forma amounts indicated below:

		Years Ended March 31,			Six Months Ended September 30,

		2002	2003	2004	2003	2004	2004

		(In millions, except per share amounts)
Net Income:	As reported	Rs.2,958.4	Rs.3,513.8	Rs.4,754.5	Rs.2,366.7	Rs.3,179.5	U.S.$	69.3
Add: Stock-based employee compensation expense included in net income	As reported	89.8	138.0	135.1	31.5	262.0		5.7
Less: Stock based compensation expense determined under fair value based method:	Pro forma	(393.6)	(329.4)	(293.3)	(146.7)	(604.7)		(13.2)

Net Income:	Pro forma	Rs.2,654.6	Rs.3,322.4	Rs.4,596.3	Rs.2,251.5	Rs.2,836.8	U.S.$	61.8

Basic earnings per share	As reported	Rs.11.10	Rs.12.57	Rs.16.87	Rs.8.41	Rs.11.16	U.S.$	0.24
	Pro forma	9.96	11.88	16.31	8.01	9.98		0.22
Diluted earnings per share	As reported	Rs.11.04	Rs.12.51	Rs.16.70	Rs.8.36	Rs.11.11	U.S.$	0.24
	Pro forma	9.90	11.82	16.14	7.96	9.93		0.22
Basic earnings per ADS	As reported	Rs.33.30	Rs.37.71	Rs.50.61	Rs.25.23	Rs.33.48	U.S.$	0.72
	Pro forma	29.88	35.64	48.93	24.03	29.94		0.66
Diluted earnings per ADS	As reported	Rs.33.12	Rs.37.53	Rs.50.10	Rs.25.08	Rs.33.33	U.S.$	0.72
	Pro forma	29.70	35.46	48.42	23.88	29.80		0.65

      The fair value of options used to compute pro forma net income and basic earnings per equity share have been estimated on the dates of each grant using the Black-Scholes option pricing model for fiscal year 2002 and a binomial option pricing model for fiscal 2004 and thereafter with the following assumptions:

				Six Months
	Years Ended March 31,			Ended
				September 30,
	2002	2003	2004	2004

Dividend yield	1%	—	0.9%	—
Expected volatility	30.2%	—	45.0%	—
Risk — free interest rate
ESOS	7.1%	—	4.4%-4.5%	—
EWT	6.2%	—	4.5%	—
Expected lives:
ESOS	7.1 years	—	7.1 years	—
EWT	1-2.1 years	—	1.2-2.2 years	—

r. Debt issuance costs

      Issuance costs of long-term debt are amortized over the tenure of the debt.

s. Dividends

      Any dividends declared by the Bank are based on the profit available for distribution as reported in the statutory financial statements of the Bank prepared in accordance with Indian GAAP. Additionally, the Banking Regulation Act and related regulations require the Bank to transfer 25% of its Indian GAAP profit after tax to a non-distributable statutory reserve and to meet certain other conditions in order to pay dividends without prior RBI approval. Accordingly, the net income reported in these financial statements may not be

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

fully distributable in that year. As of March 31, 2004, the amount available for distribution is Rs. 4,053.2 million. Dividends for the years ended March 31, 2002, 2003 and 2004 were Rs. 2.50, Rs. 3.00 and Rs. 3.50 per equity share, respectively.

t. Earnings Per Share

      Basic earnings per equity share has been computed by dividing net income by the weighted average number of equity shares outstanding for the period. For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats advances received from optionees who exercise their options as issued shares even if the administrative formalities of allocating equity shares have not been completed. Diluted earnings per equity share has been computed using the weighted average number of equity shares and dilutive potential equity shares outstanding during the period, using the treasury stock method for options, except where the result would be anti-dilutive. The Bank also reports basic and diluted earnings per ADS, where each ADS represents three equity shares. Earnings per ADS has been computed as earnings per equity share multiplied by the number of equity shares per ADS. A reconciliation of the number of shares used in computing earnings per share has been provided in Note 29.

u. Comprehensive Income

      Unrealized gains and losses on available for sale securities along with net income are components of comprehensive income.

v. Segment Information

      The Bank operates in three segments, namely retail banking, wholesale banking and treasury services. Segment-wise information has been provided in Note 25.

w. Derivative Financial Instruments

      The Bank recognizes all derivative instruments, including certain derivative instruments embedded in other contracts, as assets or liabilities in the balance sheet and measures them at fair value, unless those instruments qualify to be accounted for as hedge contracts. For a derivative not designated as a hedging instrument, changes in fair value are recognized in net income in the period of change.

      Certain forward exchange contracts and currency swaps qualify as hedges of the foreign currency exposure of a foreign currency denominated transaction. The timing of the recognition of the gain or loss on such hedge contracts matches the recognition of the changes in the fair value of the item being hedged in net income.

      The Bank enters into forward exchange contracts, currency swaps and currency options with its customers and typically lays off such customer exposures in the inter-bank foreign exchange markets. The Bank also enters into such instruments to cover its own foreign exchange exposures. All such instruments are carried at fair value, determined based on market quotations.

      The Bank enters into rupee interest rate swaps for its own account. The Bank also enters into interest rate currency swaps and cross currency interest rate swaps with its customers and typically lays these off in the inter-bank market. Such contracts are carried on the balance sheet at fair value, based on market quotations where available or priced using market determined yield curves.

x. New Accounting Pronouncements

      In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”. SOP 03-3

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in a loan or debt security acquired in a transfer, if those differences are attributable, at least in part, to credit quality. It limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected cash flows over the initial investment in the loan or debt security. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with earlier adoption encouraged.

      The Bank is evaluating the above standard to determine whether it will have a material effect on the Bank’s financial position or results of operations.

      In November 2003, the Financial Accounting Standards Board (“FASB”) ratified a consensus on the disclosure provisions of Emerging Issues Task Force (“EITF”) Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” In March 2004, the FASB reached a consensus regarding the application of a three-step impairment model to determine whether investments accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other cost method investments are other-than-temporarily impaired. However, with the issuance of FASB Staff Position EITF 03-1-1, the provisions of the consensus relating to the measurement and recognition of other-than-temporary impairments will be deferred pending reassessment by the FASB. The remaining provisions of this rule, which primarily relate to disclosure requirements, are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115 and other cost method investments. The Bank has complied with the disclosure provisions of this rule. The Bank will evaluate the potential measurement impact of EITF 03-1 after the FASB completes its reassessment.

y. Convenience Translation

      The accompanying financial statements have been expressed in Indian rupees (“Rs.”), the Bank’s functional currency. For the convenience of the reader, the financial statements as of and for the six months ended September 30, 2004 have been translated into U.S. dollars at U.S.$1.00 = Rs. 45.91 based on the noon buying rate for cable transfers on September 30, 2004 as certified for customs purposes by the Federal Reserve Bank of New York. Such translation should not be construed as a representation that the rupee amounts have been or could be converted into United States dollars at that or any other rate, or at all.

3.	Cash and cash equivalents

      Cash and cash equivalents as of March 31, 2003 and 2004 and September 30, 2004 include balances of Rs. 19,152.8 million, Rs. 22,877.9 million and Rs. 13,735.3 million respectively, maintained with the RBI to meet the Bank’s cash reserve ratio requirement. This balance is subject to withdrawal and usage restrictions.

4.	Term placements

      Term placements consist of placements with banks and financial institutions in the ordinary course of business. These placements have original maturities for periods between 3 months and 6 years.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

5.	Investments, held for trading

      The portfolio of trading securities as of March 31, 2003, March 31, 2004 and September 30, 2004 is as follows:

As of March 31, 2003

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

(In millions)
Government of India securities	Rs.3,783.4	—	Rs.36.6	Rs.3,746.8
Securities issued by Government of India sponsored institutions	37.0	—	5.4	31.6
Corporate debentures	207.4	—	9.7	197.7

Total	Rs.4,027.8	—	Rs.51.7	Rs.3,976.1

As of March 31, 2004

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

(In millions)
Government of India securities	Rs.4,244.2	Rs.25.0	Rs.—	Rs.4,269.2
Securities issued by Government of India sponsored institutions	1,483.6	—	13.7	1,469.9
Corporate bonds and debentures	503.0	1.1	9.4	494.7

Total	Rs.6,230.8	Rs.26.1	Rs.23.1	Rs.6,233.8

As of September 30, 2004

			Gross		Gross
			Unrealized		Unrealized
	Amortized Cost		Gains		Losses		Fair Value

(In millions)
Government of India securities		Rs.3,068.4		Rs.—		Rs.15.4		Rs.3,053.0

Total	U.S.$	66.8	U.S.$	—	U.S.$	0.3	U.S.$	66.5

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

6.     Investments, available for sale

      The portfolio of available for sale securities as of March 31, 2003 and 2004 and September 30, 2004 is as follows:

	As of March 31, 2003

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

	(In millions)
Government of India securities	Rs.45,128.6	Rs.782.3	Rs.19.1	Rs.45,891.8
Securities issued by Government of India sponsored institutions	17,545.8	1,581.9	125.8	19,001.9
State government securities	21.0	2.5	—	23.5
Securities issued by state government sponsored institutions	514.2	38.2	6.5	545.9
Credit substitutes (See Note 8)	10,973.6	178.4	49.6	11,102.4
Corporate bonds	324.2	3.8	4.8	323.2

Fixed maturity investments	74,507.4	2,587.1	205.8	76,888.7
Mortgage backed securities	4,650.6	86.2	—	4,736.8
Asset backed securities	14,538.6	375.8	62.6	14,851.8
Equity securities	148.8	23.5	3.1	169.2
Mutual fund units	2,311.8	7.5	36.6	2,282.7

Total	Rs.96,157.2	Rs.3,080.1	Rs.308.1	Rs.98,929.2

Securities with unrealized losses				Rs.5,641.1
Securities with unrealized gains				93,288.1

				Rs.98,929.2

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

	As of March 31, 2004

		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value

	(In millions)
Government of India securities	Rs.63,252.8	Rs.1,407.9	Rs.37.3	Rs.64,623.4
Securities issued by Government of India sponsored institutions	22,495.8	1,970.1	97.9	24,368.0
State government securities	282.2	19.0	0.1	301.1
Securities issued by state government sponsored institutions	47.7	0.5	—	48.2
Credit substitutes (See Note 8)	7,812.3	136.0	2.3	7,946.0
Corporate bonds	198.9	0.1	0.9	198.1

Fixed maturity investments	94,089.7	3,533.6	138.5	97,484.8
Mortgage backed securities	8,878.7	275.3	—	9,154.0
Asset backed securities	19,978.4	593.2	13.1	20,558.5
Equity securities	180.9	26.5	2.0	205.4
Mutual fund units	6,045.4	12.4	185.9	5,871.9

Total	Rs.129,173.1	Rs.4,441.0	Rs.339.5	Rs.133,274.6

Securities with unrealized losses				13,788.3
Securities with unrealized gains				119,486.3

				133,274.6

	As of September 30, 2004

			Gross		Gross
			Unrealized		Unrealized
	Amortized Cost		Gains		Losses		Fair Value

	(In millions)
Government of India securities		Rs.91,907.0		Rs.1,108.6		Rs.777.8		Rs.92,237.8
Securities issued by Government of India sponsored institutions		19,649.5		741.9		127.2		20,264.2
State government securities		511.9		1.9		12.6		501.2
Securities issued by state government sponsored institutions		359.7		26.6		0.0		386.3
Credit substitutes (See Note 8)		14,570.3		416.3		153.3		14,833.3
Corporate bonds		10.7		0.0		0.0		10.7

Fixed maturity investments		127,009.1		2,295.3		1,070.9		128,233.5
Mortgage backed securities		12,189.8		64.1		163.2		12,090.7
Asset backed securities		16,471.0		165.0		16.3		16,619.7
Equity securities		312.4		63.5		4.5		371.4
Mutual fund units		10,359.6		20.4		2.6		10,377.4

Total		Rs.166,341.9		Rs.2,608.3		Rs.1,257.5		Rs.167,692.7

Total	U.S.$	3,623.2	U.S.$	56.8	U.S.$	27.4	U.S.$	3,652.6

Securities with unrealized losses								Rs.66,920.4
Securities with unrealized gains								100,772.3

								Rs.167,692.7

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The Bank believes that the unrealized losses on its investments in equity and debt securities as of September 30, 2004 are temporary in nature. The Bank conducts a review each year to identify and evaluate investments that have indications of possible impairment. An investment in an equity or debt security is impaired if its fair value falls below its cost and the decline is considered other than temporary. Factors considered in determining whether a loss is temporary include length of time and extent to which fair value has been below cost, the financial condition and near term prospects of the issuer, and the Bank’s ability and intent to hold the investment for a period sufficient to allow for any anticipated recovery. The Bank’s review of impairment generally entails:

•	identification and evaluation of investments that have indications of possible impairment;

•	analysis of individual investments that have fair values of less than 75% of amortized cost, including consideration of the length of time the investment has been in an unrealized loss position;

•	analysis of evidential matter, including an evaluation of factors or triggers that would or could cause individual investments to have other-than temporary impairment; and

•	documentation of the results of these analyses, as required under business policies.

      The contractual residual maturity of fixed maturity available for sale securities as of September 30, 2004 is set out below:

	As of September 30, 2004

	Amortized Cost	Fair Value	Fair Value

	(In millions)
Within one year	Rs.19,548.3	Rs.19,700.4	U.S.$	429.1
Over one year through five years	55,465.5	55,733.3		1,214.0
After five years through ten years	34,662.1	34,856.0		759.2
Over ten years	17,333.2	17,943.8		390.8

Total	Rs.127,009.1	Rs.128,233.5	U.S.$	2,793.1

      Available for sale investments of Rs. 45,915.3 million, Rs. 64,924.5 million and Rs. 92,739.0 million as of March 31, 2003, March 31, 2004 and September 30, 2004, respectively, are held to meet the Bank’s statutory liquidity ratio requirements. These balances are subject to withdrawal and usage restrictions, but such securities may be freely traded by the Bank within those restrictions.

      Interest and dividends on available for sale securities and gross realized gains and gross realized losses from sales of such securities are set out below:

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Gross realized gains	Rs.484.9	Rs.991.4	Rs.710.3	Rs.569.2	Rs.976.6	U.S.$	21.3
Gross realized losses	(140.5)	(269.7)	(758.6)	(196.4)	(1,065.7)		(23.2)

Realized gains/(losses), net	344.4	721.7	(48.3)	372.8	(89.1)		(1.9)
Dividends and interest	5,667.4	6,144.0	8,604.8	4,339.2	4,904.2		106.8

Total	Rs.6,011.8	Rs.6,865.7	Rs.8,556.5	Rs.4,712.0	Rs.4,815.1	U.S.$	104.9

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

7.	Investments, held to maturity

      There were no securities held to maturity as of September 30, 2004. The portfolio of held to maturity securities as of March 31, 2003 and 2004 is as follows:

As of March 31, 2003

		Gross	Gross
		Unrecognized	Unrecognized	Amortized
	Fair Value	Holding Gains	Holding Losses	Cost

(In millions)
Government of India securities	Rs.20,392.6	Rs.1,145.5	Rs.7.3	Rs.19,254.4
Securities issued by Government of India sponsored institutions	562.6	40.7	—	521.9
Credit substitutes (See Note 8)	19,153.1	540.2	37.5	18,650.4

Total	Rs.40,108.3	Rs.1,726.4	Rs.44.8	Rs.38,426.7

As of March 31, 2004

		Gross	Gross
		Unrecognized	Unrecognized	Amortized
	Fair Value	Holding Gains	Holding Losses	Cost

(In millions)
Government of India securities	Rs.28,424.2	Rs.1,180.1	Rs.1.1	Rs.27,245.2
Securities issued by Government of India sponsored institutions	537.9	26.6	—	511.3
Credit substitutes (See Note 8)	9,095.5	484.5	0.9	8,611.9

Total	Rs.38,057.6	Rs.1,691.2	Rs.2.0	Rs.36,368.4

      Held to maturity investments of Rs. 19,254.4 million and Rs. 27,245.2 million as of March 31, 2003 and 2004, respectively, were held to meet the Bank’s statutory liquidity ratio requirements.

      Interest on held to maturity securities is set out below:

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Interest	Rs.2,280.3	Rs.3,763.2	Rs.2,882.5	Rs.1,764.4	Rs.793.4	U.S.$	17.3

Total	Rs.2,280.3	Rs.3,763.2	Rs.2,882.5	Rs.1,764.4	Rs.793.4	U.S.$	17.3

      In April 2002, the Bank transferred securities with an amortized cost of Rs. 450.0 million from the held to maturity category to the available for sale due to downgrades in credit ratings. The unrealized holding loss of Rs. 40.1 million on the date of the transfer was recorded in other comprehensive income.

      In April, 2003, the Bank transferred securities with zero carrying value from the held to maturity category to the available for sale category due to downgrades in credit ratings.

      In the six months ended September 30, 2004, because interest rates were rising in the Indian market, the Bank elected to transfer investments with a fair value of Rs. 11.2 billion from its HTM portfolio to its AFS portfolio because these investments were yielding higher than prevailing market yields. The transfer thus provided some relief in the Bank’s Indian GAAP accounts from the effects of losses in the AFS portfolio as a result of further increases in interest rates. This transfer was permitted by RBI regulations. However, because this transfer was not considered acceptable under U.S. GAAP, the Bank’s HTM portfolio was deemed “tainted” and the Bank was required to re-classify the remaining HTM portfolio as AFS. The Bank is not

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

permitted to establish a new HTM portfolio under U.S. GAAP until after March 31, 2007 and, accordingly, the Bank’s investment classification under U.S. GAAP and Indian GAAP could vary materially in the future. This reclassification resulted in an increase to shareholders’ equity of Rs. 507.5 million and had no effect on net income.

8.	Credit Substitutes

      Credit substitutes consist of securities that the Bank invests in as part of an overall extension of credit to certain customers. Such securities share many of the risk and reward characteristics of loans and are managed by the Bank together with other facilities extended to the same customers. The fair values of credit substitutes by type of instrument as of March 31, 2003, March 31, 2004 and September 30, 2004 are as follows:

	As of March 31,				As of September 30,

	2003		2004		2004

	Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost		Fair Value

	(In millions)
Available for sale credit substitute securities:
Debentures	Rs.4,963.9	Rs.5,092.7	Rs.6,905.6	Rs.7,039.3		Rs.13,622.0		Rs.13,859.5
Preferred shares	—	—	—	—		404.9		430.4
Commercial paper	6,009.7	6,009.7	906.7	906.7		543.4		543.4

Subtotal	Rs.10,973.6	Rs.11,102.4	Rs.7,812.3	Rs.7,946.0		Rs.14,570.3		Rs.14,833.3

Held to maturity credit substitute securities:
Debentures	Rs.17,806.0	Rs.18,268.4	Rs.7,812.7	Rs.8,247.1		—		—
Preferred shares	844.4	884.7	799.2	848.4		—		—

Subtotal	Rs.18,650.4	Rs.19,153.1	Rs.8,611.9	Rs.9,095.5		Rs.0.0		Rs.0.0

Total credit substitutes, net	Rs.29,624.0	Rs.30,255.5	Rs.16,424.2	Rs.17,041.5		Rs.14,570.3		Rs.14,833.3

Total credit substitutes, net					U.S.$	317.4	U.S.$	323.1

      The fair values of credit substitutes have been analyzed as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Performing	Rs.30,205.5	Rs.16,946.9	Rs.14,738.6	U.S.$	321.0

Impaired — gross balance	104.8	189.3	189.3		4.1
Less amounts written off for other than temporary impairments	(54.8)	(94.6)	(94.6)		(2.0)

Impaired credit substitutes, net	50.0	94.7	94.7		2.1

Total credit substitutes, net	Rs.30,255.5	Rs.17,041.6	Rs.14,833.3	U.S.$	323.1

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Impaired credit substitutes as of March 31, 2003, March 31, 2004 and September 30, 2004 have been analyzed as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Gross impaired credit substitutes:
— on accrual status	Rs.100.0	Rs.100.0	Rs.100.0	U.S.$	2.2
— on non-accrual status	4.8	89.3	89.3		1.9

Total	Rs.104.8	Rs.189.3	Rs.189.3	U.S.$	4.1

Gross impaired credit substitutes by industry:
— Textiles	Rs.100.0	Rs.100.0	Rs.100.0	U.S.$	2.2
— Oil and gas	4.8	—	—
— Financial institution	—	89.3	89.3		1.9

Total	Rs.104.8	Rs.189.3	Rs.189.3	U.S.$	4.1

Average impaired credit substitutes	Rs.104.8	Rs.147.1	Rs.189.3	U.S.$	4.1
Interest foregone on impaired credit substitutes	Rs.3.2	Rs.10.3	Rs.5.1	U.S.$	0.1
Interest income recognized on impaired credit substitutes	—	Rs.12.0	—		—
Interest income recognized on impaired credit substitutes on a cash basis	—	Rs.12.0	—		—

      As of September 30, 2004, the Bank has no additional funds committed to borrowers whose credit substitutes were impaired.

9.	Securities sold under repurchase agreements and securities purchased under resell agreements

      Securities sold under agreements to repurchase are classified as secured borrowings and generally mature within 14 days of the transaction date. Such repurchase transactions are recorded at the amount of cash received on the transaction. Repurchase transactions outstanding as of March 31, 2003 were Rs. 4,600.0 million. The Bank had no securities sold under agreements to repurchase as of March 31, 2004 and September 30, 2004. As of September 30, 2004, investments available for sale with a fair value of Rs. 0.0 were pledged as collateral.

      Securities purchased under agreements to resell are classified separately from investments and generally mature within 14 days of the transaction date. Such resell transactions are recorded at the amount of cash advanced on the transaction. Resell transactions outstanding as of March 31, 2003, March 31, 2004 and September 30, 2004 are Rs. 0.0 million, Rs. 19,950.0 million, and Rs. 15,251.0 million, respectively.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

10.	Loans

      Loans analyzed by facility as of March 31, 2003, March 31, 2004 and September 30, 2004 are as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Retail loans:
Auto Loans	Rs.16,361.8	Rs.28,362.6	Rs.32,371.1	U.S.$	705.3
Commercial vehicles and construction equipment finance	2,778.8	12,152.7	14,885.4		324.2
Personal loans	5,352.7	10,526.1	15,030.8		327.4
Loans against securities	5,583.4	9,379.8	8,700.2		189.5
Two wheeler loans	1,142.7	4,345.0	7,516.8		163.7
Retail business banking	—	2,659.3	5,708.6		124.3
Credit cards	811.7	2,489.9	4,317.4		94.0
Other retail loans	2,383.1	3,336.2	3,429.2		74.7

Subtotal	34,414.2	73,251.6	91,959.5		2,003.1
Wholesale loans:
Working capital finance	42,739.1	54,104.5	58,604.7		1,276.5
Term loans	43,013.3	53,819.3	64,329.2		1,401.2

Subtotal	85,752.4	107,923.8	122,933.9		2,677.7

Gross loans	120,166.6	181,175.4	214,893.4		4,680.8
Less: Allowance for credit losses	1,866.7	3,494.3	4,227.4		92.1

Total	Rs.118,299.9	Rs.177,681.1	Rs.210,666.0	U.S.$	4,588.7

      The contractual residual maturity of gross loans as of September 30, 2004 is set out below:

	As of September 30, 2004

	Working Capital
	Finance		Term Loans		Retail Loans		Total

	(In millions)
Maturity profile of loans:
Within one year		Rs.53,033.4		Rs.41,979.3		Rs.30,256.0		Rs.125,268.7
Over one year through
five years		5,571.3		17,421.4		60,992.2		83,984.9
After five years through t		en years		— 4,9		28.5 711		.3 5,639.8

Total gross loans		Rs.58,604.7		Rs.64,329.2		Rs.91,959.5		Rs.214,893.4

	U.S.$	1,276.5	U.S.$	1,401.2	U.S.$	2,003.1	U.S.$	4,680.8

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Gross loans analyzed by performance are as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Performing	Rs.117,799.0	Rs.178,182.8	Rs.211,404.2	U.S.$	4,604.8
Impaired	2,367.6	2,992.6	3,489.2		76.0

Total gross loans	Rs.120,166.6	Rs.181,175.4	Rs.214,893.4	U.S.$	4,680.8

      Impaired loans as of March 31, 2003, March 31, 2004 and September 30, 2004 have been analyzed by facility as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Retail loans	Rs.74.9	Rs.403.5	Rs.1,082.4	U.S.$	23.6
Wholesale	2,292.7	2,589.1	2,406.8		52.4

Gross impaired loans	2,367.6	2,992.6	3,489.2		76.0
Less: Specific allowance for credit losses	1,684.3	2,722.7	3,055.6		66.6

Impaired loans, net of specific allowance	Rs.683.3	Rs.269.9	Rs.433.6	U.S.$	9.4

Gross impaired loans:
— without valuation allowance	Rs.683.3	Rs.269.9	433.6		9.4
— with valuation allowance	1,684.3	2,722.7	3,055.6		66.6

Total	Rs.2,367.6	Rs.2,992.6	Rs.3,489.2	U.S.$	76.0

Gross impaired loans:
— on accrual status	Rs.51.9	—	—		—
— on non-accrual status	2,315.7	2,992.6	3,489.2		76.0

Total	Rs.2,367.6	Rs.2,992.6	Rs.3,489.2	U.S.$	76.0

Gross impaired loans by industry:
— Electronic machinery	Rs.207.8	Rs.639.1	Rs.688.3		15.0
— Automotive	642.9	653.7	654.0		14.2
— Textiles	372.0	356.2	290.7		6.3
— Iron and steel	437.3	440.4	213.0		4.6
— Others (none> than 5% of impaired loans)	707.6	903.2	1,643.2		35.9

Total	Rs.2,367.6	Rs.2,992.6	Rs.3,489.2	U.S.$	76.0

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Summary information relating to impaired loans is as follows:

				For The Six Months Ended
	For the Years Ended March 31,			September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Average impaired loans, net of allowance	Rs.511.0	Rs.609.9	Rs.476.6	Rs.720.1	Rs.351.8	U.S.$	7.7
Interest foregone on impaired loans	Rs.325.5	Rs.334.0	Rs.274.2	Rs.354.4	Rs.202.3	U.S.$	4.4
Interest income recognized on impaired loans	Rs.27.2	Rs.7.7	Rs.31.6	Rs.1.4	—		—
Interest income recognized on impaired loans on a cash basis	Rs.15.2	Rs.1.1	Rs.31.6	Rs.1.4	—		—

      As of September 30, 2004, the Bank has no additional funds committed to borrowers whose loans were impaired.

      Changes in the allowance for credit losses are as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Specific allowance for credit losses, beginning of period	Rs.1,423.5	Rs.1,684.3	Rs.2,722.7	U.S.$	59.3
Gross allowance for credit losses	943.1	2,054.5	978.2		21.3
Allowance no longer required due to:
Cash recoveries	(201.6)	(300.3)	(280.1)		(6.1)
Write-offs	(480.7)	(715.8)	(365.2)		(7.9)

Specific allowance for credit losses, end of period	Rs.1,684.3	Rs.2,722.7	Rs.3,055.6	U.S.$	66.6

Unallocated allowance for credit losses, beginning of period	Rs.182.4	Rs.182.4	771.6		16.8
Additions during the period	—	589.2	400.2		8.7

Unallocated allowance for credit losses, end of period	Rs.182.4	Rs.771.6	Rs.1,171.8	U.S.$	25.5

Total allowance for credit losses, end of period	Rs.1,866.7	Rs.3,494.3	Rs.4,227.4	U.S.$	92.1

      Interest and fees on loans analyzed by facility are as follows:

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Wholesale	Rs.5,343.3	Rs.5,789.1	Rs.6,875.1	Rs.3,070.7	Rs.4,094.3	U.S.$	89.2
Retail loans	787.4	2,016.2	4,829.9	2,111.6	3,054.4		66.5

Total	Rs.6,130.7	Rs.7,805.3	Rs.11,705.0	Rs.5,182.3	Rs.7,148.7	U.S.$	155.7

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

11.	Securitizations

      The Bank entered into securitization transactions for the first time in fiscal 2004. The following table summarizes pre-tax gains on securitizations and certain cash flows received from customers and paid to SPEs for sales that were completed during the year ended March 31, 2004 and the six months ended September 30, 2004:

	Year Ended	Six Months Ended
	March 31,	September 30,

	2004	2004	2004

	(In millions)
Gross proceeds from new securitizations	Rs.5,917.4	Rs.17,581.1	U.S.$	383.0
Less: Fair value of finance receivables derecognized	5,772.0	17,250.8		375.8
Less: Estimated costs of servicing	21.6	24.1		0.5

Pre-tax gains on securitizations	Rs.123.8	Rs.306.2	U.S.$	6.7

Cash flow information:
Collections against securitized receivables	Rs.682.1	Rs.4,684.0	U.S.$	102.0
Payments made to SPEs	264.4	3,923.2		85.5
Cash flows on retained interests	21.1	194.2		4.2

      Since the Bank has only recently entered into such transactions, it has relied upon market information for the purpose of determining the assumptions below. Key assumptions used in measuring the retained interests in finance receivables of sales completed during the year ended March 31, 2004 and the six months ended September 30, 2004 as of the dates of such sales were as follows:

	For the	For the Six
	Year Ended	Months Ended
	March 31,	September 30,
	2004	2004

Key assumptions: (rates per annum)
Annual prepayment rate	6.0%	6.0%
Expected credit losses	0.7%	0.5%

      Credit losses and prepayment losses as a percentage of the gross loans disbursed are estimated on the basis of historical losses on a similar portfolio.

      Other key disclosures are as follows:

	As of
	March 31,	As of September 30,

	2004	2004	2004

	(In millions)
Finance receivables held by SPEs	Rs. 6,058.9	Rs. 21,781.6	U.S.$	474.4
Delinquencies	2.3	152.9		3.3
Credit loss	—	7.6		0.2
Retained interests in sold receivables, consisting of subordinated securities	259.8	635.2		13.8

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The table below outlines the economic assumptions and the sensitivity of the estimated fair value of retained interests in finance receivables as of September 30, 2004, to immediate 10% and 20% changes in those assumptions:

	As of March 31,
	2004	As of September 30, 2004

	(In millions)
Carrying value/fair value of retained interests
Annual prepayment rate:
Impact of 10% adverse change	Rs.1.2	Rs.3.8	U.S.$	0.1
Impact of 20% adverse change	2.5	7.7		0.2
Expected credit losses:
Impact of 10% adverse change	2.4	10.2		0.2
Impact of 20% adverse change	4.9	20.5		0.4

      The discount rate used for the valuation of retained interests is the rate of return to the transferees of the various pools of securitized receivables and, therefore, is not subject to change. Weighted average life in years of the securitized receivables is also not subject to change except in case of a change in the prepayment rate assumption. Consequently, the above sensitivity analysis does not include the impact on the estimated fair values of the retained interests due to adverse change in the weighted average life in years and the discount rate.

      These sensitivities are hypothetical and should be used with appropriate caution. A 10% change in the assumptions may not result in lineally proportionate changes in the fair values of retained interests. Adverse changes assumed in the above analysis and the resultant changes in the fair values of retained interests are calculated independent of each other. In reality, any change in one factor may cause changes in the other factors.

12.	Concentrations of credit risk

      Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to the Bank’s total credit exposure. The Bank manages its credit risk collectively for its loan portfolio and credit substitute securities as these instruments are invested in as part of an overall lending program for corporate customers; accordingly, information on concentrations of credit risk has been provided for these exposures together.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The Bank’s portfolio of loans and credit substitute securities is broadly diversified along industry and product lines, and as of March 31, 2003 and 2004 and September 30, 2003 and 2004 the exposures are as set forth below. The Bank does not consider retail loans a specific industry for this purpose. However, retail business banking loans are classified in the appropriate categories below and loans to commercial vehicle operators are included in land transport below.

	As of March 31, 2003

		Fair Values of
Category	Gross Loans	Credit Substitutes	Total	%

	(In millions, except percentages)
Automotive manufacturers	Rs.12,096.3	Rs.1,296.9	Rs.13,393.2	8.9
Heavy industrial organic chemicals	5,993.2	2,304.9	8,298.1	5.5
Hire purchase	2,307.4	3,569.7	5,877.1	3.9
Land transport	5,202.9	—	5,202.9	3.5
Fertilizers	3,760.4	1,405.5	5,165.9	3.4
Consumer goods	4,367.4	—	4,367.4	2.9
Petrochemicals, fuel oils, lubricants	3,584.5	663.8	4,248.3	2.8
Cement manufacturers	1,464.6	2,707.3	4,171.9	2.8
Leasing companies	29.7	4,136.4	4,166.1	2.8
Heavy engineering	2,581.3	1,248.8	3,830.1	2.5
Electrical machinery	1,430.8	1,999.6	3,430.4	2.3
Manufacturing of dairy products	3,091.0	—	3,091.0	2.1
Others (none> than 2%)	74,257.1	10,922.6	85,179.7	56.6

Subtotal	Rs.120,166.6	Rs.30,255.5	Rs.150,422.1	100.0

	As of March 31, 2004

		Fair Values of
Category	Gross Loans	Credit Substitutes	Total	%

	(In millions, except percentages)
Automotive manufacturers	Rs.18,541.1	Rs.829.1	Rs.19,370.2	9.8
Land transport	15,396.2	—	15,396.2	7.8
Heavy engineering	6,050.0	580.9	6,630.9	3.3
Cement manufacturers	1,838.5	4,509.8	6,348.3	3.2
Hire purchase	3,088.8	1,409.7	4,498.5	2.3
Investment and finance	1,940.8	2,550.5	4,491.3	2.3
Iron and steel	3,616.6	642.2	4,258.8	2.1
Telecommunications	3,744.4	309.6	4,054.0	2.0
Drugs and pharmaceuticals	3,039.5	974.5	4,014.0	2.0
Others (none> than 2%)	123,919.5	5,235.2	129,154.7	65.2

Total	Rs.181,175.4	Rs.17,041.5	Rs.198,216.9	100.0

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

	As of September 30, 2004

		Fair Values of
Category	Gross Loans	Credit Substitutes	Total	Total		%

	(In millions, except percentages)
Automotive manufacturers	Rs.22,133.9	Rs.915.0	Rs.23,048.9	U.S.$	502.0	10.0
Land transport	17,984.9	—	17,984.9		391.7	7.8
Telecommunications	6,591.7	2,954.8	9,546.5		207.9	4.2
Cement manufacturers	1,902.8	2,992.0	4,894.8		106.6	2.1
Drugs and pharmaceuticals	3,758.3	905.6	4,663.9		101.6	2.0
Others (none> than 2%)	162,521.8	7,065.9	169,587.7		3,694.1	73.9

Total	Rs.214,893.4	Rs.14,833.3	Rs.229,726.7	U.S.$	5,003.9	100.0

      The Bank has a geographic concentration of credit risk, with exposure to borrowers based in Mumbai comprising 36.1%, 28.0% and 26.6% of the total loan and credit substitute security portfolio as of March 31, 2003, March 31, 2004, and September 30, 2004 respectively. Although such borrowers are based in Mumbai, they may use the funds provided by the Bank for a variety of uses that may or may not be related to the economy in Mumbai.

      Loan and credit substitute exposures as of March 31, 2003 and 2004 and September 30, 2004 based on the region in which the instruments are originated are as follows (which may be or may not be where funds are used):

	As of March 31, 2003

		Fair Values of
Region of Origination	Gross Loans	Credit Substitutes	Total Exposure	%

	(In millions, except percentages)
Mumbai	Rs.35,102.1	Rs.19,149.8	Rs.54,251.9	36.1
Western region, other than Mumbai	17,374.2	4,321.0	21,695.2	14.4
Northern region	22,825.3	4,053.2	26,878.5	17.9
Eastern region	14,488.1	747.1	15,235.2	10.1
Southern region	30,376.9	1,984.4	32,361.3	21.5

Total	Rs.120,166.6	Rs.30,255.5	Rs.150,422.1	100.0

	As of March 31, 2004

		Fair Values of
Region of Origination	Gross Loans	Credit Substitutes	Total Exposure	%

	(In millions, except percentages)
Mumbai	Rs.48,004.4	Rs.7,451.6	Rs.55,456.0	28.0
Western region, other than Mumbai	31,246.7	5,664.7	36,911.4	18.6
Northern region	40,084.5	2,552.7	42,637.2	21.5
Eastern region	17,872.5	149.3	18,021.8	9.1
Southern region	43,967.3	1,223.2	45,190.5	22.8

Total	Rs.181,175.4	Rs.17,041.5	Rs.198,216.9	100.0

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

	As of September 30, 2004

		Fair Values of	Total	Total
Region of Origination	Gross Loans	Credit Substitutes	Exposure	Exposure		%

	(In millions, except percentages)
Mumbai	Rs.51,184.2	Rs.9,932.3	Rs.61,116.5	U.S.$	1,331.2	26.6
Western region, other than Mumbai	36,990.5	1,333.0	38,323.5		834.8	16.7
Northern region	46,897.3	2,039.7	48,937.0		1,065.9	21.3
Eastern region	21,256.3	490.4	21,746.7		473.7	9.5
Southern region	58,565.1	1,037.9	59,603.0		1,298.3	25.9

Total	Rs.214,893.4	Rs.14,833.3	Rs.229,726.7	U.S.$	5,003.9	100.0

      The Bank’s exposures to its ten largest borrowers as of September 30, 2004, computed as per RBI guidelines which include the aggregate of the higher of the outstanding balance or the limit on loans, investments (including credit substitutes) and non-funded exposures, are as follows:

	As of March 31,

							As of September 30,
	2003			2004			2004

	Funded	Non-Funded	Total	Funded	Non-Funded	Total	Funded	Non-Funded	Total
	Exposure	Exposure	Exposure	Exposure	Exposure	Exposure	Exposure	Exposure	Exposure

	(In millions)
Borrower 1	Rs.4,451.5	Rs.—	Rs.4,451.5	Rs.7,926.6	Rs.—	Rs.7,926.6	Rs.7,926.6	Rs.—	Rs.7,926.6
Borrower 2	—	—	—	—	—	—	4,550.0	902.5	5,452.5
Borrower 3	5,492.9	—	5,492.9	5,295.4	—	5,295.4	5,295.4	—	5,295.4
Borrower 4	—	—	—	—	—	—	373.0	3,676.6	4,049.6
Borrower 5	4,581.9	322.4	4,904.3	2,496.9	631.6	3,128.5	2,984.0	631.6	3,615.6
Borrower 6	—	—	—	662.2	1,750.0	2,412.2	1,028.0	2,500.0	3,528.0
Borrower 7	—	—	—	—	—	—	3,161.0	250.0	3,411.0
Borrower 8	—	—	—	327.2	2,850.3	3,177.5	343.3	3,000.0	3,343.3
Borrower 9	5,814.7	—	5,814.7	5,474.8	—	5,474.8	3,324.9	—	3,324.9
Borrower 10	—	—	—	36.7	3,250.0	3,286.7	36.7	3,250.0	3,286.7

      Information in respect of earlier years is not provided for the above borrowers if they were then not among the top ten exposures. The non-funded exposures for March 31, 2003 have been reported using the regulations currently in effect which differ from those in effect at the time, in order to make the exposures comparable.

13.	Property and Equipment

      Property and equipment by asset category is as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Land and premises	Rs.1,933.5	Rs.2,508.9	Rs.2,731.6	U.S.$	59.5
Software and systems	579.5	1,288.7	1,430.5		31.2
Equipment and furniture	5,589.8	6,377.4	6,923.5		150.7

Property and equipment, at cost	8,102.8	10,175.0	11,085.6		241.4
Less: Accumulated depreciation	2,825.3	4,005.9	4,639.2		101.0

Property and equipment, net	Rs.5,277.5	Rs.6,169.1	Rs.6,446.4	U.S.$	140.4

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Depreciation charged for the years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004 was Rs. 675.7 million, Rs. 1,052.4 million, Rs. 1,254.9 million, Rs. 600.0 million and Rs. 674.7 million respectively.

14.	Other assets

      Other assets include the following:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Checks in the course of collection	Rs.2,944.5	Rs.784.1	Rs.169.8	U.S.$	3.7
Security deposits for leased property	879.0	753.0	795.9		17.3
Sundry accounts receivable	2,781.1	1,539.6	1,714.2		37.3
Advance tax (net of provision for taxes)	888.6	1,297.8	1,455.8		31.7
Advances	502.6	364.4	685.2		14.9
Prepaid expenses	736.6	845.3	1,031.6		22.5
Restricted cash/securitization margin for credit enhancement and securitized transactions	—	49.6	1,081.1		23.5
Other	222.8	770.5	1,074.7		23.5

Total	Rs.8,955.2	Rs.6,404.3	Rs.8,008.3	U.S.$	174.4

15.	Deposits

      Deposits include current accounts, which are non-interest-bearing, and savings and time deposits, which are interest-bearing. Deposits as of March 31, 2003 and 2004, and September 30, 2004 are as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Interest-bearing:
Savings deposits	Rs.46,631.4	Rs.78,043.0	Rs.98,088.4	U.S.$	2,136.5
Time deposits	127,619.0	137,667.8	160,152.4		3,488.4

Total interest-bearing deposits	174,250.4	215,710.8	258,240.8		5,624.9
Non-interest bearing deposits	49,509.6	88,351.2	76,417.1		1,664.5

Total	Rs.223,760.0	Rs.304,062.0	Rs.334,657.9	U.S.$	7,289.4

      As of March 31, 2003, March 31, 2004 and September 30, 2004, time deposits of Rs. 97,330.0 million, Rs. 95,083.7 million and Rs. 98,228.4 million, respectively, have a residual maturity of less than one year. The balance of the deposits, mature between one and five years.

      As of March 31, 2003, March 31, 2004 and September 30, 2004, individual time deposits in excess of Rs. 4.5 million (approximately U.S.$100,000) aggregated Rs. 52,077.1 million, Rs. 54,246.8 million and Rs. 84,240.2 million, respectively.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

16.	Short-term borrowings

      Short-term borrowings mainly consists of money market borrowings. These borrowings are unsecured and are utilized by the Bank for its treasury operations. Short-term borrowings as of March 31, 2003, March 31, 2004 and September 30, 2004 consists of the following:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Borrowed in the call market	Rs.11,767.1	Rs.10,582.9	Rs.12,041.0	U.S.$	262.3
Term borrowings from institutions/banks	8,610.0	5,880.0	1,500.0		32.7
Foreign currency borrowings	237.4	6,601.3	9,630.9		209.7
Bills rediscounted	750.0	1,000.0	7,530.0		164.0
Other	215.1	—	—		—

Total	Rs.21,579.6	Rs.24,064.2	Rs.30,701.9	U.S.$	668.7

Total borrowings outstanding:
Maximum amount outstanding	Rs.32,221.7	Rs.52,274.3	Rs.41,727.2	U.S.$	908.9

Average amount outstanding	Rs.14,138.5	Rs.27,255.3	Rs.29,046.0	U.S.$	632.7
Weighted average interest rate	6.3%	4.3%	4.2%		4.2%

17.	Long-Term Debt

      Long-term debt as of March 31, 2003, March 31, 2004 and September 30, 2004 consists of the following:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Subordinated debt	Rs.2,000.0	Rs.6,000.0	Rs.5,000.0	U.S.$	108.9
Other	116.0	86.0	43.4		1.0

Total	Rs.2,116.0	Rs.6,086.0	Rs.5,043.4	U.S.$	109.9

      The scheduled maturities of long-term debt are set out below:

	As of September 30,

	2004	2004

	(In millions)
Due in the fiscal year ending March 31:
2005	Rs.15.1	U.S.$	0.3
2006	19.5		0.4
2007	1,003.6		21.9
2008	2.9		0.1
Thereafter	4,002.2		87.2

Total	Rs.5,043.3	U.S.$	109.9

      The Bank issued unsecured non-convertible subordinated debt securities, which qualify as Tier 2 risk-based capital under the RBI’s guidelines for assessing capital adequacy. The Bank issued three tranches of subordinated debt securities during calendar years 1998, 1999 and 2001 at coupon rates of 13.0%, 13.75% and

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

11.00% respectively. The 1998 tranche was repaid at maturity in fiscal 2004. The 1999 and 2001 tranches are repayable in fiscal 2007.

      On February 4, 2004, the Bank issued unsecured subordinated debt securities aggregating Rs. 4.0 billion, of which Rs. 3.95 billion carries a coupon rate of 5.90% and matures in May 2013 and Rs. 50 million carries a coupon rate of 6.0% and matures in May 2016.

      As of September 30, 2004, the Bank had Rs. 5.0 billion aggregate principal amount of unsecured subordinated debt outstanding, of which Rs. 4.2 billion qualified as Tier 2 capital.

      Other long term debt consists of capital leases and a loan from the Indian Renewable Energy Development Authority used to finance solar equipment.

18.	Accrued expenses and other liabilities

      Accrued expenses and other liabilities include the amounts set forth below. The Bank acts as a payment bank to corporations making initial public offerings, and bills payable include demand drafts issued to persons whose subscriptions for shares have been rejected.

	As of March 31		As of September 30,

	2003	2004	2004	2004

	(In millions)
Bills payable	Rs.8,511.2	Rs.36,672.7	Rs.10,860.9	U.S.$	236.6
Remittances in transit	12,323.1	13,540.5	10,440.1		227.4
Accrued expenses	410.6	482.7	643.8		14.0
New account deposits	3,242.4	1,752.3	2,145.1		46.7
Deferred income tax payable, net	1,162.3	1,026.8	106.9		2.3
Accounts payable	593.5	2,248.9	4,809.8		104.8
Other	531.6	1,518.3	1,254.7		27.3

Total	Rs.26,774.7	Rs.57,242.2	Rs.30,261.3	U.S.$	659.1

19.	Income Taxes

      The income tax expense consists of the following:

	Years Ended March 31,			Six Months Ended September 30,

	2002	2003	2004	2003	2004	2004

	(In millions)
Current income tax expense	Rs.1,400.2	Rs.1,769.6	Rs.2,427.2	Rs.1,036.6	Rs.1,550.2	U.S.$	33.8
Deferred income tax (benefit)/expense	(105.6)	(39.9)	(588.4)	41.5	102.5		2.2

Income tax expense	Rs.1,294.6	Rs.1,729.7	Rs.1,838.8	Rs.1,078.1	Rs.1,652.7	U.S.$	36.0

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The following is the reconciliation of estimated income taxes at the Indian statutory income tax rate to income tax expense as reported:

	Years Ended March 31,

	2002	2003	2004

	(In millions)
Net income before taxes	Rs.4,253.0	Rs.5,243.5	Rs.6,593.3
Effective statutory income tax rate	35.70%	36.75%	35.87%
Expected income tax expense	1,518.3	1,927.0	2,365.4
Adjustments to reconcile expected income tax to actual tax expense:
Permanent differences:
Stock based compensation (net of forfeitures)	30.1	50.3	48.5
Income exempt from taxes	(143.8)	(273.1)	(529.4)
Other, net	(86.4)	6.8	(17.9)
Effect of change in statutory tax rate	(23.6)	18.7	(27.8)

Income tax expense	Rs.1,294.6	Rs.1,729.7	Rs.1,838.8

      The tax effects of significant temporary differences are as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Tax effect of:
Deductible temporary differences:
Allowance for loan losses	Rs.572.0	Rs.1,107.5	Rs.1,385.0	U.S.$	30.2
Minimum alternate tax credit	23.7	23.1	23.6		0.5
Other	138.5	141.0	142.3		3.1

Deferred tax asset	734.2	1,271.6	1,550.9		33.8

Taxable temporary differences:
Property and equipment	834.6	959.1	981.0		21.4
Unrealized gain on securities available for sale	1,018.1	1,291.1	639.2		14.0
Unrealized gain on investments transferred to held to maturity category	34.4	33.5	—		—
Debt issue expenses	9.4	14.7	37.6		0.7

Deferred tax liability	1,896.5	2,298.4	1,657.8		36.1

Net deferred tax liability	Rs.1,162.3	Rs.1,026.8	Rs.106.9	U.S.$	2.3

      Management believes that the realization of the recognized deferred tax assets is more likely than not based on expectations as to future taxable income.

      For the six months ended September 30, 2003 and 2004 the Bank has recorded income tax expense of Rs. 1,078.1 million and Rs. 1,652.7 million using an annual estimated effective tax rate of 31.3% and 34.2% respectively.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

20.	Stock based compensation

      The stock based compensation plans of the Bank are as follows:

Employees Stock Option Scheme:

      The shareholders of the Bank approved in January 2000 Plan “A” and in June 2003 Plan “B” of the Employees’ Stock Option Scheme. Under the terms of each of these Plans, the Bank may issue stock options to employees and directors of the Bank, each of which is convertible into one equity share. The Bank reserved 10 million equity shares, with an aggregate nominal value of Rs. 100 million, for issuance under each Plan.

      Plan A provides for the issuance of options at the recommendation of the Compensation Committee of the Board (the “Compensation Committee”) at an average of the daily closing prices on the Mumbai Stock Exchange during the 60 days preceding the date of grant of options, which was the minimum prescribed option price under regulations then issued by the Securities and Exchange Board of India (“SEBI”).

      Plan B provides for the issuance of options at the recommendation of the Compensation Committee at the closing price on the working day immediately preceding the date when options are granted on an Indian stock exchange with the highest trading volume during the preceding two weeks, which was the minimum prescribed option price under SEBI regulations.

      Such options vest at the discretion of the Compensation Committee, subject to a maximum vesting not exceeding five years, set forth at the time the grants are made. Such options are exercisable for a period following vesting at the discretion of the Compensation Committee, subject to a maximum of five years, as set forth at the time of the grant.

      Activity in the options available to be granted under the Employee Stock Option Scheme is as follows:

	Options Available to be Granted

				Six Months
	Years Ending March 31,			Ended
				September 30,
	2002	2003	2004	2004

Options available to be granted, beginning of period	2,513,600	1,534,200	2,048,300	1,585,800
Equity shares reserved for grant	—	—	10,000,000	—
Options granted	(1,406,900)	—	(10,993,000)	—
Options forfeited/lapsed	427,500	514,100	530,500	112,700

Options available to be granted, end of period	1,534,200	2,048,300	1,585,800	1,698,500

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Activity in the options outstanding under the Employee Stock Option Scheme is as follows:

	Years Ended March 31,

							Six Months Ended
	2002		2003		2004		September 30, 2004

		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price	Options	Price

	(In millions, except for options)
Options outstanding, beginning of period	7,168,400	Rs.179.15	7,788,100	Rs.189.48	6,602,900	Rs.193.07	14,319,400	Rs.325.42
Granted	1,406,900	226.96	—	—	10,993,000	360.98	—	—
Exercised	(359,700)	131.33	(671,100)	132.00	(2,746,000)	163.90	(1,441,200)	213.00
Forfeited	(427,500)	188.43	(514,100)	218.48	(530,500)	251.07	(112,700)	226.24

Options outstanding, end of period	7,788,100	Rs.189.48	6,602,900	Rs.193.07	14,319,400	Rs.325.42	12,765,500	Rs.338.93

Weighted average fair value of options granted during the period		Rs.225.05		Rs.—		Rs.374.10		Rs. —

     Employees Welfare Trust

      The Bank established an Employees Welfare Trust (the “EWT”) in 1994 for the benefit of the Bank’s employees. The EWT borrowed funds from third parties and subscribed to an aggregate of 10,000,000 equity shares of the Bank at the same price as available to other shareholders, and from time to time, also made open market purchases of shares. In pursuance of the Trust’s objectives, grants were allotted to employees, directors and advisors at prices designated by the trustees. The vesting period varies at the discretion of the trustees from grant to grant, but is generally between twelve and twenty four months.

      The Bank accounts for the equity shares of the Bank held by the EWT as treasury shares until transferred and reports the external borrowings of the EWT as borrowings of the Bank. Consequently, dividends paid to the EWT are eliminated, and the interest cost incurred by the EWT and stock based compensation are charged as an expense by the Bank. The Bank has recognized deferred stock based compensation on each grant as the difference between the closing price on The Stock Exchange, Mumbai and the applicable grant price. The Bank has recognized stock based compensation expense under this scheme of Rs. 56.7 million, Rs. 125.9 million and Rs. 113.7 million, for the years ended March 31, 2002, 2003 and 2004, respectively, and Rs. 31.5 million and Rs. 213.9 million for the six months ended September 30, 2003 and 2004, respectively.

      During the six months ended September 30, 2004 the trustees of the EWT sold remaining shares held by the Trust in the open market and repaid all loans outstanding. Additionally, all outstanding grants were exercised during this period by the grantees. The EWT does not expect to issue any further grants in the future.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Activity in the grants available to be allotted under the EWT Plan is as follows:

				Six Months
	Years Ending March 31,			Ended
				September 30,
	2002	2003	2004	2004

	(In millions)
Grants available to be allotted, beginning of period	2,806,375	1,244,775	1,250,775	276,775
Grants allotted	(1,561,600)	(15,000)	(974,000)	(4,700)
Grants sold in open market	—	—	—	(272,075)
Grants cancelled	—	21,000	—	—

Grants available to be allotted, end of period	1,244,775	1,250,775	276,775	—

      Activity in the allotted grants outstanding under the EWT Plan is as follows:

	As of March 31,

	2002		2003		2004		As of September 30, 2004

		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Grants	Price	Grants	Price	Grants	Price	Grants	Price

	(In millions)
Grants allotted, beginning of period	1,051,600	Rs.29.50	1,097,000	Rs.38.64	1,076,000	Rs.38.64	1,670,500	Rs.42.93
New grants	1,561,600	37.35	15,000	35.00	974,000	46.00	4,700	43.00
Grants exercised	(1,516,200)	30.97	(15,000)	35.00	(379,500)	38.64	(1,675,200)	42.60
Grants cancelled	—	—	(21,000)	38.64	—	—	—	—

Grants allotted, end of year	1,097,000	Rs. 38.64	1,076,000	Rs.38.64	1,670,500	Rs.42.93	—	—

Weighted average fair value of grants allotted during the period		Rs.227.80		Rs.229.70		Rs.299.25		Rs.402.00

      The following table summarizes information about stock options outstanding as of September 30, 2004:

		As of September 30, 2004

		Number of
		Shares Arising	Weighted	Weighted
		Out of	Average	Average
Plan	Range of Exercise Price	Options	Remaining Life	Exercise Price

ESOS	Rs. 131.33 to Rs. 226.96 (or U.S.$3.0 to U.S.$5.2)	1,882,800	0.11	215.71
	Rs. 358.60 to Rs. 366.30 (or U.S.$8.3 to U.S.$8.4)	10,882,700	1.45	360.24

21.	Share Capital

      On July 20, 2001, the Bank issued 10,845,986 ADSs, representing 32,537,958 equity shares, pursuant to its initial public offering in the United States, at an issue price of U.S.$13.83 per ADS. On July 25, 2001, the underwriters to the issue exercised their over-allotment option; accordingly, the Bank issued a further 1,626,898 ADSs representing 4,880,694 equity shares. The net proceeds of the issue, after expenses and underwriting discount, were Rs. 7,803.5 million.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

22.	Retirement benefits

Gratuity

      The following table sets forth the funded status of the Gratuity Plan and the amounts recognized in the Bank’s financial statements as of March 31, 2003, March 31, 2004 and September 30, 2004:

	March 31,		September 30,

	2003	2004	2004	2004

	(In millions)
Change in benefit obligations:
Projected benefit obligation (“PBO”), beginning of the period	Rs.34.0	Rs.65.0	Rs.103.1	U.S.$	2.2
Service cost	11.6	16.7	9.9		0.2
Interest cost	3.0	4.7	3.7		0.1
Actuarial loss	17.8	21.1	9.7		0.2
Benefits paid	(1.4)	(4.4)	(3.9)		(0.1)

Projected benefit obligation, end of the period	65.0	103.1	122.5		2.6

Change in plan assets:
Fair value of plan assets, beginning of the period	25.9	30.9	53.0		1.2
Actual return on plan assets	2.8	2.9	2.0		—
Employer contributions	7.0	20.4	—		—
Benefits paid	(1.4)	(4.4)	(3.9)		(0.1)
Actuarial (loss) gain	(3.4)	3.2	(2.9)		(0.1)

Fair value of plan assets, end of the period	30.9	53.0	48.2		1.0

Accrued benefit	Rs.(34.1)	Rs.(50.1)	Rs.(74.3)	U.S.$	(1.6)

      The Bank’s expected contribution to the gratuity fund for the next fiscal year is estimated at Rs. 30.0 million. The accumulated benefit obligation as of March 31, 2003 and 2004. was Rs. 32.9 million and Rs. 49.6 million, respectively. The Bank did not carry out an actuarial valuation for the six months ended September 30, 2003, and as such, no information for such period has been provided.

      Net gratuity cost for the years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2004 consists of the following components:

				Six Months Ended
	Years Ended March 31,			September 30,

	2002	2003	2004	2004	2004

	(In millions)
Service cost	Rs.9.1	Rs.11.6	Rs.16.7	Rs.9.9	U.S.$	0.2
Interest cost	1.5	3.0	4.7	3.7		0.1
Expected return on plan assets	(1.0)	(2.5)	(2.7)	(1.8)		(0.0)
Actuarial (gain)/loss	(4.7)	(2.5)	14.6	29.8		0.6

Net gratuity cost	Rs.4.9	Rs.9.6	Rs.33.3	Rs.41.6	U.S.$	0.9

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The assumptions used in accounting for the gratuity plan are set out below:

				Six Months
	Years Ended March 31,			Ended
				September 30,
	2002	2003	2004	2004

Discount rate	9.5%	9.0%	7.0%	7.0%
Rate of increase in compensation levels of covered employees	7.0	10.0	10.0	10.0
Rate of return on plan assets	10.0	8.0	6.5	6.5

      The following benefit payments for expected future service, consistent with the Bank’s actuarial valuation, are expected to be paid:

Years Ending March 31,	Benefit payments

(In millions)
2005	Rs.2.2
2006	1.1
2007	2.8
2008	1.8
2009	6.3

Superannuation

      The Bank contributed Rs. 14.5 million, Rs. 16.6 million, Rs. 19.7 million, Rs. 12.2 million and Rs. 13.0 million to the superannuation plan for the years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004, respectively.

Provident fund

      The Bank contributed Rs. 42.5 million, Rs. 55.6 million, Rs. 71.1 million, Rs. 35.2 million and Rs. 44.2 million to the provident fund for the years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004, respectively.

23.	Financial instruments

Foreign exchange and derivative contracts

      The Bank enters into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with inter-bank participants on its own account and for customers. These transactions enable customers to transfer, modify or reduce their foreign exchange and interest rate risks.

      Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in rupees against another currency and exchange of notional principal amount at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees.

      The market and credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Market risk is the exposure created by movements in interest rates and exchange rates, during the tenure of the transaction. The extent of market risk affecting such transactions depends on the type and nature of the transaction, the value of the transaction and the extent to which the transaction is uncovered. Credit risk is the exposure to loss in the event of default by counter-parties. The extent of loss on account of a counter-party default will depend on the replacement value of the contract at the ongoing market rates.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Fair values for off balance sheet derivative financial instruments are based on quoted market prices, except in the case of certain options and currency swaps where pricing models are used.

      The following table presents the aggregate notional principal amounts of the Bank’s outstanding foreign exchange and interest rate derivative contracts as of March 31, 2003, March 31, 2004 and September 30, 2004 together with the fair values on each reporting date.

	As of March 31,

	2003		2004		As of September 30, 2004

		Fair		Fair		Fair			Fair
	Notional	Value	Notional	Value	Notional	Value	Notional		Value

	(In millions)
Interest rate swaps and forward rate agreements	Rs.174,841.7	Rs.0.4	Rs.343,913.6	Rs.(15.4)	Rs.689,301.3	Rs.106.4	U.S.$	15,014.2	U.S.$	2.3
Forward exchange contracts, currency swaps and currency options	208,934.2	120.4	439,917.0	496.6	419,658.0	320.2		9,140.9		7.4

Guarantees

      As a part of its commercial banking activities, the Bank issues documentary credits and guarantees. Documentary credits, such as letters of credit, enhance the credit standing of its customers. Guarantees generally represent irrevocable assurances that the Bank will make payments in the event that the customer fails to fulfill its financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation.

      The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments.

      The fair values of guarantees and documentary credits are estimated based on the portion of unamortized fees currently charged for such contracts, net of any guarantee liability. Based on historical trends, the Bank has recognized a liability of Rs. 112.7 million and Rs. 121.2 million as of March 31, 2004 and September 30, 2004 respectively, in respect of guarantees issued or modified after December 31, 2002.

      Details of guarantees and documentary credits outstanding are set forth below:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Nominal values:
Bank guarantees:
Financial guarantees	Rs.5,743.6	Rs.7,497.0	Rs.8,257.8	U.S.$	179.9
Performance guarantees	8,445.4	8,916.8	10,618.0		231.3
Documentary credits	11,715.1	18,921.0	28,988.5		631.4

Total	Rs.25,904.1	Rs.35,334.8	Rs.47,864.3	U.S.$	1,042.6

Estimated fair values:
Guarantees	Rs.85.1	Rs.(14.2)	Rs.(11.9)		(0.3)
Documentary credits	18.7	30.3	46.4		1.0

Total	Rs.103.8	Rs.16.1	Rs.34.5	U.S.$	0.7

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      As part of its risk management activities, the Bank continuously monitors the credit-worthiness of customers as well as guarantee exposures. If a customer fails to perform a specified obligation, a beneficiary may draw upon the guarantee by presenting documents in compliance with the guarantee. In that event the Bank makes payment on account of the defaulting customer, to the beneficiary up to the full notional amount of the guarantee. The customer is obligated to reimburse the Bank for any such payment. If the customer fails to pay, the Bank liquidates any collateral held and sets off accounts; if insufficient collateral is held, the Bank recognizes a loss.

Loan sanction letters

      The Bank issues sanction letters indicating its intent to provide new loans to certain customers. The aggregate of loans contemplated in these letters that had not yet been made was Rs. 60,976.3 million as of September 30, 2004. If the Bank were to make such loans, the interest rates would be dependent on the lending rates in effect when the loans were disbursed. The Bank has no commitment to lend under these letters. Among other things, the making of a loan is subject to a review of the creditworthiness of the customer at the time the customer seeks to borrow, at which time the Bank has the unilateral right to decline to make the loan.

24.	Estimated fair value of financial instruments

      The Bank’s financial instruments include financial assets and liabilities recorded on the balance sheet, as well as off-balance sheet instruments such as foreign exchange and derivative contracts. Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of all the amounts the Bank could have realized in a sales transaction as of March 31, 2003, March 31, 2004 or September 30, 2004. The estimated fair value amounts as of March 31, 2003, March 31, 2004 and September 30, 2004 have been measured as of the respective period ends, and have been not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

Financial instruments valued at historical cost:

      The respective carrying values of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and amounts due from banks, interest-bearing deposits in banks, securities purchased and sold under resale and repurchase agreements, accrued interest receivable, short-term borrowings, acceptances, accrued interest payable, and certain other assets and liabilities that are considered financial instruments. Carrying values were assumed to approximate fair values for these financial instruments as they are short-term in nature and their recorded amounts approximate fair values or are receivable or payable on demand.

Trading securities:

      Trading securities are carried at fair value based on quoted market prices. For more information on the fair value of these securities, refer to Note 5.

Available for sale securities:

      Available for sale investments principally consists of debt securities and are carried at fair value. Such fair values were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using market yield on balance period to maturity on similar instruments and similar credit risk. The

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

fair values of asset backed and mortgage backed securities are estimated based on revised estimated cash flows at each balance sheet date, discounted at current market pricing for transactions with similar risk. For more information on the fair value of these securities, refer to Note 6.

Held to maturity securities:

      Held to maturity securities are carried at amortized cost less other than temporary impairments, if any. Fair values of these securities were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using market yield on balance period to maturity on similar instruments and similar credit risk. For more information on these securities, refer to Note 7.

Loans:

      The fair values of retail loans that do not re-price frequently were estimated using discounted cash flow models. The discount rates were based on current market pricing for loans with similar characteristics and risk factors. Since substantially all individual lines of credit and other variable rate consumer loans re-price frequently, with interest rates reflecting current market pricing, the carrying values of these loans approximate their fair values.

      The fair values of wholesale loans that do not re-price or mature within relatively short time frames were estimated using discounted cash flow models. The discount rates were based on current market interest rates for loans with similar remaining maturities and credit ratings. For wholesale loans that re-price within relatively short time frames, the carrying values approximate their fair values.

      For purposes of these fair value estimates, the fair values of impaired loans were computed by deducting an estimated market discount from their carrying values to reflect the uncertainty of future cash flows.

Deposits:

      The fair value of demand deposits, savings deposits, and money market deposits without defined maturities are the amounts payable on demand. For deposits with defined maturities, the fair values were estimated using discounted cash flow models that apply market interest rates corresponding to similar deposits and timing of maturities. For variable-rate deposits with fixed re-pricing dates, the first re-pricing date was considered the maturity date for purposes of fair value calculation.

Long-term debt:

      The fair values of the Bank’s unquoted long-term debt instruments were calculated based on a discounted cash flow model. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments.

Term Placements:

      The fair values of term placements were estimated using discounted cash flow models. The discount rates were based on current market pricing for placements with similar characteristics and risk factors.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      A comparison of the fair values and carrying values of financial instruments other than derivatives (see Note 23) is set forth below:

	As of March 31,

	2003		2004		As of September 30, 2004

	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value	Value	Fair Value

			(In millions)
Financial Assets:
Cash and cash equivalents	Rs.23,944.9	Rs.23,944.9	Rs.33,010.4	Rs.33,010.4	Rs.19,688.2	Rs.19,688.2
Term placements	7,747.4	7,944.6	3,565.2	3,721.0	3,053.9	3,051.2
Investments held to maturity	38,426.7	40,108.3	36,368.4	40,208.9	—	—
Investments held for trading	3,976.1	3,976.1	6,233.8	6,233.8	3,053.0	3,053.0
Investments available for sale	98,929.2	98,929.2	133,274.6	133,274.6	167,692.7	167,692.7
Securities purchased under agreements to resell	—	—	19,950.0	19,950.0	15,251.0	15,251.0
Loans	118,299.8	121,078.4	177,681.1	177,765.0	210,666.0	208,405.0
Accrued interest receivable	6,283.9	6,283.9	4,178.7	4,178.7	5,219.6	5,219.6
Financial Liabilities:
Interest-bearing deposits	174,250.4	175,075.4	215,710.8	214,715.3	258,240.8	257,548.4
Non-interest bearing deposits	49,509.6	49,509.6	88,351.2	88,351.2	76,417.1	76,417.1
Securities sold under repurchase agreements	4,600.0	4,600.0	—	—	—	—
Short term borrowings	21,579.6	21,579.6	24,064.2	24,064.2	30,701.9	30,701.9
Accrued interest payable	6,897.3	6,896.3	4,165.4	4,165.4	5,958.8	5,958.8
Long-term debt	2,116.0	2,399.8	6,086.0	6,499.9	5,043.4	5,020.6
Accrued expenses and other liabilities	26,774.7	26,774.7	57,242.2	57,242.2	30,261.3	30,261.3

25.	Segment Information

      The Bank operates in three segments: retail banking, wholesale banking and treasury operations. The revenue and related expense recognition policies are set out in Note 2. Substantially all operations and assets are based in India.

      The retail banking segment serves retail customers through a branch network and other delivery channels. This segment raises deposits from customers and makes loans, provides credit cards and debit cards, distributes third-party financial products such as mutual funds and insurance, and provides advisory services to such customers. Revenues of the retail banking segment are derived from interest earned on retail loans, fees for banking and advisory services and interest earned from other segments for surplus funds placed with those segments. Expenses of this segment primarily consists of interest expense on deposits, infrastructure and premises expenses for operating the branch network and other delivery channels, personnel costs, other direct overheads and allocated expenses.

      The wholesale banking segment provides loans and transaction services to corporate customers. Revenues of the wholesale banking segment consist of interest earned on loans made to corporate customers, investment income from credit substitutes, interest earned on the cash float arising from transaction services, fees from such transaction services and profits from foreign exchange and derivative transactions with wholesale banking customers. The principal expenses of the segment consist of interest expense on funds borrowed from other segments, premises expenses, personnel costs, other direct overheads and allocated expenses.

      The treasury services segment undertakes trading operations in debt and equity markets on the proprietary account, foreign exchange operations and derivatives trading. Revenues of the treasury services segment primarily consist of fees and gains and losses from trading operations.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      Effective in fiscal 2004, the commercial vehicle loan division, which was earlier a part of the wholesale segment was reclassified to the retail banking segment in line with the change in segment focus for this product. Amounts for prior periods have been reclassified to conform with the current year classification.

      Segment income and expenses include certain allocations. Interest income is charged by a segment that provides funding to another segment, based on yields benchmarked to an internally developed composite yield curve which broadly tracks market discovered interest rates. Transaction charges are made by the retail banking segment to the wholesale banking segment for the use by corporate customers of the retail banking segment’s branch network or other delivery channels; such transaction costs are determined on a cost plus basis.

      Directly identifiable overheads are attributed to a segment at actual amounts incurred. Indirect shared costs, principally corporate office expenses, are generally allocated equally to each segment. Income taxes for each segment have been allocated based on the effective rate applicable to the Bank, adjusted for specifically identifiable permanent differences relating to each segment.

      Summarized segment information for the years ended March 31, 2002, 2003 and 2004 and the six months ended September 30, 2003 and 2004 is as follows:

	Years Ended March 31,

	2002			2003			2004

	Retail	Wholesale	Treasury	Retail	Wholesale	Treasury	Retail	Wholesale	Treasury
	Banking	Banking	Services	Banking	Banking	Services	Banking	Banking	Services

	(In millions)
Net interest revenue	Rs.2,948.5	Rs.2,553.7	Rs.183.3	Rs.4,530.3	Rs.2,155.0	Rs.960.3	Rs.7,159.7	Rs.5,112.3	Rs.336.4
Allowance for credit losses	96.8	354.8	—	122.7	618.8	—	918.5	1,424.9	—

Net interest revenue, after allowance for credit losses	2,851.7	2,198.9	183.3	4,407.6	1,536.2	960.3	6,241.2	3,687.4	336.4
Non-interest revenue	973.7	662.1	1,579.3	1,742.6	1,467.8	1,186.9	2,606.7	965.8	1,125.1
Non-interest expense	(2,870.1)	(1,117.3)	(208.6)	(4,350.4)	(1,182.1)	(525.4)	(6,250.0)	(1,521.5)	(597.8)

Income before income tax	Rs.955.3	Rs.1,743.7	Rs.1,554.0	Rs.1,799.8	Rs.1,821.9	Rs.1,621.8	Rs.2,597.9	Rs.3,131.7	Rs.863.7

Segment average total assets	Rs.43,218.1	Rs.124,378.3	Rs.33,454.8	Rs.79,682.3	Rs.172,541.6	Rs.28,289.5	Rs.142,643.0	Rs.178,753.3	Rs.42,907.2

	Six Months Ended September 30,

	2003			2004

	Retail	Wholesale	Treasury	Retail	Wholesale	Treasury
	Banking	Banking	Services	Banking	Banking	Services

	(In millions)
Net interest revenue	Rs.3,016.6	Rs.2,212.5	Rs.775.0	Rs.4,273.1	Rs.2,657.2	Rs.447.3
Allowance for credit losses	561.6	655.9	—	1,137.0	(38.7)	—

Net interest revenue, after allowance for credit losses	2,455.0	1,556.6	775.0	3,136.1	2,695.9	447.3
Non-interest revenue	1,071.5	434.9	992.4	2,711.1	758.4	139.0
Non-interest expense	(2,819.6)	(749.2)	(271.8)	(3,922.5)	(809.5)	(323.6)

Income before income tax	Rs.706.9	Rs.1,242.3	Rs.1,495.6	Rs.1,924.9	Rs.2,644.6	Rs.262.7

Segment average total assets	Rs.116,255.2	Rs.183,025.8	Rs.26,558.9	Rs.190,697.3	Rs.201,495.8	Rs.24,209.1

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

26.	Commitments and contingent liabilities

      Commitments and contingent liabilities other than for financial instruments (see Note 23) are as follows:

Capital commitments

      The Bank has entered into committed capital contracts, principally for branch expansion and technology upgrades. The estimated amounts of contracts remaining to be executed on the capital account as of September 30, 2004 aggregated Rs. 213.9 million.

Contingencies

      The Bank is a party to various legal and tax-related proceedings in the normal course of business. The Bank does not expect the outcome of these proceedings to have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

27.	Related party transactions

      The Bank’s principal related parties consist of HDFC Limited, its principal shareholder, and its affiliates as well as Atlas Documentary Facilitators Company Private Ltd, in which members of the Bank’s management team and other employees own 50.5% of the equity interest, and its subsidiaries. The Bank enters into transactions with its related parties, such as providing banking services, sharing costs and service providers, purchasing services, making joint investments, and borrowing from related parties and subletting premises. The Bank is prohibited from making loans to companies with which it has directors in common. The Bank also makes loans at concessional rates to its employees. The Bank’s related party balances and transactions are summarized as follows:

      Balances payable to related parties are as follows:

	As of March 31,		As of September 30,

	2003	2004	2004	2004

	(In millions)
Balances in current account	Rs.720.1	Rs.1,098.2	Rs.405.1	U.S.$	8.8
Balances in fixed deposits	344.1	293.6	332.9		7.3
Long term debt	27.5	27.5	—		—
Borrowings	1,200.0	—	—		—
Accounts payable	6.1	13.6	44.0		1.0

Total	Rs.2,297.8	Rs.1,432.9	Rs.782.0	U.S.$	17.1

      Balances receivable from related parties are as follows:

			As of
	As of March 31,		September 30,

	2003	2004	2004	2004

	(In millions)
Deposits to secure leased property	Rs.85.4	Rs.22.9	Rs.23.2	U.S.$	0.5
Loans and overdrafts	418.1	11.6	3.8		0.1
Loans to officers and employees	690.9	835.3	841.3		18.3
Capital advances	1.7	2.3	—		—
Other deposits	46.0	46.8	46.1		1.0

Total	Rs.1,242.1	Rs.918.9	Rs.914.4	U.S.$	19.9

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The Bank has retained HDFC Asset Management Company Ltd., an entity controlled by HDFC Limited, to invest its funds up to an amount approved by the board of directors, primarily in debt instruments. The amount of investments outstanding as on March 31, 2003, March 31, 2004 and September 30, 2004 was Rs. 2.8 billion, Rs. 3.3 billion and Rs. 3.3 billion, respectively. Purchases of fixed assets from related parties for the years ended March 31, 2003 and 2004 were Rs. 43.0 million and Rs. 19.4 million, respectively, and for the six months ended September 30, 2004 was Rs. 23.9 million. The Bank has issued letters of credit and guarantees to Intelenet Global Services Limited, also controlled by HDFC Limited. The amounts outstanding under these letters of credit and guarantees as on March 31, 2003, March 31, 2004 and September 30, 2004, was Rs. 83.9 million, 93.1 million and Rs. 130.5 million, respectively.

      Included in the determination of net income are the following significant transactions with related parties:

				Six Months
	Years Ended March 31,			Ended
				September 30,
	2002	2003	2004	2004

	(In millions)
Service charges income	Rs.1.7	Rs.29.9	Rs.118.6	Rs.173.9
Service charges expense	(12.3)	(13.9)	(19.3)	(3.9)
Outsourcing charges, net	(224.7)	(594.8)	(798.5)	(626.5)
Interest income	34.7	34.7	23.9	—
Rent and maintenance expense	(10.1)	(18.3)	(17.0)	(3.2)

Net income (expense) from related parties	Rs.(210.7)	Rs.(562.4)	Rs.(692.3)	Rs.(459.7)

      Outsourcing charges consists of mainly payments made by the Bank to its affiliates for back office processing and direct sales support.

28.	Capital Adequacy

      The Bank is a banking company within the meaning of the Indian Banking Regulation Act, 1949, registered with and subject to examination by the RBI. Failure to meet minimum capital requirements could lead to regulatory actions by the RBI that, if undertaken, could have a material effect on the Bank and its financial position.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The Bank’s regulatory capital and capital adequacy ratios are measured in accordance with Indian GAAP and are as follows:

	As of March 31,		As of September 30,

	2003	2004	2003	2004	2004

	(In millions)
Tier 1 capital	Rs.19,850.2	Rs.22,297.0	Rs.21,899.8	Rs.25,379.7	U.S.$	552.8
Tier 2 capital	3,414.7	10,081.2	4,450.4	9,927.2		216.2

Total capital	Rs.23,264.9	Rs.32,378.2	Rs.26,350.2	Rs.35,306.9	U.S.$	769.0

Total risk weighted assets and contingents	Rs.209,177.1	Rs.277,738.2	Rs.240,877.1	Rs.324,323.1	U.S.$	7,064.3
Capital ratios of the Bank:
Tier 1	9.49%	8.03%	9.09%	7.83%		7.83%
Total capital	11.12%	11.66%	10.94%	10.89%		10.89%
Minimum capital ratios required by the RBI:
Tier 1	4.50%	4.50%	4.50%	4.50%		4.50%
Total capital	9.00%	9.00%	9.00%	9.00%		9.00%

29.	Earnings per equity share

      A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share has been provided below. None of the potential equity shares outstanding during fiscal 2002, 2003 and 2004 were anti-dilutive.

				Six Months Ended
	Years Ended March 31,			September 30,

	2002	2003	2004	2003	2004

Weighted average number of equity shares used in computing basic earnings per equity share	266,609,698	279,596,510	281,856,152	281,253,912	284,780,404
Effect of potential equity shares for stock options outstanding	1,263,690	1,795,656	2,863,744	1,690,635	1,315,622

Weighted average number of equity shares used in computing diluted earnings per equity share	267,873,388	281,392,166	284,719,896	282,944,547	286,096,026

      For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats cash received from optionees who exercise their option as issued equity shares even if the administrative formalities to allocate equity shares have not been completed.

HDFC BANK LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

      The following are reconciliations of basic and diluted earnings per equity share and earnings per ADS:

				Six Months Ended
	Years Ended March 31,			September 30,

	2002	2003	2004	2003	2004

Basic earnings per share	Rs.11.10	Rs.12.57	Rs.16.87	Rs.8.41	Rs.11.16
Effect of potential equity shares for stock options outstanding	0.06	0.06	0.17	0.05	0.05

Diluted earnings per share	Rs.11.04	Rs.12.51	Rs.16.70	Rs.8.36	Rs.11.11

Basic earnings per ADS	Rs.33.30	Rs.37.71	Rs.50.61	Rs.25.24	Rs.33.48
Effect of potential equity shares for stock options outstanding	0.18	0.18	0.51	0.15	0.15

Diluted earnings per ADS	Rs.33.12	Rs.37.53	Rs.50.10	Rs.25.09	Rs.33.33

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

      The Indian Companies Act, 1956 (the “Act”), as amended, provides in Section 201 that:

      “(1) Save as provided in this section, any provision, whether contained in the articles of a company or in an agreement with a company or in any other instrument, for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which, by virtue of any rule of law, would otherwise attach to him in respect of any negligence, default, misfeasance, breach of duty or breach of trust of which he may be guilty in relation to the company, shall be void:

      Provided that a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or discharged or in connection with any application under section 633 in which relief is granted to him by the Court.”

      Under Articles 223 and 224 of our Memorandum and Articles of Association:

      “Subject to the provisions of the Act, every Director, Manager and every other officer or servant of the Company shall be indemnified by the Company against all costs, losses and expenses which any such Director, Manager, officer or servant may incur or become liable to by any reason of any contract entered into or act or thing done by him as such Director, Manager, officer or servant or in any way in the discharge of his duties including expenses, and it shall be the duty of Directors to pay the same out of the funds of the Company; and in particular, and so as not to limit the generality of the foregoing provisions, every Director, Manager and every other officer or servant of the Company shall be indemnified by the Company against all liabilities incurred by him as such Director, Manager, officer or servant, in defending any proceedings, whether civil or criminal, in connection with any application under Section 633 of the Act in which relief is granted by the Court, and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company.”

      “Subject to the provisions of Section 201 of the Act no Director, Manager or Wholetime Director or other Officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any respect of other act for conformity or for any loss or expenses happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from bankruptcy, insolvency or tortuous act of any person, company or corporation with whom any moneys, securities or effects shall be entrusted or deposited or for any loss occasioned by any error of judgment, omission or default or oversight on his part or for any other loss or damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happens through his own dishonesty.”

Item 9.	Exhibits

Item	Description

1.1	Form of Underwriting Agreement.*
4.1	Specimen of certificate representing the equity shares, par value Rs. 10 each.(1)
4.2	Form of Deposit Agreement, including, as an exhibit, the form of American depositary receipt.(2)
5.1	Opinion of AZB & Partners.
23.1	Consent of Deloitte Haskins & Sells, Chartered Accountants.
23.2	Consent of AZB & Partners (contained in Exhibit 5.1).
24.1	Power of Attorney (included on page II-4).
99.1	Certified copy of the resolutions passed by the Board of Directors of HDFC Bank Limited on October 21, 2004.

*	To be filed by amendment.

(1)	Incorporated by reference to exhibit included with the Registrant’s Form F-1/A filed on July 16, 2001.

(2)	Incorporated by reference to exhibit included with the Registrant’s Form F-1 filed on July 12, 2001.

Item 10.	Undertakings

      (a) The undersigned registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (c) The undersigned registrants hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai, India on December 8, 2004.

HDFC BANK LIMITED,

By:	/s/ ADITYA PURI

Name: Aditya Puri
Title: Managing Director
Chief Executive Officer

POWER OF ATTORNEY

      KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aditya Puri and Vinod G. Yennemadi, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAGDISH CAPOOR Jagdish Capoor	Chairman	November 30, 2004

/s/ ADITYA PURI Aditya Puri	Managing Director (Chief Executive Officer)	December 4, 2004

/s/ VINOD G. YENNEMADI Vinod G. Yennemadi	Chief Financial and Accounting Officer	December 4, 2004

/s/ ANIL AHUJA Anil Ahuja	Non-executive Director	November 30, 2004

/s/ V.R. GADWAL V.R. Gadwal	Non-executive Director	December 3, 2004

/s/ VINEET JAIN Vineet Jain	Non-executive Director	December 7, 2004

Signature	Title	Date

/s/ K.M. MISTRY K.M. Mistry	Non-executive Director	November 30, 2004

/s/ RENU KARNAD Renu Karnad	Non-executive Director	December 8, 2004

/s/ ARVIND PANDE Arvind Pande	Non-executive Director	November 30, 2004

/s/ BOBBY PARIKH Bobby Parikh	Non-executive Director	November 30, 2004

/s/ RANJAN KAPUR Ranjan Kapur	Non-executive Director	December 3, 2004

Ashim Samanta	Non-executive Director	December [ ], 2004

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

      Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of HDFC Bank Limited in the United States, has signed this Registration Statement or amendment thereto in the City of New York, State of New York, on December 8, 2004.

DEPOSITARY MANAGEMENT CORPORATION

By:	/s/ GEORGE BOYCHUK

Name: George Boychuk
Title: Managing Director

EXHIBIT INDEX

Item	Description

1.1	Form of Underwriting Agreement.*
4.1	Specimen of certificate representing the equity shares, par value Rs. 10 each.(1)
4.2	Form of Deposit Agreement, including, as an exhibit, the form of American depositary receipt.(2)
5.1	Opinion of AZB & Partners.
23.1	Consent of Deloitte Haskins & Sells, Chartered Accountants.
23.2	Consent of AZB & Partners (contained in Exhibit 5.1).
24.1	Power of Attorney (included on page II-4).
99.1	Certified copy of the resolutions passed by the Board of Directors of HDFC Bank Limited on October 21, 2004.

*	To be filed by amendment.

(1)	Incorporated by reference to exhibit included with the Registrant’s Form F-1/A filed on July 16, 2001.

(2)	Incorporated by reference to exhibit included with the Registrant’s Form F-1 filed on July 12, 2001.